Exhibit 10.1

Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
CREDIT CARD PROGRAM AGREEMENT
by and among
MACY’S, INC.,
FDS BANK,
MACY’S CREDIT AND CUSTOMER SERVICES, INC.,
MACY’S WEST STORES, INC.,
BLOOMINGDALES, INC.,
DEPARTMENT STORES NATIONAL BANK
and
CITIBANK, N.A.

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Section 18.22	Binding Effect	107
Section 18.23	Counterparts/Facsimiles	107
Section 18.24	Financial Statements	107
Section 18.25	Survival	107

AMENDED AND RESTATED CREDIT CARD PROGRAM AGREEMENT
This Amended and Restated Credit Card Program Agreement is made as of the 10th day of November, 2014, by and among Macy’s, Inc., a Delaware corporation (“Macy’s”), FDS Bank, a federally-chartered stock savings bank (“FDS Bank”), Macy’s Credit and Customer Services, Inc., an Ohio corporation (“MCCS”), Macy’s West Stores, Inc., an Ohio corporation (“Macy’s West”), Bloomingdales, Inc., an Ohio corporation (“Bloomingdales”; and together with Macy’s, FDS Bank, MCCS and Macy’s West, the “Macy’s Companies”), Department Stores National Bank, a national banking association (“Bank”), and with respect to Section 2.1(b), Schedule 2.1(b) and Article XVII, Citibank, N.A., a national banking association (“Citibank”).
W I T N E S S E T H:
WHEREAS, the Macy’s Companies, directly and through subsidiaries, are engaged in, among other activities, operating retail department stores and performing servicing activities in connection with the Original Agreement (as defined below);
WHEREAS, on June 1, 2005, Macy’s FDS Bank and Citibank entered into a purchase and sale agreement (the “Purchase Agreement”), pursuant to which Bank purchased the Credit Card Business;
WHEREAS, in connection with the execution and delivery of the Purchase Agreement, the Parties entered into a Credit Card Program Agreement, dated as of June 1, 2005 (as amended, supplemented or otherwise modified from time to time, the “Original Agreement”), pursuant to which Bank issues and maintains private label and co-branded credit cards that are serviced, marketed and promoted in accordance with the terms of the Original Agreement;
WHEREAS, the Parties wish to amend, restate and extend the Original Agreement as set forth herein;
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that effective as of the respective dates set forth in Section 1.3, the Original Agreement shall be deemed amended and restated in its entirety as follows:
Article I DEFINITIONS
Section 1.1    Generally. The following terms shall have the following meanings when used in this Agreement:
“AAA” means the American Arbitration Association.

“Account” means any account under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Credit Card Agreement established pursuant to the terms of this Agreement or the Original Agreement or acquired pursuant to the Purchase Agreement. For the avoidance of doubt, the term Account shall include (i) the Purchased Accounts from their respective dates of purchase pursuant to the Purchase Agreement, and (ii) all Accounts established or reactivated pursuant to the Original Agreement or this Agreement, including the Private Label Accounts, the General Purpose Accounts, the Co-Branded Accounts and (subject to Section 2.1(b)) the Employee Accounts.
“Account Documentation” means, with respect to an Account, any and all documentation arising from that Account, including Credit Card Documentation, checks or other forms of payment arising from that Account, notices to Cardholders, credit bureau reports (to the extent not prohibited from transfer by contract with the credit bureau), adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials (including Program training materials), of whatever form or nature, including tangible and intangible information arising from any of the foregoing, in each case, to the extent related to the Program; provided that Account Documentation shall not include Macy’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of Macy’s Goods and Services, or any reports, analyses or other documentation prepared by any of the Macy’s Companies or their Affiliates for use in the retail business operated by the Macy’s Companies and their Affiliates regardless of whether derived in whole or in part from the Account Documentation; provided, further, that notwithstanding that certain information included in the Account Documentation might also constitute Macy’s Shopper Data, nothing contained in this definition shall limit Macy’s rights in and to the Macy’s Shopper Data as set forth in Section 6.3.
“Additional Period” has the meaning set forth in Section 16.2(g) hereof.
“Adjusted Fair Market Value” has the meaning set forth in Schedule 16.2(d)(i) hereto.
“Adverse Sales Development” means, with respect to any twelve (12) Fiscal Month period after the Benchmark Year (as defined below), (i) a decrease of thirty-three percent (33%) or more in the aggregate sales volume in the Macy’s Channels as compared to the immediately preceding twelve (12) Fiscal Month period or (ii) aggregate sales volume in the Macy’s Channels is less than sixty-six percent (66%) of the aggregate sales volume in the Macy’s Channels during the Benchmark Year; provided, however, that, to the extent that Bank is servicing Program Assets related to any Sold Chain or Sold Area Stores pursuant to any agreement or arrangement with the purchaser thereof, the aggregate sales volume in the Macy’s Channels for any period referred to above shall include the aggregate sales volume at such Sold Chain or Sold Area Stores during the twelve (12) Fiscal Month period ending prior to the sale of such Sold Chain or Sold Area Store. For purposes hereof, “Benchmark Year” means the

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twelve (12) Fiscal Month period beginning with the month in which the Third Closing Date (as defined in the Original Agreement) occurred.
“Affiliate” means, (i) in the case of the Macy’s Companies, each Person that is controlled by Macy’s and each Person that controls, is controlled by, or is under common control with, any such Person so controlled by Macy’s and (ii) in the case of Bank, each Person that is controlled by Bank Parent and each Person that controls, is controlled by, or is under common control with, any such Person so controlled by Bank Parent. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement and regardless of its characterization under Applicable Law, Bank shall not be deemed to be an Affiliate of Macy’s, except as otherwise expressly provided in this Agreement and except that for purposes of Article VI and XIII hereof, Bank shall be deemed to be an Affiliate of Macy’s.
“Aggregate Bank Imposed Cumulative Costs/Lost Revenues” means, with respect to any period, the aggregate Costs/Lost Revenues attributable to all Bank Reimbursable Changes implemented during such period.
“Aggregate Macy’s Imposed Cumulative Costs/Lost Revenues” means, with respect to any period, the aggregate Costs/Lost Revenues attributable to all Macy’s Reimbursable Changes implemented during such period.
“Agreement” means this Amended and Restated Credit Card Program Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.
“American Express” means American Express Travel Related Services Company, Inc. or any successor thereto or Affiliate thereof that may at any time act as the Card Association hereunder.
“Ancillary Products” means (i) any financial services or financial or credit related products (other than Macy’s Credit Cards), including insurance products and services, credit protection products, investment and securities products, home equity products, wealth accumulation products, savings and deposit products and debt suspension products offered or issued to Cardholders in their capacity as such and (ii) any auto, travel or other membership clubs and similar services that are not Macy’s Goods and Services that are offered or issued to Cardholders in their capacity as such; provided, however, that Ancillary Products shall not include any products offered through the Second Look Program. For the avoidance of doubt, Other Products shall not be deemed to be Ancillary Products.
“Applicable Law” means, to the extent applicable to the Program or any Party: (i) all federal, state and local laws (including common law), statutes and regulations, (ii) written or oral regulatory guidance, substantive recommendations, orders, judgments or directives of a Governmental Authority, (iii) written interpretations, policies, guidelines or determinations of any Governmental Authority, or (iv) any Applicable Order or any arbitral order or judgment arising from a binding arbitration, in each case binding upon a Party, in each case as may be amended and in effect from time to time during the Term, including (A) the Truth in Lending Act

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and Regulation Z; (B) the Equal Credit Opportunity Act and Regulation B; (C) the Fair Debt Collection Practices Act; (D) the Fair Credit Reporting Act; (E) the Gramm-Leach-Bliley Act; (F) the USA PATRIOT Act; and (G) the Bank Secrecy Act, and, in each case, any implementing regulations or interpretations issued thereunder. Without limiting the foregoing or Bank’s other rights pursuant to Article III, Bank may exercise its rights pursuant to Article III with respect to Applicable Law in response to the enactment, promulgation or issuance by any Governmental Authority of any of the items referred to in clause (i) that will become effective and apply to the Program in the future but has not yet become effective, but only to the extent that Bank’s actions are (A) taken based on Bank’s good faith determination that such actions are reasonably necessary in order to ensure compliance by the expected effective date of such enactment, promulgation or issuance and (B) being applied Consistently (as defined below).
“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.
“Approved Ancillary Products” means the products listed on Schedule 1.1(a) and any additional Ancillary Products approved for offering under the Program after the Effective Date pursuant to the terms of this Agreement.
“Audited Party” has the meaning set forth in Section 12.2(a) hereof.
“Auditing Party” has the meaning set forth in Section 12.2(a) hereof.
“Average Private Label Interest Free Receivables” means, for any twelve (12) consecutive Fiscal Month period, the Average Private Label Receivables that are unbilled and subject to any active interest free payment plan or six (6) month deferred interest plan referenced in Schedule 4.8(b)(i) or otherwise introduced pursuant to Article III plus the Average Private Label Receivables that have been billed under any other deferred payment plans referenced in Schedule 4.8(b)(i) or otherwise introduced pursuant to Article III or any other Account type designated for inclusion in the calculation of Average Private Label Interest Free Receivables in connection with such introduction.
“Average Private Label Receivables” means, for any twelve (12) consecutive Fiscal Month period, Average Receivables under Private Label Accounts.
“Average Receivables” means, (a) for any Fiscal Month, the Cardholder Indebtedness calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, and (b) for any Fiscal Year, (i) the sum of the amounts determined pursuant to clause (a) for each Fiscal Month in such Fiscal Year divided by (ii) the number of Fiscal Months in such Fiscal Year.
“Bad Debt Reserve” means the bad debt reserve maintained by Bank solely with respect to the Accounts under the Program in an amount, from time to time, equal to the product of (i) forty percent (40%) of the aggregate amount of Cardholder Indebtedness multiplied by (ii) the Loss Rate multiplied by (iii) 7/12. For purposes of this definition, “Loss Rate” means, with respect to the twelve (12) Fiscal Month period with respect to which the calculation of the Bad Debt Reserve is being made, a percentage equal to (i) (A) the aggregate amount of

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Cardholder Indebtedness written-off under the Program during such twelve (12) Fiscal Month period (which period includes the Fiscal Month in which the calculation is being made and the eleven (11) Fiscal Months immediately preceding the calculation), calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, minus (B) the actual aggregate amount of Cardholder Indebtedness written-off under the Program actually recovered with respect to previously written-off Cardholder Indebtedness during such twelve (12) Fiscal Month period (including recovery of sales taxes paid on written-off Cardholder Indebtedness), divided by (ii) the actual average amount of Cardholder Indebtedness under the Program for each Fiscal Month during such twelve (12) Fiscal Month period (in each case, calculated on a sum of cycles basis of reporting monthly receivables under the Accounts for each Fiscal Month).
“Bank” has the meaning set forth in the preamble hereof.
“Bank Credit Platform” means the Bank Systems constituting (i) Bank’s version of the credit platform hosted by First Data (or any successor thereto approved in accordance with Article III) pursuant to a contractual arrangement with Bank and commonly known as the “Omaha” platform, (ii) the Desktop Platform, (iii) any other Systems indicated to be hosted by Bank, in each case as described in the Systems Discovery Deck, and (iv) the tools related to the foregoing.
“Bank Designees” has the meaning set forth in Section 3.2(c) hereof.
“Bank Event of Default” means the occurrence of any one of the events listed in Section 14.2 hereof or an Event of Default where a Bank is the defaulting Party.
“Bank Imposed Excess Costs/Lost Revenue” has the meaning set forth in Section 9.5(a)(i) hereof.
“Bank Imposed Excess Costs/Lost Revenue Condition” has the meaning set forth in Section 9.5(a)(i) hereof.
“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(b) and licensed to the Macy’s Companies under Section 10.2 hereof.
“Bank Manager” has the meaning set forth in Section 3.4(a) hereof.
“Bank Matters” has the meaning set forth in Section 3.2(g) hereof.
“Bank Parent” means Citigroup, Inc.
“Bank Policy Conforming Change” means a Compliance-Focused Change to any Program Policy or Feature; provided that the modified Program Policy or Feature is applied Consistently.
“Bank Reimbursable Change” means a Bank Policy Conforming Change to the extent that all of the following are true: (i) Applicable Law does not require the implementation of such change; (ii) such change is not a Market Conforming Change, (iii) subject to the proviso

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set forth in Section 9.5(a)(i), such change will result in Costs/Lost Revenues in excess of [redacted] in a Fiscal Year, and (iv) Macy’s objects to such change and designates it as a Bank Reimbursable Change within twenty (20) Business Days after Macy’s receipt of notice from Bank, following failure of the senior officers to resolve the Operating Committee’s disagreement with respect to such matter in accordance with Section 3.2(e)(ii)(2), that Bank intends to impose such change. Notwithstanding the foregoing, none of the changes set forth in Schedule 4.1(b)(iii) shall be deemed to be Bank Reimbursable Changes for purposes of Section 9.5.
“Bank Servicing Charge” means the amount calculated as set forth on Schedule 1.1(g) hereto.
“Bank Systems” means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its controlled Affiliates; provided that a System shall not be a Bank System if access or permission to use such System must be granted by Macy’s or any of its Affiliates or any of its or their vendors or Service Providers in order for Bank or any of its Affiliates to use such System hereunder. For the avoidance of doubt, the First Data System shall be deemed a Bank System.
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.
“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.
“Billing Date” means, for any Account, the last day of a Billing Cycle as of when the Account is billed.
“Billing Statement” means a summary (whether in paper or electronic form) of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due account information and Loyalty Program information.
“BIN” means a bank identification or interbank card association number, as applicable.
“Bloomingdales” has the meaning set forth in the preamble hereof.
“Budget” means the semi-annual or annual (as the case may be) budget for the Program, in substantially the form prepared by the Parties with respect to the Fiscal Year commencing in 2013 or such other form as may be approved by the Operating Committee, which in each case shall set forth, among other information determined by the Operating Committee, the projected account volumes, revenues, expenses, write-offs, and funding needs and obligations for the Program for the period covered and an explanation of how such needs will be met.
“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which both Macy’s and Bank are open for business at their respective U.S. headquarters.

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“Business Plan” means a three-year business plan for the Program, in the form in use by the Parties immediately prior to the Effective Date or such other form as may be approved by the Operating Committee, which shall in each case describe strategies for Program growth and shall include detailed financial statements, a schedule of all major assumptions underlying such financial statements, a description of all capital expenditures and Systems improvements projected for the period, the projected funding needs of the Program for such period, and an explanation of how those needs will be met.
“Business Requirements Documents” has the meaning set forth in the definition of “Systems Discovery Deck”.
“Card Association” means American Express and, to the extent that, any time following the Effective Date, Macy’s approves the issuance pursuant hereto of Co-Branded Credit Cards bearing the mark of any other card association or card network (e.g., MasterCard or Visa), such other card association or card network.
“Card Association Rules” means the written rules of the Card Association, which are applicable to Bank in its capacity as a Credit Card issuer or servicer (including Macy’s in its capacity as a servicer under the Program).
“Cardholder” means any Person who has been issued a Macy’s Credit Card and includes authorized user(s).
“Cardholder Data” means (i) the Cardholder List and (ii) all other personally identifiable information about a Cardholder (A) received by or on behalf of Bank (including by the Macy’s Servicer in its capacity as such) in connection with the Cardholder’s application for use of a Macy’s Credit Card or Account or (B) otherwise obtained by or on behalf of Bank (including information obtained by the Macy’s Servicer in its capacity as such and information contained in the master file conveyed to Bank pursuant to the Purchase Agreement) for inclusion in its database of Cardholder information (including information about a Cardholder purchased by Bank), including all transaction and experience information collected by or on behalf of Bank (including by the Macy’s Servicer in its capacity as such) with regard to each purchase charged by a Cardholder using his or her Macy’s Credit Card (including Macy’s Charge Transaction Data with respect to charges on Private Label Accounts and transaction and experience information with respect to charges on General Purpose Accounts and Co-Branded Accounts).
“Cardholder Indebtedness” means all amounts charged and owing to Bank or FDS Bank (subject to Schedule 2.1(b) with respect to the Employee Accounts) by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, balance transfers, convenience checks, cash advances, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank or FDS Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.
“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies Cardholders, including any such listing that sets forth the names,

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addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.
“Change of Control” means, with respect to any Person (the “subject Person”), (i) a Person or group of Persons (other than solely one or more wholly-owned Subsidiaries of such subject Person or any Person or group of Persons that directly or indirectly own 100% of the voting securities of such subject Person) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person (other than a wholly-owned Subsidiary of such subject Person or a Person that directly or indirectly owns 100% of the voting securities of such subject Person) in a transaction in which the subject Person is not the surviving entity or which constitutes a “merger of equals”, it being understood that a subject Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the board of directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) securities of the subject Person that are outstanding immediately prior to the transaction (or securities into which such securities are converted in the transaction) represent less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.
“CIM” means the retail marketing database used by Macy’s and its Affiliates currently referred to as “CIM” or “Customer Intelligence at Macy’s”.
“Citibank” has the meaning set forth in the preamble hereof.
“Co-Branded Account” means a single Account linked to any Co-Branded Credit Card and usable for the purpose of financing (i) purchases (and all fees and charges relating thereto) of goods and services through sellers or channels other than the Macy’s Channels, (ii) purchases (and all fees and charges relating thereto) of Macy’s Goods and Services through any Macy’s Channel or (iii) cash advances, convenience checks, balance transfer transactions or credit transactions.
“Co-Branded Conversion Amendment” has the meaning set forth in Section 4.7(d) hereof.
“Co-Branded Conversion Plan” has the meaning set forth in Section 4.7(d) hereof.
“Co-Branded Credit Card” means a Credit Card, including the Credit Cards listed on Schedule 1.1(c) as “Co-Branded Credit Cards,” that (i) bears a Macy’s Licensed Mark and a trademark, tradename, service mark, logo or other proprietary designation of a Card Association and (ii) (A) prior to the Co-Branded New Issuance Conversion Date, is linked to a General Purpose Account and (except in the case of SAV Visa Accounts or as otherwise agreed by the Parties) a Private Label Account and (B) on or following the Co-Branded New Issuance Conversion Date, is either (x) linked to a Co-Branded Account or (y) linked to a General Purpose

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Account and a Private Label Account, in each case as determined in accordance with the Co‑Branded Conversion Plan.
“Co-Branded New Issuance Conversion Date” has the meaning set forth in Section 4.7(d) hereof.
“Compliance-Focused Change” means a change to any Program Policy or Feature that is designed to address legal and regulatory compliance related matters.
“Confidential Information” has the meaning set forth in Section 13.1(a) hereof.
“Consistently” means, with respect to any action or any Program Policy or Feature proposed by Bank to be taken or implemented in connection with the Program, that the same action, policy, practice, procedure, feature or aspect, as the case may be, is being or has been taken or implemented and applied (to the extent applicable) consistently by Citibank and its Affiliates to all Retail Services Credit Card Programs; provided, however, that if the aggregate receivables outstanding under all Retail Services Credit Card Programs is less than [redacted], then to be deemed to be applied “Consistently,” such action, policy, practice, procedure, feature or aspect, as the case may be, must be or must have been taken or implemented and applied (to the extent applicable) consistently to all credit card portfolios and programs of the U.S. consumer credit card business of Citibank; provided, further, that if, without giving effect to the proposal by Bank, the action or Program Policy or Feature in place with respect to the Program and proposed to be changed by Bank is being applied to any consumer credit card portfolio or program of the U.S. consumer credit card business of Citibank, then the proposal by Bank shall not be deemed to be applied “Consistently” unless Bank can provide a reasonable basis as to the underlying differences between such other credit card portfolio or program and the Program to necessitate the difference in practice proposed by Bank.
“Core Account Terms” means the terms set forth in Schedule 3.2(g)(iv).
“Costs/Lost Revenues” means, with respect to any change actually implemented as described in Section 9.5(a), the sum, without duplication, of (i) (A) the aggregate costs incurred by a Party and its Affiliates as a result of such change that are not fully reimbursed to such Party as Program Expenses pursuant to this Agreement after deduction of (B) any costs (other than costs fully reimbursed to such Party as Program Expenses pursuant to this Agreement) that would have been imposed on such Party and its Affiliates in respect of the Program Policy or Feature abandoned as a result of such change, (ii) the aggregate reduction of Program revenues to a Party as a result of such change, and (iii) any reduction in such Party’s share of Pre-Tax Profit (whether by virtue of a decrease in revenues or an increase in any expenses constituting a component thereof (including Program Expenses excluded from clause (i) above pursuant to the terms of such clause)) as a result of such change. An illustrative calculation of Costs/Lost Revenues is set forth in Schedule 1.1(m).
“Costs/Lost Revenues Statement” has the meaning set forth in Section 9.5(d).
“Credit Card” means a credit card or other access device (whether tangible or intangible) pursuant to which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-end

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revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit (but excluding any credit card issued in respect of an Employee Account, which shall be deemed a Credit Card for purposes of this Agreement); (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; or (v) any credit or charge card designated as a corporate credit or charge card. For purposes of this Agreement, an intangible access device shall be deemed to “bear” a trademark if the association or identification between such trademark and the credit product accessed by such access device is similar in nature and intent to the association or identification created by imprinting such trademark on a card-accessed credit product.
“Credit Card Agreement” means the Credit Card agreement (and any replacement of such agreement), linked to a Credit Card, between Bank (including as an assignee of FDS Bank, GE Capital Consumer Card Co. or May Bank (as defined in the Purchase Agreement)) or FDS Bank (subject to Schedule 2.1(b) with respect to the Employee Accounts), on the one hand, and a Cardholder, on the other hand, governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Credit Card Agreement (and any replacement of such agreement).
“Credit Card Application” means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone, via the Internet (whether through a computer or mobile device) or through any other access device or method).
“Credit Card Business” means the Business, as that term is defined in the Purchase Agreement.
“Credit Card Documentation” means, with respect to the Accounts, (i) the portion of all Credit Card Applications relating to the Accounts; (ii) all Credit Card Agreements; (iii) all Macy’s Credit Cards; (iv) documentation containing the terms and conditions of any Loyalty Programs mailed or sent to Cardholders; and (v) all Billing Statements.
“Desktop Platform” means a customized desktop solution for the Program, currently known as the RPLID platform, replicating the features and functionality of the ICM desktop in use prior to the Systems Conversion Date by the Macy’s Companies in connection with “Credit Customer Service” and “Credit Granting”, including interfaces to the Systems of the Macy’s Companies, all as more fully described in the Systems Discovery Deck, and having such features and functionality as are specified in the Business Requirements Documents and Schedule 1.1(d) and such other features and functions as are approved by the Operating Committee.
“Disclosing Party” has the meaning set forth in Section 13.1(d) hereof.
“Early Age Collection” has the meaning set forth in Section 4.2(a)(iv) hereof.

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“Economics Effective Date” has the meaning set forth in Section 1.3 hereof.
“Effective Date” means the date of this Agreement.
“Employee Accounts” means the Prepaid Employee Accounts and Private Label Accounts designated (including by designation in the master file) by a Macy’s Company as Accounts that are eligible for any employee discount or otherwise designated by a Macy’s Company as “Employee Accounts” from time to time.
“Equity Holder” means the Macy’s entity that is the owner of the preferred equity interests of Bank that are issued pursuant to the Purchase Agreement.
“Estimated Remittance” has the meaning set forth in Section 8.4(c) hereof.
“Event of Default” means the occurrence of any one of the events listed in Section 14.1 hereof.
“Excess Costs/Lost Revenue” has the meaning set forth in Section 9.5(a)(ii) hereof.
“Excess Costs/Lost Revenue Condition” has the meaning set forth in Section 9.5(a)(ii) hereof.
“Excess Costs/Lost Revenue Deductible” has the meaning set forth in Section 9.5(a)(i) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Executive Committee” has the meaning set forth in Section 3.3(a) hereof.
“Extended Program Purchase Date” has the meaning set forth in Section 16.2(g) hereof.
“Fair Market Value” has the meaning set forth in Schedule 16.2(e) hereto.
“FDIC” means the Federal Deposit Insurance Corporation.
“FDS Bank” has the meaning set forth in the preamble hereof.
“FDS Bank Designees” has the meaning set forth in Section 3.2(c) hereof.
“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000) or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

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“Finance Charge Reversal Percentage” means, with respect to any Fiscal Quarter, an amount, expressed as a percentage, equal to (i) the aggregate amount of all finance charges that had been assessed on the Accounts and then reversed by Macy’s or its Subsidiaries (other than System generated refunds of provisional finance charges assessed prior to on time payment in full of amounts due by a Cardholder) during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, divided by (ii) the aggregate amount of all finance charges assessed on the Accounts during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts.
“First Data” means First Data Resources, LLC or any successor by merger, consolidation, conversion or similar statutory business combination transaction or any permitted assignee thereof.
“Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis.
“Fiscal Quarter” means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis.
“Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation for retailers setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31.
“Force Majeure Event” has the meaning set forth in Section 18.20 hereof.
“Future Subcontractors” has the meaning set forth in Section 6.2(h)(i) hereof.
“General Purpose Account” means an Account linked to any Co-Branded Credit Card and usable solely for the purpose of financing (i) purchases (and all fees and charges relating thereto) of goods and services through sellers or channels other than the Macy’s Channels and (ii) purchases (and all fees and charges relating thereto) of Macy’s Goods and Services through any Macy’s Channel that does not honor the Private Label Account linked to such Co-Branded Credit Card (e.g., purchase of Macy’s Goods and Services at a Macy’s store using a Bloomingdale’s branded Macy’s Credit Card).
“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.
“Gross Receivables” means amounts owing (net of credit balances) from cardholders with respect to accounts in a Credit Card portfolio (including outstanding loans, cash advances and other extensions of credit; billed or unbilled finance charges and late charges; and any other billed or unbilled fees, charges and interest assessed on such accounts).
“Guidelines” has the meaning set forth in Section 6.1(b) hereof.

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“High Collar” has the meaning set forth on Schedule 1.1(f) hereto.
“Indemnified Party” has the meaning set forth in Section 17.3(b) hereof.
“Indemnifying Party” has the meaning set forth in Section 17.3(b) hereof.
“Initial Term” has the meaning set forth in Section 15.1 hereof.
“Inserts” has the meaning set forth in Section 5.3(a) hereof.
“In-Store Payment” means any payment on an Account made in a retail store owned or operated by Macy’s or any of its Subsidiaries by a Cardholder or a person acting on behalf of a Cardholder.
“Intellectual Property” means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks, service marks, internet domain names and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
“Interchange Fees” means the interchange fees or interchange reimbursement fees paid or payable to Bank by the Card Association with respect to the Accounts, in Bank’s capacity as a Credit Card issuer, and in connection with Cardholder usage of the Accounts.
“Joint IP” has the meaning set forth in Section 10.3(b) hereof.
“Joint Marketing Commitment” means the amount set forth in Schedule 1.1(h).
“Joint Marketing Costs” has the meaning set forth in Schedule 9.3(a)(ii) hereto.
“Knowledge” means, with respect to any of the Macy’s Companies or Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.
“Late Fee Reversal Percentage” means, with respect to any Fiscal Quarter, an amount equal to (i) the aggregate amount of all late fees that had been assessed on the Accounts and then reversed by Macy’s or its Subsidiaries during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, divided by (ii) the aggregate amount of all late fees assessed on the Accounts during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts.
“Launch Funds” has the meaning set forth in Section 4.7(b) hereof.

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“Legally Required Communications” means any communications with Cardholders (including any communications relating to customer service, account management and collections) that are required by Applicable Law.
“Letter Agreement” has the meaning set forth in Section 18.21 hereof.
“Licensee” means any Person authorized by Macy’s or any of its Subsidiaries to operate in and sell Macy’s Goods and Services from the Macy’s Channels under the Macy’s Licensed Marks, solely with respect to such Person’s or any of its Subsidiaries’ operation in and sale of Macy’s Goods and Services from the Macy’s Channels or under the Macy’s Licensed Marks.
“Low Collar” has the meaning set forth on Schedule 1.1(f) hereto.
“Loyalty Programs” has the meaning set forth in Section 4.8(a) hereof.
“Macy’s” has the meaning set forth in the preamble hereof.
“Macy’s Channels” means (i) all retail establishments owned or operated by Macy’s or its Affiliates (including Licensee departments therein), (ii) all websites owned or operated by Macy’s or its Affiliates, and (iii) all mail order, catalog and other direct access media that are owned or operated by Macy’s or its Affiliates.
“Macy’s Charge Transaction Data” means the transaction information (in the form of electronic information) with regard to a charge on an Account with respect to each purchase of Macy’s Goods and Services or Approved Ancillary Products by a Cardholder on credit and each exchange or return of Macy’s Goods and Services or Approved Ancillary Products for credit.
“Macy’s Companies” has the meaning set forth in the preamble hereof.
“Macy’s Credit Card” means a Co-Branded Credit Card, a Private Label Credit Card or a Credit Card linked to a Prepaid Employee Account.
“Macy’s Event of Default” means the occurrence of any one of the events listed in Section 14.3 hereof or an Event of Default where a Macy’s Company is the defaulting Party.
“Macy’s Goods and Services” means the products and services sold, charged or offered by or through Macy’s Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the Macy’s Channels.
“Macy’s Imposed Excess Costs/Lost Revenue” has the meaning set forth in Section 9.5(a)(ii) hereof.
“Macy’s Imposed Excess Costs/Lost Revenue Condition” has the meaning set forth in Section 9.5(a)(ii) hereof.

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“Macy’s Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of the Macy’s Companies listed on Schedule 1.1(e) and licensed to Bank by the Macy’s Companies under Section 10.1 hereof.
“Macy’s Manager” has the meaning set forth in Section 3.4(a) hereof.
“Macy’s Marketing Commitment” means the amount set forth in Schedule 1.1(h).
“Macy’s Marketing Costs” has the meaning set forth in Schedule 9.3(a)(ii).
“Macy’s Matters” has the meaning set forth in Section 3.2(f) hereof.
“Macy’s Profit Share” has the meaning set forth in Schedule 1.1(i) hereto.
“Macy’s Prospect List” has the meaning set forth in Section 6.3(b) hereof.
“Macy’s Reimbursable Change” means a change in any Program Policy or Feature to the extent that all of the following are true: (i) Applicable Law does not require the implementation of such change, (ii) such change is not a Market Conforming Change, (iii) such change will result in Costs/Lost Revenues in excess of [redacted] in a Fiscal Year, and (iv) Bank objects to such change and designates it as a Macy’s Reimbursable Change within twenty (20) Business Days after Bank’s receipt of notice from Macy’s, following failure of the senior officers to resolve the Operating Committee’s disagreement with respect to such matter in accordance with Section 3.2(e)(ii)(2), that Macy’s intends to impose such change. Notwithstanding the foregoing, none of the changes to the Loyalty Program and Value Proposition for the Program set forth in Schedule 1.1(k) shall be deemed to be Macy’s Reimbursable Changes for purposes of Section 9.5.
“Macy’s Servicer” means FDS Bank or such of its Affiliates, including MCCS, responsible for performing the servicing functions referred to in Section 7.2(a).
“Macy’s Shopper” means any Person who makes purchases of Macy’s Goods and Services or otherwise uses or accesses Macy’s Channels.
“Macy’s Shopper Data” means all personally identifiable information regarding a Macy’s Shopper that is obtained by (or on behalf of) Macy’s or any of its Affiliates at any time (including prior to the Effective Date), including personally identifiable information obtained in connection with such Macy’s Shopper making a purchase of Macy’s Goods and Services.
“Macy’s Systems” means Systems owned, leased or licensed by and operated by or on behalf of Macy’s or its Affiliates; provided that a System shall not be a Macy’s System if access or permission to use such System must be granted by Bank or any of its Affiliates or any of Bank’s vendors or Service Providers in order for Macy’s or any of its Affiliates to use such System hereunder.
“Macy’s Transaction” means any purchase, exchange or return of Macy’s Goods and Services by a Cardholder using a Macy’s Credit Card.
“Macy’s West” has the meaning set forth in the preamble hereof.

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“Manager” has the meaning set forth in Section 3.4(a) hereof.
“Market Conforming Change” means either (i) a Bank Policy Conforming Change imposed by Bank as a Bank Matter that will cause a particular Program Policy or Feature to be the same as, or more similar to, and no less favorable to Macy’s or Cardholders than, the corresponding Program Policy or Feature in effect in all of the Peer Group Programs or (ii) a change in a Program Policy or Feature imposed by Macy’s as a Macy’s Matter that will cause a particular Program Policy or Feature to be the same as, or more similar to, and no less favorable to Bank than, the corresponding Program Policy or Feature in effect in all of the Peer Group Programs.
“Marketing Plan” has the meaning set forth in Section 5.6(a) hereof.
“MCCS” has the meaning set forth in the preamble hereof.
“Merchant Discount” means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, which includes the Interchange Fees as well as any other transaction fees.
“Monthly Settlement Sheet” has the meaning set forth in Section 9.2(a) hereof.
“MSA” means a metropolitan statistical area as defined by the U.S. Office of Management and Budget and announced in an OMB Bulletin.
“Net Credit Sales” means, for any Fiscal Year, Fiscal Month or Business Day, an amount equal to (i) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) during such Fiscal Year, Fiscal Month or Business Day, minus (ii) the sum of credits for returned goods and cancelled services and other credits granted at the point of sale (such as concessions, discounts and adjustments) on Accounts during such Fiscal Year, Fiscal Month or Business Day.
“Net Macy’s Write-offs” means, with respect to Accounts that have been written‑off in a Fiscal Month as losses on a sum of cycles basis of reporting monthly receivables under the Accounts in accordance with the credit and collection policies contained in the Risk Management Policies, (a) amounts charged to the written-off Accounts, identified by Account, relating to the sale of Macy’s Goods and Services, including sales and use tax but excluding finance charges and late charges, minus (b) the portion of any recoveries received during such Fiscal Month on previously written-off Accounts attributable to the sale of Macy’s Goods and Services, including sales and use taxes but excluding finance charges and late charges.
“New Account Payments” has the meaning set forth in Schedule 9.3(a)(i).
“New Bank Mark” has the meaning set forth in Section 10.2(b) hereof.
“New Macy’s Mark” has the meaning set forth in Section 10.1(b) hereof.
“Nominated Purchaser” has the meaning set forth in Section 16.2(a) hereof.

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“Non-Resident Applicant” has the meaning set forth in Section 4.6(a) hereof.
“Non-Resident Application” has the meaning set forth in Section 4.6(a) hereof.
“Objections Statement” has the meaning set forth in Section 9.5(d) hereof.
“Operating Committee” has the meaning set forth in Section 3.2(a) hereof.
“Operating Procedures” means (i) as of any date prior to the Effective Date, the written operating procedures for the Program attached to the Original Agreement as Schedule 4.1(b) thereto, together with (A) the amendments thereto made through such date pursuant to the Original Agreement, (B) any changes thereto approved through such date by the Operating Committee in accordance with Section 3.2 of the Original Agreement (including as a result of Bank’s exercise of its right to approve a Bank Matter), (C) any changes thereto made through such date to implement a decision or direction of the Operating Committee, (D) any changes thereto made to implement oral or written guidance (including for the avoidance of doubt guidance by email) of Bank resulting from periodic reviews by Bank, (E) any unwritten procedure (not inconsistent with another Operating Procedure) reasonably adopted by the Macy’s Companies to implement a policy constituting part of any of the items enumerated in clauses (A) through (D) above (such unwritten procedures, “Policy-Based Procedures”), and
(F) any changes thereto otherwise implemented through such date at the written request or direction of Bank (but only, in the case of clauses (C), (D) and (E), to the extent consistent therewith), (ii) as of the Effective Date, (1) the procedures (and not, for the avoidance of doubt, any policies) referenced in Schedule 4.1(b)(i), as may be amended in accordance with Schedule 4.1(b)(ii), and (2) all Policy-Based Procedures, and (iii) as of any date after the Effective Date, (x) the procedures (and not, for the avoidance of doubt, any policies) referenced in Schedule 4.1(b)(i) and (y) all Policy-Based Procedures, as may be amended as of such date in accordance with Schedules 4.1(b)(ii) and 4.1(b)(iii) and Section 4.1(b) hereof.
“Original Agreement” has the meaning set forth in the recitals hereto.
“Other Products” means any payment product that may be offered, issued or marketed by Macy’s or any of its Affiliates other than through the Program, whether by themselves or in conjunction with any third party other than Bank and its Affiliates, except for (i) consumer Credit Cards, whether or not bearing a Macy’s Licensed Mark or any other mark comprised, in whole or in part, of the name of any Macy’s retail entity or (ii) consumer revolving credit or installment loan products bearing a Macy’s Licensed Mark or any other mark comprised, in whole or in part, of the name of any Macy’s retail entity. For the avoidance of doubt, Other Products include (A) gift cards, pre-paid cards, debit cards or stored value cards, whether or not bearing a Macy’s Licensed Mark and (B) commercial Credit Cards or other commercial credit products (in each case, whether or not bearing a Macy’s Licensed Mark).
“Parties” means the collective reference to the Macy’s Companies, Bank and, with respect to Section 2.1(b), Schedule 2.1(b) and Article XVII, Citibank; and, unless the context otherwise requires, “Party” means either the collective reference to the Macy’s Companies, on the one hand, or Bank or Citibank, as the case may be, on the other hand.

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“Peer Group Programs” means the consumer credit card programs (including private label and co-branded programs) of the retailers set forth on Schedule 1.1(n).
“Person” or “person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.
“POS” means point of sale.
“Prepaid Employee Account” means a payment product issued to an employee of Macy’s or any of its Subsidiaries that may be used for the purchases of Macy’s Goods and Services and otherwise has the same functionality and features as a Private Label Account, except that the terms of such Account shall require the applicable employee to prepay the amount that can be utilized for purchases pursuant to that Account, and is designated by a Macy’s Company as an Account that is eligible for an employee discount.
“Pre-Tax Profit” has the meaning set forth in Schedule 1.1(i).
“Private Label Accounts” means the (i) Accounts linked to Private Label Credit Cards and (ii) Accounts linked to Co-Branded Credit Cards solely for the purpose of financing the purchase of Macy’s Goods and Services (and all fees and charges relating thereto) through any Macy’s Channel (except any such Macy’s Channel that has not provided for cross‑acceptance of such Credit Card from another Macy’s Channel the marks of which are linked to such Co-Branded Credit Card).
“Private Label Credit Card” means a Credit Card that bears a Macy’s Licensed Mark and may be used solely to finance purchases of Macy’s Goods and Services through any Macy’s Channel associated with the Macy’s Licensed Marks appearing on the face of such Credit Card, including the Credit Cards listed on Schedule 1.1(c) as “Private Label Credit Cards”. Each Private Label Credit Card is linked to solely a Private Label Account (and not a General Purpose Account or Co-Branded Account), except to the extent owned by FDS Bank.
“Program” means the Private Label Credit Card and Co-Branded Credit Card program established pursuant to this Agreement.
“Program Assets” means the Accounts (including written off Accounts), Account Documentation, Cardholder List, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party), all BINs relating to the Program (subject to any required Card Association consent to transfer) and all Program toll free numbers.
“Program Expenses” has the meaning set forth in Schedule 1.1(i) hereto.
“Program Objectives” has the meaning set forth in Section 3.1 hereof.
“Program Policy or Feature” means, with respect to the Program or any card portfolio or program to which the Program is being compared, a policy, practice, procedure, feature or aspect (including those relating to serving or marketing), any term or condition of any product offered pursuant to the Program or such program or in connection with such portfolio;

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provided, however, that none of the matters reflected in Schedules 4.6(b), 4.6(c), 4.6(d)(ii), and 4.6(d)(iii) shall be deemed a “Program Policy or Feature”.
“Program Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program, as set forth in Section 6.2(b) and as modified from time to time in accordance with such Section.
“Program Purchase Date” has the meaning set forth in Section 16.2(c) hereof.
“Purchase Agreement” has the meaning set forth in the recitals hereof.
“Purchased Accounts” means the collective reference to the FDS Accounts, the GE/Macy’s Accounts and the May Accounts, in each case as such terms are defined in the Original Agreement.
“Qualifying Bidders” has the meaning set forth in Section 16.2(f) hereof.
“Quarterly Settlement Sheet” has the meaning set forth in Section 9.2(b) hereof.
“Receiving Party” has the meaning set forth in Section 13.1(d) hereof.
“Reimbursable Change” means a Bank Reimbursable Change or a Macy’s Reimbursable Change.
“Renewal Term” has the meaning set forth in Section 15.1 hereof.
“Required Servicing Transfer” has the meaning set forth in Section 7.2(c) hereof.
“Retail Merchants” has the meaning set forth in Section 8.1 hereof.
“Retail Services Credit Card Programs” means the consumer retail merchant branded private label credit card programs operated by Bank or its Affiliates from time to time in the United States, including any general purpose co-branded credit cards offered in conjunction therewith, but which for the avoidance of doubt shall exclude general purpose credit cards branded exclusively with Bank Licensed Marks and/or trademarks, tradenames, service marks, logos and other proprietary designations of a Card Association, as well as affinity credit card programs (e.g., airline affinity programs) with respect to which the credit cards issued thereunder are prominently branded with Bank Licensed Marks.
“RFP” has the meaning set forth in Section 16.2(e) hereof.
“Right of First Offer” has the meaning set forth in Schedule 2.2 hereto.
“Risk Management Policies” means the underwriting and risk management policies, procedures and practices applicable to the Program, consistent with this Agreement (and in particular not inconsistent with Macy’s discretion over the matters set forth in Exhibit A to Schedule 3.2(g)), including policies, procedures and practices for credit and Account openings, transaction authorization, fraud (except for strategy specifically designed to prevent fraud that is subject to chargeback pursuant to Section 8.5(a)(iv)), collections, credit line assignment,

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increases and decreases, over-limit decisions, Account closures, payment crediting and charge‑offs.
“Sales Tax Refunds” means refunds, rebates, credits or deductions of sales and use tax by any taxing authority in respect of an Account, and all allowable interest relating thereto.
“Second Look Program” has the meaning set forth in Section 2.2(b) hereof.
“Service Provider” means, with respect to a Party, an unaffiliated Person engaged by such Party in connection with the servicing or administration of the Program in accordance with such Party’s obligations under this Agreement (provided that, for the avoidance of doubt, unaffiliated Persons providing services to the Macy’s Companies in connection with their retail businesses are not, in their capacity as service providers to such retail businesses, “Service Providers”).
“Significant Portfolio” has the meaning set forth in Section 2.3(b)(i) hereof.
“SLA” means each individual performance standard set forth on Schedule 7.3 hereto.
“Small Portfolio” has the meaning set forth in Section 2.3(a) hereof.
“Sold Area Stores” has the meaning set forth in Section 2.4 hereof.
“Sold Chain” has the meaning set forth in Section 2.4 hereof.
“Solicitation Materials” means works of authorship, documentation, materials, artwork, copy, brochures, applications, any other written or recorded materials and any advertisements in any format or media (including television, internet and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons. For the avoidance of doubt, Solicitation Materials shall not include any portion of such written or recorded materials or advertisements that promote Other Products.
“Special Collections” means the following activities: collections agency/vendor management for recovery, bankruptcy processing and vendor/process management, cease and desist processing, deceased account processing, litigation matters related to collections accounts as to which the matter was initially commenced by Bank as plaintiff, debt management program processing, consumer credit guidance (counseling) servicing, SCRA account processing, and processing of accounts entering into a forbearance arrangement (settlements, DMP’s, UPP and Paydowns) after pre-qualification by MCCS of early age accounts.
“Special Condition” has the meaning set forth in Section 11.4(g) hereof.
“Subsidiary” when used with respect to any Person, means another Person, where an amount of the voting securities, or other voting ownership or voting partnership interests of the second Person sufficient to elect at least a majority of its board of directors or similar

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governing body (or if there are not such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by the first Person or by another Subsidiary of the first Person.
“Systems” means software, databases, computers, systems, networks, hardware and other information technology infrastructure and equipment.
“Systems Conversion” has the meaning set forth in Section 7.4(a) hereof.
“Systems Discovery Deck” means the collective reference to (i) the document entitled “Macy’s Discovery Assessment”, (ii) the “Business Requirements Status” document outlining the status of business requirements determinations for fourteen functional areas impacted by the Systems Conversion and (iii) each of the individual “Work Stream” documents with respect to the foregoing functional areas (the documents referred to in clause (ii) and (iii) collectively, the “Business Requirements Documents”), in each case in the form delivered as Schedule 7.4(a)(i), and in each case as each such document may be modified by mutual agreement of the Parties from time to time after the Effective Date. In the event there is a conflict between the document entitled “Macy’s Discovery Assessment” and the Business Requirements Documents, the provisions/requirements of the Business Requirements Documents shall govern and be deemed to form the applicable provisions/requirements of the Systems Discovery Deck.
“Systems Conversion Date” has the meaning set forth in Section 7.4(a) hereof.
“Term” means the Initial Term and each Renewal Term.
“Termination Period” means the period beginning on the earlier of the date of expiration of this Agreement or the date of any notice of termination pursuant to Article XV and ending on either (i) the date the Program Assets are purchased pursuant to Section 16.2, if Macy’s or a Nominated Purchaser purchases the Program Assets, or (ii) the date that either (A) the Macy’s Companies deliver written notice to Bank of their election not to purchase the Program Assets or (B) the right of the Macy’s Companies to purchase the Program Assets expires in accordance with the terms of this Agreement.
“Total Servicing Transfer” has the meaning set forth in Section 7.2(b) hereof.
“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.
“Unamortized Premium” means, for any period set forth in Schedule 1.1(l) hereto, the corresponding amount set forth in the column titled “Unamortized Premium” in such Schedule.
“Unapproved Matter” has the meaning set forth in Section 3.2(e)(ii)(2)hereof.
“Value Propositions” means the value propositions described in Section 4.8 and any other card-related promotional or rewards programs as may be established by the Operating Committee from time to time.

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“Year-End Settlement Sheet” has the meaning set forth in Section 9.2(c) hereof.
Section 1.2    Miscellaneous. As used herein: (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (c) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) unless specified as Business Days, all references to days or months shall be deemed references to calendar days or months; (e) all references to “$” or “dollars” shall be deemed references to United States dollars; (f) all definitions are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (g) when reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated; (h) when reference is made to a Section, such reference shall also be deemed to include any corresponding Schedule; (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (j) any law defined or referred to herein means such law as from time to time may be amended, modified or supplemented, including by succession of comparable successor laws. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
Section 1.3    Effectiveness. This Agreement shall be deemed to amend and restate the Original Agreement effective as of the Effective Date; provided, however, that the economic provisions of Article IX of the Original Agreement, and all definitions, reporting provisions and other provisions required in order to make all determinations and payments required thereunder, shall continue to apply, and shall not be deemed amended hereby, until the first day of the first full Fiscal Year commencing after the occurrence of the Systems Conversion Date. Effective as of the first day of the first full Fiscal Year commencing after the Systems Conversion Date (such first date, the “Economics Effective Date”), the economic provisions of Article IX of this Agreement and all related definitions, reporting provisions and other provisions required in order to make all determinations and payments required thereunder, shall become effective. The provisions of this Agreement shall have prospective effect from the date of effectiveness in accordance with this Section, and the Original Agreement shall be deemed to continue to apply prior to such effectiveness.

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ARTICLE II

ESTABLISHMENT OF THE PROGRAM
Section 2.1    Credit Program.
(a)    Bank shall continue to offer and issue the Macy’s Credit Cards (other than the Employee Accounts, which shall be offered and issued by FDS Bank and administered in accordance with this Agreement), and shall issue (or arrange to be issued by an Affiliate or another third party acceptable to Macy’s or currently offering such products on Bank’s behalf) the Approved Ancillary Products. Bank shall promptly open a new Account and issue a new Private Label Credit Card or Co-Branded Credit Card with respect to each Credit Card Application approved in accordance with the Risk Management Policies.
(b)    The credit program with respect to all Employee Accounts is set forth in Schedule 2.1(b).
(c)    To the extent approved in accordance with the terms of this Agreement, in addition to the Macy’s Credit Cards and Approved Ancillary Products, the Program shall include such other Ancillary Products and other payment products as shall be incorporated in the Program in the future.
Section 2.2    Exclusivity.
(a)    General. Except as otherwise provided in Section 2.1(b), Schedule 2.1(b), this Section 2.2 and in Section 2.3, during the Term, each of the Macy’s Companies, on behalf of itself and its Affiliates, agrees that it shall not, by itself or in conjunction with or pursuant to agreements with others, directly or indirectly: (i) issue, offer or market in the United States a consumer Credit Card, whether or not bearing a Macy’s Licensed Mark or any other mark comprised, in whole or in part, of the name of any Macy’s retail entity, other than through the Program; (ii) expressly authorize any third party to issue, offer or market in the United States a consumer revolving credit or installment loan product bearing a Macy’s Licensed Mark or any other mark comprised, in whole or in part, of the name of any Macy’s retail entity, other than through the Program; or (iii) sell, rent or otherwise make available, or allow others to sell, rent or otherwise make available, any Macy’s Shopper Data or other Cardholder information for marketing, issuance or offering in the United States of any consumer revolving credit or installment loan product bearing a Macy’s Licensed Mark or any other mark comprised, in whole or in part, of the name of any Macy’s retail entity.
(b)    Second Look Program. Notwithstanding Section 2.2(a), the Macy’s Companies and their Affiliates shall have the right at any time during the Term to establish a program (a “Second Look Program”) for issuing, whether through a Macy’s Affiliate and/or one or more third party issuers, Credit Cards using the Macy’s Licensed Marks, to customers whose Credit Card Applications have been declined by Bank and to customers whose Credit Card Applications were submitted at POS or online and have been declined (including following a referral of such application) or have not received a system response within [redacted] of submission thereof; provided that neither the Macy’s Companies nor their Affiliates shall market

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or promote the Second Look Program other than (i) through signage and application “take ones” displayed in Macy’s Channels that provide no more prominence to the products offered by the Second Look Program provider than to the Macy’s Credit Cards, (ii) materials provided to a Person at the time of submission of a Credit Card Application by such Person and (iii) promotions limited solely to Persons whose Credit Card Applications have been declined by Bank or who have not received a system response within [redacted] of submission thereof. For the avoidance of doubt, (A) any Credit Card Application that is approved for an initial credit line consistent with the minimum credit lines provided by Bank for the Program shall not be deemed a decline for the purposes of this Section 2.2(b), (B) a referral of a Credit Card Application shall be deemed a response for purposes of this Section 2.2(b) and (C) Bank shall not alter its policies for “pending” or “referring” Credit Card Applications with the purpose of, or in a manner that would be reasonably expected to have the effect of, delaying declines from the timeframe decisioned as of the Effective Date, unless such change in policy is a change in Risk Management Policy adopted pursuant to Section 4.6 of this Agreement. Without limiting the confidentiality obligations of the Macy’s Companies pursuant to this Agreement, at the reasonable discretion of Macy’s, to the extent permitted by Applicable Law, the Second Look Program may be similar or identical to the Program in its terms, features and appearance and a description of the Second Look Program and the products offered thereby may be included on the documentation that includes the Credit Card Documentation delivered at the time of application for the Macy’s Credit Cards; provided that (1) Macy’s will use its commercially reasonable efforts to ensure that the Second Look Program will not cause customer confusion as to which financial institutions are underwriting and providing credit/lending for the Second Look Program (and Macy’s shall consider in good faith reasonable requests of Bank designed to achieve the foregoing), (2) in the event that the credit card plastic issued on behalf of the Second Look Program provider is not distinguishable on the front of the card from the Macy’s Credit Cards (either through a different credit card name, color scheme or other difference), then the documentation that includes the Credit Card Documentation delivered at the time of application for the Macy’s Credit Cards shall not contain any references to the Second Look Program other than to disclose the possibility of being considered for credit through the Second Look Program and (3) no Second Look Program materials or information shall be included in any Bank disclosure included in any Credit Card Documentation other than to disclose the possibility of being considered for credit through the Second Look Program. The Macy’s Companies may, at their sole expense, pass Credit Card Application data for applicable customers to the Second Look Program provider(s); provided that the passing of such Credit Card Application data is permitted by Applicable Law and would not cause Bank to become a credit reporting agency as defined in the federal Fair Credit Reporting Act (or similar Applicable Law). Bank will cooperate with the Macy’s Companies to include in the Credit Card Application a customer disclosure or consent that, subject to Applicable Law, would allow the Macy’s Companies to pass Credit Card Application data for applicable customers to the Second Look Program provider(s) immediately upon receipt of Bank’s decline (or upon passage of the [redacted] timeframe referred to above) and to include with such Credit Card Application such additional information regarding the Second Look Program and the products offered thereunder as Macy’s reasonably determines is required by Applicable Law, but, subject to the third (3rd) sentence of this Section 2.2(b), shall not be required to include in any other Credit Card Documentation any content relating to the Second Look Program. The Systems Conversion shall provide for system functionality designed to support the transmission of information from Bank to Macy’s in a form

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and format reasonably acceptable to Macy’s to facilitate its rights pursuant to this paragraph. Upon written request from Macy’s, and solely for purposes of enabling potential Second Look Program providers to evaluate whether to offer to Macy’s a Second Look Program, Bank will use commercially reasonable efforts to facilitate the furnishing of depersonalized information relating to customers whose Credit Card Applications have been declined by Bank (and which information shall cover a period reasonably requested by Macy’s) to prospective Second Look Program providers; provided that (w) Bank shall not be required to furnish any information other than information provided by the customer on the Credit Card Application, (x) such information will only be furnished to the extent permitted by Applicable Law, (y) the furnishing of such information will not cause Bank to be considered a credit reporting agency within the meaning of the Fair Credit Reporting Act (or similar Applicable Law), and (z) Bank shall not be required to enter into any agreement or arrangement with a prospective Second Look Program provider and shall not require any such agreement or arrangement from such Second Look Program provider as a condition to taking any of the actions contemplated to be taken by Bank in accordance with this Section 2.2(b).
(c)    Retail Portfolio Acquisition. Notwithstanding Section 2.2(a), Bank’s sole rights with respect to Credit Card portfolios acquired by Macy’s or its Affiliates during the Term are set forth in Section 2.3 hereof.
(d)    Payment Plans. Without the prior written consent of Bank, none of Macy’s or its Affiliates shall offer the payment plans set forth on Schedule 4.8(b)(i) to their retail customers except (i) through the Program, (ii) through a Second Look Program established in compliance with Section 2.2(b) or (iii) to the extent that, without the consent of Macy’s, such payment plans are no longer offered through the Program.
(e)    Other Products. Notwithstanding the prohibitions set forth in this Section 2.2, Macy’s and its Affiliates shall be free to do any of the following at any time:
(i)    issue, offer or market any payment products not expressly covered in this Section 2.2 (e.g., Macy’s and its Affiliates shall not be restricted from issuing, offering, marketing, accepting or otherwise taking action with respect to any Other Products);
(ii)    participate in rewards programs and promotions by card associations or for cards not branded with any of the Macy’s Licensed Marks (e.g., American Express Membership Rewards);
(iii)    offer its customers a loyalty program of any type (whether or not using a Macy’s Licensed Mark); provided that (A) Macy’s shall not, in connection with any such program, promote the generation of Credit Card accounts in the United States other than the Accounts and no such program shall be marketed more prominently in any retail stores operated by Macy’s and its Subsidiaries than the Loyalty Programs offered under the Program; and (B) the Loyalty Programs offered under the Program shall be the primary loyalty programs of Macy’s and its Subsidiaries (as applicable);
(iv)    accept any type of Credit Card, debit card or other payment product for purchases of Macy’s Goods and Services; and

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(v)    permit customers to access the payment solution known as PayPal Credit (formerly known as Bill Me Later) and other payment solutions involving the extension of consumer credit in a manner substantially similar to PayPal Credit, as long as such services (A) do not bear a Macy’s Licensed Mark; (B) except for temporary promotions in connection with the launch thereof, such payment solutions are given no more prominence in promotions by Macy’s and its Affiliates than the Macy’s Credit Cards; and (C) neither Macy’s nor any of its Affiliates advertise, indicate or imply that such payment solutions are preferred by Macy’s over the Macy’s Credit Cards.
(f)    Additional Provisions. In furtherance of Section 2.2(e)(i) (and without limiting any other rights the Macy’s Companies may have pursuant to such Section), the Macy’s Companies and their Affiliates shall have the right to market and promote debit cards and prepaid cards, in addition to, or as an alternative to, Macy’s Credit Cards, including to customers submitting a Credit Card Application. Without limiting the confidentiality obligations of the Macy’s Companies pursuant to this Agreement, at the discretion of Macy’s, such debit cards and prepaid cards may be similar or identical to the Macy’s Credit Cards in their appearance and a description of such debit cards or prepaid cards may be included in the Credit Card Documentation delivered at the time of application for the Macy’s Credit Cards; provided that Macy’s will use its commercially reasonable efforts to ensure that there will not be customer confusion as to which financial institutions are providing such debit or prepaid cards (and Macy’s shall consider in good faith reasonable requests of Bank designed to achieve the foregoing). The Macy’s Companies may, at their sole expense, pass Credit Card Application data for applicable customers to the provider(s) of such debit cards and/or prepaid cards; provided that the passing of such Credit Card Application data is permitted by Applicable Law and would not cause Bank to become a credit reporting agency as defined in the federal Fair Credit Reporting Act (or similar Applicable Law). Bank will cooperate with the Macy’s Companies to include in the Credit Card Application a customer disclosure or consent that, subject to Applicable Law, would allow the Macy’s Companies to pass Credit Card Application data to providers of debit cards and prepaid cards, and to include with such Credit Card Application such additional information regarding the products to be offered by such providers as Macy’s reasonably determines is required by Applicable Law but, subject to the second (2nd) sentence of this Section 2.2(f), shall not be required to include in any other Credit Card Documentation any content relating to such products. The Systems Conversion shall provide for system functionality designed to support the transmission of information from Bank to Macy’s in a form and format reasonably acceptable to Macy’s to facilitate its rights pursuant to this paragraph.
Section 2.3    Retail Portfolio Acquisitions.
(a)    Small Acquired Portfolios. If Macy’s or any of its Affiliates acquires (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate or unaffiliated third party issues a Credit Card in the United States and the portfolio of such Credit Cards has Gross Receivables, as of the month-end preceding the date of acquisition, of less than five hundred million dollars ($500,000,000) (a “Small Portfolio”), unless it is prohibited from doing so by contractual prohibitions applicable to the acquired business or by Applicable Law, Macy’s or such Affiliate shall sell, and Bank shall purchase, such Small Portfolio in accordance with the terms and procedures set forth in Schedule 2.3(a); provided, however, that Bank’s obligation to purchase the Small Portfolio shall

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be subject only to receipt of applicable regulatory approvals and the execution by Macy’s of the purchase agreement referred to in Section 2.3(c).
(b)    Significant Acquired Portfolios.
(i)    If Macy’s or any of its Affiliates acquires (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate or unaffiliated third party issues a Credit Card in the United States and the portfolio of such Credit Cards has Gross Receivables, as of the month-end preceding the date of acquisition, of five hundred million dollars ($500,000,000) or more (a “Significant Portfolio”), Macy’s may elect to (A) keep such Significant Portfolio (or if the portfolio is then subject to an agreement with a third party issuer, retain such portfolio with such third party issuer), or (B) subject to Bank’s Right of First Offer, transfer such Significant Portfolio to a third party.
(ii)    If Macy’s elects to keep such Significant Portfolio (or if the portfolio is then subject to an agreement with a third party issuer, retain such portfolio with such third party issuer), Macy’s shall have the right to operate (itself or through arrangements with a third party) the Credit Card business associated with such Significant Portfolio. If Macy’s does not sell the Significant Portfolio to Bank and this Agreement remains in effect, the restrictions of Section 2.2 shall not apply to the Credit Card business associated with such Significant Portfolio, including any growth thereof.
(c)    Portfolio Purchase Agreement. In the event of a sale of a Small Portfolio to Bank or if Macy’s accepts an offer from Bank to purchase a Significant Portfolio, (i) the Parties shall promptly negotiate in good faith and execute a purchase agreement for such portfolio, which shall contain terms and conditions substantially similar to the Purchase Agreement to the extent applicable (and such other terms and conditions as may be mutually satisfactory to the Parties), and (ii) Macy’s shall arrange for the Parties to have reasonable access to information regarding such portfolio to enable the Parties to perform customary due diligence for purposes of determining the purchase price for such portfolio. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the closing under such purchase agreement occurs as promptly as reasonably practicable following the execution of such purchase agreement.
(d)    Third Party Programs. Notwithstanding the foregoing provisions of this Section 2.3, if the Credit Cards offered by the acquired retail department store business are issued by a third party pursuant to a program agreement or other contractual arrangement between such third party and such acquired retail business, the Macy’s Companies shall not be required to terminate such agreement or arrangement in order to offer such portfolio to Bank. Following completion of such acquisition, Macy’s and its Affiliates shall be entitled to continue to comply with such agreements or arrangements and to renew such agreements or arrangements upon their expiration. Without limiting their rights and obligations hereunder, Bank shall cooperate with the Macy’s Companies in an effort to ensure that the operation of the Program and the acquired program can both continue without disruption to the customer base of Macy’s and its Affiliates; provided, however, that any cross-acceptance of Credit Cards between the

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Program and any such other third party program or arrangement shall be made only on a reciprocal basis.
(e)    Bank Programs. Notwithstanding the foregoing provisions of this Section 2.3, if the Credit Cards offered by the acquired retail department store business are owned by Bank or any of its Affiliates, upon request of Macy’s, Macy’s and Bank shall negotiate in good faith in order to enter into an agreement containing mutually satisfactory terms pursuant to which the acquired Credit Card portfolio would be integrated into the Program by converting the acquired Credit Card accounts into Accounts subject to this Agreement; provided, however, that if the Parties, after having used good faith to do so, cannot reach a mutually satisfactory agreement for the integration of such acquired Credit Card portfolio into the Program, then the Program and the acquired Credit Card portfolio shall continue to be operated in accordance with the then-existing respective terms applicable to each.
(f)    Conversion of Purchased Accounts. If Bank or any of its Affiliates acquires any Credit Card portfolio pursuant to this Section 2.3, unless otherwise provided in this Section 2.3, the Parties shall integrate such Credit Card portfolio with the Program and convert all acquired Credit Card accounts to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and shall participate in the Program, as if they were originated under this Agreement. Bank shall cover all costs and expenses related to conversions pursuant to this Section 2.3(f) (which costs and expenses shall be Program Expenses), including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.
(g)    No Other Obligations. Except as set forth in this Section 2.3, neither Party nor any of their respective Affiliates shall (i) have any obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to Bank or (ii) have any obligation to include any debit card program so acquired in the Program or otherwise transfer any such program to Bank. Except to the extent included in the Program, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement.
Section 2.4    Retail Portfolio Dispositions.
In the event that Macy’s or any of its Affiliates arranges for the sale of (a) any existing chain or other group of separately identifiable stores, including through the sale of a division or subsidiary of Macy’s (a “Sold Chain”), or (b) all stores or other retail establishments within an MSA (“Sold Area Stores”), Bank shall negotiate in good faith with Macy’s in connection with such disposition to the extent the purchaser of any Sold Chain or Sold Area Stores expresses an interest in the Program Assets primarily related thereto. If, as a result of a disposition referred to in the preceding sentence, Macy’s ceases to own any stores in a particular MSA, then, in the event that neither Macy’s nor the purchaser of the Sold Chain or Sold Area Stores purchases the Program Assets primarily related thereto, the provisions of clause (a) of Section 16.4 hereof shall apply in respect of any Account (a) that at the time of such disposition has been or thereafter becomes purchase-inactive for at least twelve (12) consecutive Billing Cycles and (b) for which seventy-five percent (75%) of the purchase activity in the twelve (12) Billing Cycles preceding the period of inactivity was at a store or stores disposed of.

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Notwithstanding the foregoing, any replacement or substitute Credit Card issued to the holders of such Accounts shall be a non-partner Credit Card (i.e., a Credit Card that is issued by Bank or its Affiliates other than pursuant to a program, joint-marketing or similar agreement with a third party). Notwithstanding the foregoing, Bank shall not sell any of the foregoing Accounts without the prior written consent of Macy’s (which consent shall not be unreasonably withheld).
Section 2.5    Mobile Technology.
(a)    In the event any Macy’s Company shall determine it would be beneficial for the Macy’s Credit Cards to participate in one or more mobile payments initiatives, whether operated by Bank, a Macy’s Company or a third party, Bank shall use commercially reasonable efforts to facilitate the participation of the Macy’s Credit Cards in such mobile payments initiatives; provided that Bank shall have the right to approve any elements of such mobile payments initiatives that will impose costs and expenses on Bank that would not be reimbursed through the Bank Servicing Charge.
(b)    Nothing in this Agreement shall require or restrict the participation of Macy’s Channels in any mobile payments initiative, which shall be in Macy’s sole discretion subject to the provisions of Section 2.5(a).
(c)    Bank and the Macy’s Companies intend to be innovative and market‑leading with respect to mobile capabilities used to access Accounts, including mobile computers, tablets and smartphones. Upon request by Macy’s, Bank shall provide such commercially reasonable cooperation to the Macy’s Companies (including by making available necessary Bank Credit Platform interfaces and functionality and Cardholder Data) as is necessary to facilitate Macy’s efforts to enable such requested mobile capabilities, in each case to the extent such mobile capabilities are available for use in either (i) any of the other Retail Services Credit Card Programs or (ii) a majority of the Peer Group Programs. Bank shall inform Macy’s (upon Macy’s request) regarding the availability of any particular capability to the Retail Services Credit Card Programs. For purposes of clarity, the Parties understand that Bank shall not enable any modifications to the methods or devices used to access Accounts, unless it first obtains Macy’s consent.
(d)    Without limiting the foregoing, upon request of the Macy’s Companies, Bank shall expeditiously take all reasonable actions, subject to reasonable cooperation from the Macy’s Companies to the extent necessary, to enable the mobile capabilities referenced in Schedule 2.5(d) on the timeframe set forth therein.

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ARTICLE III

PROGRAM MANAGEMENT AND ADMINISTRATION
Section 3.1    Program Objectives. In performing their responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives (the “Program Objectives”):
(a)    to drive retail sales and profitability of the Macy’s Companies and their Affiliates;
(b)    to provide high-quality service consistent with the preservation and enhancement of the Macy’s brands;
(c)    to differentiate the Macy’s Companies and their Affiliates from their competitors in terms of customer value, convenience and service;
(d)    to provide a Program tailored to the unique characteristics of the retail customers of the Macy’s Companies and their Affiliates; and
(e)    to retain existing Cardholders and generate new Accounts and Macy’s Credit Card usage to drive the Macy’s Companies’ and their Affiliates’ retail sales and increase Program revenues and profitability.
Section 3.2    Operating Committee.
(a)    Establishment of the Operating Committee. FDS Bank, on behalf of the Macy’s Companies, and Bank hereby establish a committee (the “Operating Committee”) to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.
(b)    Subcommittees of the Operating Committee. The Operating Committee may designate additional committees (which may include persons who are not members of the Operating Committee) with responsibility for (i) overseeing and administering specified aspects of the Program and (ii) with the prior, express written approval of the Operating Committee, considering and approving any matters that would otherwise be subject to approval by the Operating Committee (other than the matters set forth in clause (3) of Section 3.2(d)(vii) or, with respect to Operating Procedures that implement Risk Management Policies, clause (4) of Section 3.2(d)(vii) with respect to such Operating Procedures, which, in each case, shall require approval by the Operating Committee). The Parties agree that all matters delegated by the Operating Committee to a subcommittee that have been approved by such subcommittee prior to the Effective Date are hereby ratified and shall have the same force and effect as if such actions had been approved by the Operating Committee. References herein to the Operating Committee (other than, following the Effective Date, with respect to the approval of matters referred to in clause (3) of Section 3.2(d)(vii) or, with respect to Operating Procedures that implement Risk Management Policies, clause (4) of Section 3.2(d)(vii) with respect to such Operating Procedures) shall be deemed to include a subcommittee of the Operating Committee acting pursuant to such delegated authority.

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(c)    Composition of the Operating Committee. The Operating Committee shall consist of six (6) members, of whom three (3) members shall be designated by FDS Bank (the “FDS Bank Designees”) and three (3) members shall be designated by Bank (the “Bank Designees”). The initial FDS Bank Designees and Bank Designees shall be those Persons holding those positions under the Original Agreement immediately prior to the Effective Date. Macy’s shall at all times have as one of its designees the Macy’s Manager (as defined in Section 3.4(a)) and Bank shall at all times have as one of its designees the Bank Manager (as defined in Section 3.4(a)). Bank and FDS Bank may each substitute its designees to the Operating Committee from time to time; provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.
(d)    Functions of the Operating Committee. Subject to Sections 3.2(e), 3.2(f) and 3.2(g), the Operating Committee shall:
(i)    approve the semi-annual and annual Budget and the Business Plan, including the assumptions and performance targets reflected therein;
(ii)    review monthly, quarterly and annual Program performance relative to the Budget and the Business Plan and Program Objectives;
(iii)    oversee Program marketing activities, including:
(1)    review and approval of the Marketing Plan; and
(2)    allocation of the Joint Marketing Commitment;
(iv)    review collection strategies and collection metrics;
(v)    monitor activities of competitive programs and identify implications of market trends;
(vi)    (1) approve (which approval will not be unreasonably withheld) the use of any Service Provider, other than any Affiliate or Licensee of Macy’s or Bank, as the case may be, to perform any obligation to be performed by Bank or the Macy’s Companies under the Program to the extent such obligation involves customer contact (whether in person, by telephone or in writing) prior to ninety (90) days’ delinquency (as set forth on, and in accordance with, Schedule 4.2(a)(iv)), in each case, except to the extent subcontracted or outsourced as of the Effective Date and (2) review and approve (which approval will not be unreasonably withheld) any other proposed subcontracting arrangement contemplated by either Party or any of their Affiliates with respect to performance of its or their obligations under this Agreement which is material to the Program taken as a whole; and in any event, Bank shall not change the provider of the core processing system that is part of the Bank Credit Platform to a Person other than First Data without the consent of Macy’s;

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(vii)    evaluate and approve any of the following:
(1)    offering of new Credit Card or other payment products or Ancillary Products;
(2)    changes in Cardholder and payment plan terms, including any of the terms set forth on Schedules 4.7(a)(ii), 4.7(a)(iii), 4.7(d) and 4.8(b)(i);
(3)    changes to the Risk Management Policies (which shall be submitted to the Operating Committee together with the expected pro forma effects of such changes on the Program);
(4)    changes to the Operating Procedures;
(5)    changes to the Bank Credit Platform (to the extent Operating Committee approval is required pursuant to Section 7.4(d)) or the Desktop Platform;
(6)    changes to the SLAs applicable to the Program;
(7)    changes to existing Value Propositions, or approval of additional Value Propositions to be supported by the Program;
(viii)    in the event the personnel of Macy’s and Bank are unable to agree thereon, approve the design and content of Credit Card Documentation, the design of Macy’s Credit Cards and any changes thereto;
(ix)    review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;
(x)    approve any capital expenditures (or group of related capital expenditures) that would constitute Program Expenses in excess of one hundred thousand dollars ($100,000) in any Fiscal Year;
(xi)    carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties;
(xii)    approve changes to the Program Privacy Policy or the notice set forth in Schedule 6.2(b); and
(xiii)    evaluate and approve new Credit Card products, Ancillary Products or other products and services proposed to be offered to Cardholders.
(e)    Proceedings of the Operating Committee.
(i)    Meetings and Procedural Matters. The Operating Committee shall meet (in person or telephonically) not less frequently than monthly. In addition, any member of the Operating Committee may call a special meeting by delivery of at least

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five (5) Business Days’ prior notice to all of the other members of the Operating Committee, which notice shall specify the purpose for such meeting. Except to the extent expressly provided in this Agreement, the Operating Committee (and any subcommittee formed by it) shall determine the frequency, place and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat. The agenda for each regular meeting of the Operating Committee shall provide for an update by Bank regarding proposed and recent changes to Applicable Law and Card Association Rules of which Bank is aware and that are reasonably likely to affect the Program and Bank’s then-current assessment of how such changes may affect the Program and the obligations and activities of the Macy’s Companies in relation thereto.
(ii)    Actions.
(1)    Each of Macy’s and Bank shall be entitled to one vote in respect of all matters to be approved by the Operating Committee (or any applicable subcommittees). Any one of the representatives of Macy’s and of Bank on the Operating Committee (or any subcommittee) may cast the vote allocated to Macy’s or Bank, as the case may be, in the manner determined by such representative. Any matter requiring the approval of the Operating Committee (or any subcommittee) shall require the affirmative approval of both Macy’s and Bank.
(2)    If the Operating Committee shall fail to agree on any matter of significance to the Program, including any unresolved subcommittee matter which the Operating Committee has attempted in good faith to resolve (an “Unapproved Matter”), then such Unapproved Matter shall be referred to the Executive Committee (as defined in Section 3.3(a)) for further consideration. Any such resolution by the Executive Committee shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If a majority of the Executive Committee members constituting the full Executive Committee (including any vacancies) shall fail to resolve the Unapproved Matter within ten (10) Business Days after such matter has been referred to the Executive Committee, then such Unapproved Matter shall be referred to the Chief Executive Officer of Citi Retail Services and the Chief Financial Officer or other senior executive of Macy’s responsible for Macy’s’ credit program, who shall in good faith attempt to resolve the matter. Any such resolution by such senior officers shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If, after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of FDS Bank and Bank, the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with FDS Bank in the case of Macy’s Matters and with Bank in the case of Bank Matters, each of whom shall exercise their discretion reasonably and in good faith. If a deadlock should occur with respect to a matter that is neither a Macy’s Matter nor a Bank Matter, the matter shall be deemed rejected by the Operating Committee.

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(f)    Macy’s Matters. In accordance with and subject to this Section 3.2, FDS Bank shall have the ultimate decision making authority with respect to the matters set forth on Schedule 3.2(f) (the “Macy’s Matters”).
(g)    Bank Matters. In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to the matters set forth on Schedule 3.2(g) (the “Bank Matters”).
Section 3.3    Executive Committee.
(a)    General. The strategic direction of the Program shall be subject to the review of an executive committee (the “Executive Committee”). The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of Program information systems support and strategy; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the Parties agree should be reviewed by the Executive Committee. The Executive Committee shall consist of four (4) members, with two (2) members appointed by each of Macy’s and Bank and reasonably acceptable to each other. Each Party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its appointees. The initial appointees to the Executive Committee of each Party shall be those Persons holding those positions under the Original Agreement immediately prior to the Effective Date. The Executive Committee shall meet (in person or by telephone or video conference) quarterly or at such other intervals and at places as may be decided by the members of the Executive Committee; provided that either FDS Bank or Bank may call a meeting of the Executive Committee by delivery of at least thirty (30) Business Days’ prior written notice to the other Party (which written notice may be waived by written agreement of all members of the Executive Committee) containing the purpose, time and place of the meeting. The members of the Executive Committee shall appoint an acting chairman and adopt such other rules for the conduct of meetings as are agreed upon from time to time. The Executive Committee shall be subject, mutatis mutandis, to the same voting and records provisions of the Operating Committee set forth in Section 3.2 above.
(b)    Information Regarding Proposed Changes. The Parties shall include any material elements of the update required to be provided by Bank at each regular meeting of the Operating Committee pursuant to Section 3.2(e)(i) in the agenda for the following Executive Committee meeting. In addition to the foregoing, the agenda for each regular meeting of the Executive Committee shall include one or more summary updates with respect to (i) observations concerning compliance-related topics generally occurring in the marketplace, (ii) any Compliance-Focused Changes under active consideration by Bank that are reasonably likely to be proposed by Bank for the Program, which update(s) shall be prepared by Bank and (iii) any Macy’s Reimbursable Changes, including any Market Conforming Changes, that are under active consideration by Macy’s that are reasonably likely to be proposed by Macy’s for the Program, which update(s) shall be prepared by Macy’s. With respect to updates referred to in clauses (ii) and (iii) above, such update(s) shall include a brief summary of the basis for such consideration of and the status of deliberations of the Party that is considering proposing such changes. The Executive Committee shall consider any reasonable alternative means proposed by a Party to achieve the objective of such proposed changes referred to in clauses (ii) and (iii)

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above. Nothing in this Section 3.3(b) shall limit or qualify either Party’s rights pursuant to Section 9.5 to make a Bank Reimbursable Change or a Macy’s Reimbursable Change, as applicable.
(c)    Bank Updates. Bank shall prepare and present information to the Executive Committee from time to time, and not less than semi-annually, to discuss potential opportunities for changes to the Risk Management Policies and other Program features designed to improve key Program portfolio metrics, including credit penetration rates, approval rates, loss rates, credit lines and distributions and profitability of the Macy’s Credit Card portfolio, Program and each Party. In formulating such information, Bank shall consider: (i) publicly available information regarding private label credit card programs; (ii) market information available through industry sources; and (iii) knowledge gained from the operation of its Retail Services business, in each case taking into consideration the unique aspects of the Macy’s Companies and the Program (e.g., merchandise, customer segments, products, Account terms and conditions, and Program terms).
Section 3.4    Program Relationship Managers; Bank Program Team.
(a)    Bank and the Macy’s Companies shall each appoint one Program relationship manager (each, a “Manager”; the appointee of the Macy’s Companies, the “Macy’s Manager”; and the appointee of Bank, the “Bank Manager”). The Macy’s Manager and the Bank Manager shall be the leaders of their respective teams and they and their teams shall conduct their responsibilities in accordance with the terms of this Agreement. The Macy’s Companies and Bank shall endeavor to provide stability and continuity in the Manager positions and Bank’s other Program personnel.
(b)    The initial Macy’s Manager shall be the Person holding that position under the Original Agreement immediately prior to the Effective Date.
(c)    The initial Bank Manager and the member of Bank’s senior management to whom the Bank Manager reports shall be those Persons holding those positions under the Original Agreement immediately prior to the Effective Date. The Bank Manager’s performance‑based compensation shall be based upon the Program Objectives and other specific annual targets and objectives, including Program profitability targets. Prior to appointing a new Bank Manager, Bank will (i) provide Macy’s an opportunity to meet the proposed candidate, (ii) consult with Macy’s and permit Macy’s an opportunity to provide input and express its views as to the proposed candidate and (iii) give due consideration to Macy’s’ input and views as to the appointment of the new Manager. With respect to future Bank Manager candidates, Bank shall seek to propose candidates with substantial Program-relevant experience, including (i) substantial Credit Card industry experience and/or (ii) experience with the department store industry, and/or comparable customer demographics and/or loyalty programs.
(d)    Prior to appointing a new Manager, the Macy’s Companies will (i) provide Bank an opportunity to meet the proposed candidate, (ii) consult with Bank and permit Bank an opportunity to provide input and express its views as to the proposed candidate and (iii) give due consideration to Bank’s input and views as to the appointment of the new Manager.

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(e)    Bank shall maintain a Program team having expertise and experience commensurate with a Credit Card program of the size and nature of the Program. Neither the Bank Manager nor any senior member of Bank’s Program team that is or was a leader of Bank’s risk management, finance, decision management or marketing Program groups shall be reassigned to any Peer Group Program within twelve (12) months of the date that such person last worked on the Program.
ARTICLE IV

PROGRAM OPERATIONS
Section 4.1    Operation of the Program.
(a)    Each of the Parties hereto shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement (including (A) in the case of Bank, any policies, procedures and practices adopted pursuant to this Agreement and (B) in the case of the Macy’s Companies, the Operating Procedures (but the Macy’s Companies shall have no obligation to comply with any policies, procedures or practices not constituting Operating Procedures)), (ii) in good faith, and (iii) in a manner consistent with the Program Objectives and any annual targets and objectives set by the Operating Committee from time to time.
(b)    Subject to Schedule 4.1(b)(ii), the Operating Procedures applicable to various aspects of the operation of the Program as of the Effective Date are attached hereto as Schedule 4.1(b)(i). The Parties agree that the modifications to the Operating Procedures described in Schedule 4.1(b)(iii) hereto shall be effective as of the Systems Conversion Date or at such other time as is specified in such Schedule. Additional changes to the Operating Procedures shall only be made with the approval of the Operating Committee in accordance with Article III and, upon effectiveness of any such approval, Schedule 4.1(b)(i) shall automatically and immediately be deemed amended to reflect the Operating Procedures as so amended.
(c)    Within six (6) months of the Effective Date, the Operating Committee shall (i) determine a common repository for the official Operating Procedures, which repository will provide each Party and its personnel with equal access to the Operating Procedures; (ii) identify one or more Program-related individuals that will be responsible for maintaining the repository and the official Operating Procedures; and (iii) promulgate governance and change control procedures with respect to the review and approval of additions, deletions and revisions to the Operating Procedures, which shall include (at a minimum) an annual review and certification of the then-existing Operating Procedures.
(d)    Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program shall be appropriate for a program of the size and nature contemplated by this Agreement.

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Section 4.2    Certain Responsibilities of the Macy’s Companies.
(a)    In addition to its other obligations set forth elsewhere in this Agreement, FDS Bank agrees that during the Term it shall, in its capacity as Macy’s Servicer (either itself or through the Affiliate(s) to which it subcontracts the relevant functions), take the following actions all in accordance with the Risk Management Policies and the Operating Procedures:
(i)    as provided in Sections 7.2 and 7.3, and subject to Section 7.4(a), maintain Macy’s Systems sufficient to operate in accordance with Applicable Law and to support the operation of the Program as contemplated by the terms of this Agreement, including a System to process Credit Card Applications, service the Accounts and effect customer service; provided, however, that following the Systems Conversion Date, the Macy’s Companies shall cease to have any obligation to maintain Systems providing the features and functionality of the Bank Credit Platform that are being used to service the Program;
(ii)    as provided in Sections 7.2 and 7.3, maintain call centers to (A) respond to inquiries from Cardholders and to deal with billing-related claims and adjustments (including by making finance charge and late fee reversals and rebates, including by responding to inquiries regarding alleged fraudulent activities occurring in Macy’s Channels and affecting the Program) and (B) subject to Bank’s obligation to maintain and operate the Bank Credit Platform following the Systems Conversion Date, establish new Accounts or Account types (subject to Section 4.7(d)), authorize transactions, and assign, increase and decrease credit lines;
(iii)    as provided in Sections 7.2 and 7.3, provide Account monitoring services, including identifying delinquencies, implementing collection efforts, implementing credit-line adjustments, over limit authorizations and Account deactivation or cancellation;
(iv)    as provided in Sections 7.2 and 7.3, handle early stage collection and recovery efforts, other than Special Collections, in respect of Accounts delinquent no more than ninety (90) days as set forth on, and in accordance with, Schedule 4.2(a)(iv) (“Early Age Collection”);
(v)    deliver Monthly Settlement Sheets, Quarterly Settlement Sheets and Year-End Settlement Sheets in accordance with this Agreement, including, in each case the calculation of Pre-Tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period; and
(vi)    train the employees of the Macy’s Companies and their Affiliates, and will provide training to those supervisory employees of its Service Providers who are responsible for training employees of such Service Providers, providing any servicing on behalf of the Macy’s Companies in connection with the Program with respect to the responsibilities of the Macy’s Companies under the Program to be performed by such Persons, including compliance with Applicable Law, the Operating Procedures and any other written policies, procedures or instructions applicable to their responsibilities. Bank will have the right to review all training materials, which shall be considered Account

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Documentation hereunder, and the Macy’s Companies shall accommodate Bank’s reasonable requests to periodically observe Macy’s training sessions. Macy’s training staff shall have appropriate subject matter and training expertise and, at Bank’s request, shall have successfully completed Bank’s relevant training courses in addition to any training required by Macy’s. The Macy’s Companies shall require their employees providing services in connection with the Program to be trained by a member of Macy’s training staff (which member shall meet the criteria set forth in the immediately preceding sentence) prior to the employee performing any activity related to the Program and shall continue to train employees periodically, but no less frequently than annually. FDS Bank shall track and maintain evidence of such training and provide evidence of Macy’s’ training to Bank as reasonably requested. FDS Bank shall cause additional training to be conducted as reasonably requested by Bank if Bank presents reasonable evidence that employees of the Macy’s Companies or their Affiliates and Service Providers are not complying with Applicable Law, the Operating Procedures, or other written policies, procedures or instructions applicable to their responsibilities in respect of the operation of the Program.
(b)    In addition to their other obligations set forth elsewhere in this Agreement, the Macy’s Companies agree that during the Term they shall:
(i)    solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display Solicitation Materials (or Credit Card Applications) in the Macy’s Channels pursuant to the Marketing Plan;
(ii)    implement and administer the Marketing Plan in accordance with this Agreement;
(iii)    pay sales associate compensation relating to the solicitation of new Accounts;
(iv)    receive In-Store Payments, subject to reimbursement to Bank and reimbursement from Bank for the processing of such payments as provided in this Agreement; and
(v)    deliver to Bank accounting data feeds, including data relating to Cardholder Indebtedness, finance charges billed and charge-offs, and other financial and statistical information as may be reasonably requested by Bank for financial reporting and securitization purposes and in connection with the exercise and performance of its rights and obligations under this Agreement, such data feeds and other information to be delivered electronically and in a form to be mutually agreed.
(c)    Bank shall comply with the Bank Problem Management Processes set forth on Schedule 4.2(c) and the Citi Incident Management Standards set forth on Exhibit A to Schedule 4.2(c), and the Macy’s Companies shall comply with the obligations of the Macy’s Companies set forth therein. The Macy’s Companies shall comply with the problem management processes and incident management standards of the Macy’s Companies in respect of similar events occurring with respect to Systems and processes of the Macy’s Companies, and Bank shall cooperate and comply with such elements of such policies and standards of the

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Macy’s Companies as are applicable to Bank and are consistent with the level of cooperation and compliance Bank requires of its third party counterparties under the processes and standards set forth in Schedule 4.2(c).
Section 4.3    Certain Responsibilities of Bank.
(a)    In addition to the other obligations set forth elsewhere in this Agreement, Bank agrees that during the Term it shall:
(i)    subject to Article III and Section 4.6, establish and implement all Risk Management Policies; provided that, with respect to Employee Accounts, FDS Bank shall establish all “FDS Bank Policies and Terms” as set forth in Schedule 2.1(b);
(ii)    fund all Program Expenses as provided in this Agreement;
(iii)    use Bank’s and Bank’s Affiliates’ data and data resources to support the Program and increase sales of Macy’s Goods and Services as provided in Section 5.4(a);
(iv)    in accordance with Sections 7.2 and 7.3, process remittances from Cardholders;
(v)    in accordance with Sections 7.2 and 7.3, prepare, process and mail Credit Card Documentation, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders, and provide the Macy’s Companies with adequate supplies of Credit Card Applications;
(vi)    fund all Cardholder Indebtedness on the Accounts;
(vii)    extend credit on newly originated and existing Accounts and offer the Value Propositions with respect to those Accounts as are provided for pursuant to this Agreement;
(viii)    comply with the terms of the Credit Card Agreements, the Program Privacy Policies and all Cardholder opt-ins and opt-outs;
(ix)    in accordance with Sections 7.2 and 7.3, handle collection and recovery efforts in respect of Accounts other than Early Age Collection efforts;
(x)    as provided in Sections 7.2, 7.3 and 7.4, maintain Bank Systems sufficient to operate in accordance with Applicable Law and to support the operation of the Program as contemplated by the terms of this Agreement, including following the Systems Conversion Date maintaining the mainframe credit system (including the Bank Credit Platform), a System to process Credit Card Applications, authorize transactions, and assign, increase and decrease credit lines and the call center client service Systems, in each case to the extent Macy’s Systems are not used;

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(xi)    except to the extent such activities are performed by the Macy’s Companies pursuant to Section 4.2(a)(ii), respond to Cardholder inquiries regarding alleged fraudulent activities affecting the Program; and
(xii)    (A) no later than [redacted] to the Systems Conversion Date, (1) make available to the Macy’s Companies Bank’s existing “Simulated System Environment” (SSE), which shall be available at all servicing sites to enable training of Macy’s personnel and Service Providers; such training environment shall not limit the number of trainees who shall have access thereto, and shall permit continuous access (excluding times of typical system maintenance and upgrades, which will be communicated to Macy’s at least 30 days in advance) for the Macy’s operations and training departments and (2) provide training resources to assist in the development of training materials and in facilitation of training specifically aimed at training Macy’s training personnel; and (B) no later than [redacted], make available to the Macy’s Companies a customized SSE which shall be designed to closely resemble the Bank Systems to be used following the Systems Conversion Date and shall be available at all servicing sites to enable training of Macy’s personnel and Service Providers in advance of the System Conversion Date and thereafter. The Parties shall work together to customize such SSE training model as necessary to support any system changes installed after the [redacted] release.
(b)    Bank shall comply with the Bank Problem Management Processes set forth on Schedule 4.2(c) and the Citi Incident Management Standards set forth on Exhibit A to Schedule 4.2(c), including with respect to any remediation plans required to be proposed and/or implemented in accordance with such Schedule.
Section 4.4    Ownership of Accounts.
(a)    Except to the extent of the Macy’s Companies’ ownership of the Macy’s Licensed Marks and the options to purchase Program Assets under Sections 2.4 and 16.2, Bank shall be the sole and exclusive owner of all Accounts (including the Purchased Accounts) other than the Employee Accounts, Cardholder Indebtedness and Account Documentation. All purchases by Cardholders that are charged on the Accounts and the Cardholder Indebtedness shall create a relationship of debtor and creditor between the Cardholders and Bank, respectively. Except to the extent of FDS Bank’s ownership of Employee Accounts, none of the Macy’s Companies or their Affiliates shall be considered a creditor with respect to any Account or the Gross Receivables arising thereunder.
(b)    Except as expressly provided herein (including Section 9.3), Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Credit Card Agreements and collected with respect to the Accounts and Cardholder Indebtedness, and (iii) retain for its account all income from selling Approved Ancillary Products.

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Section 4.5    Branding of Accounts/Credit Cards/Credit Card Documentation/Solicitation Materials.
(a)    The Credit Card Documentation, the Macy’s Credit Cards and the Solicitation Materials shall be in the design and format proposed by the Macy’s Companies and approved by each of the Managers (or in the event either Manager fails to give such approval, in the design and format approved by the Operating Committee); provided that, to the extent subject to Bank’s final authority, Bank shall be responsible for ensuring that the Credit Card Documentation, the Macy’s Credit Cards and the Solicitation Materials comply with Applicable Law and for ensuring that the Macy’s Credit Cards and the Solicitation Materials comply with the Credit Card Documentation (except in each case to the extent related to an Other Product). Unless otherwise agreed by the Parties, Billing Statements with respect to Co-Branded Credit Cards (other than after the Co-Branded New Issuance Conversion Date, those Co-Branded Credit Cards linked to a Co-Branded Account) shall be designed to separately reflect in two (2) separate Billing Statements (i) information with respect to the associated Private Label Account and (ii) information with respect to the associated General Purpose Account.
(b)    Bank shall bear the costs and expenses of development and delivery of the Credit Card Documentation, Macy’s Credit Cards and Solicitation Materials, which shall be Program Expenses.
(c)    The applicable Macy’s Licensed Marks shall appear prominently on (i) the face of the Macy’s Credit Cards issued or renewed after the Effective Date, (ii) the Credit Card Documentation and (iii) the Solicitation Materials. Unless otherwise agreed by the Operating Committee, the Macy’s Credit Cards, the Credit Card Documentation and the Solicitation Materials shall not bear Bank Licensed Marks; provided, however, that Bank’s name shall appear (i) on the back of the Macy’s Credit Cards issued or renewed after the Effective Date, (ii) on the Credit Card Documentation created after the Effective Date and (iii) on the Solicitation Materials, in each case to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.
Section 4.6    Underwriting and Risk Management.
(a)    Subject to Section 2.1 with respect to Prepaid Employee Accounts, Bank shall accept or reject any Credit Card Application based upon and in accordance with the Risk Management Policies. Upon satisfaction of the applicable credit criteria set forth in the Risk Management Policies, Bank shall promptly establish a Private Label Account and/or a General Purpose Account, as applicable (or, after the Co-Branded New Issuance Conversion Date, a Private Label Account or Co-Branded Account). With respect to an applicant for a Private Label Credit Card who provides a foreign residence address (a “Non-Resident Applicant”) when completing a Credit Card Application (a “Non-Resident Application”) at a Macy’s retail establishment, Bank shall accept and process the Non-Resident Application and establish an Account upon satisfaction by the Non-Resident Applicant of the applicable credit criteria set forth in the Risk Management Policies to the extent that (i) Bank can, in the same manner as is done for Credit Card Applications and Accounts of applicants reflecting a U.S. residence address: (A) obtain and verify information necessary to underwrite the Non-Resident Application (including credit reports and identifying information for purposes of complying with

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the PATRIOT ACT); and (B) decision the Non-Resident Application and establish, operate and maintain any resulting Account in accordance with the terms of this Agreement and in compliance with Applicable Law; and (ii) all Cardholders of Accounts originated via Non‑Resident Applications will be treated by Bank and Macy’s in all respects in the same manner as Cardholders with a U.S. residence address. Each Party shall continue to take all measures being taken by such Party immediately prior to the Effective Date to continue to satisfy all conditions set forth above with respect to the approval of Non-Resident Applications to the extent such conditions are within such Party’s control and are being satisfied immediately prior to the Effective Date. The Credit Card types to be associated with such Accounts shall be established in accordance with the terms of the Loyalty Programs and the Risk Management Policies. Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits to be made available to individual Cardholders and whether or not to suspend or terminate credit privileges of such Cardholders; provided, however, that Bank shall only decrease credit limits or suspend or terminate credit privileges on an individual Account basis consistent with the Risk Management Policies and in a manner consistent with Article III and this Section 4.6.
(b)    Schedule 4.6(b) attached hereto sets forth (i) certain aspects of the initial Risk Management Policies to be in effect as of the Effective Date and (ii) changes to certain aspects of the Risk Management Policies (as indicated therein) to be implemented and effective as of the Systems Conversion Date. Each Party may propose additional modifications of any aspect of the Risk Management Policies in furtherance of the Program Objectives, which modifications shall be made only in accordance with Article III. With respect to changes to Risk Management Policies to be implemented as a Bank Matter, Bank shall act reasonably and in good faith. In addition, unless otherwise agreed to by the Parties, Bank shall not implement any significant change to the Risk Management Policies as a Bank Matter between October 15 of any year and January 15 of the following year; provided, however, that, notwithstanding the foregoing time period restriction and the thirty (30) day advance notice requirement set forth in the following sentence (to the extent such thirty (30) day notice requirement cannot reasonably be fulfilled in light of the timing of announcement of any change in Applicable Law), (i) Bank may in any event implement a change required by Applicable Law at any time such Applicable Law becomes effective (or in the case of any Applicable Law already in effect, at any time such Applicable Law is determined to be required to be applied to Bank or the Program) and (ii) Bank may make such changes as are reasonably necessary to address a material fraud event at such time and on such timeframe as is determined by Bank to be reasonably necessary to mitigate such fraud event. If Bank proposes to make a modification to the Risk Management Policies, then, unless otherwise agreed by Macy’s, not less than thirty (30) days prior to presentation of such proposed change to the Operating Committee for approval, Bank shall provide a forecast covering a period of twenty‑four (24) months following proposed implementation, reflecting (i) the estimated impact of the proposed modification on key performance indicators listed in Schedule 4.6(b), and (ii) the projected impact of the proposed change on the profitability of the Program and Macy’s revenues under the Program for a period of twenty-four (24) months following the proposed implementation.
(c)    Bank shall consider and propose from time to time changes to the Risk Management Policies which are developed using management information reporting, analytical tools, and a similar framework to the risk management policy development process applied to the

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other Retail Services Credit Card Programs, taking into consideration the unique aspects (e.g., merchandise, customer segments, products, Account terms and conditions) of the Macy’s Companies and the Program. Bank shall provide risk metric information to the Macy’s Companies as set forth in Schedule 4.6(c).
(d)    The Program shall be operated throughout the Term to achieve the targets set forth in Schedule 4.6(d)(ii). In the case of any inconsistency between the terms of Schedule 4.6(d)(i) and Schedule 4.6(d)(ii), the terms of Schedule 4.6(d)(ii) shall control. If the targets set forth in Schedule 4.6(d)(ii) are not achieved with respect to any measurement period set forth on Schedule 4.6(d)(ii) related to the applicable target, the actions set forth on Schedule 4.6(d)(iii) shall apply.
(e)    In the event of a change in (i) the applicable through-the-door population including, but not limited to, applicant score distribution, or individual segment performance (as measured by validated scores or generally accepted, data driven credit risk metrics), (ii) industry-wide performance expectations or (iii) Applicable Law, the Operating Committee shall consider and approve any changes to Schedules 4.6(d)(i) and 4.6(d)(ii) and shall preserve the targets or alternative targets, as appropriately and mutually agreed, and remedies set forth in such schedules, but after taking into account the relevant change referred to in clause (i), (ii) or (iii).
(f)    Bank shall use commercially reasonable efforts to perform all necessary security functions to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. Each of the Macy’s Companies agrees to use commercially reasonable efforts to cooperate with Bank in such functions.
Section 4.7    Cardholder Terms.
(a)    Account Terms.
(i)    Existing Account Terms. The terms and conditions of the Accounts in effect prior to the Effective Date shall continue to be in effect following the Effective Date until modified in accordance with the terms of this Agreement.
(ii)    New Account Terms. The terms and conditions of all new Accounts originated on and after the Effective Date shall be the Core Account Terms set forth on Schedule 4.7(a)(ii), and the other terms and conditions applicable to the Account type in effect with respect to Accounts issued immediately prior to the Effective Date, in each case as such terms may be modified in accordance with this Agreement.
(iii)    Changes to be Implemented Upon Systems Conversion Date. The terms and conditions of (A) all Accounts existing as of the Systems Conversion Date shall be amended as set forth in Schedule 4.7(a)(iii) and (B) all new Accounts originated on and after the Systems Conversion Date shall be, in each case, the Core Account Terms and other terms and conditions applicable to the Account type in effect with respect to Accounts issued immediately prior to the Systems Conversion, as modified by Schedule 4.7(a)(iii), in each case until such terms are modified in accordance with this Agreement.

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(iv)    Changes to Account Terms Generally. Except as expressly set forth above in this Section 4.7(a), changes to the terms and conditions of the Accounts may be made only in accordance with Article III.
(b)    Card Association. The Card Association for all Co-Branded Credit Cards initially following the Effective Date shall be American Express or any successor thereto, except for any previously issued Visa-branded Macy’s Credit Cards that were outstanding immediately prior to the Effective Date (which Visa-branded cards are not usable to make purchases outside Macy’s Channels). Bank agrees that Macy’s shall have the right to change the Card Association from time to time in its sole discretion; provided that changing the Card Association to an entity other than MasterCard, Visa or American Express shall require the prior written consent of Bank (not to be unreasonably withheld); provided, further, that Macy’s shall consult with Bank for a period of not less than six (6) months after notifying Bank of its desire to change the applicable Card Association before implementing such change. Upon receipt of notice that Macy’s desires to change the Card Association with respect to the Program, Bank and the Macy’s Companies shall cooperate to develop a plan to transition the Co-Branded Credit Cards to the new Card Association. Any funds received by either Party from the new Card Association and that are expressly designated for use in the transition to the new Card Association brand (“Launch Funds”) shall be made available for use in connection with the Program. Any costs and expenses incurred by either Party in connection with a change in the Card Association brand shall be paid first from any Launch Funds, with the balance of any such costs and expenses included as a Program Expense.
(c)    Account Numbers and BINs. Unless otherwise agreed by the Parties, the account numbers, BINs and expiration dates of all Macy’s Accounts shall remain the same after the Effective Date.
(d)    Co-Branded Conversion. The Parties shall cooperate to enable the issuance of Co-Branded Credit Cards that are linked to Co-Branded Accounts rather than Private Label Accounts and General Purpose Accounts, and shall use their respective commercially reasonable efforts to cause such capabilities to be operational and implemented with respect to newly issued Macy’s Credit Cards no later than the Systems Conversion Date or such other date as the Operating Committee shall designate (such date on which such capabilities are implemented, the “Co-Branded New Issuance Conversion Date”). All Co-Branded Credit Cards first issued after the Co-Branded New Issuance Conversion Date shall be linked to a Co-Branded Account, rather than a Private Label Account and a General Purpose Account. In addition, the Parties shall cooperate to formulate a plan (the “Co-Branded Conversion Plan”) within thirty (30) days of the Effective Date that will be consistent with the provisions of Schedule 4.7(d) and will specify (i) which segments of existing Credit Card Agreements with respect to Co-Branded Credit Cards issued prior to the Co-Branded New Issuance Conversion Date may be feasibly amended without adverse legal or other consequences such that such existing Co-Branded Credit Cards shall cease to be linked to a Private Label Account and General Purpose Account and instead shall become linked to either a Private Label Account or a Co-Branded Account, as specified in Schedule 4.7(d) (such amendment a “Co-Branded Conversion Amendment”) and (ii) the timeframes for implementing Co-Branded Conversion Amendments with respect to such segments of Co-Branded Credit Cards and the other matters set forth in Schedule 4.7(d). Such feasibility shall be determined based upon, among other factors, the principles set forth in

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Schedule 4.7(d). Following the Co-Branded New Issuance Conversion Date, the Parties shall take such actions in accordance with the Co-Branded Conversion Plan as are necessary to cause the Co-Branded Conversion Amendments to be effectuated with respect to the Credit Cards of such Cardholder segments to which such Co-Branded Conversion Amendments were deemed feasible in accordance with such Co-Branded Conversion Plan and Schedule 4.7(d). In connection with the formulation of the Co-Branded Conversion Plan, the Parties shall agree to make such adjustments to their respective responsibilities with respect to inquiries by Cardholders of Co-Branded Accounts regarding alleged fraudulent activities relating to the Program that are designed to optimize such Cardholders’ customer service experience.
Section 4.8    Value Propositions.
(a)    Loyalty Programs. All elements of the “Star Rewards” and “Loyallist” programs, as set forth on Schedule 4.8(a) (as such terms are amended from time to time in accordance with this Agreement, the “Loyalty Programs”), shall remain in effect and shall be honored by the Parties unless modified by approval of the Operating Committee.
(b)    Payment Plans. Bank shall offer and support the payment plans set forth on Schedule 4.8(b)(i) and, subject to the limitations set forth in this Section 4.8(b), the cost of maintaining such payment plans shall be borne by Bank, and, except as set forth on Schedule 4.8(b)(i), no merchant charges will be payable in connection therewith. Within ten (10) calendar days after the end of each Fiscal Quarter, the Macy’s Servicer (or following the Systems Conversion Date, Bank) shall provide to the other Parties a report setting forth, for such preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter: (i) Average Private Label Receivables and (ii) Average Private Label Interest Free Receivables. If the dollar amount of Average Private Label Interest Free Receivables as a percentage of Average Private Label Receivables for such preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter exceeds the percentage threshold set forth in Schedule 4.8(b)(ii), Macy’s shall make the applicable cash payment to Bank as set forth in Schedule 4.8(b)(ii) for the actual number of days in such Fiscal Quarter calculated on the basis of a 360-day year, which cash payment shall be excluded from the calculation of Pre-Tax Profit. If the dollar amount of Average Private Label Interest Free Receivables as a percentage of Average Private Label Receivables for the preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter is less than the percentage threshold set forth in Schedule 4.8(b)(ii), Bank shall make the applicable cash payment to Macy’s as set forth in Schedule 4.8(b)(ii) for the actual number of days in such Fiscal Quarter, calculated on the basis of a 360-day year, which cash payment shall be excluded from the calculation of Pre‑Tax Profit.
(c)    Cardholder Discounts. The Macy’s Companies may provide discounts to Cardholders from time to time; provided the cost of such discounts are borne by the Macy’s Companies either through POS markdowns or in accordance with the procedures set forth in Section 8.4.
(d)    Changes to Value Propositions. The terms and conditions of the Value Propositions set forth in this Section 4.8, and the Parties’ related responsibilities in respect thereof, may be modified solely with the approval of the Operating Committee in accordance with Article III.

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(e)    Value Proposition Support. Except to the extent performed as part of the services provided by the Macy’s Servicer or any third party, Bank shall be responsible for accounting and servicing of all rewards under the Value Propositions associated with the Program (including with respect to Loyalty Programs, in accordance with the eligibility criteria for each Loyalty Program), such as printing certificates on monthly Billing Statements and rewards summaries (or otherwise producing evidence of rewards in such media as shall be agreed by the Parties from time to time). All Value Proposition testing existing as of the Effective Date shall be supported by the Program. Bank and Macy’s shall continue to honor any accrued benefits to customers accrued prior to the Effective Date in connection with such Value Propositions (subject to the reimbursement and other financial obligations of the Macy’s Companies set forth above in this Section 4.8).
Section 4.9    Participation in Reversals.
(a)    Reporting of Reversals. Each Quarterly Settlement Sheet shall set forth a calculation of the applicable Finance Charge Reversal Percentage and Late Fee Reversal Percentage for the preceding Fiscal Quarter and such other calculations as are necessary to calculate the payment in respect thereof to be made by the Parties pursuant to this Section 4.9. All amounts payable pursuant to this Section 4.9 (i) shall be netted against each other so that only a single payment shall be made pursuant to this Section 4.9 and (ii) shall be excluded from the calculation of Pre-Tax Profit.
(b)    Finance Charge Reversals.
(i)    Private Label Accounts. If the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the Macy’s Companies shall pay Bank an amount equal to (A) the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Quarter. If the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the Macy’s Companies an amount equal to (A) the applicable Low Collar minus the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Private Label Accounts.
(ii)    General Purpose Accounts. If the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the Macy’s Companies shall pay Bank an amount equal to (A) the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts, minus the applicable High Collar, multiplied by (B) the aggregate amount of all finance charges assessed on the General Purpose Accounts during such preceding Fiscal Quarter. If the Finance Charge Reversal Percentage solely with respect to the

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General Purpose Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the Macy’s Companies an amount equal to (A) the applicable Low Collar minus the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts multiplied by (B) the aggregate amount of all finance charges assessed on the General Purpose Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the General Purpose Accounts.
(c)    Late Fee Reversals.
(i)    Private Label Accounts. If the Late Fee Reversal Percentage solely with respect to the Private Label Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the Macy’s Companies shall pay Bank an amount equal to (A) the Late Fee Reversal Percentage solely with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Quarter. If the Late Fee Reversal Percentage solely with respect to the Private Label Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the Macy’s Companies an amount equal to (A) the applicable Low Collar minus the Late Fee Reversal Percentage solely with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Private Label Accounts.
(ii)    General Purpose Accounts. If the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the Macy’s Companies shall pay Bank an amount equal to (A) the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all late fees assessed on the General Purpose Accounts during such preceding Fiscal Quarter. If the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the Macy’s Companies an amount equal to (A) the applicable Low Collar minus the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts multiplied by (B) the aggregate amount of all late fees assessed on the General Purpose Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the General Purpose Accounts.
(d)    Adjustment of Collars Following Conversion to Co-Branded Accounts. Following the Co-Branded New Issuance Conversion Date, the Operating Committee shall review and adjust the High Collars and Low Collars reflected in Section 4.9(b) and 4.9(c) so that (i) there shall be a single High Collar and a single Low Collar pursuant to each of Section 4.9(b) and 4.9(c) applicable to all Macy’s Credit Cards rather than separate High Collars and Low Collars for Private Label Accounts and General Purpose Accounts (or Co-Branded Accounts, as the case may be) and (ii) the midpoint of the High Collar and the Low Collar with respect to each such Section shall be the actual weighted average Finance Charge Reversal Percentage and Late

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Fee Reversal Percentage, respectively, with respect to all Macy’s Credit Cards for an agreed upon period prior to the Co-Branded New Issuance Conversion Date.
Section 4.10    Sales Taxes. Macy’s and its Subsidiaries shall remit when due any sales taxes relating to the sale of Macy’s Goods and Services that have been charged to an Account. Unless the Macy’s Servicer has access to such information in connection with its services hereunder, Bank shall provide the Macy’s Companies on a monthly basis (based upon Fiscal Months) with a detailed description of all Net Macy’s Write-offs and shall sign such forms and provide any such other information as requested by Macy’s to enable Macy’s and its Subsidiaries to recover any Sales Tax Refunds. Except as expressly provided in this Section 4.10, Bank acknowledges and agrees that it shall not, directly or indirectly, seek to claim or recover any amount by way of a Sales Tax Refund. Bank agrees that, to the extent the laws of any jurisdiction would permit Bank or any of its Affiliates to elect or designate the party entitled to receive Sales Tax Refunds, Bank shall, and shall cause its Affiliates to, take all steps necessary to enable and permit Macy’s or any of its appropriate Affiliates to elect to receive the Sales Tax Refunds. Further, Bank agrees that, to the extent the Applicable Law of any jurisdiction would permit Bank or any of its Affiliates, but not the Macy’s Companies or any of their Affiliates, to receive Sales Tax Refunds, Bank shall, and shall cause its Affiliates to, take all steps necessary to receive the Sales Tax Refunds, except to the extent that taking any such steps would reasonably be likely to create any tax obligation or liability of Bank or its Affiliates. Whenever Bank or any of its Affiliates are applying for Sales Tax Refunds in accordance with the preceding sentence, (a) Bank shall promptly notify Macy’s of the application for Sales Tax Refunds, and (b) Macy’s and its Subsidiaries shall provide such information reasonably requested by Bank to enable Bank, or any of its Affiliates, to recover any such Sales Tax Refunds. Macy’s shall pay to Bank an amount equal to Sales Tax Refunds received by Macy’s and its Subsidiaries, net of an amount equal to the Macy’s Companies’ reasonable out-of-pocket costs incurred in connection with obtaining such Sales Tax Refunds (it being understood that if the reasonable out-of-pocket costs incurred by the Macy’s Companies or any of their Affiliates to obtain such Sales Tax Refunds exceeds the amount of Sales Tax Refunds actually obtained, then any such excess amounts shall be treated as Program Expenses). All Sales Tax Refunds received by Bank or any of its Affiliates shall be treated as income of the Program. In the event Macy’s or any of its Subsidiaries is audited or assessed by a taxing authority, and as a result any Sales Tax Refunds, or any interest or penalties with respect thereto, is repaid to such taxing authority, Bank shall repay such amount to Macy’s, and such amount shall be treated as a reduction of Program income in the next Monthly Settlement Sheet for the Program. Bank and its Affiliates also shall fully cooperate in any such audit or assessment.
Section 4.11    Commercial Accounts. The Parties acknowledge that the Macy’s Companies may issue Credit Cards or other credit products for commercial or business purposes, that Bank is not required to issue such Credit Cards or credit products for commercial or business purposes as part of the Program, and that any such Credit Cards or other credit products issued by the Macy’s Companies will not be owned by Bank. Notwithstanding the foregoing, any such Credit Cards or other credit products issued by the Macy’s Companies in accordance with practices in effect prior to the Effective Date shall be serviced and administered in accordance with Section 4.2, Section 4.3 and Article VII hereof as if they were Macy’s Credit Cards.

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ARTICLE V

MARKETING
Section 5.1    Promotion of Program. In accordance with the Marketing Plan, Bank and the Macy’s Companies shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.
Section 5.2    Marketing Commitment.
(a)    The Macy’s Marketing Commitment shall be used by Macy’s and its Affiliates in accordance with the Marketing Plan for Macy’s Marketing Costs. The Joint Marketing Commitment shall be used for Joint Marketing Costs as set forth in the Marketing Plan and as otherwise directed by the Operating Committee from time to time. To the extent that the Macy’s Marketing Costs in any Fiscal Year exceed the Macy’s Marketing Commitment, the Macy’s Marketing Commitment from the following Fiscal Year shall be applied against such excess to the extent such excess does not exceed [redacted] of the Macy’s Marketing Commitment for the following Fiscal Year (without Operating Committee approval). Any amount in the Macy’s Marketing Commitment or the Joint Marketing Commitment for a given Fiscal Year that is not spent in that Fiscal Year, at the direction of the Operating Committee, either (i) shall remain available for use during the Term or (ii) if the Operating Committee determines that such amount shall not be used for the Program, shall be included as income in the calculation of Pre-Tax Profit in the next Year-End Settlement Sheet prepared following such determination.
(b)    Without limiting the ability of the Macy’s Companies (but without creating any obligation on the part of the Macy’s Companies) to expend additional amounts for marketing of the Program, subject to the third sentence of Section 5.2(a), any proposed expenditure for any Fiscal Year in excess of the Macy’s Marketing Commitment or in excess of the Joint Marketing Commitment, and any expenditure proposed to be expended by Bank shall require the prior approval of the Operating Committee (which at the time of granting any such approval shall approve the treatment of such excess expenditures).
(c)    For the avoidance of doubt, except as otherwise expressly provided in Section 5.4, the Macy’s Marketing Commitment and the Joint Marketing Commitment shall not be used to fund the activities described in Section 5.4 or any other marketing initiatives approved by the Operating Committee pursuant to a Marketing Plan that allocates such costs to Bank.
Section 5.3    Communications with Cardholders.
(a)    Macy’s Inserts. Macy’s and its Affiliates shall have the exclusive right to communicate with Cardholders, except for any Legally Required Communication, through use of inserts and onserts (collectively, “Inserts”), including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements (including electronic Billing Statements), subject to production requirements contained in the Operating Procedures and Applicable Law. Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law (which shall be paid for by Bank and shall be deemed Program Expenses, except to the extent otherwise provided in Section 11.4(g)), the Macy’s Companies

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shall be responsible for the content of, and the cost of preparing and printing, any such Inserts. If the inclusion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, the Macy’s Companies agree to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. The Macy’s Companies shall retain all revenues they receive from all Inserts (other than any Inserts promoting the Macy’s Credit Cards or Approved Ancillary Products that the Macy’s Companies may permit to be produced and distributed in accordance with the Marketing Plan).
(b)    Billing Statement Messages. Macy’s and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law. Such messages shall be included at no cost to the Macy’s Companies. Notwithstanding the foregoing, any message required by Applicable Law shall take precedence over Macy’s’ and its Affiliates’ messages.
Section 5.4    Additional Marketing Support.
(a)    Upon the reasonable request of Macy’s from time to time, Bank shall perform or cause the performance of the marketing functions set forth on Schedule 5.4(a) at no cost or expense to the Macy’s Companies (and the cost and expense of performing such functions shall not constitute Program Expenses); provided, however, that, notwithstanding the foregoing, the Macy’s Companies shall be responsible for all out-of-pocket third party costs and expenses relating to the production of marketing materials and mailing services (which costs and expenses the Macy’s Companies may fund from amounts in the Macy’s Marketing Commitment or, to the extent approved by the Operating Committee, the Joint Marketing Commitment).
(b)    Following the Effective Date, upon request by Macy’s, Bank shall retain a mutually agreed upon third party to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis consistent with the practices of the Macy’s Companies prior to the Effective Date but in no event less frequently than annually (it being understood that the costs associated with the preparation of such surveys shall be treated as paid from the Joint Marketing Commitment). Such surveys shall be in a form and employ methodologies developed in consultation with the Macy’s Companies and shall provide for a level of information that is at a minimum substantially similar to the information gathered by the Macy’s Companies prior to the Effective Date. Bank shall make available to the Macy’s Companies the results of such surveys as well as all associated work papers promptly following completion thereof.
Section 5.5    Ancillary Products. Except for the Approved Ancillary Products and the Macy’s Credit Cards, Bank and its Affiliates shall not offer (except as otherwise agreed by the Parties) any goods or services (including any Ancillary Products) to Cardholders or through the Program. Bank may from time to time propose to the Operating Committee that Bank be permitted to solicit through mailings, Billing Statements, Inserts, telemarketing or otherwise, any or all Cardholders for a specific Ancillary Product. If the Operating Committee agrees to permit such solicitations, such solicitations shall be permitted on the terms set by the Operating Committee and the Parties shall be compensated as set forth in Article IX hereof.

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Section 5.6    Marketing Plan.
(a)    On an annual basis, the Macy’s Companies shall develop, in consultation with Bank, a marketing plan for the Program that outlines the objectives, strategies and general tactics for marketing the Program for the applicable Fiscal Year (the “Marketing Plan”). In addition, each Marketing Plan shall (i) include a budget and indicate the anticipated source of funds for each budgeted item and (ii) outline marketing responsibilities of the Parties.
(b)    Macy’s shall submit the Marketing Plan for each Fiscal Year to the Operating Committee at least thirty (30) days prior to beginning of the Fiscal Year to which such Marketing Plan relates. Macy’s shall have the right to change an approved Marketing Plan in its sole discretion; provided that any material modification to an approved Marketing Plan shall require the approval of the Operating Committee.
ARTICLE VI

CARDHOLDER INFORMATION
Section 6.1    Customer Information.
(a)    All sharing, use and disclosure of Cardholder Data and Macy’s Shopper Data under this Agreement shall be subject to the provisions of this Article VI. The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, the Macy’s Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.
(b)    Each Party to the extent it possesses Cardholder Data, and Bank to the extent it possesses Macy’s Shopper Data, shall maintain an information security program that is designed to meet the objectives of the Interagency Guidelines Establishing Information Security Standards as issued by the Office of the Comptroller of the Currency in the OCC Bulletin, OCC 2005-13 (12 C.F.R. § 30) and by the Office of Thrift Supervision (12 C.F.R. § 570, Appendix B) (collectively, the “Guidelines”), including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the Macy’s Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the Macy’s Shopper Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data and the Macy’s Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and Macy’s Shopper Data. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each Party to protect its other confidential customer information. Each Party shall use the same degree of care in protecting the Cardholder Data and the Macy’s Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In particular, Bank shall treat Macy’s Shopper Data as if it were “customer information” for purposes of the regulations above. In the event a Party becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with the other Party, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident,

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(y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected Cardholders. In the event Bank becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Macy’s Shopper Data, Bank shall immediately notify the Macy’s Companies and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Macy’s Shopper Data, and (z) to provide prompt notice to affected Macy’s Shoppers. The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data or Macy’s Shopper Data and such costs and expenses shall not be Program Expenses.
(c)    The Parties agree that for all purposes of Applicable Law relevant to the sharing, use and disclosure of Cardholder Data and Macy’s Shopper Data pursuant to this Article VI, Macy’s and its Subsidiaries shall each be considered “affiliates” of Bank as such term is used in the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, any similar provision of state law and any implementing regulations adopted thereunder (it being understood that Macy’s and its Subsidiaries, on the one hand, and Citibank and its Affiliates, on the other hand, shall not be deemed Affiliates under this Agreement for any other purpose).
(d)    Schedule 6.1(d) sets forth additional security requirements applicable to Bank and to the Macy’s Companies, respectively.
Section 6.2    Cardholder Data.
(a)    As among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by Bank.
(b)    The privacy notice provided to Cardholders pursuant to the Gramm‑Leach-Bliley Act constituting part of the Program Privacy Policy shall be in the form attached hereto as Schedule 6.2(b). Any changes to such privacy notice or to the Program Privacy Policy described therein shall be made only in accordance with Article III.
(c)    Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2. Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting, marketing or servicing (in each case, solely as directed by the Macy’s Companies or the Operating Committee) customers listed in the Cardholder Data for Macy’s Credit Cards, Approved Ancillary Products, and any other products and services approved by the Operating Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder (including its rights to use such information as contemplated by Section 16.4), or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

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(d)    Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to Macy’s or any of its Affiliates or to a Nominated Purchaser pursuant to Section 16.2. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:
(i)    to its authorized subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that each such authorized subcontractor agrees in writing to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than Bank or a Macy’s Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the Macy’s Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor agrees to promptly notify Bank and the Macy’s Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the Macy’s Companies in any investigation thereof and remedial action with respect thereto;
(ii)    to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or
(iii)    to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Macy’s if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or
(iv)    to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act (or similar Applicable Law).

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(e)    Subject to Applicable Law and the Program Privacy Policy, Bank shall transmit to the Macy’s Companies on a real-time basis throughout each day by a secure data feed into Macy’s Systems designated by Macy’s from time to time, in formats agreed to by the Parties in advance from time to time:
(i)    for any customer who has applied for a Macy’s Credit Card, regardless of the marketing channel of such application: (A) the customer’s name, address, email address, telephone number, social security number and all other information supplied on the application or prescreened response submitted by the customer; (B) an indication of whether or not the customer has been approved for a Macy’s Credit Card; and (C) if the customer has been approved for a Macy’s Credit Card, the Macy’s Credit Card issued (or to be issued) to such customer (i.e., specify the type of Macy’s Credit Card and the Macy’s Licensed Mark to be used on such Macy’s Credit Card);
(ii)    for each Cardholder, joint-Cardholder and authorized buyer, (A) such person’s name, address, email address, telephone number, social security number and Account number; (B) any reported change to any of the foregoing information; (C) transaction and experience data; and (D) any such other Cardholder Data as the Macy’s Companies may reasonably request;
(iii)    the Cardholder’s name and account number for any Account that is delinquent;
(iv)    the Cardholder’s name and account number for any Account that has been closed; and
(v)    the Cardholder Data for all categories of information available on the Macy’s Companies’ credit Systems as of the Effective Date.
(f)    Subject to Applicable Law and the Program Privacy Policy, Bank shall transmit by a secure data feed into CIM (or other Macy’s Systems designated by Macy’s from time to time), in a format agreed to by the Parties, on an as-billed basis, all information contained in the Billing Statements and all other Cardholder Data for all categories of information available on CIM as of the Effective Date (including, for each Cardholder, joint-Cardholder and authorized buyer, name, address, email address, telephone number, information as to creditworthiness and changes to any of the foregoing information).
(g)    Bank shall reasonably cooperate with the Macy’s Companies to provide Macy’s and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive, use and disclose the Cardholder Data, including, as reasonably necessary or appropriate, through use of consents, opt-in provisions or opt-out provisions, in each case as directed by the Macy’s Companies. Without limiting the foregoing, Macy’s and each of its Affiliates may receive, use and disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy (i) for purposes of promoting the Program or promoting Macy’s Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.

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(h)    The Macy’s Companies may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy. Each of the Macy’s Companies may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:
(i)    to its existing authorized subcontractors as of the Effective Date and to authorized subcontractors that enter into agreements with a Macy’s Company after the Effective Date (“Future Subcontractors”) in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that each such Future Subcontractor agrees in writing to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than a Macy’s Company or Bank, except as required by Applicable Law or any Governmental Authority (after giving the Macy’s Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such Future Subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such Future Subcontractor agrees to notify promptly Bank and the Macy’s Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the Macy’s Companies in any investigation thereof and remedial action with respect thereto;
(ii)    to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) the Macy’s Companies shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or
(iii)    to any Governmental Authority with authority over such Macy’s Company (A) in connection with an examination of such Macy’s Company; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that such Macy’s Company seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, such Macy’s Company (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

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(i)    With respect to the sharing, use and disclosure of the Cardholder Data following the termination of this Agreement:
(i)    the rights and obligations of the Parties under this Section 6.2 shall continue through any Termination Period;
(ii)    if Macy’s exercises its rights under Section 16.2, Bank shall transfer its right, title and interest in the Cardholder Data to Macy’s or its Nominated Purchaser as part of such transaction, and Bank’s right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period; and
(iii)    if Macy’s provides notice that it shall not exercise its rights under Section 16.2, Macy’s and its Affiliates’ right to use and disclose the Cardholder Data hereunder shall terminate upon the termination of the Termination Period.
Section 6.3    Macy’s Shopper Data; Macy’s Prospect List.
(a)    Bank acknowledges that the Macy’s Companies gather information about purchasers of Macy’s Goods and Services and that Macy’s and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data. Macy’s acknowledges that Bank gathers information independent of the Program and that Bank and its Affiliates shall not be subject to any limitations in respect of their right to use and disclose such information notwithstanding that such information may be the same as any information included in the Cardholder Data or the Macy’s Shopper Data. Bank shall reasonably cooperate in the maintenance of the Macy’s Shopper Data and other data, including by incorporating in the Credit Card Application and Credit Card Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information (including name, address, telephone number, email address and social security number) and all updates thereto to both Bank and Macy’s and its Affiliates. To the extent Bank is the direct recipient of such data, it shall provide such data to the Macy’s Companies in such format and at such times as shall be agreed upon by the Operating Committee. As between the Macy’s Companies and Bank, all the Macy’s Shopper Data shall be owned exclusively by the Macy’s Companies. Bank acknowledges and agrees that it has no proprietary interest in the Macy’s Shopper Data.
(b)    Subject to compliance with Applicable Law, Macy’s’ privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, the Macy’s Companies shall make available to Bank, free of charge, a list of customers of Macy’s and its Subsidiaries who the Macy’s Companies have determined are available to be solicited for Accounts under the Program (the “Macy’s Prospect List”). As between the Macy’s Companies and Bank, the Macy’s Prospect List shall be owned exclusively by the Macy’s Companies. Bank acknowledges it has no proprietary interest in the Macy’s Prospect List.
(c)    Bank shall not use, or permit to be used, directly or indirectly, the Macy’s Shopper Data, except to transfer such data to the Macy’s Companies to the extent received by Bank. Bank shall not use, or permit to be used, the Macy’s Prospect List except as provided in this Section 6.3(c). Bank may use the Macy’s Prospect List in compliance with Applicable Law

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solely for purposes of soliciting customers listed in the Macy’s Prospect List for Accounts or as required by Applicable Law.
(d)    Bank shall not disclose, or permit to be disclosed, the Macy’s Shopper Data or the Macy’s Prospect List, except as provided in this Section 6.3. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Macy’s Shopper Data or the Macy’s Prospect List (all such rights belonging exclusively to the Macy’s Companies). Bank may disclose the Macy’s Shopper Data and the Macy’s Prospect List in compliance with Applicable Law solely:
(i)    to its authorized subcontractors in connection with a permitted use of such Macy’s Shopper Data or Macy’s Prospect List under this Section 6.3; provided that each such authorized subcontractor agrees in writing to maintain all such Macy’s Shopper Data or Macy’s Prospect List as strictly confidential in perpetuity and not to use or disclose such information to any Person other than a Bank or a Macy’s Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the Macy’s Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Macy’s Shopper Data and Macy’s Prospect List; (x) protect against any anticipated threats or hazards to the security or integrity of the Macy’s Shopper Data and Macy’s Prospect List; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Macy’s Shopper Data and Macy’s Prospect List; and (z) ensure the proper disposal of Macy’s Shopper Data and Macy’s Prospect List; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the Macy’s Companies of any unauthorized disclosure, use, or disposal of, or access to, Macy’s Shopper Data or Macy’s Prospect List and to cooperate with Bank and the Macy’s Companies in any investigation thereof and remedial action with respect thereto;
(ii)    to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants, with a need to know the Macy’s Shopper Data or Macy’s Prospect List in connection with a permitted use of the Macy’s Shopper Data or Macy’s Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to the Macy’s Shopper Data or Macy’s Prospect List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or
(iii)    to any Governmental Authority with authority over such Bank (A) in connection with an examination of such Bank; or (B) pursuant to a specific requirement to provide the Macy’s Shopper Data or Macy’s Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Macy’s Shopper Data or Macy’s Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by

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Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Macy’s if reasonably possible under the circumstances, and (2) seeks to redact the Macy’s Shopper Data or Macy’s Prospect List to the fullest extent possible under Applicable Law governing such disclosure.
(e)    Upon the termination of this Agreement, Bank’s right to use and disclose the Macy’s Shopper Data and Macy’s Prospect List shall terminate. Promptly following such termination, Bank shall return or destroy all the Macy’s Shopper Data and Macy’s Prospect Lists and shall certify such return or destruction to the Macy’s Companies upon request.
ARTICLE VII

OPERATING STANDARDS
Section 7.1    Reports. Each of Bank and the Macy’s Servicer shall provide to the Operating Committee and the other Party such reports as have been provided pursuant to the Original Agreement on the time frames provided thereunder and such other reports as are mutually agreed to by the Parties from time to time and on the time schedule for delivery of such reports as shall be agreed by the Parties in connection therewith. Unless otherwise required by Macy’s, all such reports shall be prepared on a Fiscal Year reporting basis; provided, however, that the Macy’s Companies shall cooperate with Bank to provide such supplemental reporting as is reasonably necessary to accommodate Bank’s calendar-basis reporting needs. In furtherance of the foregoing, each Party shall provide the other Party with such reports as are mutually agreed, in a timeframe and format mutually agreed, to enable the other Party to satisfy its oversight obligations under OCC Bulletin 2013-29.
Section 7.2    Servicing; Transition of Services at the Election of the Macy’s Companies.
(a)    The Macy’s Companies shall perform the applicable servicing functions referenced in Section 4.2 in accordance with the terms and conditions of this Agreement, including the SLAs set forth in Schedule 7.3 (as such standards may be amended from time to time by the Operating Committee). Bank shall perform the applicable servicing functions referenced in Section 4.3 in accordance with the terms and conditions of this Agreement, including the SLAs established with respect thereto in accordance with Section 7.3 hereof (as such standards may be amended from time to time by the Operating Committee). Without limiting the foregoing, each of the Macy’s Companies and Bank shall service the Accounts in compliance with Applicable Law and with no less care and diligence than the degree of care and diligence employed by the Macy’s Companies prior to the Effective Date.
(b)    At any time, upon not less than one hundred-eighty (180) days’ prior written notice by Macy’s, the Macy’s Companies shall be entitled to elect to transfer substantially all of the services then being performed by the Macy’s Companies pursuant to Section 4.2(a) to Bank (any such transfer, a “Total Servicing Transfer”) if the Parties have substantially completed reasonable joint transition planning prior to the giving of such notice (or an additional ninety (90) days’ notice if the Parties have not substantially completed such planning; provided that the Parties shall cooperate to complete such planning within such ninety (90) day period). Following such Total Servicing Transfer, Bank shall be obligated to provide all

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such services in accordance with the terms of this Agreement and the Macy’s Companies shall thereafter be relieved of all obligations under this Article VII. Notwithstanding the foregoing, Bank shall not be obligated to undertake a Total Servicing Transfer until the Systems Conversion Date has occurred. Upon any such Total Servicing Transfer, the payments made pursuant to Article IX shall be adjusted as set forth therein to take account of such Total Servicing Transfer.
(c)    At any time, upon not less than one hundred-eighty (180) days’ prior written notice by Bank (or to the extent a shorter period is required by a Governmental Authority, such shorter period as is so required), Bank shall be entitled to transfer any service then being performed by the Macy’s Companies pursuant to Section 4.2(a) to Bank (any such transfer, a “Required Servicing Transfer”) if a Governmental Authority of competent jurisdiction requires the termination of such service. Following any such Required Servicing Transfer, subject to Macy’s right to terminate this Agreement, Bank shall be obligated to provide such services in accordance with the terms of this Agreement, and the Macy’s Companies shall thereafter be relieved of all obligations under this Article VII with respect to such services. In the event of any Required Servicing Transfer with respect to any service (other than any services that in the aggregate have a de minimis impact on the Macy’s Companies, Cardholders and Macy’s Credit Card applicants in comparison to the total services continuing to be provided by the Macy’s Companies), then, unless Bank would have been entitled to transfer such services as a result of a breach of SLAs by the Macy’s Companies as described in Schedule 7.3, (i) at any time within one hundred-eighty (180) days following receipt of the notice referred to in this Section 7.2(c), Macy’s shall be entitled to terminate this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, Bank shall not be entitled to include as a Program Expense any amount in respect of the transferred services that is in excess of the amount previously charged by the Macy’s Companies in connection with providing such services.
Section 7.3    Service Level Standards.
(a)    Within fifteen (15) days after the end of each Fiscal Month, the responsible Party shall report to the other Party, in a mutually agreed upon format, that Party’s performance under each of the SLAs set forth on Schedule 7.3 during such Fiscal Month (it being understood that the measurement period to determine compliance with any SLA may exceed one Fiscal Month).
(b)    The responsible Party shall comply with SLAs set forth in Schedule 7.3; provided that such SLAs shall be amended from time to time to establish new SLAs and modify existing SLAs, in each case, as deemed appropriate by and with the approval of the Operating Committee for any reason, including (i) completion of the Systems Conversion described in Section 7.4(a); (ii) changes to the Program; (iii) changes in industry-wide performance expectations with respect to any SLA; and (iv) changes in Applicable Law.
(c)    Without limiting the foregoing, prior to transitioning any service to Bank in accordance with the terms of this Agreement, whether pursuant to (i) an election by the Macy’s Companies, (ii) a Required Servicing Transfer or (iii) a termination of any service upon an SLA breach permitting such termination of service as set forth in Schedule 7.3, the Operating Committee shall establish SLAs to be performed by Bank with respect to such transferred service, which new SLAs shall be deemed automatically applicable to Bank with respect to

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Bank’s performance of such transferred services and which new SLAs shall provide for at least the minimum SLA standards provided for in Schedule 7.3 with respect to such service and/or such other higher SLA standards as are appropriate to reflect the service levels provided by Bank to other Retail Services Credit Card Programs of a size, nature and customer base similar to the Program and consistent with current industry practices. Upon the transition of any service to Bank for which an SLA is applicable, Bank shall be required to comply with the reporting requirements in Section 7.3(a) with respect to such SLAs (and Macy’s’ obligation to deliver such reports with respect to such services shall terminate).
(d)    Notwithstanding anything to the contrary contained in Schedule 7.3, once a service is transferred to Bank pursuant to the terms of this Agreement, thereafter, the Macy’s Companies shall no longer be obligated to perform such services and shall not be obligated to assume responsibilities for such services for any reasons. Accordingly, upon the occurrence of any SLA failure by Bank that would have otherwise resulted in a requirement to transfer services to Bank had the Macy’s Companies been the Party providing such services, then, (i) unless prohibited by Applicable Law, the Macy’s Companies shall have the option to transition the service subject to the SLA failure from Bank back to the Macy’s Companies or an alternate Service Provider in accordance with Schedule 7.3 or (ii) if they elect not to transition such services, such SLA failure shall be deemed an Event of Default by Bank pursuant to Section 14.2(f) and Macy’s shall be entitled to exercise its termination rights pursuant to Section 15.2 in respect of such Event of Default.
(e)    Each Party shall maintain in effect during the Term a disaster recovery and business continuity plan that complies with Applicable Law and that is designed to ensure that Systems availability is consistent with the standards specified in Schedule 7.3. Each Party shall be prepared to and have the ability to implement such plan if necessary. Each Party shall provide the other with access to review such plan upon request. Each Party shall test its plan annually (and provide the results of such test if required by the other Party) and shall promptly implement such plan upon the occurrence of a disaster or business interruption. Each Party’s disaster recovery and business continuity plan shall provide for commercially reasonable measures designed to ensure that: (i) such Party will notify the other Parties in writing (including by email) within [redacted] of any disaster that could negatively impact such Party’s Systems availability or the services hereunder, (ii) such Party will provide the other Parties, [redacted] of such notice, a plan to continue to provide the operation of the Bank Systems or Macy’s Systems, as applicable, at an alternative processing facility, and (iii) the Bank Systems or Macy’s Systems, as applicable, must be fully operational within [redacted] of the initial notice.
(f)    Bank shall be excused from its failure to meet any applicable SLAs to the extent that such failure results from the Macy’s Systems or any acts or omissions of the Macy’s Companies. The Macy’s Companies shall be excused from their failure to meet any applicable SLAs to the extent that any such failure results from Bank’s Systems or any acts or omissions of Bank.

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Section 7.4    Credit Systems.
(a)    Bank and the Macy’s Companies shall work together (including through a subcommittee of the Operating Committee formed for this purpose) to implement a mutually agreeable Systems conversion plan, having the elements set forth in Schedule 7.4(a)(ii) and such other elements as the Parties shall agree, which plan shall be designed to convert the master files of Accounts and all other Cardholder and other Program credit data to the Bank Credit Platform (all such conversion activities, the “Systems Conversion”). Subject to the satisfaction of each of the requirements set forth in Section 7.4(b), the Systems Conversion shall be completed and Bank and the Macy’s Companies shall begin using the Bank Credit Platform to support the operation of the Program no later than [redacted] (such date of such completion and first use, the “Systems Conversion Date”). Bank shall bear its costs and expenses, as well as the other costs and expenses set forth in Schedule 7.4(a)(ii), associated with the Systems Conversion, including the development of the Desktop Platform, and such expenses shall not constitute Program Expenses. Until the Systems Conversion Date, notwithstanding any other provision contained in this Agreement, Macy’s shall (i) make the modifications and changes to Macy’s Systems specified in Schedule 7.4(a)(iii) and (ii) in a manner consistent with the historical practice of Macy’s (taking into account the magnitude and type of each of the following matters): (A) ensure that the features and functionality available on the Macy’s Systems as of the Effective Date are maintained in a manner consistent with historical levels, and (B) ensure that the Macy’s Systems are sufficient to support the operation of the Program as contemplated by the terms of this Agreement. In the event that a change in Applicable Law first announced after the Effective Date and prior to the Systems Conversion Date requires a modification or change to the Macy’s Systems to be made prior to the Systems Conversion Date, and Bank and Macy’s cannot otherwise agree on a mutually acceptable workaround, Macy’s shall make such modification or change to the Macy’s Systems to the extent necessary to cause the Macy’s Systems to operate in accordance with Applicable Law.
(b)    The Parties acknowledge and agree that the Systems Conversion Date shall not occur, and Bank and the Macy’s Companies shall not begin using the Bank Credit Platform to support the operation of the Program in absence of satisfaction of each of the following requirements:
(i)    Bank shall ensure that (A) all features and functionality available on the Macy’s Systems prior to the Systems Conversion Date (including data gathering, interface capabilities with the Macy’s Companies’ other Systems, Loyalty Program support and core systems/customer service functionality) are available on the Bank Credit Platform as of the Systems Conversion Date to the extent the Macy’s Systems are to be converted to the Bank Credit Platform and (B) all interfaces between the Bank Systems and the Macy’s Systems shall have been established to the extent necessary to continue the same level of information sharing between the Macy’s Companies and Bank following the Systems Conversion Date as was in effect prior to the Systems Conversion Date, as more fully set forth in Schedule 7.4(b)(i); provided that the functionality of the Bank Credit Platform on the Systems Conversion Date, or such other date as the Parties may agree, shall reflect such changes to processes, procedures and functionality as compared with processes, procedures and functionality in effect prior to the Systems Conversion Date, as are set forth in the Systems Discovery Deck and Schedule 7.4(b)(i);

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(ii)    the development of the Desktop Platform shall have been completed, such Desktop Platform shall have the specifications required by the Business Requirements Documents and Schedule 1.1(d) to be operational by the Systems Conversion Date, and all personnel providing services to all functional areas of the Macy’s Companies that previously had access in connection with the Program to the elements of the Macy’s Systems that were converted to the Desktop Platform shall have the right and license to access and use such Desktop Platform to the same extent such personnel were permitted to access such Macy’s Systems prior to the Systems Conversion Date;
(iii)    all existing credit data feeds used by Macy’s or any of its Affiliates in connection with the Credit Card Business, CIM or otherwise prior to the Effective Date shall have been replicated on the Bank Credit Platform in accordance with Schedule 7.4(b)(i), and all interfaces necessary to permit credit data to be transmitted to and from the Desktop Platform as required in accordance with the specifications set forth in Schedule 1.1(d) shall have been created, in each case prior to the Systems Conversion Date;
(iv)    the Bank Credit Platform shall support the Internet and mobile services set forth on Schedule 7.4(b)(iv) to the same extent such services were supported by the Macy’s Systems being converted to the Bank Credit Platform prior to the Systems Conversion Date;
(v)    without limiting the foregoing, the Bank Credit Platform shall interface with the Macy’s Systems that are not converted to the Bank Credit Platform in a manner reasonably acceptable to Macy’s;
(vi)    Bank shall have a disaster recovery and business continuity plan applicable to the Bank Credit Platform as set forth in Section 7.3(e) and Bank shall be prepared to and have the ability to implement such plan if necessary; and
(vii)    Bank shall have identified and implemented all Systems changes necessary to ensure that the Bank Credit Platform will be compatible with those Macy’s Systems that will interface with the Bank Credit Platform.
(c)    The Macy’s Companies and Bank shall formulate a mutually agreeable testing protocol designed to assure that the Bank Credit Platform has the features and functionality described in clause (b)(i)-(vi) and that the Macy’s Systems that will be used in connection with the Program following the Systems Conversion Date will interface with the Bank Credit Platform and will not experience any loss of functionality, which testing protocol shall generally contemplate (i) each Party testing its own System in accordance with a testing plan and script meeting all reasonable requirements of the other Party, (ii) both Parties jointly testing Program interfaces and (iii) all testing results, regardless of the Party performing such testing, being shared with the other Party. Regardless of whether such testing protocol shall be finalized by the Parties, neither Party shall be obligated to implement the Systems Conversion unless such Party, acting reasonably, shall be satisfied in all respects with the results of all of the foregoing testing.

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(d)    Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Operating Committee. Neither Party will make any change to its Systems with respect to the Program without prior notification to the Operating Committee if such change would reasonably be expected to materially impact the Program or the operation of any of the other Party’s Systems, except to the extent such change is necessary in connection with the exercise by Macy’s or Bank of a Macy’s Matter or a Bank Matter, as applicable; provided, further, that, without the prior approval of the Operating Committee, neither Party shall make any change to its Systems with respect to the Program during November and December. Bank shall cooperate to ensure that System changes are scheduled with due regard to the retail sales calendar of Macy’s and in a manner designed to minimize disruption to peak sales periods. Without limiting the foregoing, Bank shall not make any changes to the Bank Credit Platform that will impact the obligations or activities of, impose any costs or expenses upon, or limit the information delivered by such Systems to, the Macy’s Companies in connection with the Program, unless such impacts, costs, expenses or limits were separately approved by Macy’s in accordance with the terms hereof. Following the Systems Conversion Date, Bank shall provide, as part of the Bank Credit Platform, to the Macy’s Companies (i) access to a testing environment at the facilities of Macy’s and its Subsidiaries and (ii) coordinated user acceptance testing capabilities, in each case that will enable the Macy’s Companies to continue to perform ordinary course testing of System functionality, System modifications (including software updates) and System interfaces between the Systems of Bank and the Macy’s Companies in order to verify continued Systems functionality. The Bank’s test environment shall include the functionality and specifications set forth on Schedule 7.4(d).
(e)    Prior to the Systems Conversion Date, the Operating Committee shall agree on such modifications to the terms of this Agreement relating to the allocation of reporting obligations, settlement and chargeback procedures and other Systems-dependent obligations and procedures as are necessary to accurately reflect the transition of relevant services, capabilities and data access of the respective Parties following the Systems Conversion Date (it being understood that such amended obligations and procedures shall provide for the continued performance by the Macy’s Companies of the same roles and responsibilities, and shall provide for the same Program treatment, with respect to user acceptance activities, as are performed by the Macy’s Companies prior to the Systems Conversion Date using the Macy’s Systems).
(f)    Bank hereby (i) consents (to the extent Bank’s consent is required) to the granting by First Data to the Macy’s Companies of a sublicensable license, to access and use any and all Systems and any Intellectual Property therein of First Data comprising the Bank Credit Platform (and all data related to Macy’s credit card program stored therein or transmitted or processed thereby), and (ii) grants to the Macy’s Companies a limited, non-exclusive, non-sublicensable (other than to Affiliates and Service Providers of the Macy’s Companies and, subject to the restrictions set forth in this Section 7.4(f), the Nominated Purchaser that acquires the Program Assets in accordance with this Agreement), non-transferrable license, which license shall not be exercised by the Macy’s Companies until the expiration or termination of this Agreement, to access, use and modify the Desktop Platform (including (A) all data related to Macy’s credit card program stored therein or transmitted or processed thereby and (B) Bank’s

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source code in the Desktop Platform, and Bank shall deliver such source code to Macy’s promptly upon Macy’s request after the date this license becomes effective) in the form in which it exists as of the expiration or termination of this Agreement, in each case of clauses (i) and (ii), as necessary to permit Macy’s and its Affiliates, after any expiration or termination of this Agreement, to continue to perform any of the servicing and administration responsibilities regarding the Program Assets performed by Macy’s and its Affiliates pursuant to this Agreement after the Systems Conversion Date; provided, however, that if any of the Macy’s Companies, their Affiliates or the Nominated Purchaser (or any successor issuer of the Macy’s Credit Cards or any Affiliate of Macy’s in the event that Macy’s elects to exercise the purchase option with respect to the Program Assets on its own behalf) does not continue to engage First Data to provide the credit platform for the Program Assets following the Program Purchase Date, the license granted herein shall be automatically modified (i.e., without any further action by the Parties) to be a limited, non-exclusive, non-sublicensable (other than to Affiliates and Service Providers of the Macy’s Companies and, subject to the restrictions set forth in this Section 7.4(f), the Nominated Purchaser that acquires the Program Assets in accordance with this Agreement), non-transferrable license, which shall expire on the [redacted] anniversary of the cessation of use of First Data to provide the credit platform for the Macy’s Credit Cards, solely for the limited purposes of providing the Systems access and use rights necessary to allow Macy’s, the Macy’s Companies, their Affiliates, the Nominated Purchaser and/or any successor issuer of Macy’s Credit Cards to obtain their data and transition to a new credit platform. Notwithstanding anything to the contrary contained herein, the Nominated Purchaser that acquires the Program Assets in accordance with this Agreement shall (1) under no circumstances have any rights to access any source code owned by Bank absent Bank’s prior written consent, (2) have no greater access to the Bank Credit Platform than Bank has as of the Effective Date to the Macy’s Systems to be replaced by the Bank Credit Platform, and (3) agree in writing to maintain the confidentiality of all of Bank’s and any of its Affiliate’s Confidential Information upon terms no less stringent than the confidentiality obligations contained herein prior to obtaining any such access to the Bank Credit Platform. Bank shall not impose any royalty or other cost or expense on the Macy’s Companies for the provision by Bank of the foregoing license, and represents and warrants that no other Person has any right or entitlement to the Desktop Platform which would in any way permit such Person to limit Macy’s rights in respect thereof or impose any cost or expense in connection with such license. Macy’s shall, and shall cause its Affiliates, Service Providers and the Nominated Purchaser to (as a condition to granting or receiving any use rights to the Bank Credit Platform), implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures. Notwithstanding the foregoing, Governmental Authorities shall be permitted to access the applicable Systems that are subject to the license referred to in this Section 7.4(f). No Person shall have any rights (including third party beneficiary rights) with respect to First Data’s proprietary source code by virtue of this Agreement.
(g)    Notwithstanding anything to the contrary set forth herein (but subject to the last sentence of this Section 7.4(g)), access by Macy’s, any Macy’s Company, or any Affiliate or Service Provider of Macy’s or any Macy’s Company, to any Bank Systems during the Term shall not include the ability to effectuate alterations or changes (other than indirectly by directing Bank pursuant to Macy’s rights under this Agreement) to any hardware or software comprising the Bank Systems. For the avoidance of doubt, nothing in this Section 7.4(g) is intended to

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derogate from the Macy’s Companies license set forth above in Section 7.4(f) after the expiration or termination of this Agreement.
Section 7.5    Systems Interface; Technical Support.
(a)    Required Interfaces. The Macy’s Companies and Bank shall maintain the interfaces that were sustained between the Macy’s Companies and Bank immediately prior to the Effective Date (as such interfaces are modified in compliance with Section 7.4 in connection with the Systems Conversion) and shall cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time. Subject to the provisions of Schedule 7.4(a)(ii) with respect to costs and expenses incurred in connection with the Systems Conversion, each of the Macy’s Companies and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is at all times no less functional than prior to the Effective Date.
(b)    Additional Interfaces; Interface Modifications. All requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Operating Committee for approval. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis. Except as otherwise provided herein (including in Section 7.4), all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party unless otherwise determined by the Operating Committee.
(c)    Secure Protocols. The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to Macy’s and its Affiliates, on the other hand, and vice versa.
ARTICLE VIII

MERCHANT SERVICES
Section 8.1    Transmittal and Authorization of Macy’s Charge Transaction Data. Macy’s shall, and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with Macy’s, the “Retail Merchants”) to, accept the Macy’s Credit Cards for Macy’s Transactions. The Retail Merchants shall transmit Macy’s Charge Transaction Data for authorization of Macy’s Transactions as provided in the Operating Procedures. The Macy’s Transactions shall be authorized or declined on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Macy’s Credit Card and the remainder is paid through one or more other forms of payment), transactions over the phone, on-line or hand keyed, as applicable, or down‑payments on Macy’s Goods and Services for later delivery. If any Retail Merchant is unable to obtain authorizations for Macy’s Transactions for any reason, such Retail Merchant may complete such Macy’s Transactions without receipt of further authorization as provided in the Operating Procedures.
Section 8.2    POS Terminals. The Retail Merchants shall maintain POS terminals capable of processing Macy’s Credit Card and Account transactions as handled as of the Effective Date. To the extent that the Retail Merchants are required to make changes to any

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POS terminal (including hardware and software) in order to process Macy’s Transactions and transmit Macy’s Charge Transaction Data under this Agreement as a result of any Systems Conversion contemplated by Section 7.4 or any other change or modification to any Bank System or a new Bank System approved by the Operating Committee, subject to Schedule 7.4(a)(ii) (which shall govern the costs of any changes required in connection with the Systems Conversion), each Party shall pay its respective costs and expenses associated with such changes.
Section 8.3    In-Store Payments. The Retail Merchants may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures. The Retail Merchants shall, as necessary, provide proper endorsements on such items. Bank hereby grants to each of the Macy’s Companies and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. The Macy’s Companies, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments, and Bank shall include the Macy’s Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Macy’s Charge Transaction Data. The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.
Section 8.4    Settlement Procedures.
(a)    The Retail Merchants shall transmit Macy’s Charge Transaction Data (including Macy’s Charge Transaction Data arising in connection with sales by Licensees) to Bank in accordance with the Operating Procedures on each day that the Retail Merchant is open for business. If Macy’s Charge Transaction Data is received by Bank’s processing center before 11:00 A.M. (Eastern time) on any Business Day on which Bank is open for business, Bank shall process the Macy’s Charge Transaction Data and initiate a wire transfer of the payment in respect thereof before 1:00 P.M. (Eastern time) on the same Business Day.
(b)    Bank shall remit to Macy’s, for itself and the Retail Merchants, an amount equal to the total amount of charges identified in all Macy’s Charge Transaction Data not yet paid in accordance with Section 8.4(a) less the sum of (i) the total amount of any credits included in such Macy’s Charge Transaction Data, plus (ii) the total amount of In-Store Payments (if any), plus (iii) any amounts charged back to such Retail Merchants pursuant to Section 8.5. The total amount of charges reflected in the Macy’s Charge Transaction Data shall include the amount of all Cardholder and employee discount(s) such that upon daily settlement of such Macy’s Charge Transaction Data in accordance with Section 8.4(c), Bank shall pay Macy’s the price of the Macy’s Goods and Services without giving effect to such discount(s). Macy’s shall reimburse Bank for the amount of such discounts on a monthly basis as set forth in Section 8.4(d).
(c)    If any Macy’s Charge Transaction Data is not received by Bank’s processing center before 11:00 A.M. (Eastern time) on any Business Day on which such processing center is open for business as a result of any circumstance other than a willful failure of the Retail Merchant to send such data (e.g., Systems failure or communication outage), which circumstance the Retail Merchant shall use reasonable efforts to remedy, Bank shall initiate a wire transfer (each such transfer, an “Estimated Remittance”) by 3:00 P.M. (Eastern time) on the same Business Day of Bank’s good faith estimate of the amount that should be transferred to

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Macy’s for itself and the Retail Merchants in accordance with Section 8.4(a) as if such failure had not occurred. Bank’s good faith estimate shall be based on Macy’s’ then most recent projections of Net Credit Sales and shall take into account, among other things, holidays and seasonal and other sales fluctuations. The Estimated Remittance shall be deducted from any remittance in respect of applicable Macy’s Charge Transaction Data when transmitted and processed pursuant to this Section 8.4 (and, to the extent necessary thereafter to fully reconcile such Estimated Remittance, other Macy’s Charge Transaction Data).
(d)    Not more than five (5) days after the end of each Fiscal Month, the Macy’s Servicer shall deliver or cause to be delivered to Bank a report for such preceding Fiscal Month of all discount(s) reflected in the Macy’s Charge Transaction Data and paid for by Bank in such preceding Fiscal Month (and, in the case of Macy’s Charge Transaction Data for a credit to an Account, all reversals of discounts reflected in the credits included in such Macy’s Charge Transaction Data). The net amount of discounts paid by Bank with respect to such discounts during such Fiscal Month, as reflected on such report (after deducting any discounts reversed in respect of Macy’s Goods and Services for which a credit was issued), shall be paid by the Macy’s Companies to Bank within three (3) Business Days of such report.
(e)    Macy’s shall be responsible for allocating remittances under this Section 8.4 among all the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to make remittances to any person other than Macy’s).
Section 8.5    Bank’s Right to Charge Back.
(a)    Right to Charge Back. Bank shall have the right to charge back to Macy’s the Cardholder Indebtedness reflected in Macy’s Charge Transaction Data only to the extent such charge back is expressly permitted in clauses (i) through (iv) below.
(i)    Merchandise Adjustments. If a Cardholder requests an adjustment based on the quality or delivery of Macy’s Goods and Services, the Cardholder request for adjustment shall be promptly communicated to MCCS on behalf of the relevant Retail Merchant. MCCS shall honor the customer service policies and determinations of the relevant Retail Merchant. Amounts shall only be charged back to the extent MCCS authorizes the applicable charge back of Cardholder Indebtedness.
(ii)    Fraudulent Charges. If a charge arose from fraud of any employee or agent of a Retail Merchant, the amount of any Cardholder Indebtedness with respect to such charge may be charged back to Macy’s, on behalf of the relevant Retail Merchant.
(iii)    Certain Transactions. Any transactions in the Macy’s Channels with respect to which appropriate authorizations were not obtained in accordance with the Operating Procedures may be charged back to Macy’s.
(iv)    Cardholder Fraud. Any transactions that arose in any Macy’s Channel from fraud in respect of a Private Label Account or a Co-Branded Account may be charged back to Macy’s.

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(b)    Exercise of Chargeback. If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due to the Macy’s Companies under this Agreement, or Bank may demand payment from Macy’s for the full amount of such chargeback. In the event of a chargeback pursuant to this Article VIII, upon payment in full of the related amount by Macy’s, Bank shall immediately assign to Macy’s or the relevant Retail Merchant, without any representation, warranty or recourse, all right to payments of amounts charged back in connection with such Cardholder charge. Bank shall cooperate fully in any effort by the Macy’s Companies to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.
(c)    General Purpose Account and Co-Branded Account Fraud. All fraud losses in respect of General Purpose Accounts and (except to the extent set forth in Section 8.5(a)(iv)) Co-Branded Accounts shall be at Bank’s expense (and shall be deemed Program Expenses).
Section 8.6    No Processing Fees.
(a)    None of Macy’s, its Affiliates or the Retail Merchants shall charge any Credit Card surcharge, application, processing or other Program-related fee to Cardholders.
(b)    None of Macy’s, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount on any Macy’s Transaction. Bank shall process Macy’s Transactions such that, except as set forth on Schedule 4.8(b)(i), the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

ARTICLE IX

PROGRAM ECONOMICS
Section 9.1    Bank’s Responsibility for Program Operation. Except as otherwise expressly specified in this Agreement, Bank shall be responsible for the costs of operating the Program. Except as expressly contemplated by the Budget approved by the Operating Committee or as otherwise expressly provided for in this Agreement, Bank shall not incur costs that would be deemed Program Expenses unless otherwise approved by the Operating Committee.
Section 9.2    Settlement Statements.
(a)    Within thirty (30) days after the end of each Fiscal Month other than the last Fiscal Month of each Fiscal Quarter, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(a). Each such statement shall be known as a “Monthly Settlement Sheet”.

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(b)    Within thirty (30) days after the end of each Fiscal Quarter other than the last Fiscal Quarter of each Fiscal Year, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(b). Each such statement shall be known as a “Quarterly Settlement Sheet”.
(c)    Within thirty (30) days after the end of each Fiscal Year, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(c). Each such statement shall be known as a “Year-End Settlement Sheet”.
Section 9.3    Macy’s Compensation.
(a)    Payments. Not later than 10 A.M. (Eastern time) on the fifth (5th) Business Day after the receipt of each Monthly Settlement Sheet, Quarterly Settlement Sheet or Year-End Settlement Sheet, as applicable, Bank shall pay to FDS Bank the amounts determined in accordance with Schedule 9.3(a)(i). Such amounts shall be paid to FDS Bank regardless of whether any amounts are disputed by Bank. Each Party may invoke the dispute resolution procedures set forth herein in connection with any dispute relating to any payment of the amounts set forth in the applicable settlement sheet. Except to the extent paid pursuant to the previous sentence, not later than 10 A.M. (Eastern time) on each Business Day, Bank shall pay FDS Bank an amount determined in accordance with Schedule 9.3(a)(ii). Bank shall also pay the amounts set forth in Schedule 9.3(a)(iii) at the times set forth in such Schedule.
(b)    Form of Payment. All payments pursuant to this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by FDS Bank unless otherwise agreed upon by the Parties in writing.
(c)    Card Association Compensation. The Parties hereby agree to the terms and conditions set forth on Schedule 9.3(c).
Section 9.4    Budgeting.
(a)    At least ninety (90) days before the beginning of each subsequent Fiscal Year, the Managers will jointly submit a proposed annual Budget for such Fiscal Year to the Operating Committee. Each Budget shall be based on reasonable estimates of each line item therein based upon the Business Plan, the Marketing Plan and other information regarding actual historical and estimated future expenses of the Program and the Parties. Each Party shall promptly provide information reasonably requested by the Operating Committee in connection with the review and approval of any Budget.
(b)    The Operating Committee shall review the proposed Budget and approve the annual Budget in accordance with Section 3.2. The Operating Committee shall also review the Budget at least semi-annually and may elect to approve modifications to the forecasts contained in the Budget (and/or approve a semi-annual Budget) from time to time.
(c)    Within thirty (30) days after the end of each Fiscal Year, the Macy’s Servicer shall provide a report to Bank indicating the actual income and expenses of the Program compared to the applicable Budget. Unless otherwise approved by the Operating Committee, to the extent any actual expenses incurred in the prior Fiscal Year in respect of any expense

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category (including all line items in such expense category) set forth in Schedule 9.4(c) exceed one hundred ten percent (110%) of the amount budgeted therefor in the approved Budget for such Fiscal Year, the following shall apply:
(i)    with respect to each expense category where such an excess exists, if such expense category is an expense category with respect to which the Macy’s Companies are responsible (as set forth in Schedule 9.4(c)) and are entitled to payment or reimbursement in accordance with this Agreement disregarding this Section 9.4(c), the Macy’s Companies shall make a payment to Bank in an amount equal to the excess, if any, of (A) the aggregate of all monthly amounts paid or reimbursed to the Macy’s Companies in respect of such expense category for the relevant Fiscal Year over (B) the amount to which the Macy’s Companies would have been entitled had the actual amount of the expenses in such expense category not exceeded the amount budgeted therefor; and
(ii)    annual Pre-Tax Profit shall be recalculated by the Macy’s Servicer; provided that for purposes of such recalculation, for each expense category as to which there is an excess of the type referred to in the first paragraph of this Section 9.4(c), the budgeted amount for such expense category shall be substituted for the amount that would have been recorded for such expense category based on actual results. Bank shall pay to the Macy’s Companies an amount equal to the excess, if any, of (A) the Macy’s Profit Share to which the Macy’s Companies would have been entitled for such Fiscal Year had the actual Pre-Tax Profit for such Fiscal Year been equal to the Pre-Tax Profit as recalculated in accordance with this Section 9.4(c)(ii) over (B) the aggregate amount actually paid to the Macy’s Companies in respect of the Macy’s Profit Share for all months in such Fiscal Year.
(d)    All amounts payable pursuant to Section 9.4(c) shall be reflected in the Year-End Settlement Sheet and paid to the Party(ies) entitled thereto in connection with the settlement of the amounts reflected therein.
Section 9.5    Reimbursable Changes.
(a)    Subject to compliance with the requirements in Section 3.2, to the extent applicable, (i) Bank may, from time to time, make or require that Macy’s (or, as applicable, its Affiliates or the Macy’s Servicer) make a Bank Reimbursable Change, and (ii) Macy’s may, from time to time, make or require that Bank make a Macy’s Reimbursable Change. Without limiting any provisions of this Agreement (including Section 7.4) that specifically allocate particular known or specified costs to a Party:
(i)    in the event that Bank Reimbursable Changes result in Aggregate Bank Imposed Cumulative Costs/Lost Revenues incurred in any Fiscal Year exceeding the Aggregate Macy’s Imposed Cumulative Costs/Lost Revenues by more than [redacted] (such amount the “Excess Costs/Lost Revenue Deductible” and such condition a “Bank Imposed Excess Costs/Lost Revenue Condition”), Bank shall reimburse the Macy’s Servicer (or in the case of the portion thereof constituting a reduction in Pre-Tax Profit, Macy’s) for such excess over the Excess Costs/Lost Revenue Deductible (the “Bank Imposed Excess Costs/Lost Revenue”); provided, however, that to the extent any portion

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of the Aggregate Bank Imposed Cumulative Costs/Lost Revenues is attributable to (A) any retroactive effect of a Bank Reimbursable Change, (B) any change to any Program Policy or Feature referred to in Schedule 9.5(a)(i), (C) any change in Cardholder terms adopted as a Bank Matter pursuant to clause (v) of Schedule 3.2(g) or (D) any change to any matter referred to in Exhibit A of Schedule 3.2(g) adopted as a Bank Matter in reliance on the last proviso of clause (viii) of Schedule 3.2(g), such portion of the Bank Imposed Excess Costs/Lost Revenues shall not be subject to (x) the Excess Costs/Lost Revenue Deductible or (y) the [redacted] threshold set forth in the definition of Bank Reimbursable Change, but instead shall be fully reimbursed by Bank to Macy’s; and
(ii)    in the event that Macy’s Reimbursable Changes result in Aggregate Macy’s Imposed Cumulative Costs/Lost Revenues incurred in any Fiscal Year exceeding Aggregate Bank Imposed Cumulative Costs/Lost Revenues by more than the Excess Costs/Lost Revenue Deductible (a “Macy’s Imposed Excess Costs/Lost Revenue Condition” and collectively with a Bank Imposed Excess Costs/Lost Revenue Condition, an “Excess Costs/Lost Revenue Condition”), Macy’s shall reimburse Bank for the amount of such excess over the Excess Costs/Lost Revenue Deductible (the “Macy’s Imposed Excess Costs/Lost Revenue” and collectively with the Bank Imposed Excess Costs/Lost Revenue, the “Excess Costs/Lost Revenue”).
(b)    For so long as an Excess Costs/Lost Revenue Condition shall be in effect, Bank or Macy’s, as applicable, shall reimburse the other Party (or, if applicable, the Macy’s Servicer) on a monthly basis for the Excess Costs/Lost Revenue incurred in the relevant month, determined in accordance with Section 9.5(c). The amount of any such reimbursement shall not be deemed a Program Expense and shall not be deducted in determining Pre-Tax Profit. Such reimbursement shall be payable monthly in arrears as part of the monthly settlement process pursuant to Section 9.3, provided that such monthly payments shall commence with the next monthly settlement that is at least fifteen (15) days after the date on which such amount payable is finally determined pursuant to Section 9.5(d) below; the first such payment shall reimburse the applicable Party (or, if applicable, the Macy’s Servicer) for any reimbursable Excess Costs/Lost Revenues that accrued in any previous month and remain unpaid. Notwithstanding the foregoing, Bank’s obligation to reimburse the Macy’s Servicer in respect of a Bank Reimbursable Change, and Macy’s obligation to reimburse Bank in respect of a Macy’s Reimbursable Change, for Excess Costs/Lost Revenue with respect to such change shall cease with immediate (but not retroactive) effect, if such change becomes (i) required by Applicable Law or (ii) a Market Conforming Change.
(c)    For purposes of this Section 9.5, regardless of the timing of any cash payments made by a Party in respect of a Reimbursable Change, Costs/Lost Revenues attributable to Reimbursable Changes shall be deemed incurred as follows:
(i)    except for one-time costs referred to in clause (ii) or (iii) below, costs shall be deemed to be incurred when incurred as expenses in accordance with GAAP;

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(ii)    one-time costs that are associated with information technology improvements, upgrades or modifications and/or hardware or software development or related costs and that are not required to be amortized or depreciated in accordance with GAAP nonetheless shall be deemed to be amortized on a straight line basis and incurred in monthly installments over a three-year period or the remaining months in the Term, whichever is shorter;
(iii)    one-time costs that are required to be amortized or depreciated in accordance with GAAP shall be deemed to be incurred in accordance with such depreciation or amortization schedule or over the remaining months in the Term, whichever is shorter; and
(iv)    the amount of lost revenues shall be deemed to be the excess of the revenues in any period, calculated on a pro forma basis, that would have been recognized had such Reimbursable Changes not been implemented, over the actual amount of revenues recognized during such period giving effect to such change.
(d)    In connection with any proposal by a Party to implement a change that may be subject to this Section 9.5, the other Party shall, within twenty (20) Business Days after receipt of the notice of the proposing Party referred to in the definition of Bank Reimbursable Change or Macy’s Reimbursable Change, as the case may be, and as a condition to receiving any payment hereunder, provide to the Party that is proposing to implement such change (i) a statement setting forth a detailed breakdown of all revenue, cost and other calculations required for determining the Costs/Lost Revenues expected to be incurred or actually incurred by such Party (the “Costs/Lost Revenues Statement”) and (ii) a duly executed officer’s certificate certifying the accuracy of the Costs/Lost Revenues Statement (or in the case of any projections contained therein, that such projections were prepared in good faith based on assumptions such officer believes to be reasonable). The other Party may dispute any amounts payable by such Party as reflected on the Costs/Lost Revenues Statement. If a Party has any objections to such amounts as reflected in the Costs/Lost Revenues Statement, such Party shall deliver to the other Party a statement specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute (an “Objections Statement”). If an Objections Statement is not delivered by a Party within 60 Business Days after delivery of the Costs/Lost Revenues Statement, such Party will be deemed to have accepted the Costs/Lost Revenues Statement, which shall be final, binding and non-appealable by the Parties with respect to amounts reflected as owing by the other Party. Assuming timely delivery of an Objections Statement by a Party in accordance with the terms of this Section 9.5(d), all disputes with respect to all Objections Statements delivered in a particular Fiscal Year shall be resolved on an annual basis in accordance with Section 12.3.

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ARTICLE X

INTELLECTUAL PROPERTY
Section 10.1    The Macy’s Licensed Marks.
(a)    Grant of License to Use the Macy’s Licensed Marks. Subject to the terms and conditions of this Agreement, Macy’s hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the Macy’s Licensed Marks (i) with respect to the Program in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) in connection with any sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties for liquidation. All use of the Macy’s Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Macy’s to Bank from time to time (which Macy’s shall so deliver). All uses of the Macy’s Licensed Marks shall require the prior written approval of Macy’s. To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in the Macy’s Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Macy’s Licensed Marks hereunder and Bank shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of Macy’s.
(b)    New Macy’s Marks. If Macy’s or any of its Subsidiaries adopts a trademark, service mark or other source indicator that is a successor to a Macy’s Licensed Mark or that Macy’s has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(e) hereto (a “New Macy’s Mark”), Bank may request that Macy’s add such New Macy’s Mark to Schedule 1.1(e) hereto and license its use hereunder; Macy’s shall not unreasonably fail to do so (for the avoidance of doubt and without limitation, it is reasonable for Macy’s to withhold consent if the New Macy’s Mark is not a successor to a Macy’s Licensed Mark or is not used in connection with its retail operations), and upon Macy’s written approval of the addition of such New Macy’s Mark, such New Macy’s Mark shall be deemed added to Schedule 1.1(e). In the event that Macy’s does not license any New Macy’s Mark to Bank, such New Macy’s Mark shall be deemed to be a Macy’s Licensed Mark solely for purposes of Section 2.2.
(c)    Termination of License. Except to the extent otherwise provided in Section 16.4, the license granted in this Section 10.1 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, the Program Purchase Date. Upon termination of the license granted in this Section 10.1, all rights in the Macy’s Licensed Marks granted hereunder shall revert to Macy’s and Bank shall (and shall cause its authorized Affiliates, authorized third parties and permitted sublicensees to): (i) discontinue all use of the Macy’s Licensed Marks, or any of them, and any colorable imitation thereof and (ii) destroy all unused Macy’s Credit Cards, Credit Card Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Macy’s Licensed Marks; provided that if

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the purchase option under Section 16.2 is exercised, at Macy’s’ election, such items shall constitute Program Assets and will be transferred and delivered to Macy’s or its Nominated Purchaser pursuant to Section 16.2.
(d)    Ownership of the Macy’s Licensed Marks. Bank acknowledges that (i) the Macy’s Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Macy’s and its Affiliates, (ii) it shall take no action which shall adversely affect the exclusive ownership of Macy’s and its Affiliates in the Macy’s Licensed Marks, or the goodwill associated with the Macy’s Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the Macy’s Licensed Marks by Bank shall inure to the benefit of Macy’s. Nothing herein shall give Bank any proprietary interest in or to the Macy’s Licensed Marks, except the right to use the Macy’s Licensed Marks in accordance with this Agreement, and Bank shall not contest Macy’s title in and to the Macy’s Licensed Marks. Macy’s shall prosecute and maintain the Macy’s Licensed Marks at Macy’s’ cost and expense and in its sole discretion.
(e)    Infringement by Third Parties. Bank shall use reasonable efforts to notify Macy’s, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Macy’s Licensed Marks by any third party. If any of the Macy’s Licensed Marks is infringed, Macy’s alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Macy’s fails to take reasonable steps to prevent infringement of the Macy’s Licensed Marks by any department store retailer and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Macy’s take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist Macy’s, at Macy’s’ expense, in the prosecution of those actions that Macy’s determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Macy’s Licensed Marks.
Section 10.2    Bank Licensed Marks.
(a)    Grant of License to Use Bank Licensed Marks. Subject to the terms and conditions of this Agreement, Bank hereby grants to the Macy’s Companies a non-exclusive, royalty-free, non-transferable right and license to use Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All use of Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Bank to Macy’s from time to time (which Bank shall so deliver). All uses of Bank Licensed Marks shall require the prior written approval of Bank. To the extent the Macy’s Companies delegate any of their rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, the Macy’s Companies may sublicense their rights in Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of Bank Licensed Marks hereunder and the Macy’s Companies shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.2, the rights granted

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pursuant to this Section 10.2 are solely for use of the Macy’s Companies and may not be sublicensed without the prior written approval of Bank.
(b)    New Bank Marks. If Bank adopts a trademark, service mark or other source indicator for use in connection with its Credit Card business or any related businesses that is not listed on Schedule 1.1(b) hereto (for purposes of this Section 10.2, a “New Bank Mark”), Macy’s may request that Bank add such New Bank Mark to Schedule 1.1(b) hereto and license its use hereunder; and if the Operating Committee (which shall decide on behalf of Bank) so agrees, such New Bank Mark shall be deemed added to Schedule 1.1(b) (provided that notwithstanding any agreement of the Operating Committee, any New Bank Mark that is a successor to a Bank Licensed Mark shall be deemed to be licensed as a Bank Licensed Mark hereunder and added to Schedule 1.1(b)).
(c)    Termination of License. The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, six (6) months after the Program Purchase Date. Upon the termination of the license granted in this Section 10.2, all rights in Bank Licensed Marks granted hereunder shall revert to Bank and the Macy’s Companies shall (and shall cause their authorized Affiliates, authorized third parties and permitted sublicensees to): (i) discontinue all use of Bank Licensed Marks, or any of them, and any colorable imitation thereof and (ii) destroy all unused Macy’s Credit Cards, Credit Card Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of Bank Licensed Marks.
(d)    Ownership of Bank Licensed Marks. Each of the Macy’s Companies acknowledges that (i) Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank’s exclusive ownership of Bank Licensed Marks or the goodwill associated with Bank Licensed Marks, and (iii) any and all goodwill arising from use of Bank Licensed Marks by the Macy’s Companies shall inure to the benefit of Bank. Nothing herein shall give the Macy’s Companies any proprietary interest in or to Bank Licensed Marks, except the right to use Bank Licensed Marks in accordance with this Agreement, and the Macy’s Companies shall not contest Bank’s title in and to Bank Licensed Marks. Bank shall prosecute and maintain the Bank Licensed Marks at Bank’s cost and expense and in its sole discretion.
(e)    Infringement by Third Parties. Each of the Macy’s Companies shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any Bank Licensed Marks by any third party. If any Bank Licensed Mark is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of any Bank Licensed Marks by any credit provider and such infringement has an adverse effect upon the Program or the rights of the Macy’s Companies hereunder, the Macy’s Companies may request that Bank take action necessary to alleviate such adverse impact. The Macy’s Companies shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any Bank Licensed Marks.

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Section 10.3    Intellectual Property.
(a)    Each Party shall continue to own all of its Intellectual Property that exists as of the Effective Date. Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term.
(b)    Except to the extent the Parties enter into a separate agreement (or addendum to this Agreement) with respect to the development, creation, use and their respective rights in any Joint IP, each Party shall have the right to use, license and otherwise exploit Joint IP without any restriction or obligation to account to the other Party; provided, however, that no such Joint IP shall be used by Bank in connection with any Credit Card or other credit program or other arrangement with any retailer (including any retailer listed on Schedule 1.1(n)) without the prior written consent of Macy’s. “Joint IP” means any Intellectual Property developed or created in connection with the Program that is deemed to be jointly owned by Bank, on the one hand, and any of the Macy’s Companies, on the other hand, pursuant to this Section 10.3. Patents and patentable inventions shall be deemed to be owned jointly, as between the Parties only if the respective personnel of each Party are deemed co-inventors under the patent law. Software and other works of authorship and associated copyrights shall be deemed to be jointly owned only if the Parties are deemed co-authors or co-owners of such software or other work of authorship under the copyright law or otherwise. Any other Intellectual Property developed by a substantially equal investment of time, human, intellectual and financial resources by each Party during the Term of this Agreement shall be owned jointly by the Parties; provided that any such Intellectual Property constituting (A) a trademark, service mark or other source indicator, shall be owned exclusively by Macy’s and may become a “New Macy’s Mark” pursuant to Section 10.1(b) (for the avoidance of doubt, Bank shall own all right, title and interest in any trademark, service mark or other source indicator it develops or creates independently of the Macy’s Companies during the Term) and (B) a component of a Party’s System shall be owned exclusively by such Party. To the extent that a work created by one Party is based on or incorporates Intellectual Property of the other Party, but the Parties are not joint owners as set forth above, then one Party shall be the sole owner of the Intellectual Property in the underlying work and the other Party shall be the sole owner of the Intellectual Property in the new work. By way of example and not of limitation, a Party shall not be a joint owner of any Intellectual Property in any marketing materials to the extent its contribution thereto consists solely of review, approval or modification of such materials to ensure compliance with Applicable Law or Credit Card Documentation.
(c)    During and after the Term of this Agreement, each Party shall use, license or otherwise exploit (or permit others to do so) any Joint IP solely at its own risk. Each Party hereby disclaims all representations and warranties, either express or implied, including any warranties of title, non-infringement, validity, value, reliability, merchantability or fitness for a particular purpose, with respect to any Joint IP and its use, licensing or exploitation by the other Party. The term “Program Assets” includes all of Bank’s right, title and interest in and to any Joint IP used by Bank solely in connection with the Program (but not any liabilities arising out of or relating to Bank’s use of such Joint IP). Any information or data provided by or on behalf of one Party to the other Party remains, as between the Parties, the sole property of the providing Party, and if applicable, shall be considered “Confidential Information” under Article XIII. Ownership of Cardholder Data, Macy’s Shopper Data and Macy’s Prospect List shall not be

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governed by this Section 10.3. The provisions of this Section 10.3 shall survive any expiration or termination of this Agreement.
ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 11.1    General Representations and Warranties of Macy’s. Macy’s makes the following representations and warranties to Bank as of the Effective Date:
(a)    Corporate Existence. Each Macy’s Company (i) is a corporation (or, in the case of FDS Bank, a federally chartered stock savings bank) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Macy’s Companies’ ability to perform their obligations hereunder, and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Program.
(b)    Capacity; Authorization; Validity. Each Macy’s Company has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of such Macy’s Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such Macy’s Company pursuant hereto. The execution and delivery by the Macy’s Companies of this Agreement and all documents, instruments and agreements executed and delivered by the Macy’s Companies pursuant hereto, and the consummation by the Macy’s Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Macy’s Companies. This Agreement (i) has been duly executed and delivered by the Macy’s Companies, (ii) constitutes the valid and legally binding obligation of the Macy’s Companies, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by each of the Macy’s Companies, compliance by each of them with the terms hereof, and consummation by each of them of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Macy’s or any of its Subsidiaries is a party or by which they are bound, or to which any of the assets of

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Macy’s or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the Macy’s Companies; (iii) breach or violate any Applicable Law, Applicable Order or the by-laws or other membership or operating rules of the Card Association, in each case, applicable to the Macy’s Companies; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any Macy’s Company is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except for, in the cases of clauses (i), (iv) and (v), such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program and, except for, in the case of clause (iii), any immaterial breach or violation of any such Applicable Law, Applicable Order, by-law or rules.
Section 11.2    General Representations and Warranties of Bank. Bank hereby makes the following representations and warranties to the Macy’s Companies as of the Effective Date:
(a)    Corporate Existence. Bank (i) is duly organized, validly existing and in good standing under the federal laws of the United States and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non‑compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program. Bank has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program.
(b)    Capacity; Authorization; Validity. Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of it hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, has been duly and validly authorized and approved by all necessary corporate or similar actions of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligation of Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, compliance by it with the terms hereof, and consummation by it of the

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transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Bank is a party or by which it is bound, or to which any of the assets of Bank is subject, (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Bank, (iii) breach or violate any Applicable Law, Applicable Order or the by-laws or other membership or operating rules of the Card Association, in each case, applicable to Bank, (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any Bank is a party or by which it is bound, or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i), (iv) and (v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program, and except, in the case of clause (iii), for any immaterial breach or violation of any such Applicable Law, Applicable Order, by-laws or rules.
Section 11.3    General Covenants of the Macy’s Companies.
(a)    Litigation. Each of the Macy’s Companies promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or the Macy’s Companies’ ability to perform their obligations hereunder.
(b)    Reports and Notices. Each of the Macy’s Companies shall provide Bank with a facsimile notice specifying the nature of any Macy’s Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Macy’s Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts, Cardholder Indebtedness or the Macy’s Companies’ ability to perform their obligations pursuant to this Agreement. Notices pursuant to this Section 11.3(b) relating to the Macy’s Events of Default shall be provided within two (2) Business Days after any of the Macy’s Companies has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.3(b) shall be provided (i) promptly after any of the Macy’s Companies has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this section shall be confirmed in writing to Bank within five (5) Business Days after the transmission of the initial notice.
(c)    Applicable Law/Operating Procedures. The Macy’s Companies shall at all times during the Term comply in all material respects with (i) Applicable Law affecting their obligations under this Agreement and (ii) the Operating Procedures.
(d)    Complaints and Disputes with Cardholders. The Parties shall formulate mutually agreeable procedures addressing each of the following, in each case in a manner that is timely and consistent with Applicable Law: (i) resolution of complaints received from or on behalf of Cardholders or from any Governmental Authority, (ii) provision of such information to

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the other Party with respect to such complaints received by it as is reasonably necessary to permit such other Party to perform its obligations hereunder with respect to such complaints,
(iii) proper tracking and recording of complaints received by such Party and its Affiliates through resolution, and (iv) escalation of such complaints as necessary to appropriate Bank personnel. Each Party shall track complaints received by it from or on behalf of Cardholders or from any Governmental Authority in a manner that enables it to determine if it receives an inordinate amount of complaints regarding a particular matter so that such Party (in consultation with the other Parties hereto) can (x) determine if there is a systemic issue and (y) use commercially reasonable efforts to promptly correct problems. Macy’s shall provide reports substantially similar to the report attached to Schedule 11.3(d) (with such changes therein as are approved by the Operating Committee) at each Operating Committee meeting.
(e)    Books and Records. Prior to the Systems Conversion Date, the Macy’s Companies shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the Macy’s Companies’ transactions relating to the Program are made in accordance with the terms of this Agreement. The Macy’s Companies shall keep adequate records and books of account with respect to their activities relating to the Program, in which proper entries reflecting all of the Macy’s Companies’ transactions are made in accordance with the terms of this Agreement. All of the records, files and books of account of the Macy’s Companies relating to the Program shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(f)    Cooperation with Governmental Authorities. Each Macy’s Company acknowledges that Bank and its Affiliates are subject to regulatory oversight by Governmental Authorities and that such Governmental Authorities have the authority to examine, audit and inspect the activities of the Macy’s Companies and their Affiliates and Service Providers conducted pursuant to this Agreement. Each Macy’s Company shall, and shall cause its Affiliates and Service Providers to, cooperate with Bank in connection with Bank’s efforts to comply with the requests of any Governmental Authority having jurisdiction over the Bank in respect of the Program.
Section 11.4    General Covenants of Bank.
(a)    Litigation. Bank promptly shall notify Macy’s in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.
(b)    Reports and Notices. Bank shall provide Macy’s with a facsimile notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts or Bank’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 11.4(b) relating to Bank Events of Default shall be provided within two (2) Business Days after Bank has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after

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Bank obtains Knowledge of the existence of such event or development if such event or development has already occurred and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to the Macy’s Companies within five (5) Business Days after transmission of the initial notice.
(c)    Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures. Bank shall at all times during the Term maintain its federal bank charter. Bank shall be responsible for identifying any changes in Card Association Rules following the Effective Date. In the event the Macy’s Companies are in compliance with Card Association Rules, then the Macy’s Companies shall have no liability or obligation for failure to comply with any such change in Card Association Rules as to which Bank has failed to provide such notice. In the event that Bank, with respect to any matter arising under or related to the Program, cites as Applicable Law any matter described in clause (ii) of the definition of Applicable Law that is non-written, Bank will, at Macy’s request, provide a certification in writing to Macy’s and the Macy’s director on the Bank’s board of directors, each of which certification shall include (unless such inclusion is prohibited by Applicable Law in the case of the certification delivered to Macy’s) a reasonably detailed summary of the non-written guidance, substantive recommendation, order, judgment or directive, the circumstances in which it was given and the identity of the particular Governmental Authority issuing such non-written guidance, substantive recommendation, order judgment or directive.
(d)    Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of Bank’s financial transactions relating to the Program, are made in accordance with the terms of this Agreement. Bank shall keep adequate records and books of account with respect to their activities relating to the Program, in which proper entries reflecting all of Bank’s financial transactions are made in accordance with the terms of this Agreement. All of Bank’s records, files and books of account relating to the Program shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(e)    FDIC Insurance. Bank’s deposit accounts shall be insured by the FDIC to the fullest extent permitted by Applicable Law throughout the Term.
(f)    Card Association. Bank shall be a member in good standing of the Card Association throughout the Term.
(g)    Special Conditions. Without limiting the indemnification obligations of each Party pursuant to Article XVII (but without duplication between such obligations of Bank and this provision), in the event that any Special Condition applicable to Bank or any of its Affiliates results in any of such Parties being required to incur costs to ensure that the Program remains in compliance with Applicable Law, such incremental costs shall be paid for or reimbursed by Bank and shall not be deemed to be Program Expenses or otherwise reduce Pre‑Tax Profit. “Special Condition” means any Applicable Order or any other requirement of Applicable Law affecting the operation of the Program by Bank and its Affiliates, other than any

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such Applicable Order or requirement of general application that similarly affects other Credit Card banks that are national banks or federally-chartered savings associations. For the avoidance of doubt, “Special Condition” shall not include any Applicable Order or any other requirements of Applicable Law affecting the operation of the Program to the extent relating to or resulting from actions taken to maintain the existence of FDS Bank with the Office of the Comptroller of the Currency.
(h)    Cooperation with Governmental Authorities. The Bank acknowledges that FDS Bank is subject to regulatory oversight by Governmental Authorities and that such Governmental Authorities have the authority to examine, audit and inspect the activities of the Bank and its Affiliates and Service Providers conducted pursuant to this Agreement. Bank shall, and shall cause its Affiliates and Service Providers to, cooperate with FDS Bank in connection with FDS Bank’s efforts to comply with the requests of any Governmental Authority having jurisdiction over FDS Bank in respect of the Program.
Section 11.5    Insurance. Each Party will maintain insurance coverage relating to, among other things, (a) professional liability insurance, (b) fidelity/crime insurance and (c) bank umbrella excess liability coverage, in each case as set forth in Schedule 11.5.
ARTICLE XII

ACCESS, AUDIT AND DISPUTE RESOLUTION
Section 12.1    Access Rights. Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to or used in connection with the servicing and administration of the Macy’s Credit Cards in accordance with the Parties’ respective obligations set forth in Section 4.2(a), Section 4.2(b)(v) and Section 4.3(a)(iv), (v), (viii), (ix), (x) and (xi), including, without limitation, the facilities of any Service Provider utilized in connection therewith, during normal business hours with reasonable advance notice (taking into account the circumstances under which the request was made) and at times and in a manner that does not unreasonably disrupt its normal business operations. For the avoidance of doubt, this access provision shall not provide either Party with the right to gain access to the facilities of the other Party that are not used in performing the obligations listed in the first sentence of this Section 12.1.
Section 12.2    Audit Rights.
(a)    General Audit Rights. Each Party and its Affiliates (collectively, the “Audited Party”) shall continue to share with the other Party and its Affiliates (collectively, the “Auditing Party”), in each case to the extent shared prior to the Effective Date, the results of audits conducted on behalf of the Audited Party (such as SOC1, SOC2, ROC audits and audits performed by such Audited Party’s internal audit function). Prior to conducting an audit, the Auditing Party shall in good faith consider whether the audits previously provided by the Audited Party reasonably satisfy the Auditing Party’s requirements regarding (i) Applicable Law binding upon the Auditing Party in connection with the Program or (ii) demonstration of compliance by the Audited Party with its obligations pursuant to this Agreement. A Party may choose to rely on such audits or, may, from time to time during the Term, at its sole cost, discretion and expense and upon thirty (30) days’ prior notice (or such longer notice period as

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may be required by contract between the Audited Party and its Service Provider) to the other Party (or to the extent such audit is necessary to comply with Applicable Law or any requirement or request of a Governmental Authority, such shorter period of time as is reasonably practicable under the circumstances), conduct an audit of (i) the financial and operational records that are under the control and/or direction of the Audited Party and relate to the Program (and any records that relate to the Program and other matters shall only be provided to the extent that Program-related information can be reasonably segregated so that non-Program-related information is not delivered); and/or (ii) the operations of the Audited Party, including (subject to Section 12.2(b) hereof) any Service Provider to ensure such Party’s compliance with its obligations under this Agreement; provided, however, that any such audit shall only be permitted at times and in a manner that does not unreasonably interfere with the other Party’s normal business operations, including that any such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the Auditing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the Audited Party’s normal business operations. The Audited Party shall use reasonable efforts to facilitate the Auditing Party’s review, including making reasonably available such personnel of the Audited Party and its Affiliates and using commercially reasonable efforts to make available personnel of its Service Providers to assist the Auditing Party and its representatives and regulators, as reasonably requested in connection with an audit. The Audited Party shall deliver any document or instrument necessary for the Audited Party to obtain such records from any Person maintaining records for the Audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, to the extent reasonably practicable, the Audited Party also shall be required to provide records relating to the Program held by Service Providers. Notwithstanding the foregoing, the Audited Party shall not be required to provide access to records to the extent that (A) such access is prohibited by Applicable Law, (B) such records are legally privileged, or (C) such records relate to other customers of, or credit programs operated by, the Audited Party. For the avoidance of doubt, records “relating to the Program” or “in connection with the Program” shall not extend to records relating to the retail business of the Macy’s Companies or the banking or other businesses of Bank and its Affiliates except to the extent utilized in the performance of obligations set forth in this Agreement.
(b)    Third-Party Contracts. Each Party shall (i) cause all agreements with Affiliates and/or Service Providers that involve direct contact with Cardholders or Macy’s Credit Card applicants, or access to Cardholder Data or “PCI Data” or that otherwise required Operating Committee approval pursuant to Section 3.2(d) and (ii) use its commercially reasonable efforts to cause all other agreements with Affiliates and Service Providers to require such Affiliates and Service Providers to cooperate with the other Party and Governmental Authorities with respect to all matters set forth in this Section 12.2 (with the access and audit rights with respect to such third parties to be limited to the same extent as the access and audit rights with respect to Parties hereto); provided, however, with respect to any such agreements with Affiliates and Service Providers entered into prior to the Effective Date that do not provide such rights, each Party shall use commercially reasonable efforts (including amending such agreement, to the extent commercially practicable) to cause such Affiliates and Service Providers to cooperate in a manner consistent with the intent and purpose of this Section. In connection with the evaluation of any subcontracting arrangement subject to approval of the Operating

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Committee, the Party proposing to engage such subcontractor shall deliver or cause to be delivered to the other Parties hereto the engaging Party’s risk assessment of such subcontractor.
(c)    Results of Audit.
(i)    General. Following any audit, the Auditing Party will meet with the Audited Party to review the audit report and discuss any changes suggested by the report. If an audit conducted under this Section 12.2 identifies a bona fide problem that, in either Party’s reasonable opinion, presents material risk of breach of the other Party’s obligations or representations under this Agreement, then, at the Auditing Party’s request, the Audited Party will promptly correct all such problems.
(ii)    Governmental Authority Requirements. Each Party shall, and shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its Service Providers to, promptly comply with Applicable Law. To the extent that any Party is unable to cause its Service Provider to comply with Applicable Law, such Party shall, as promptly as practicable, cease using such Service Provider to perform any services in connection with the Program or under this Agreement.
Section 12.3    Dispute Resolution. Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Bank or the Macy’s Companies hereunder shall be resolved as provided in this Section 12.3; provided, however, that this provision shall not limit either Party’s right to seek any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement. This Section 12.3 does not apply to disputes among the Operating Committee members with respect to decisions expressly allocated to the Operating Committee pursuant to this Agreement (other than matters submitted to the Operating Committee pursuant to the dispute resolution procedure referred to in Section 12.3(a)(i)(A)). Such disputes shall be resolved in accordance with Section 3.2.
(a)    Informal Dispute Resolution.
(i)    Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:
(A)    Operating Committee. Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party’s position with respect thereto, the Operating Committee shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.
(B)    Executive Committee. If, after a period of five (5) Business Days, the Operating Committee is unable to resolve the dispute to the satisfaction of the Macy’s Companies and Bank, the dispute shall be brought before the Executive Committee, the members of which shall in good faith seek resolution of such dispute.

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(C)    Appointment of Representatives. If, after a period of five (5) Business Days, the Executive Committee is unable to resolve the dispute to the satisfaction of both the Macy’s Companies and Bank, such unresolved matter shall be referred to the Chief Executive Officer of Citi Retail Services and the Chief Financial Officer or other senior executive of Macy’s responsible for Macy’s credit program, whose task it will be to meet for the purpose of negotiating in good faith to seek resolution of the dispute.
With respect to clauses (A), (B) and (C) above, the location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the Operating Committee, Executive Committee and representatives, respectively. With respect to clause (C) above, upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations.
With respect to clauses (A), (B) and (C) above, discussions, documents and correspondence exchanged among the representatives, or submitted to the Operating Committee or the Executive Committee for purposes of these negotiations, shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of the Parties. Documents identified in or provided with such communications, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.
(ii)    Formal proceedings for the resolution of the dispute pursuant to Section 12.3(b) shall not be commenced until the earlier of:
(1)    either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or
(2)    twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.3(a)(i)(C) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.3 was not followed or completed).
(iii)    This Section 12.3 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or as provided in Section 12.3(c).
(b)    Arbitration. If the Parties are unable to resolve a dispute as provided in Section 12.3(a), then the Parties may agree that such dispute be submitted to mandatory and binding arbitration. Where the Parties have agreed to arbitrate a specific matter after it has arisen, the following conditions will apply:

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(i)    Agreement to Arbitrate. Provided the Parties specifically agree (in their sole discretion) in writing signed by their authorized representatives specifically referencing this Section 12.3(b) to submit to arbitration for the dispute described in such writing, such dispute, claim or controversy relating in any way to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. No damages excluded by or in excess of any damage limitations set forth in this Agreement shall be awarded. The arbitrator is prohibited from awarding punitive damages. If such arbitration is agreed to, notwithstanding the then current specified Commercial Arbitration Rules of the AAA, the terms of this Agreement, including the terms set forth in this Section 12.3(b), shall supersede any AAA rule in conflict herewith. In addition, the arbitrator, in deciding all matters and in fashioning an appropriate remedy or relief, shall be bound to apply the substantive laws of the State of Delaware. In no event may any demand for arbitration be made on any date on or after which the institution of legal or equitable proceedings based on the applicable dispute would be barred by the applicable statute of limitations or by any provision of this Agreement.
(ii)    Selection of Arbitrator. The disputing Party shall notify the AAA and the other Party in writing and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the substantive area of the dispute. Each Party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator; if two or more individuals have not been so rejected, unless the Parties have agreed on one of such individuals to be the arbitrator, the AAA shall select the arbitrator from those individuals.
(iii)    Conduct of Arbitration. Discovery shall be controlled by the arbitrator and shall be permitted to the extent deemed by the Parties and the arbitrator to be reasonable in the circumstances. Examples of the types of discovery that may be permitted include:
(1)    interrogatories,
(2)    demands to produce documents,
(3)    requests for admission, and
(4)    depositions of a reasonable number of knowledgeable fact witnesses.
The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration. The arbitrator shall control the scheduling so as to process the matter expeditiously. The Parties may submit written briefs. The times specified in this Section may be extended upon mutual agreement of the Parties or by the arbitrator upon a showing of good cause.
(iv)    Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 12.3(b), such arbitrator shall be replaced by an arbitrator selected by mutual agreement of the Parties

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or, failing such agreement, by the AAA from the other four (4) arbitrators originally proposed by the AAA and not rejected by the Parties, if any, or if there are no remaining proposed arbitrators who have not been rejected, by repeating the process of selection described in Section 12.3(b)(ii) above. If an arbitrator is replaced pursuant to this Section 12.3(b)(iv), then a rehearing shall take place in accordance with the provisions of this Section 12.3(b).
(v)    Findings and Conclusions. The arbitrator rendering judgment upon disputes between the Parties as provided in this Section 12.3(b) shall, after reaching judgment and award, prepare and distribute to the Parties within thirty (30) days after the close of hearings, or as soon thereafter as is practicable in the circumstances, a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.
(vi)    Place of Arbitration Hearings. The arbitration shall be held at a mutually agreed upon location or a neutral location determined by the arbitrator if the Parties do not agree.
(vii)    Fees. Each Party shall bear its own costs of these procedures. A Party seeking discovery shall reimburse the responding Party the costs of production of documents (to include search time and reproduction costs). The Parties shall equally split the fees of the arbitration cost, the court reporter’s transcript, and the arbitrator.
(viii)    Confidentiality. The Parties, their representatives and participants and the arbitrator shall hold the existence, content and result of the arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement or to obtain or enforce a judgment on an arbitration decision and award.
(c)    Litigation.
(i)    Immediate Injunctive Relief. If a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy, such Party shall be authorized to seek immediate injunctive relief without regard to Section 12.3(a) or 12.3(b). If a Party files a pleading with a court seeking immediate injunctive relief and such pleading is challenged by the other Party and the injunctive relief sought is not awarded in substantial part, the Party filing such pleading shall pay all of the costs and attorneys’ fees of the Party successfully challenging the pleading.
(ii)    Litigation in Lieu of Arbitration. So long as no arbitration proceeding has been commenced by one Party and accepted by the other Party as provided in Section 12.3(b)(i), after the dispute resolution procedures set forth in Section 12.3(a) or either of the events set forth in Section 12.3(a)(ii) has occurred, either Party shall be authorized to initiate litigation in order to resolve the dispute.

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(d)    Continued Performance. Subject to Article XV and XVI, each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (it being understood and agreed by the Parties that a dispute over payment shall not be deemed to preclude performance).
ARTICLE XIII

CONFIDENTIALITY
Section 13.1    General Confidentiality.
(a)    For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of the Macy’s Companies, on the one hand, or Bank, on the other hand, to the other Party or its agents in connection with the Program (including information provided prior to the Effective Date); (ii) information about the Macy’s Companies or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs, products and Value Proposition terms and features and tests thereof; (C) information unrelated to the Program obtained by the Macy’s Companies or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (D) proprietary technical information, including source codes; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data, Macy’s Shopper Data or Macy’s Prospect List, which shall be governed by the provisions of Article VI.
(b)    The restrictions on disclosure of Confidential Information under this Article XIII shall not apply to information received or obtained by the Macy’s Companies or Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law (but only to the extent of such required disclosure); provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by the Macy’s Companies or Bank, as the case may be, without the use of any proprietary, non-public information provided by the other Party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

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(c)    The terms and conditions of this Agreement, the Business Plan, the Marketing Plan and the Budget shall each be the Confidential Information of the Macy’s Companies and Bank, and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them.
(d)    If the Macy’s Companies, on the one hand, or Bank, on the other hand, receive Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.
(e)    Upon reasonable request, the Macy’s Companies and Bank shall have the right to review the other Party’s information security standards and shall notify the other Party prior to materially modifying such procedures.
Section 13.2    Use and Disclosure of Confidential Information.
(a)    Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.
(b)    Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, Service Providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of Macy’s and its Affiliates or the establishment of a new Credit Card or other program or arrangement for a Macy’s Company, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by confidentiality provisions consistent with the provisions of this Article XIII.
Section 13.3    Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

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Section 13.4    Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.
ARTICLE XIV

EVENTS OF DEFAULT; RIGHTS AND REMEDIES
Section 14.1    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:
(a)    Such Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement (other than the settlement of amounts due in respect of Macy’s Charge Transaction Data) and such failure shall remain unremedied for a period of five (5) Business Days after the non-defaulting Party shall have given written notice thereof.
(b)    Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs), and such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail; provided that such failure shall not constitute an Event of Default if either (i) the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within sixty (60) days from the date of written notice regarding such failure or (ii) such failure has not had and would not reasonably be expected to have, a material adverse effect on the licensed marks of the non-defaulting Party, and has not had, and would not reasonably be expected to have, a material adverse impact on the Program or the non-defaulting Party.
(c)    Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail; provided that such breach shall not constitute an Event of Default if either (i) the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within sixty (60) days from the date of written notice regarding such breach or (ii) such breach has not had, and would not reasonably be expected to have, a material adverse effect on

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the licensed marks of the non-defaulting Party, and has not had, and would not reasonably be expected to have, a material adverse impact on the Program or the non-defaulting Party.
Section 14.2    Defaults by Bank. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by Bank hereunder:
(a)    Bank fails to settle Macy’s Charge Transaction Data and make payment in full therefor within twenty-four (24) hours of the time that such settlement payment is due pursuant to Section 8.4.
(b)    Bank or Citibank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of the regular course of business of Bank or Citibank.
(c)    The FDIC or any other regulatory authority having jurisdiction over Bank or Citibank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of such entity, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.
(d)    Bank or Citibank shall (i) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.
(e)    During the Term, Bank Parent’s senior unsecured debt rating falls to or below BBB+ according to Standard and Poor’s rating system or to or below Baa1 according to Moody’s Investors’ Service rating system, or any such debt rating is withdrawn.
(f)    Bank shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder.
Section 14.3    Defaults by the Macy’s Companies. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by the Macy’s Companies hereunder:
(a)    Macy’s or the Equity Holder shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Macy’s regular course of business.
(b)    A petition under the U.S. Bankruptcy Code or similar law shall be filed against Macy’s and not be dismissed within ninety (90) days.

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(c)    A decree or order by a court having jurisdiction (i) for relief in respect of Macy’s pursuant to Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Macy’s or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Macy’s shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within ninety (90) days from the date of entry thereof.
(d)    Macy’s shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Macy’s or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.
Section 14.4    Remedies for Events of Default. In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Sections 14.1, 14.2 or 14.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.
ARTICLE XV

TERM/TERMINATION
Section 15.1    Term. The term of this Agreement shall commence on the Effective Date and this Agreement shall continue in full force and effect until March 31, 2025 (the “Initial Term”). The Agreement shall renew automatically without further action of the Parties for a single three (3) year term (the “Renewal Term”), unless Bank provides written notice of termination at least one (1) year prior to the expiration of the Initial Term or a Macy’s Company provides written notice of termination at least six (6) months prior to the expiration of the Initial Term.
Section 15.2    Termination by the Macy’s Companies Prior to the End of the Initial Term or Renewal Term. Macy’s, on behalf of the Macy’s Companies, may terminate this Agreement prior to the end of the Initial Term or the Renewal Term, upon written notice given not more than ninety (90) days after becoming aware of the occurrence of the relevant event set forth below, in the event of any of the following:
(a)    after the occurrence of a Bank Event of Default;
(b)    upon thirty (30) days’ prior written notice if (i) there is a Change of Control of Bank Parent, Citibank or Bank, (ii) one or more Persons that is not a wholly‑owned Subsidiary of Bank Parent acquires a direct or indirect controlling interest in, or Citibank or another wholly-owned Subsidiary of Bank Parent otherwise ceases to own a majority of the voting and common equity of Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of

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Bank Parent or (iii) Bank Parent, Citibank, Bank or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;
(c)    upon thirty (30) days’ prior written notice if there is a Change of Control of Macy’s if the other Party to such Change of Control transaction issues, offers or otherwise provides (either itself or through Affiliates), or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States;
(d)    upon thirty (30) days’ prior written notice if there is a change in Applicable Law and (i) such change would limit or otherwise restrict in any material respect the level of access and use by Macy’s and its Affiliates of the Cardholder Data as contemplated by this Agreement and (ii) the restrictions under Applicable Law on the level of access to or use of Cardholder Data by Macy’s and its Affiliates after giving effect to such change would be materially lessened if Macy’s and its Affiliates operated the Program themselves and/or with a Person other than Bank; provided, however, that prior to delivering a notice of termination pursuant to this Section 15.2(d), Macy’s shall engage in good faith negotiations with Bank to modify the Program in a way that would preserve at least the same level of access and use of such data for the benefit of Macy’s and its Affiliates following the relevant change in Applicable Law as was permissible prior to the Effective Date, such negotiations not to terminate (in the absence of an agreement between the Parties on any modification) earlier than thirty (30) days after the earlier of (A) the date on which one of the Parties delivers a notice to the other that the relevant change in Applicable Law is likely to occur or (B) the date on which the relevant change in Applicable Law takes effect; or
(e)    upon sixty (60) days’ prior written notice if Bank shall have effected a Required Servicing Transfer of any servicing activities previously performed by the Macy’s Companies hereunder in circumstances permitting such termination in accordance with Section 7.2(c).
Section 15.3    Termination by Bank Prior to the End of the Initial Term or Renewal Term. Bank may terminate this Agreement prior to the end of the Initial Term or the Renewal Term, upon written notice given not more than ninety (90) days after becoming aware of the occurrence of the relevant event set forth below, in the event of any of the following:
(a)    after the occurrence of a Macy’s Event of Default;
(b)    upon six (6) months prior written notice following an Adverse Sales Development; or
(c)    upon six (6) months prior written notice following the consummation of a Change of Control of Macy’s if both (A) the other Party to such Change of Control issues, offers or otherwise provides (either itself or through Affiliates) or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States and (B) the Credit Card business of such other Party or such other contractual arrangement would have a material adverse effect on the Program.

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ARTICLE XVI

EFFECTS OF TERMINATION
Section 16.1    General Effects.
(a)    In the event of termination of this Agreement, all obligations of the Parties, including (i) operating the Program and servicing of the Accounts in good faith and in the ordinary course of their respective businesses, (ii) compensation as set forth in Article IX, (iii) originating and extending credit on Accounts and funding Cardholder Indebtedness, (iv) solicitations, marketing and advertising of the Program, (v) acceptance of Credit Card applications through Macy’s Channels in the ordinary course of business consistent with past practice, and (vi) acceptance of Macy’s Credit Cards for payment by Macy’s and its Affiliates in accordance with this Agreement, shall continue upon notice of termination or non-renewal of this Agreement by either party, except as the parties may mutually agree, subject to the terms of this Agreement, until the provisions of Section 16.2 and Section 16.3 are satisfied. The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.
(b)    Upon the satisfaction of the provisions of Section 16.2 and Section 16.3, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 18.25 shall survive.
Section 16.2    The Macy’s Companies’ Option to Purchase the Program Assets.
(a)    If this Agreement expires or is terminated by either Party for whatever reason, Macy’s has the option to purchase, or arrange the purchase by a third party nominated by Macy’s (a “Nominated Purchaser”), of the Program Assets from Bank.
(b)    The purchase option given by Section 16.2(a) is exercisable by Macy’s or the Nominated Purchaser serving written notice on Bank no later than the later of (i) in the event a notice of non-renewal has been provided by either party, one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term and (ii) one hundred and eighty (180) days after the receipt of the information with respect to the Program Assets required to be delivered by Bank pursuant to Section 16.2(e).
(c)    If such purchase option is exercised, Macy’s or the Nominated Purchaser must complete the purchase of the Program Assets within the later of (i) one hundred eighty (180) days after delivery of a notice of termination pursuant to Section 15.2 or 15.3 and (ii) one hundred eighty (180) days after the notice has been given pursuant to Section 16.2(b); provided, however, that such time period shall be extended as necessary to obtain required regulatory approvals, rating agency consents, and to complete any interim or transition servicing obligation agreed to by Macy’s and Bank. The date of such completion shall be the “Program Purchase Date”.
(d)    In the event that Macy’s or the Nominated Purchaser exercises the purchase right, the purchase price shall be as follows:

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(i)    if the purchase right arises upon the expiration of the Initial Term or any Renewal Term, then such purchase price for the Program Assets shall be the Adjusted Fair Market Value of the Program Assets;
(ii)    if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(a), then such purchase price for the Program Assets shall be the lower of (A) Fair Market Value of the Program Assets (which may be less than the amount of Cardholder Indebtedness constituting Program Assets) and (B) the amount of Cardholder Indebtedness constituting Program Assets at the time of the purchase excluding written-off Cardholder Indebtedness constituting Program Assets (in accordance with the write-off policies then applicable to the Program);
(iii)    if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(b) or 15.3(b), then such purchase price for the Program Assets shall be an amount equal to the Fair Market Value of the Program Assets (which, for purposes of this clause (iii), shall not be less than Cardholder Indebtedness constituting the Program Assets excluding written-off Cardholder Indebtedness constituting Program Assets (in accordance with the write-off policies then applicable to the Program));
(iv)    if the purchase right arises as a result of a termination of this Agreement pursuant to Sections 15.2(c), 15.2(d), 15.2(e) or 15.3(a), then such purchase price for the Program Assets shall be an amount equal to the sum of (A) the Fair Market Value of the Program Assets (which, for purposes of this clause (iv), shall not be less than Cardholder Indebtedness constituting the Program Assets excluding written-off Cardholder Indebtedness constituting Program Assets (in accordance with the write-off policies then applicable to the Program)), plus (B) the Unamortized Premium;
(v)    if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.3(c), then such purchase price for the Program Assets shall be an amount equal to the sum of (A) Cardholder Indebtedness constituting Program Assets at the time of the purchase excluding written-off Cardholder Indebtedness constituting Program Assets (in accordance with the write-off policies then applicable to the Program), plus (B) the Unamortized Premium.
(e)    The Parties shall use commercially reasonable efforts to minimize transaction costs and upon (i) the occurrence of any event that would entitle Macy’s to terminate this Agreement, (ii) the delivery of a notice of early termination by Bank, or (iii) at any time within two (2) years of the Initial Term or any Renewal Term, Bank shall provide Macy’s and the prospective Nominated Purchasers identified by Macy’s and their respective representatives (and the Macy’s Servicer shall be permitted to provide to such prospective Nominated Purchasers and their representatives) reasonable access to the following information relating to the Program Assets for the purpose of conducting the first round of a request for proposal (“RFP”) process: (A) the information set forth in Schedule 16.2(e)(i) and (B) such other information requested by Macy’s as is customary at such time in connection with a first round RFP of the type being conducted pursuant to this Agreement; provided, however, that Bank shall be entitled to require any prospective Nominated Purchaser to enter into a customary confidentiality agreement, which

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confidentiality agreement may be solely with Macy’s and not with Bank (but in such case shall name Bank as a third party beneficiary thereof) and which confidentiality agreement shall contain terms substantially the same as the terms set forth in Schedule 16.2(e)(ii), before providing it with such access.
(f)    Following receipt of first round proposals from prospective Nominated Purchasers, (i) Macy’s will reasonably determine, in its sole discretion, which prospective Nominated Purchasers (not to exceed six (6)) shall continue to any subsequent rounds of the RFP process (such prospective Nominated Purchasers, “Qualifying Bidders”); (ii) Bank shall provide each Qualifying Bidder with access to additional information relating to the Program Assets that is customary for due diligence investigations with respect to transactions of the size and nature contemplated by the purchase option to determine whether such Qualifying Bidders wish to purchase the Program Assets and, without limiting the foregoing, shall provide Macy’s and each Qualifying Bidder, in each case as soon as reasonably practicable (but in no event more than fifteen (15) days following a request therefor from Macy’s in the case of the information referred to in clauses (A) and (B) of this clause (ii)), with (A) an update of the information set forth in Schedule 16.2(e)(i) and the information set forth in Schedule 16.2(f)(i), (B) a master file (with accompanying data dictionary) of the Accounts (which shall include data for at least the twenty-five (25) month period preceding the month in which the master file is requested to be delivered and shall be updated quarterly thereafter) and (C) such other information customary for transactions of this size and nature as may be reasonably and customarily requested to facilitate the due diligence review of the Qualifying Bidders and (iii) Macy’s shall be permitted to communicate to the Qualifying Bidders and their representatives the terms of this Agreement set forth on Schedule 16.2(f)(ii); provided that Bank may require Qualifying Bidders to execute a confidentiality agreement with Bank containing terms substantially the same as those set forth in Schedule 16.2(e)(ii) as a condition to delivering the information referenced in clauses (ii) and (iii) of this Section 16.2(f) to such Qualifying Bidders; provided, further, that no confidentiality agreement between Bank and any Nominated Purchaser (or prospective Nominated Purchaser) shall preclude Bank or such Nominated Purchaser or prospective Nominated Purchaser from sharing information covered thereby with the Macy’s Companies and their representatives. Each Party shall promptly negotiate in good faith with the other Parties and the Nominated Purchaser, if applicable, and Bank and Macy’s or the Nominated Purchaser, as the case may be, shall execute a purchase agreement for the Program Assets to be purchased, which shall contain terms and conditions substantially similar to those in the Purchase Agreement (if applicable) (and, if Macy’s or the Nominated Purchaser elects to purchase the outstanding equity securities of Bank that are not owned by Macy’s or any of its Affiliates, terms and conditions customary for the sale of such an entity controlled by a third party). The Parties shall cooperate with one another in connection with the conversion of the Program Assets to the Systems of the Macy’s Companies or the Nominated Purchaser and Bank shall provide reasonable assistance to the Macy’s Companies or the Nominated Purchaser in connection with the conversion of the Program Assets, including the provision of interim services in accordance with the provisions of this Agreement until such conversion occurs. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the Program Purchase Date occurs as promptly as reasonably practicable following the execution of such purchase agreement (or in the case of a termination at the end of the Term, as soon as reasonably practicable following the end of the Term).

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(g)    In the event that any Nominated Purchaser withdraws or fails to purchase the Program Assets after the delivery of the written notice contemplated by Section 16.2(b), then, unless such withdrawal or failure was caused by a breach by the Macy’s Companies of this Agreement or any other agreement with Bank to which they are a party, during the period commencing upon the date that Macy’s receives notice of such withdrawal or failure and ending on the ninetieth (90th) day after the date the Program Purchase Date was otherwise required to occur hereunder (or if such withdrawal or failure occurs after such required date as a result of Bank and the withdrawing Nominated Purchaser agreeing to cause the purchase agreement with respect to the Program Assets to be in effect after such required date, the ninetieth (90th) day after such notice) (such period the “Additional Period”), Macy’s shall be entitled to purchase, or seek an alternative Nominated Purchaser with respect to, such Program Assets with respect to which such withdrawal or failure occurred, and Bank shall cooperate with Macy’s to the same extent required in respect of the initial Nominated Purchaser. In such event, the date by which the Program Purchase Date shall be required to occur shall be extended to the end of the Additional Period (the “Extended Program Purchase Date”), and the purchase of the Program Assets shall be completed by the Extended Program Purchase Date.
Section 16.3    Dedicated Program Personnel. Upon termination or expiration of the Program for any reason and until the date that is ninety (90) days after Bank ceases to provide any services hereunder, Macy’s shall have the right to offer employment to employees and independent contractors of Bank and any of Bank’s Affiliates that perform all or substantially all of their work for Bank or its Affiliates in connection with the Program. Bank shall cooperate with the Macy’s Companies in offering employment to such employees and independent contractors and transitioning such persons to the Macy’s Companies, including, subject to Applicable Law, providing reasonably requested information regarding such persons to the Macy’s Companies.
Section 16.4    Rights of Bank if Purchase Option Not Exercised. If this Agreement expires or is terminated and Macy’s gives written notice that it shall not exercise its option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, the Macy’s Companies shall have no further rights whatsoever in the Program Assets. In such event, the following provisions shall apply:
(a)    Bank shall have the right at its sole discretion on or after the expiration or termination of this Agreement to:
(i)    issue to Cardholders a replacement or substitute Credit Card (which card must not bear any Macy’s Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate and with the cost of card re-design and re-issue being borne by Bank; provided that the replacement or substitute Credit Card shall not be issued in cooperation with any business referred to in Schedule 1.1(n) in any MSA within which the Macy’s Companies are still operating stores; provided, further, that the Macy’s Companies shall be permitted to add an enclosure to the last two (2) Billing Statements (with respect to each of the Private Label Accounts, the Co-Branded Accounts and the General Purpose Accounts) to the effect that the Program has been terminated;

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(ii)    subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;
(iii)    sell the Accounts and associated receivables to a third party purchaser, other than a competitor of Macy’s and its Affiliates (which shall include those companies listed on Schedule 1.1(n)), selected by Bank at a price agreed between Bank and the purchaser; or
(iv)    any combination of (i), (ii) and (iii).
(b)    If this Agreement expires or is terminated and Macy’s gives written notice that it shall not exercise its option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, the Macy’s Companies shall provide reasonable assistance in connection with the conversion of any Program Assets resident on Macy’s Systems to Bank Systems, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs, which shall not be later than one hundred eighty (180) days after Macy’s gives written notice that it shall not exercise its option referred to in Section 16.2 or after the time period for Macy’s to exercise such option shall have expired. The Parties shall bear their respective costs and expenses of any such conversion and the transitioning of services performed by the Macy’s Companies to Bank.
(c)    Within sixty (60) days after Macy’s gives written notice that it shall not exercise its option referred to in Section 16.2 or after the time period for Macy’s to exercise such option shall have expired, Bank shall no longer use any of the Macy’s Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand the Macy’s Credit Cards; provided that Bank may use the Macy’s Licensed Marks to communicate with Cardholders in connection with the billing and collection of Accounts and as otherwise required by Applicable Law for up to one hundred eighty (180) days after such written notice or expiration.
ARTICLE XVII

INDEMNIFICATION
Section 17.1    Macy’s Indemnification of Bank. Macy’s shall indemnify and hold harmless Bank, its Affiliates, and its respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages (direct and indirect), costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:
(a)    any Macy’s Company’s or its Affiliates’ negligence or recklessness or willful misconduct (including acts and omissions) in performing its obligations under this Agreement (it being understood that all references in this Article XVII to “this Agreement” shall be deemed to refer to the Original Agreement as in effect on the date of any event or action subject to indemnification hereunder occurring prior to the Effective Date);

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(b)    any breach by a Macy’s Company or any of its Affiliates, employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement; provided, however, that the Macy’s Companies shall not be in breach of any of the terms, covenants, representations, warranties or other provisions of this Agreement by virtue of taking any action (or omitting to take any action) in compliance with the Operating Procedures; provided, further, that a breach of any SLA set forth in Schedule 7.3 shall be subject to the remedies set forth in such Schedule;
(c)    any actions or omissions of Bank taken or not taken at a Macy’s Company’s written request or direction (including by email) pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of the Macy’s Companies;
(d)    dishonest or fraudulent acts by a Macy’s Company, or any of its Affiliates, agents or employees, in connection with the Program (except to the extent charged back pursuant to Section 8.5);
(e)    the sale of any Macy’s Goods and Services in a Macy’s Channel to a Cardholder or any failure by the Macy’s Companies or their Affiliates to satisfy any of their obligations to a Cardholder with respect to the sale by them to such Cardholder of Macy’s Goods and Services;
(f)    any Solicitation Materials distributed by a Macy’s Company and not (i) approved by the Operating Committee or (ii) provided by Bank;
(g)    any claim, suit or proceeding by any Governmental Authority or other third party arising out of the failure of Macy’s or any of its Affiliates to comply with the Operating Procedures or Applicable Law in connection with the Program, unless such failure was the result of any action taken or not taken by Macy’s or such Affiliate (i) in compliance with (A) the Operating Procedures or (B) any matter approved by the Operating Committee (other than pursuant to the exercise of a Macy’s Matter) or (ii) at the written request or direction (including by email) of Bank or any of its Affiliates;
(h)    the Macy’s Companies’ Inserts or Billing Statement messages;
(i)    allegations by a third party that the use of the Macy’s Licensed Marks or the Macy’s Systems constitutes infringement, misappropriation, dilution or other violation of any Intellectual Property right of such third party;
(j)    the operation of a Second Look Program; and
(k)    any Other Product or any materials used to promote or identify any Other Product.
Section 17.2    Citibank Indemnification of the Macy’s Companies. Citibank shall indemnify and hold harmless the Macy’s Companies, their Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages (direct or indirect), costs and expenses of whatever nature, including reasonable

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attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:
(a)    Bank’s or its Affiliates’ negligence or recklessness or willful misconduct (including acts and omissions) in performing its obligations under this Agreement;
(b)    any breach by Bank or any of its Affiliates, employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement or any Credit Card Agreement; provided that a breach of any SLA set forth in Schedule 7.3 shall be subject to the remedies set forth in such Schedule;
(c)    any actions or omissions by any of the Macy’s Companies taken or not taken (i) in compliance with (A) the Operating Procedures or (B) any matter approved by the Operating Committee (other than pursuant to the exercise of a Macy’s Matter) or (ii) at the written request or direction (including by email) of Bank or any of its Affiliates pursuant to this Agreement, except where the Macy’s Companies would have been otherwise required to take such action (or refrain from acting) absent such request or direction;
(d)    dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;
(e)    any failure by Bank or its Affiliates to satisfy any of their obligations to Cardholders with respect to the Program pursuant to the terms of the applicable Credit Card Agreements;
(f)    any Account Documentation and Solicitation Materials (except to the extent related to any Other Product) (i) approved by the Operating Committee and used in compliance with such approval that fails to comply with Applicable Law or (ii) provided by Bank;
(g)    any claim, suit or proceeding by any Governmental Authority or other third party arising out of the failure of Bank or any of its Affiliates to comply with the Operating Procedures or Applicable Law in connection with the Program or the failure of the Program to comply with Applicable Law, unless such failure was the result of (i) any breach by a Macy’s Company of (A) the provisions of this Agreement, (B) the Operating Procedures, (C) requirements imposed by the Operating Committee in accordance with the terms of this Agreement or (D) the written instructions of Bank pursuant to its authority in connection with this Agreement or (ii) any action or omissions by Bank or any of its Affiliates taken or not taken at the written request or direction (including by email) of any of the Macy’s Companies in respect of Macy’s fraud strategy specifically designed to prevent fraud that is subject to chargeback pursuant to Section 8.5(a)(iv);
(h)    Bank’s Inserts or Billing Statement messages;
(i)    allegations by a third party that the use of the Bank Licensed Marks or the Bank Systems constitutes infringement, misappropriation, dilution or other violation of any Intellectual Property right of such third party;

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(j)    any capital or guarantee obligations of FDS Bank or its Affiliates with respect to Bank required by law under Section 38 of the Federal Deposit Insurance Act; and
(k)    the sale of any products of Bank and its Affiliates to a Cardholder, other than the products and services offered through the Program.
Section 17.3    Procedures.
(a)    An Indemnified Party (as defined in Section 17.3(b)) shall promptly give the Indemnifying Party (as defined in Section 17.3(b)) notice of any matter (other than any third party claim, suit or action) upon determining that such matter has or may give rise to any right of indemnification pursuant to this Article XVII; provided that the failure by the Indemnified Party to give prompt notice of any such matter shall not limit the liability of the Indemnifying Party hereunder, except that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party to the extent of any loss, cost or expense which it can establish resulted directly from such failure to give prompt notice.
(b)    In case any third party claim is made, or any third party suit or action is commenced, against a Person entitled to indemnification pursuant to Section 17.1 or 17.2 (the “Indemnified Party”), the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) notice thereof upon making a determination that such third party claim, suit or action may give rise to a right of indemnification under this Article XVII and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.
(c)    The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys’ fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.
(d)    The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such third party claim, suit or action.

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(e)    The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any third party claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such third party claim, suit or action solely for an amount not exceeding one thousand dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
Section 17.4    Notice and Additional Rights.
(a)    If an Indemnified Party fails to give prompt notice of any third party claim being made or any third party suit or action being commenced upon determining that such claim, suit or action has or may give rise to any right of indemnification pursuant to this Article XVII, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party to the extent of any loss, cost or expense which it can establish resulted directly from such failure to give prompt notice.
(b)    Except as otherwise provided in the Agreement (including with respect to SLAs and risk management penalties), this Article XVII shall constitute the Parties’ exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement; provided, however, that this provision shall not impair the ability of any Party to obtain specific performance or other equitable relief.
(c)    Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, or any breach thereof or any of the transactions provided for therein, unless the Indemnified Party shall have become liable to a third party for any such amounts.
ARTICLE XVIII

MISCELLANEOUS
Section 18.1    Securitization. Bank shall have the right to securitize or participate the Cardholder Indebtedness and the Accounts or any part thereof, by themselves or as part of a larger offering at any time, and, subject to Article XIII, shall have the right, to make all disclosures and filings associated with any such securitization or participation in accordance with Applicable Law and required by the terms of the securitization agreements (and, in the latter case, subject to appropriate confidentiality arrangements to the extent disclosure of Cardholder Data is required). Bank shall not securitize or participate the Cardholder Indebtedness in any manner that would not permit such arrangements to be unwound or that would not allow removal or substitution of the Program Assets in order to permit the Macy’s Companies to purchase the

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Program Assets pursuant to Article XVI. Without limiting the foregoing, Bank will structure any securitization or participation such that if Macy’s provides written notice to Bank in accordance with the provisions of this Agreement of Macy’s’ exercise of its purchase option hereunder in accordance with Article XVI hereof, the securitization or participation arrangements will not impair Macy’s’ right to purchase the Accounts and the Gross Receivables arising thereunder or require the Macy’s Companies to assume, directly or indirectly, any obligation under any such securitization or participation. To the extent any of the Macy’s Licensed Marks are used in any securitization documents, such marks shall not be used in a way that adversely affects any of the Macy’s Companies or the Macy’s Licensed Marks.
Section 18.2    Assignment. None of the Macy’s Companies, on the one hand, and Bank, on the other hand, shall assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the other Party; provided that each of FDS Bank, Macy’s and Bloomingdales may assign this Agreement and all of its rights and obligations hereunder to Macy’s or any Subsidiary of Macy’s.
Section 18.3    Sale or Transfer of Accounts. Except as otherwise provided in this Agreement, including as set forth in Sections 2.1(b), 18.1 or 18.2, Bank shall not sell or transfer (in whole or in part) the Accounts.
Section 18.4    Subcontracting. Subject to any required approval of the Operating Committee regarding the matters set forth in Section 3.2(d), each Party may subcontract with an Affiliate or a Service Provider to perform its duties under this Agreement; provided that any such Affiliate or Service Provider shall maintain a disaster recovery and business continuity plan that is fully consistent with the provisions and requirements of Section 7.3(e) (it being understood that such disaster recovery and business continuity plan shall require reporting only to the Party engaging such Service Provider and need not require reporting to the other Parties hereto). Each Party shall be responsible to the other Party for services performed by all of its Affiliates or other third parties engaged by (or on behalf of) such Party to the same extent it is for services performed by such Party itself. No provision of this Agreement shall be deemed to create a contractual relationship between a Party and a subcontractor of the other Party (or any employees of such subcontractor).
Section 18.5    Amendment. Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and each of the Macy’s Companies.
Section 18.6    Non-Waiver. No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity. Any waiver by a Party shall only be made in writing and executed by a duly authorized officer of such Party.
Section 18.7    Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such

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invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.
Section 18.8    Waiver of Jury Trial and Venue.
(a)    Each Party hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.
(b)    Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens. Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein.
Section 18.9    Governing Law; Compliance with Law.
(a)    This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.
(b)    Each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.
Section 18.10    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder. Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.
Section 18.11    Captions. Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.
Section 18.12    Notices. Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

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If to the Macy’s Companies:	c/o Macy’s, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attention: Chief Financial Officer Facsimile: (513) 579-7462

With a copy to:	c/o Macy’s, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attention: General Counsel Facsimile: (513) 579-7354

With a copy to:	FDS Bank 9111 Duke Boulevard Mason, Ohio 45040 Attention: President Facsimile: (513) 573-2720

If to Bank or Citibank:	Department Stores National Bank or Citibank, N.A. c/o Department Stores National Bank 701 E. 60th North Sioux Falls, South Dakota 57104 Attention: Legal Department Facsimile: (605) 330-6745

With a copy to:	Citicorp Credit Services, Inc. (USA) Attention: General Manager 50 Northwest Point Blvd. Elk Grove Village, Illinois 60007 Fax: (224) 222-4024
Section 18.13    Coordination of Consents and Approvals. With respect to any consent or approval to be given by the Macy’s Companies, Macy’s may give consents or approvals on behalf of the other Macy’s Company and Bank shall be entitled to rely on any such consent or approval of Macy’s acting on behalf of any or all of the Macy’s Companies. With respect to any consent or approval to be given by Bank or Citibank, Bank may give such consents or approvals.
Section 18.14    Further Assurances. The Macy’s Companies and Bank agree to produce or execute such other documents or agreements as may be reasonably necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.
Section 18.15    No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between the Macy’s Companies and Bank,

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and no act of either Party shall be deemed to create any such relationship. The Macy’s Companies and Bank each agree to such further actions as the other may reasonably request to evidence and affirm the non-existence of any such relationship.
Section 18.16    Press Releases. The Macy’s Companies, on the one hand, and Bank, on the other hand, each shall obtain the prior written approval of the other Party with regard to the substance and timing of any press release which announces the execution of this Agreement, any renewal hereof, or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, the Macy’s Companies and Bank, prior to issuing any press releases concerning this Agreement, any renewal hereof, or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other Party relating thereto. The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of any of the Macy’s Companies or Bank, or their respective Affiliates.
Section 18.17    No Set-Off. The Macy’s Companies and Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.
Section 18.18    Conflict of Interest. Each Party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls. Each Party shall review such standards, procedures and controls with reasonable frequency during the Term including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other Party hereto and with other third parties.
Section 18.19    Third Parties. There are no third-party beneficiaries to this Agreement. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.
Section 18.20    Force Majeure. If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, acts of terrorism, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions (each, a “Force Majeure Event”),

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then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section 18.20 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.3(e), and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so. Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to Bank, on the one hand, or a Macy’s Company, on the other hand, exists for more than thirty (30) consecutive days (or five (5) consecutive days in the case of any Force Majeure Event affecting any payment obligation hereunder), this provision shall cease to apply and all rights and remedies of the other Party shall be reinstated as if this provision had not applied.
Section 18.21    Entire Agreement. This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, other than (a) the Original Agreement to the extent set forth herein and (b) the letter agreement, dated as of May 22, 2014, among the Parties (the “Letter Agreement”), which shall survive the execution and delivery of this Agreement in accordance with its terms, that may have been made or entered into by the Macy’s Companies and Bank (or by any officer or employee of any such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.
Section 18.22    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.
Section 18.23    Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.
Section 18.24    Financial Statements. If, at any time during the Term, Macy’s is no longer required to publicly file financial statements pursuant to the Exchange Act or otherwise, Macy’s shall promptly deliver to Bank quarterly and annual financial statements in form and substance similar to those required pursuant to the Exchange Act, as reasonably requested by Bank from time to time.
Section 18.25    Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Section 3.4 (Program Relationship Managers; Bank Program Team), Article VI (Cardholder Information), Section 8.5 (Bank’s Right to Charge Back), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVI (Effects of Termination), Article XVII

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(Indemnification), Section 18.8 (Waiver of Jury Trial and Venue) and Section 18.9 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.
DEPARTMENT STORES NATIONAL BANK

By:	/s/ William E. Johnson Name: William E. Johnson Title: Chief Executive Officer
CITIBANK, N.A. (solely with respect to Section 2.1(b), Schedule 2.1(b) and Article XVII)

By:	/s/ William E. Johnson Name: William E. Johnson Title: Senior Vice President

[Signature Page to Amended and Restated Credit Card Program Agreement]

MACY’S, INC.

By:	/s/ Karen M. Hoguet Name: Karen M. Hoguet Title: Chief Financial Officer
FDS BANK

By:	/s/ Amy L. Hanson Name: Amy L. Hanson Title: Executive Vice President
MACY’S WEST STORES, INC.

By:	/s/ Karen M. Hoguet Name: Karen M. Hoguet Title: Vice President
BLOOMINGDALES, INC.

By:	/s/ Karen M. Hoguet Name: Karen M. Hoguet Title: Vice President
MACY’S CREDIT AND CUSTOMER SERVICES, INC.

By:	/s/ Karen M. Hoguet Name: Karen M. Hoguet Title: Vice President

[Signature Page to Amended and Restated Credit Card Program Agreement]

SCHEDULE 1.1(a)
Approved Ancillary Products

Program Name	Status	Type
Auto Advantage Gold	Runoff	Club
Great Fun Club	Runoff	Club
Privacy Guard	Runoff	Club
Clever Club Children’s Club	Runoff	Club
Complete Home	Runoff	Club
Creditline	Runoff	Club
CUC Dine	Runoff	Club
CUC Warranty	Runoff	Club
Encore Travel	Runoff	Club[1]
Hotline	Runoff	Club
Hotline Club	Runoff	Club
Just For Me Club	Runoff	Club
Travelers Advantage	Runoff	Club
TRW Credentials	Runoff	Club
Hospital Accident Protection	Runoff	Insurance
Income Protector Plus	Runoff	Insurance
Progeny Accident Protection Plan	Runoff	Insurance
Progeny Accidental Death Coverage	Runoff	Insurance
Progeny HAP / HAP Ins.	Runoff	Insurance
Progeny Hospital Indemnity	Runoff	Insurance
Progeny Term Life Insurance	Runoff	Insurance
Sign & Drive / Auto Accident Ins.	Runoff	Insurance
Beneficial	Runoff	Insurance
CCS	Runoff	Insurance
Comm Travel / ABIG AD&D	Runoff	Insurance
Coverdell AD&D	Runoff	Insurance
First Colony Life	Runoff	Insurance
GEFA HAPI Ins/Aegon Plan Plus	Runoff	Insurance
GEFA Health Extras	Runoff	Insurance
GEFA Heart/Cancer/Stroke	Runoff	Insurance
GEFA Juvenile Life	Runoff	Insurance
TSG Auto	Runoff	Insurance
TSG Dental	Runoff	Insurance
Bonus AD	Runoff	Major Ins.
Debt Cancellation	Runoff	Major Ins.
AD&D	Runoff	Major Ins.
____________________
1 Effective from and after the Effective Date, Macy's shall have sole responsibility for the relationship with the provider of this product, and all economics relating to this product shall be solely for the account of the Macy's Companies and Bank shall not be entitled to any further revenue in connection therewith.

SCHEDULE 1.1(b)
Bank Licensed Marks

SCHEDULE 1.1(c)
Credit Cards

	Co-Branded Credit Card	Private Label Credit Card
Macy’s Star Rewards
Macy’s Preferred	X	X
Macy’s Elite	X	X
Macy’s Premier Elite	X	X

Bloomingdale’s
Bloomingdale’s Card	X	X
Bloomingdale’s Reserve	X	X

Employee Cards
Macy’s and Bloomingdale’s	X	X

SCHEDULE 1.1(d)
Desktop Platform Specifications

Desktop Customization Requirements

The overarching requirement is to provide Macy’s with desktop customization to retain pre-Systems Conversion features and functionality in the Macy’s servicing environment. This includes the list below as well as general connectivity and integration processes between Credit and non-Credit servicing areas at Macy’s. Requirements and specifications as further defined in the Business Requirements Documents and the Customer Service and Credit Granting Front-End Desktop Business Requirements documentation.

#	Functionality	Department	Description	Delivery Date
1	Desktop Platform Navigation and Access	All Credit Areas	Bank’s agent facing applications shall provide Macy’s servicing areas with:
			• [redacted]	Systems Conversion Date
			• [redacted] • [redacted] • [redacted]	[redacted]
2	Desktop Platform access to alternate systems	Credit Customer Service Credit Granting	• [redacted] • [redacted]	Systems Conversion Date [redacted]
3	Credit Transaction Referral Automation	CG - Authorizations	Bank will provide functionality of unique referral # / approval code generation to: • [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date
4	New Accounts Referral Automation	CG - New Accounts	Bank will provide functionality of unique referral # / approval code generation to: • [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date
5	Auto Readback	CG - Authorizations	• [redacted] • [redacted]	Systems Conversion Date
6	Retail System Access from Desktop Platform -- Real-time access to sales receipts	Credit Customer Service Credit Granting	• [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date

7	Retail System Access from Desktop Platform -- Access to Loyalty System	Credit Customer Service and Credit Granting	• [redacted] • [redacted] • [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date
8	Retail System Access from Desktop Platform -- Access to CC 2.0 / CIM	Credit Customer Service	• [redacted] • [redacted] • [redacted]	Systems Conversion Date
9	PDF of Customer Statement	Credit Customer Service Credit Granting	• [redacted] • [redacted] • [redacted]	Systems Conversion Date
10	Undo Transaction functionality	Credit Customer Service	• [redacted]	Systems Conversion Date
11	RTQ Process for New Accounts	CG - New Accounts	• [redacted]	[redacted]
12	Integration of 3rd Party Applications (i.e., Verid) into Desktop Platform	Credit Services - Customer Service, CG & New Accounts	• [redacted] • [redacted] • [redacted] • [redacted] • [redacted] • [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date
13	Late Fee Logic (Wizard)	Credit Customer Service	• [redacted]	Systems Conversion Date
14	Express Judgmental Logic (Wizard)	CG - New Accounts	• [redacted]	Systems Conversion Date
15	Retail System Access from Desktop Platform -- Access to FCSR (Macy's Gift Card/Certificate System/ Other)	Credit Customer Service Credit Granting	• [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date
16	Wallet Hub Integration	All Credit Services	• [redacted] • [redacted] • [redacted] • [redacted] • [redacted]	Systems Conversion Date

SCHEDULE 1.1(e)
Macy’s Licensed Marks
Trademark                    Registration No.

MACY’S     0078,333
MACY’S    922,972
MACY’S    3129938
BLOOMINGDALE’S (SM)    1,581,982
BLOOMINGDALE’S    0945,425
BLOOMINGDALE’S    1467712
BLOOMINGDALE’S    1,999,984
BLOOMINGDALE’S    2,010,033

SCHEDULE 1.1(f)
High Collar and Low Collar
“High Collar” means (i) with respect to the [redacted] applicable to the Private Label Accounts, [redacted], (ii) with respect to the [redacted] applicable to the General Purpose Accounts, [redacted], (iii) with respect to the [redacted] applicable to the Private Label Accounts, [redacted] and (iv) with respect to the [redacted] applicable to the General Purpose Accounts, [redacted], or, in each case, such other level as may from time to time be set by the Operating Committee.

“Low Collar” means (i) with respect to the [redacted] applicable to the Private Label Accounts, [redacted], (ii) with respect to the [redacted] applicable to the General Purpose Accounts, [redacted], (iii) with respect to the [redacted] applicable to the Private Label Accounts, [redacted], and (iv) with respect to the [redacted] applicable to the General Purpose Accounts, [redacted], or, in each case, such other level as may from time to time be set by the Operating Committee.

SCHEDULE 1.1(g)
Bank Servicing Charge and Macy’s Servicing Charge
Bank Servicing Charge

(a)    For each Fiscal Month, the sum of (i) the [redacted] (whether or not calculated on a unit basis) incurred by Bank and its Affiliates during such Fiscal Month in providing the [redacted]; provided that (A) no costs in connection with [redacted] shall be included in the Bank Servicing Charge, (B) subject to paragraph (c) below, the amount included in the Bank Servicing Charge in respect of costs and expenses relating to [redacted], including any and all amounts payable by [redacted] in connection with the foregoing, shall be equal to [redacted], but shall not exceed [redacted], and (C) costs incurred in connection with any change to [redacted] shall be included in the Bank Servicing Charge only to the extent such inclusion was approved by the Operating Committee, plus (ii) [redacted] for such month, plus (iii) [redacted] divided by twelve (12). For the avoidance of doubt, except to the extent permitted to be charged pursuant to clause (A), (B) or (C) above, any costs incurred by Bank in connection with [redacted].

(b)    In order to clarify the distinction between [redacted] incurred by Bank and its Affiliates that are intended to be included in the Bank Servicing Charge as compared with costs that are intended to be [redacted], for purposes of the foregoing paragraph, the costs to be included in the Bank Servicing Charge shall be solely (i) those costs that would be [redacted], determined on a basis consistent with the basis on which such Exhibit was prepared prior to the date hereof (and no costs of a type that were incurred prior to the date hereof but that would not have been included in [redacted] prior to the date hereof shall be added to [redacted] included in the Bank Servicing Charge) and (ii) following the Systems Conversion Date, those costs that would be [redacted] but solely to the extent Bank has undertaken the activities associated with those line items as a result of the Systems Conversion.

(c)    In the event that Bank notifies Macy’s that, subject to Macy’s consent [redacted], Bank and its Affiliates intend [redacted] for all of the Retail Services Credit Card Programs, then if all of the following are satisfied, in the event Macy’s fails to give its consent to the change [redacted], and Bank implements such change with respect to all of the Retail Services Credit Card Programs other than the Program, [redacted] shall cease to apply: (i) Bank shall have given no less than twenty-four (24) months prior written notice before implementing such change, (ii) such change will be implemented not less than twenty-four (24) months prior to the end of the Term, (iii) such change will be implemented such that all provisions of [redacted] shall be fully satisfied in connection with, and after giving effect to, such change and (iv) Bank shall pay all costs (and shall reimburse Macy’s for all of its costs and expenses (including all internal and personnel costs) relating to such change.

(d)    Bank shall make available to Macy’s (at no charge) [redacted] as Macy’s shall agree by written notice to Bank) of [redacted] during the 2016 calendar year [redacted] in support of [redacted] that are mutually agreed by the Parties and designed [redacted].

(e)    As used herein:

(i)    Active Accounts: For any period, Accounts receiving a Billing Statement during such period. For the avoidance of doubt, Accounts receiving Billing Statements in both paper and electronic form in a Fiscal Month shall be counted as a single Active Account. For the purposes of this definition, General Purpose Accounts, Private Label Accounts and, following the Co-Branded New Issuance Conversion Date, Co-Branded Accounts shall count as separate Accounts even if they are linked to the same Credit Card.

(ii)     [redacted] direct cost (i.e., excluding overhead) as incurred consistent with GAAP associated with providing the In-Scope Systems (as defined in Exhibit D to this Schedule 1.1(g)). For purposes of clarification, the cost of all Service Providers should be charged on pass-through basis net of all then-existing discounts, rebates, and other incentives in a manner that is consistent with each Party’s past practices.

(iii)    Average Active Accounts: The sum of Active Accounts in each Fiscal Month of a Fiscal Year divided by twelve (12).

(iv)    [redacted] per the scope set forth in [redacted], which, for the avoidance of doubt, shall exclude the costs of operating and maintaining Bank’s e-commerce platform.

(v)    [redacted]: Defined as (i) [redacted] times the number of Average Active Accounts for such Fiscal Year less than or equal to [redacted], (ii) if the number of Average Active Accounts is greater than [redacted] and less than or equal to [redacted], [redacted] times the number of Average Active Accounts for such Fiscal Year, (iii) if the number of Average Active Accounts is greater than [redacted] and less than or equal to [redacted], [redacted] times the number of Average Active Accounts for such Fiscal Year, (iv) if the number of Average Active Accounts is greater than [redacted], [redacted] times the number of Average Active Accounts for such Fiscal Year less than or equal to [redacted], plus (v) [redacted] times the number of Average Active Accounts for such Fiscal Year in excess of [redacted] and less than or equal to [redacted], plus (vi) [redacted] times the number of Average Active Accounts for such Fiscal Year in excess of [redacted] and less than or equal to [redacted], plus (vii) [redacted] times the number of Average Active Accounts for such Fiscal Year in excess of [redacted].

(vi)    [redacted]: The sum of (i) [redacted], (ii) the product of (A) the number of [redacted] executed by Bank or Bank Service Providers on Systems non-compliance related development projects unique to Macy’s during such Fiscal Year in excess of [redacted] and (B) [redacted], and (iii) [redacted]. The foregoing amount shall be adjusted annually by the CPI.

(vii)    [redacted]: The sum of the [redacted] and the [redacted].

(viii)    CPI: Defined as the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization (“CPI”).

Macy’s Servicing Charge

(a)    For each Fiscal Month, the actual costs (including allocated costs, in a manner consistent with historical practice) incurred by FDS Bank and its Affiliates during such Fiscal Month in providing [redacted]; provided that, (i) subject to the [redacted] adjustment and [redacted] procedures [redacted], the Macy’s Servicing Charge shall exclude actual costs incurred by FDS Bank and its Affiliates to the extent such costs relate to [redacted], (ii) following the Systems Conversion, the amount included in the Macy’s Servicing Charge in respect of costs and expenses relating to the operation and maintenance of (excluding any changes to) the [redacted] shall equal [redacted], but shall not exceed [redacted] and (iii) following the Systems Conversion Date, costs incurred in connection with any change to the [redacted] shall be included in the Macy’s Servicing Charge only to the extent such inclusion was approved by the Operating Committee. For the purposes of determining [redacted], the Parties will calculate and report said expenses consistent in all manners with their calculation for the Fiscal Month of August 2013 and as reflected in the Program P&L for that Fiscal Month. Notwithstanding anything to the contrary set forth above, in consideration of Macy’s making modifications and [redacted] in order to implement [redacted], Bank shall reimburse Macy’s, up to a total of [redacted], for the amount, if any, by which the costs of [redacted] exceeds [redacted], and such reimbursement shall not be part of the Bank Servicing Charge or otherwise constitute an expense for purposes of calculating [redacted]. For the avoidance of doubt, the reimbursable costs incurred by Macy’s shall not count toward the [redacted].

(b)    As used herein, [redacted] costs [redacted] shall be those costs referenced in the first table, with the heading “MACY’S”, on Exhibit A to this Schedule 1.1(g), and all other costs of the type referred to in such Schedule, whether or not such costs are allocated costs, shall not be deemed “[redacted] and shall continue to be included in the [redacted].

(c)    As used herein:

(i)    [redacted] means the [redacted] per the scope set forth in [redacted].
(ii)     [redacted] means the sum of (i) [redacted] as adjusted annually by CPI and (ii) [redacted].
The [redacted] to be included in each of the Bank Servicing Charge and the Macy’s Servicing Charge shall be (i) reported for each Fiscal Month by each Party within fifteen (15) days of the end of such Fiscal Month and (ii) validated annually by each Party and updated based on any renegotiation of applicable Service Provider contracts and changes in Program volumes and Account mix subject to the [redacted] or [redacted], as applicable (i.e., neither [redacted] nor [redacted] will be adjusted based on such reporting and validation).

Reporting and Validation
(a)    Annually, each Party shall provide a written certification from the CEO or CFO of its retail credit business on the amount of its [redacted] including certification that the costs associated with third party service providers is being charged on a pass-through basis net of all discounts, rebates, and other incentives consistent with the fees being charged to such Party as a whole.
(b)    Each Party shall have audit rights involving an independent auditor or qualified third party subject to customary confidentiality agreements.
(c)    The Operating Committee shall periodically review and approve any changes to [redacted] or [redacted], or any components thereof.
(d)    Each Fiscal Month, as applicable, (i) in determining the Bank Servicing Charge, Bank shall apply a prorated amount of [redacted] based on the Active Accounts in such Fiscal Month and [redacted] determined in the most recent [redacted]; and (ii) in determining the Macy’s Servicing Charge, Macy’s shall apply a prorated amount of [redacted] based on the CPI determined in the most recent [redacted]. Following each Fiscal Year, as part of the preparation of the Year-End Settlement Sheet, the Parties shall determine [redacted] and [redacted] based on the actual Average Active Accounts and CPI for such Fiscal Year. Bank shall calculate the Bank Servicing Charge using the actual [redacted]. Bank shall subtract the Bank Servicing Charge for such Fiscal Year calculated based on the actual [redacted] from the sum of the Bank Servicing Charges paid by Macy’s in such Fiscal Year. If the difference is positive then Macy’s shall owe Bank a payment in the amount of such difference and if the difference is negative then Bank will owe Macy’s a payment in the amount of such difference. Likewise, Macy’s shall complete the same analysis with respect to the Macy’s Servicing Charge and determine which Party owes a true-up payment for such Fiscal Year. The process in the foregoing four sentences shall be the [redacted] for such Fiscal Year.
(e)      Prior to the Systems Conversion Date and prior to each Fiscal Year thereafter, the Parties shall forecast and agree to the Average Active Accounts and CPI to be used in the calculation of the [redacted] and [redacted], respectively, subject to the [redacted] for such Fiscal Year.

Exhibit A
to Schedule 1.1(g)
Elements of Bank Servicing Charge

Macy’s/Citi Servicing Expense
February 2013 thru January 2014

[redacted]

Exhibit B
to Schedule 1.1(g)
Baseline Macy’s System Costs

SCHEDULE 1 – 2013 TOTAL SYSTEM COSTS

CATEGORY	Annual 2013 Costs
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]*	[redacted]
TOTAL SYSTEM COSTS	[redacted]

*[redacted]

NOTE:

1.	The above schedule does not include [redacted]

[redacted]

Exhibit C
to Schedule 1.1(g)

In-Scope Systems of Bank

[redacted]

Exhibit D
to Schedule 1.1(g)

In-Scope Systems of Macy’s

[redacted]

SCHEDULE 1.1(h)
Marketing Commitments
Macy’s Marketing Commitment

•
[redacted], plus (i) [redacted] times (ii) (A) projected [redacted] for the current Fiscal Year for which the Macy’s Marketing Commitment is being calculated, as reflected in the annual Budget for such Fiscal Year minus (B) [redacted].

Joint Marketing Commitment

•
[redacted], plus (i) [redacted] times (ii) (A) projected [redacted] for the current Fiscal Year for which the Joint Marketing Commitment is being calculated, as reflected in the annual Budget for such Fiscal Year minus (B) [redacted].

SCHEDULE 1.1(i)
Pre-Tax Profit, Macy’s Profit Share, Program Expenses and Program P&L
“Macy’s Profit Share” means the sum of:
(a)    [redacted] of Pre-Tax Profit with respect to [redacted]; provided that upon a Total Servicing Transfer, the [redacted] amount shall increase to [redacted]
plus    (b)    [redacted] of Pre-Tax Profit with respect to [redacted];
plus    (c)    [redacted] of Pre-Tax Profit with respect to [redacted]; and
plus    (d)    [redacted] of Macy’s Pre-Tax Profit with respect to [redacted].

The Macy’s Profit Share will be calculated monthly based on the sum of the monthly Pre-Tax Profit for the period from the beginning of the then-current Fiscal Year through the end of the preceding Fiscal Month.

The Parties acknowledge that they have [redacted] for purposes of determining Macy’s Profit Share. The Parties further acknowledge that during and after [redacted], the Parties shall [redacted]. The Parties, in their discretion, will mutually agree on an appropriate method of calculating the [redacted].
[redacted] means the sum of the [redacted] plus the [redacted].
[redacted] equals (a) Pre-Tax Profit divided by (b) an amount equal to the product of (i) [redacted] divided by the total number of days in the applicable Fiscal Year multiplied by (ii) the number of days to date in the applicable Fiscal Year.

“Pre-Tax Profit” means the sum of:
            (a)        income (from all sources, including finance charges, late fees, interchange fees, returned check or NSF fees, over limit fees, cash advance fees, foreign currency fees and other fees earned on the Accounts and Approved Ancillary Product revenues less direct expenses), excluding income from [redacted];
minus   (b)        the sum of all concessions, reversals and write-offs of any portion of the Cardholder Indebtedness (including any principal or items of income of the type referred to in clause (a));
plus      (c)        the amount of all recoveries on Accounts written off subsequent to the Effective Date or reversals (including through receipt of merchant chargebacks and Sales Tax Refunds) of concessions, reversals and write-offs referred to in clause (b);
minus   (d)       [redacted];
minus   (e)        the amount of any increase in [redacted] for such period;
plus      (f)        the amount of any decrease in [redacted] for such period;
minus   (g)        [redacted];
minus   (h)        [redacted];

provided that conversion, start-up (including the establishment of the Program’s initial Bad Debt Reserve (which shall reflect any impact from changes in cure, aging, or write-off policies)) and other one-time costs (including increases in Bad Debt Reserve required as a result of changes in Applicable Law applicable to Bank), and any component of any costs resulting from any change in accounting principles or methodologies, shall not be deducted in calculating [redacted]. The Operating Committee may agree from time to time to include or exclude any other amounts in the calculation of [redacted] including any line item thereof (including [redacted]); provided that to the extent the Agreement expressly provides that an amount shall be included or excluded from such calculation, such amounts shall be included or excluded, respectively, in or from such calculation. The attached form of Program P&L (see Exhibit A to this Schedule 1.1(i)) shall be prepared on a monthly basis in accordance with this definition of Pre-Tax Profit.

“Program Expenses” means the sum of the following (without duplication and subject to the proviso in the definition of Pre-Tax Profit):
(a)     amount payable by Bank to the Macy’s Companies [redacted];
plus    (b)    amount payable by Bank to the Macy’s Companies [redacted];
plus    (c)    the amount of [redacted];
plus    (d)    additional marketing expenses incurred with the prior approval of the Operating Committee;
plus    (e)    fraud losses incurred by Bank other than those subject to chargeback pursuant to Section 8.5;
plus    (f)    the costs paid by Bank pursuant to [redacted], in each case to the extent the applicable Section expressly permits treatment of such costs as Program Expenses.

Except as otherwise expressly provided in [redacted], in no event shall the costs and expenses associated with [redacted] be included in [redacted].

Exhibit A
to Schedule 1.1(i)
Program P&L

[redacted]

SCHEDULE 1.1(j)
Funding Costs

“Funding Costs” or “FC” means

FC = ((Total Portfolio – Fixed Funding) x VR) + (Fixed Funding x FR)

provided that, with respect to any Fiscal Month, funding costs shall be equal to the product of FC multiplied by a fraction, the numerator of which shall be the actual days in the Fiscal Month and the denominator of which shall be 360.

As used herein:

“Average Transactor Receivables” means (a) for any Fiscal Month, the portion of Cardholder Indebtedness calculated on a sum of cycles basis of reporting monthly receivables under the Accounts as to which the Cardholder payments for the billing cycle were equal to or greater than the billed balance of the relevant Accounts for the billing cycle (e.g. receivables associated with Accounts that pay in full and do not incur finance charges), and (b) for any Fiscal Year, (i) the sum of the amounts determined pursuant to clause (a) for each Fiscal Month in such Fiscal Year divided by (ii) the number of Fiscal Months in such Fiscal Year.

“Baseline Market Based Portfolio Spread” means the amount equal to the sum of (i) the average of the [redacted] at the end of each week during the two (2) full Fiscal Quarters immediately prior to the Systems Conversion Date times [redacted] and (ii) the average of the [redacted] at the end of each week during the two (2) full Fiscal Quarters immediately prior to the Systems Conversion Date times [redacted] and (iii) the average of the [redacted] at the end of each week during the two (2) full Fiscal Quarters immediately prior to the Systems Conversion Date times [redacted] and (iv) [redacted].

“Fixed Funding” means, for any Fiscal Month, Transactor Balances for such Fiscal Month.

“Fixed Rate” or “FR” means, for any Fiscal Month, (i) the [redacted] swap offer rate for U.S. dollars as set forth on [redacted] (and if such rate is not so reported, such offer rate as reported in another publication or electronic service or other reporting method reasonably acceptable to the Parties) at or around 10 a.m. on the last Business Day prior to the Economics Effective Date and on the last Business Day prior to the first day of each Fiscal Year thereafter, plus (ii) the Fixed Rate Margin. All rates/indices shall be converted to actual days over 360 days basis prior to interest calculation.

“Fixed Rate Margin” means (i) from the Economics Effective Date to the Fiscal Month first ending after the first anniversary thereof, [redacted] and (ii) for each Spread Calculation Period thereafter, a number of basis points (which may be positive or negative) determined by adding the [redacted] to [redacted].

“LIBOR” means the London Interbank Offered Rates.

“Market Based Portfolio Spread” means, with respect to Spread Calculation Period, the amount equal to the sum of (i) the average of the [redacted] at the end of each week during the second and third full Fiscal Quarters immediately prior to the commencement of such Spread Calculation Period times [redacted] and (ii) the average of the [redacted] at the end of each week during the second and third full Fiscal Quarters immediately prior to the commencement of such Spread Calculation Period times [redacted] and (iii) the average of the [redacted] at the end of each week during the second and third full Fiscal Quarters prior to the commencement of such Spread Calculation Period times [redacted] and (iv) [redacted].

“Spread Adjuster” means, for any Spread Calculation Period, the amount of basis points equal to (i) the Market Based Portfolio Spread minus (ii) the Baseline Market Based Portfolio Spread.

“Spread Calculation Period” means each twelve (12) Fiscal Month period commencing with the first day of the first full Fiscal Year commencing after the Economics Effective Date.

“Total Portfolio” means, for any Fiscal Month, the Average Receivables for such Fiscal Month.

“Transactor Balances” means, with respect to any Fiscal Month, (i) the Transactor Portion for such Fiscal Month times (ii) the Average Receivables for such Fiscal Month.

“Transactor Portion” with respect to any Fiscal Month, means an amount, determined by the Operating Committee on an annual basis in the month prior to the start of each Fiscal Year, equal to (i) Average Transactor Receivables with respect to the prior 12 month period divided by (ii) Average Receivables with respect to the prior 12 month period.

“Variable Rate” or “VR” shall mean (i) the annual rate of interest determined by Bank as being the rate available for LIBOR One Month loans, as set forth in the Money Rates section of The Wall Street Journal, on the last Business Day immediately preceding the date of measurement (and if such rate is not so reported, such offered rate as reported in another publication or electronic service or other reporting method reasonably acceptable to the Parties), plus (ii) the Variable Rate Margin. All rates/indices shall be converted to actual days over 360 days basis prior to interest calculation.

“Variable Rate Margin” means (i) from the Economics Effective Date to the Fiscal Month first ending after the first anniversary thereof, [redacted] and (ii) for each Spread Calculation Period thereafter, a number of basis points (which may be positive or negative) determined by adding the [redacted] to [redacted].

Exhibit A
to Schedule 1.1(j)

[redacted]

SCHEDULE 1.1(k)
Changes to the Loyalty Program and Value Proposition for the Program
The Parties anticipate that [redacted] will be revised [redacted]. Subject to Macy’s final authority over Macy’s Matters pursuant to Section 3.2(f) of the Agreement, the Parties will work together to develop a plan (which plan shall be subject to approval of the Operating Committee pursuant to Section 3.2) for [redacted].

A [redacted] will be introduced to all Macy’s customers [redacted]. Points can be earned at Macy’s [redacted] and redeemed for [redacted]. Cardholders who choose to enroll [redacted] and pay for their purchases with a Macy’s-branded (as opposed to Bloomingdale’s-branded) Account will [redacted]. The chart below describes the value proposition for Macy’s-branded Cardholders:

Macy’s Value Proposition
Card Level	[redacted] Value Proposition (2)			Star Rewards Value Proposition (3)
	In Store		Out of Store	In Store		Out of Store
	Base	Cosmetics	AMEX	Base	Cosmetics	AMEX

Private Label Card Only
Preferred	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Elite	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Premier Elite (1)	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

Co-branded Card
Preferred	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Elite	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Premier Elite	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Third party/Cash	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

Footnotes:

(1) [redacted]
(2) [redacted]
(3) [redacted]

SCHEDULE 1.1(l)

Unamortized Premium

Period Ending on Anniversary of Effective Date Set Forth Below	Unamortized Premium with respect to the FDS Assets	Unamortized Premium with respect to the GE/Macy’s Assets	Unamortized Premium with respect to the May Assets	Unamortized Premium
Jul-14	[redacted]	[redacted]	[redacted]	[redacted]
Aug-14	[redacted]	[redacted]	[redacted]	[redacted]
Sep-14	[redacted]	[redacted]	[redacted]	[redacted]
Oct-14	[redacted]	[redacted]	[redacted]	[redacted]
Nov-14	[redacted]	[redacted]	[redacted]	[redacted]
Dec-14	[redacted]	[redacted]	[redacted]	[redacted]
Jan-15	[redacted]	[redacted]	[redacted]	[redacted]
Feb-15	[redacted]	[redacted]	[redacted]	[redacted]
Mar-15	[redacted]	[redacted]	[redacted]	[redacted]
Apr-15	[redacted]	[redacted]	[redacted]	[redacted]
May-15	[redacted]	[redacted]	[redacted]	[redacted]
Jun-15	[redacted]	[redacted]	[redacted]	[redacted]
Jul-15	[redacted]	[redacted]	[redacted]	[redacted]
Aug-15	[redacted]	[redacted]	[redacted]	[redacted]
Sep-15	[redacted]	[redacted]	[redacted]	[redacted]
Oct-15	[redacted]	[redacted]	[redacted]	[redacted]
Nov-15	[redacted]	[redacted]	[redacted]	[redacted]
Dec-15	[redacted]	[redacted]	[redacted]	[redacted]
Jan-16	[redacted]	[redacted]	[redacted]	[redacted]
Feb-16	[redacted]	[redacted]	[redacted]	[redacted]
Mar-16	[redacted]	[redacted]	[redacted]	[redacted]
Apr-16	[redacted]	[redacted]	[redacted]	[redacted]
May-16 and thereafter	[redacted]	[redacted]	[redacted]	[redacted]

SCHEDULE 1.1(m)

Illustrative calculation of Cost/Lost Revenues
Illustrative Calculation of Cost / Lost Revenue2

[redacted]

____________________
2 Example is based on [redacted] and is included for illustrative purposes only.

SCHEDULE 1.1(n)

Peer Group Programs
Dillard’s
JCPenney
Kohl’s
Neiman Marcus
Nordstrom
Saks
Target

SCHEDULE 2.1(b)

Employee Accounts

Notwithstanding anything to the contrary contained in the Agreement, this Schedule 2.1(b) shall be applicable to all Employee Accounts. Except as otherwise set forth in this Schedule 2.1(b), Employee Accounts shall be “Accounts” under the Agreement and all Cardholder Indebtedness existing under Employee Accounts shall be “Cardholder Indebtedness” under the Agreement.
Section 1. Ownership of Employee Accounts. FDS Bank shall offer and issue the Employee Accounts. FDS Bank shall be the sole and exclusive owner of all Employee Accounts (except to the extent transferred to Bank pursuant to this Schedule 2.1(b) upon ceasing to be Employee Accounts and except for any Account owned by Bank that becomes an Employee Account (each a “Converted Employee Account”), which Account shall continue to be owned by Bank), Cardholder Indebtedness under the Employee Accounts (except to the extent transferred to Prime, Bank or its designee pursuant to this Schedule 2.1(b)) and Account Documentation with respect to Employee Accounts (except to the extent transferred and assigned to Bank pursuant to this Schedule 2.1(b)). All purchases by Cardholders that are charged on the Employee Accounts and the Cardholder Indebtedness under Employee Accounts shall create a relationship of debtor and creditor between the Cardholders and FDS Bank, respectively. None of the Macy’s Companies or their Affiliates, other than FDS Bank, shall be considered a creditor with respect to any Employee Account or the Cardholder Indebtedness arising thereunder. FDS Bank shall fund all Cardholder Indebtedness under the Employee Accounts until such time as such Cardholder Indebtedness is transferred to Prime, Bank (or its designee) pursuant to this Schedule 2.1(b).
Section 2. Prepaid Employee Accounts. In the case of any employee of Macy’s or any of its Subsidiaries who applies for a Macy’s Credit Card but is not approved for a Private Label Account in accordance with the Risk Management Policies applicable to Employee Accounts, FDS Bank may offer, or cause to be offered, and FDS Bank may issue, or arrange for the issuance of, a Prepaid Employee Account.
Section 3. Ancillary Products. Unless otherwise determined by the Operating Committee, Bank shall offer and issue (or arrange to be issued by an Affiliate or another third party acceptable to Macy’s or currently offering such products on Bank’s behalf) the Approved Ancillary Products with respect to Employee Accounts to the same extent Approved Ancillary Products are offered and issued with respect to similar non-Employee Accounts hereunder.
Section 4. Transfer of Cardholder Indebtedness Under Employee Accounts. All Cardholder Indebtedness under the Employee Accounts (but not the Employee Accounts themselves) shall be transferred to Bank or its designee (which shall be a wholly-owned subsidiary of Bank or securitization vehicle of Bank used to securitize Cardholder Indebtedness under the Accounts as permitted pursuant to Section 18.1 of the Agreement)

one Business Day after the creation of such Cardholder Indebtedness or such other time frame as may be agreed upon by the Operating Committee for a price equal to the par amount of such transferred Cardholder Indebtedness (paid by wire transfer of immediately available funds to an account designated in writing by FDS Bank) on the terms and conditions set forth in Exhibit A to this Schedule 2.1(b); provided that Bank shall not be required to accept the transfer of any Cardholder Indebtedness pursuant to this Schedule 2.1(b) if the FDS Bank Policies and Terms (as defined below) are not substantially similar to the Risk Management Policies and terms and conditions applicable to similar non-Employee Accounts hereunder, which determination shall be made by Bank in its reasonable discretion (other than such FDS Bank Policies and Terms that differ as a result of the different domicile of FDS Bank and Bank)). If Cardholder Indebtedness under any Employee Account is not transferred to Bank or its designee pursuant to the proviso in the preceding sentence, the Agreement shall be deemed inapplicable to such Employee Account. So long as FDS Bank retains Cardholder Indebtedness pursuant to the foregoing provisions of this Section 4: (i) such Cardholder Indebtedness shall cease to be “Cardholder Indebtedness” for any purpose under the Agreement and such Employee Account shall cease to be an “Account” for any purpose under the Agreement; (ii) such Employee Account shall continue to be serviced, as reasonably practicable, in a manner consistent with Accounts hereunder, subject to such adjustments to the servicing fees payable in respect thereof as are necessary to reflect any additional costs incidental to such servicing; and (iii) FDS Bank shall be entitled to administer such Employee Account as it deems advisable without regard to the restrictions otherwise applicable to Macy’s and its Affiliates hereunder (including the exclusivity restrictions set forth in Section 2.2 of the Agreement) and shall be entitled to retain all revenues and proceeds therefrom.
Section 5. Transfer of Employee Accounts. In the event an Employee Account ceases to be an Employee Account, such Account shall be transferred to Bank (together with the applicable Account Documentation and an assignment of applicable Credit Card Agreement) on the terms and conditions set forth in Exhibit A to this Schedule 2.1(b) within one Business Day following such change in status without the payment of any amount, provided that Bank shall not be required to accept such transfer of any Employee Account to the extent such Employee Account, in Bank’s reasonable discretion, was not underwritten or maintained in accordance with the Risk Management Policies.
Section 6. Risk Management and Cardholder Terms. FDS Bank shall have sole control and discretion over the establishment of risk management policies applicable to the Employee Accounts, except any Converted Employee Account, and the terms and conditions applicable to such Employee Accounts (collectively, the “FDS Bank Policies and Terms”) and notwithstanding Section 3.2(g) and Schedule 3.2(g), changes to the FDS Bank Policies and Terms shall be Macy’s Matters. Without limiting the foregoing, however, the Parties intend for the FDS Bank Policies and Terms to be, to the extent permitted by Applicable Law, the same as the Risk Management Policies and the terms and conditions applicable to similar non-Employee Accounts hereunder. FDS Bank shall give written notice to Bank at least thirty (30) days prior to any change in the FDS Bank

Policies and Terms, which notice shall include the effective date of such change; provided that such notice need not be given to the extent the same change is made to the Risk Management Policies or the terms and conditions applicable to similar non-Employee Accounts hereunder.
Section 7. Cardholder Data. The Cardholder Data applicable to Employee Accounts, other than Converted Employee Accounts, shall be the property of and exclusively owned by FDS Bank and the applicable privacy policy shall be the FDS Bank privacy policy. FDS Bank may use and disclose Cardholder Data applicable to Employee Accounts, other than Converted Employee Accounts, in compliance with Applicable Law and the FDS Bank privacy policy.
Section 8. Securitization. Bank and its Affiliates shall have the right to securitize or participate the Cardholder Indebtedness under the Employee Accounts solely to the extent such Cardholder Indebtedness has been transferred to Prime, Bank or its designee pursuant to this Schedule 2.1(b) or the Employee Accounts or any part thereof and solely to the extent permitted under Section 18.2 of the Agreement.
Section 9. Risk Management. Employees of Macy’s are evaluated substantially under the same criteria for credit acquisition (approve/decline) and line management as all other customers. If an employee does not pass acquisition score cut criteria a Prepaid Employee Account may be opened for that employee by FDS Bank. Employees may request a Prepaid Employee Account for discount purposes. In these cases, no credit bureau is requested.

EXHIBIT A
TO SCHEDULE 2.1(b)

TRANSFER OF EMPLOYEE ACCOUNT CARDHOLDER INDEBTEDNESS
The terms and conditions set forth on this Exhibit A to Schedule 2.1(b) shall be applicable to all transfers of Cardholder Indebtedness by FDS Bank to Citibank (or its designee) pursuant to Schedule 2.1(b).
Section 1. Transfer of Cardholder Indebtedness. One Business Day after the creation of any Cardholder Indebtedness under any Employee Account (hereinafter, “Employee Account Cardholder Indebtedness”), subject to Section 4 of Schedule 2.1(b), FDS Bank hereby transfers, assigns and otherwise conveys to Citibank (or its designee), without recourse, all right, title and interest of FDS Bank, in, to and under such Employee Account Cardholder Indebtedness, all monies due or to become due with respect thereto and all proceeds (including “proceeds” as defined in the UCC) thereof. Citibank hereby accepts (for itself or its designee) all right, title and interest in, to and under such property so transferred. In consideration for each such transfer, on the day of each such transfer, Citibank shall pay (or cause to be paid) to FDS Bank, by wire transfer of immediately available funds to an account designated by FDS Bank, a dollar amount equal to the aggregate amount of Employee Account Cardholder Indebtedness transferred to Citibank (or its designee) on the such Business Day.
Section 2. Sale. The Parties intend that each transfer of Employee Account Cardholder Indebtedness pursuant to this Exhibit A constitutes a sale, and not a secured borrowing, for all purposes.
Section 3. Representations and Warranties of FDS Bank. FDS Bank makes the following representations and warranties to Citibank as of each date on which a transfer occurs pursuant to Section 1 of this Exhibit A solely with respect to the transfer(s) on such date:
(a) FDS Bank (i) is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FDS Bank’s ability to perform its obligations under this Exhibit A.
(b) FDS Bank has all necessary corporate power and authority to perform the obligations required of FDS Bank under this Exhibit A. The consummation by FDS Bank of the transactions specified in this Exhibit A have been duly and validly authorized and approved by all necessary corporate actions of the FDS Bank.
(c) All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by FDS Bank in connection with the transfer of Employee Account Cardholder Indebtedness pursuant to Section 1 of this Exhibit A have been duly obtained, effected or given and are in full force and effect.
(d) FDS Bank is the sole owner of and has good and marketable title to the Employee Account Cardholder Indebtedness. Upon the completion of each transfer of Employee Account Cardholder Indebtedness pursuant to this Exhibit A, such Employee Account Cardholder Indebtedness shall vest or be vested in Citibank (or its designee) free and clear of all Liens (as defined in the Purchase Agreement).
(e) To the Knowledge of FDS Bank, the Employee Account Cardholder Indebtedness arises from or in connection with a bona fide sale or loan transaction.
Section 4. Representations and Warranties of Citibank. Citibank, on behalf of itself and each of its designees under this Exhibit A, makes the following representations and warranties to FDS Bank as of each date on which a transfer occurs pursuant to Section 1 of this Exhibit A solely with respect to the transfer(s) on such date:
(a) Citibank and each of its designees under this Exhibit A is (i) a national banking association or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform its obligations under this Exhibit A.
(b) Citibank and each of its designees under this Exhibit A has all necessary corporate power and authority to perform the obligations required of it under this Exhibit A. The consummation by Citibank and each of its designees under this Exhibit A of the transactions specified in this Exhibit A have been duly and validly authorized and approved by all necessary corporate actions of such entity.
(c) All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Citibank in connection with the transfer of Cardholder Indebtedness pursuant to Section 1 of this Exhibit A have been duly obtained, effected or given and are in full force and effect.
Section 5. Covenants.
(a) Except for the transfers pursuant to Section 1 of this Exhibit A, FDS Bank will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien arising through or under FDS Bank on any of Employee Account Cardholder Indebtedness other than the Lien in favor of Citibank by virtue of the Agreement.
(b) FDS Bank will notify Citibank promptly after becoming aware of any Lien arising through or under FDS Bank on any Employee Account Cardholder Indebtedness.

Section 6. Documentation. The Parties agree that all transfers of Cardholder Indebtedness pursuant to this Exhibit A shall be documented by the entry of the appropriate data on the applicable Systems used by or on behalf of any Party to service the Accounts and such other legally sufficient evidence and reporting as shall be mutually agreed upon by the Parties from time to time.

EXHIBIT B
TO SCHEDULE 2.1(b)

TRANSFER OF FORMER EMPLOYEE ACCOUNTS
The terms and conditions set forth on this Exhibit B to Schedule 2.1(b) shall be applicable to all transfers of Accounts by FDS Bank to Bank (or its designee) pursuant to Schedule 2.1(b) at such time as any Accounts owned by FDS Bank cease to be Employee Accounts (the “Former Employee Accounts”).
Section 1. Transfer of Employee Accounts. Effective at the close of business on each Business Day, subject to Section 5 of Schedule 2.1(b), FDS Bank hereby transfers, assigns and otherwise conveys to Bank (or its designee), without recourse, all right, title and interest of FDS Bank, in, to and under the Former Employee Accounts, the Credit Card Agreements relating solely to such Former Employee Accounts and the Account Documentation relating solely to each such Former Employee Accounts. Bank hereby accepts (for itself, or its designee) all right, title and interest in, to and under such property so transferred. For the avoidance of doubt, such transfer shall not require any additional payment by Bank (or its designee) to FDS Bank.
Section 2. Representations and Warranties of FDS Bank. FDS Bank makes the following representations and warranties to Bank as of each date on which a transfer occurs pursuant to Section 1 of this Exhibit B solely with respect to the transfer(s) on such date:
(a) FDS Bank (i) is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FDS Bank’s ability to perform its obligations under this Exhibit B.
(b) FDS Bank has all necessary corporate power and authority to perform the obligations required of FDS Bank under this Exhibit B. The consummation by FDS Bank of the transactions specified in this Exhibit B have been duly and validly authorized and approved by all necessary corporate actions of the FDS Bank.
(c) All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by FDS Bank in connection with the transfer of Former Employee Accounts pursuant to Section 1 of this Exhibit B have been duly obtained, effected or given and are in full force and effect.
(d) FDS Bank is the sole owner of and has good and marketable title to the Former Employee Accounts. Upon the completion of each transfer of Former Employee Accounts pursuant to this Exhibit B, all right, title and interest in and to the Former Employee Accounts shall vest or be vested in Bank (or its designee) free and clear of all Liens (as defined in the Purchase Agreement).
(e) To the Knowledge of FDS Bank, each Credit Card Agreement with respect to each Former Employee Account is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, and is enforceable against such obligors in accordance with its terms, subject to (i) possible claims and defenses on disputed card transactions asserted by a Cardholder, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and the effect of general equitable principles, and (iii) the Servicemembers Civil Relief Act.
(f) Each Former Employee Account complies in all material respects with the applicable Credit Card Agreement.
(g) All Former Employee Account applications have been taken and evaluated and applicants notified in a manner that complied with all Applicable Law and the FDS Bank Policies and Terms.
(h) All Former Employee Accounts have been underwritten, maintained and serviced in compliance with all Applicable Law and the FDS Bank Policies and Terms.
(i) All disclosures made in connection with the Former Employee Accounts complied in all material respects with all Applicable Law and the FDS Bank Policies and Terms.
Section 3. Representations and Warranties of Bank. Bank, on behalf of itself and each of its designees under this Exhibit B, makes the following representations and warranties to FDS Bank as of each date on which a transfer occurs pursuant to Section 1 of this Exhibit B solely with respect to the transfer(s) on such date:
(a) Bank and each of its designees under this Exhibit B is (i) a federally chartered bank or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform its obligations under this Exhibit B.
(b) Bank and each of its designees under this Exhibit B has all necessary corporate power and authority to perform the obligations required of it under this Exhibit B. The consummation by Bank and each of its designees under this Exhibit B of the transactions specified in this Exhibit B have been duly and validly authorized and approved by all necessary corporate actions of such entity.

(c) All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Bank in connection with the transfer of Former Employee Accounts pursuant to Section 1 of this Exhibit B have been duly obtained, effected or given and are in full force and effect.
Section 4. Documentation. The Parties agree that all transfers of Accounts pursuant to this Exhibit B shall be documented by the entry of the appropriate data on the applicable Systems used by or on behalf of any Party to service the Accounts and such other legally sufficient evidence and reporting as shall be mutually agreed upon by the Parties from time to time.

SCHEDULE 2.2
Right of First Offer
“Right of First Offer” means that if Macy’s desires to transfer any Significant Portfolio to a third party pursuant to Section 2.3(b), Macy’s shall first provide notice to Bank of such proposed transfer, including proposed terms and conditions of such transfer, and Bank shall have thirty (30) days from receipt of such notice to make an offer to purchase the Significant Portfolio on such terms and conditions. If Bank elects to make such an offer during such time period, Macy’s shall negotiate in good faith with Bank to arrive at an agreement. In the event that Macy’s and Bank fail to reach agreement on the principal terms thereof within thirty (30) days from the date of Bank’s initial proposal to Macy’s, Macy’s shall be free to transfer such Significant Portfolio without Bank’s participation; provided that Macy’s shall not transfer such Significant Portfolio upon financial terms that are in the aggregate less favorable to Macy’s than the terms and conditions included in the initial notice to Bank (without first re-offering the Significant Portfolio to Bank in accordance with this Right of First Offer).

SCHEDULE 2.3(a)
Purchase Procedures for Small Portfolio
Macy’s shall provide written notice to Bank, within thirty (30) days following the date of consummation of the transaction resulting in the acquisition of the Small Portfolio. Following such notice, promptly upon request of Bank and following receipt of a duly executed confidentiality agreement, Macy’s shall provide such portfolio information as is reasonably required by Bank to allow for its valuation of the Small Portfolio.
Within thirty (30) days after receipt of the notice referred to in the immediately preceding paragraph, Bank shall provide a written offer (the “Initial Offer”) to Macy’s specifying the price that Bank is willing to pay for the Small Portfolio, which price (the “Portfolio Price”) shall be expressed as (1) the full face value of the Gross Receivables in the Small Portfolio plus (2) the aggregate dollar amount, if any, above or below such Gross Receivables amount proposed to be paid (the “Premium/Discount”); provided, however, that Bank shall be permitted to conduct confirmatory due diligence on the Small Portfolio solely for the purpose of ascertaining the Portfolio Price (it being understood that any such determination of Portfolio Price shall reflect (i) the anticipated future performance of the Small Portfolio under the Agreement assuming the existing economics contemplated by the Agreement and (ii) the impact of any contingent liabilities associated with the Small Portfolio). If Macy’s, in its sole discretion, determines that the Initial Offer is acceptable to it, Macy’s shall notify Bank in writing within fifteen (15) days of receipt of the Initial Offer that it accepts such offer.
In the event Macy’s rejects the Initial Offer, Macy’s and Bank each shall choose its own appraiser, who shall be retained at such Party’s expense, to determine the value of the Small Portfolio (which value shall be expressed as a Portfolio Price as referenced above). The appraisers shall be instructed that the Portfolio Price shall reflect (i) the anticipated future performance of the Small Portfolio under the Agreement assuming the existing economics contemplated by the Agreement and (ii) the impact of any contingent liabilities associated with the Small Portfolio. Macy’s will, promptly upon request and upon receipt of a duly executed confidentiality agreement from the applicable appraiser, release such information regarding the Small Portfolio as such appraiser may reasonably require for its valuation. If the Premiums/Discounts comprising the Portfolio Prices determined by each appraiser differ by less than percent (5%) of the lesser of the two Premiums/Discounts determined by each appraiser, the Premium/Discount shall be equal to the average of the two Premiums/Discounts in the initial appraisals.
If the Premiums/Discounts determined by the two appraisers differ by five percent (5%) or greater than percent (5%) of the lesser of the two Premiums/Discounts determined by each appraiser, the two appraisers performing the initial appraisal shall select a third appraiser (with the expense of such appraiser to be shared equally by Macy’s and Bank) who shall value the Small Portfolio. The highest and lowest valuations among the Initial Offer and the three appraisals shall then be eliminated and the Premium on the purchase price shall equal the average of the two remaining valuations.

SCHEDULE 2.5(d)

Mobile Capabilities

Mobile capability	Date to be available
Ability to submit Credit Card Applications via tablet and mobile phone	[redacted]

SCHEDULE 3.2(f)
Macy’s Matters
(i) design of the [redacted] and collateral aesthetics;
(ii) look, feel and content of [redacted], except to the extent form or content is included in order to [redacted];
(iii) [redacted];
(iv) whether or not to make capital expenditures [redacted] used in connection with the Program, unless such capital expenditures are [redacted], provided that this Macy’s Matter shall not relieve the Macy’s Companies from their obligations to [redacted] perform their obligations under the Agreement;
(v) communications and/or contacts with [redacted];

(vi)	changes to [redacted] and approval of [redacted], in each case to the extent such changes or [redacted];

(vii)	subject to the reimbursement provisions of [redacted]; and
(viii) all policies (including related strategies) and practices designed [redacted].

SCHEDULE 3.2(g)
Bank Matters

(i)
changes to [redacted]; provided that (A) prior to exercising its authority pursuant to this clause (i), Bank shall provide to the Operating Committee information with respect to the expected impact on sales, portfolio performance and the Cardholders, (B) at the request of FDS Bank, Bank shall promptly reverse any such change or element thereof (other than a change required by Applicable Law or a Bank Policy Conforming Change) that causes an adverse impact on sales or portfolio performance that is inconsistent, in any material respect, with the expected impact set forth in the materials referred to in clause (A) above and (C) without the consent of FDS Bank, Bank shall not [redacted];

(ii)
whether or not to make capital expenditures [redacted] in connection with the Program, unless (A) such capital expenditures [redacted]; provided that this Bank Matter shall not relieve Bank from its obligation to [redacted] perform its obligations under the Agreement

(iii)	content and form of [redacted] (A) to the extent included in order to meet the requirements of Applicable Law or (B) that are Bank Policy Conforming Changes;

(iv)	changes in [redacted];

(v)
following the Systems Conversion Date, changes in the methodology for calculating [redacted] solely to the extent that (A) Bank provides Company with not less than 90 days’ prior written notice of such change, (B) such change constitutes a change to a systemic, rather than manual, calculation generated by the Bank Credit Platform and necessitated by limitations in the Bank Credit Platform that require that such [redacted] be calculated Consistently and in a manner differently than the manner calculated under the Program prior to such change and (C) Bank provides Macy’s with no less than 90 days’ prior notice of the projected implementation date;

(vi)	changes to the [redacted], in each case to the extent required by Applicable Law;

(vii)	[redacted];

(viii)
[redacted] to the extent such changes are (A) required by Applicable Law or (B) Bank Policy Conforming Changes; provided, however, that notwithstanding the foregoing, changes to the practices described in [redacted] shall not constitute Bank Matters except to the extent such changes are required by Applicable Law, provided that, solely for purposes of the foregoing proviso, the reference to “clause (i)” in the last sentence of the definition of “Applicable Law” shall instead be deemed to be “clause (i) or (ii)”;

(ix)	changes to [redacted] to the extent such changes are (A) required by Applicable Law or (B) Bank Policy Conforming Changes; and

(x)	changes to [redacted] to the extent such changes are (A) required by Applicable Law or (B) Bank Policy Conforming Changes.
Notwithstanding anything to the contrary set forth above, in the event that Bank exercises its right to approve a matter based on its ability to make changes required by Applicable Law or changes that are Bank Policy Conforming Changes, Bank shall only be permitted to exercise such right to approve such matter to the extent the changes are applied Consistently.

Exhibit A
to Schedule 3.2(g)

Joint accounts – The ability to permit a Credit Card Applicant to apply at the POS for a Credit Card that will provide for a second Cardholder having joint liability for the debt.

[redacted].

Removal of Delinquency – The ability to adjust or remove the delinquent status of an Account that resulted from bank error.

Reopening of accounts closed by customers – As provided in Section 5.9 of the Department Stores National Bank Consumer Credit Policy (dated July 31, 2014), re-opening of accounts that meet the eligibility criteria.

Practices for management of sales process for written-off Accounts – [redacted].

VIP accounts – Differentiated treatment for purchase authorization requests and early stage collection practices. [redacted]. The treatment of such accounts will be as set forth on Schedule 4.6(b).

SCHEDULE 3.2(g)(iv)
Core Account Terms

•	APR (standard, promotional, default, debt management agencies, as well as finance charge calculation – fixed or variable, frequency and floor)
•     Late Fee – dollar amount and methodology of assessment
•     Over Limit Fee – dollar amount and methodology of assessment
•     Grace Period – number of days
•     Minimum Payment Requirement – dollar amount and methodology of assessment
•     NSF/Returned Check Fee – dollar amount and methodology of assessment
•     Minimum Finance Charge – dollar amount and methodology of assessment
•     ISF (International Service Fee) – dollar amount and methodology of assessment
•     Cash Advance Fee – dollar amount and methodology of assessment
•     Pay by Phone Fee – dollar amount and methodology of assessment
•     Annual Fee – dollar amount and methodology of assessment
•     Statement Reproduction Fee
•     Replacement Card Fee – dollar amount and methodology of assessment
•     Balance Transfer Fee – dollar amount and methodology of assessment
•     Inactive Cardholder Fee – dollar amount and methodology of assessment
•     Method of computing average daily balance
•     Residual Interest and methodology of assessment
•     Additional pricing terms that change with customer behavior (e.g., Universal Default)

SCHEDULE 4.1(b)(i)
Operating Procedures
Operating Procedures delivered on CD as set forth below:

•	Operating Procedures (I) – CD received on August 29, 2014 (as supplemented by email at 12:24 AM on September 4, 2014)

•	Operating Procedures (II) – CD received on September 22, 2014

•	Operating Procedures (III) – CD received on September 22, 2014

•	Operating Procedures (IV) – CD received on September 27, 2014

•	Operating Procedures (V) – CD received on September 27, 2014

•	Operating Procedures (VI) – CD received on October 9, 2014

SCHEDULE 4.1(b)(ii)
Changes To The Operating Procedures
Without limiting either Party’s right to propose changes to the Operating Procedures pursuant to Section 4.1(b) of the Agreement, each Party (the “Reviewing Party”) shall have the right, at any time within the ninety- (90-) day period commencing on the later of the Effective Date and the date of written notice by the other Party (the “Reviewed Party”) that the Reviewed Party has delivered to the Reviewing Party all written Operating Procedures governing the activities of the Reviewed Party pursuant to the Agreement in existence as of the Effective Date (such period, the “Review Period”), to propose changes to the Operating Procedures, other than those attached to the Original Agreement, pursuant to this Schedule 4.1(b)(ii) on the basis that the Reviewing Party believes that the Operating Procedures without giving effect to such proposed change were not adopted in accordance with the provisions of clause (i) of the definition thereof. In connection with any such proposal, either Party shall have the right to provide the other Party with information regarding the origin of the provision of the Operating Procedures proposed to be changed by the Reviewing Party and any other information such Party deems relevant to determining whether such provision was adopted in accordance with such definition. In the event that, as a result of the provision of such information, it is established that such provision of the Operating Procedure was adopted prior to the Effective Date in accordance with such provision of the definition thereof, then such provision of the Operating Procedure (without giving effect to the Reviewing Party’s proposed change) shall be deemed to remain part of the Operating Procedures. Notwithstanding the foregoing, if the Reviewing Party nonetheless wishes to pursue such proposed change to the Operating Procedures, such proposal shall be subject to the provisions of Section 4.1(b). If following provision of such information by each Party, the Reviewing Party reasonably believes that the provision of the Operating Procedures proposed to be changed by the Reviewing Party was not adopted prior to the Effective Date in accordance with the provisions of clause (i) of the definition thereof, the Parties shall attempt to resolve the dispute in accordance with the provisions of Section 3.2 of the Agreement. If such dispute is not resolved in accordance with the Agreement, such disputed provision of the Operating Procedures shall be deemed not to be part of the Operating Procedures (and the provision(s) of the Operating Procedures in effect prior to incorporation of such disputed provision shall be deemed to be the relevant provision(s) of the Operating Procedures). In such event, if the Reviewed Party wishes to include such disputed provision in the Operating Procedures, such provision shall be deemed to be a proposed change to the Operating Procedures subject to Section 4.1(b) of the Agreement.
For the avoidance of doubt, in the event that any provisions of the Operating Procedures as in effect on the Effective Date shall be disputed and deemed not to be a part of the Operating Procedures pursuant to the process set forth above in this Schedule 4.1(b)(ii), neither such conclusion, nor any activities of the Reviewed Party consistent with such disputed provision and not otherwise in violation of the Agreement shall be deemed to be, or shall constitute any evidence of, any breach by the Reviewed Party of the terms of the Agreement or the Original Agreement, and the incorporation of such provision in the Operating Procedures shall not be deemed to be a violation of Section 4.1(b) of the Original Agreement. Furthermore, so long as the Reviewed Party’s actions are in compliance with the requirements of the Agreement, the Reviewed Party shall be free to continue to take such actions consistent with such disputed provision, and the elimination of such provision from the Operating Procedures shall not be construed as a prohibition against the Reviewed Party continuing to act in a manner consistent therewith.
In addition, for the avoidance of doubt, this Schedule 4.1(b)(ii) shall have no effect on the scope of Bank Matters or limitations thereon (including those contained in Exhibit A to Schedule 3.2(g)) or the provisions of Section 9.5, including the proviso contained in Section 9.5(a)(i), and any changes to the Operating Procedures (and/or related practices) relating to the matters covered thereby shall be subject to the provisions thereof, regardless of the outcome of the inquiries covered by this Schedule. For purposes of this provision, the elimination of a disputed provision of the Operating Procedures and reversion to the prior version thereof shall not be deemed to be a change to the Operating Procedures.
Either Party shall have the right to identify to the other Party any policy included in Schedule 4.1(b)(i) for which no corresponding written Operating Procedures have been adopted and request that the Operating Committee approve written Operating Procedures that are fully consistent with (and which shall not contain any elements not contained in) such policies, such that all policies included in Schedule 4.1(b)(i) shall be fully reflected in written Operating Procedures implementing such policies. The Operating Committee shall expeditiously consider and approve such written operating procedures described in the foregoing sentence, and in furtherance of the foregoing, each Party shall endeavor to cause such consideration and approval of any such requests made during the Review Period to occur no later than six (6) months thereafter. Upon adoption of such Operating Procedures in accordance with Section 4.1(b), and written notice by each Party to the other Party that such Party agrees that such Operating Procedures satisfy the requirements of this paragraph, then any Policy-Based Procedures covered by such Operating Procedures shall prospectively be deemed replaced by such written Operating Procedures.

SCHEDULE 4.1(b)(iii)
Changes Not Deemed Bank Reimbursable Changes

Change	Timing
Development of controls and segmentation for processing and maintenance of Citibank employee Accounts	Systems Conversion Date
Reporting of performance with respect to agency performance vs. internal collector performance	Systems Conversion Date
Change of PIN change process from associate participation to mail or “know your PIN” only	Systems Conversion Date
OTP technology implementation for voice contacts involving high risk transactions	Systems Conversion Date
Discontinuation of [redacted]	Systems Conversion Date
Discontinuation of [redacted]	Systems Conversion Date
Change of settlement write-off timing	Systems Conversion Date
Elimination of manual removal of accounts from forbearance programs	Systems Conversion Date
Cessation of practice of writing off broken settlements at billing rather than Business Day after end date	Systems Conversion Date

Unless otherwise indicated, all changes to be implemented on Systems Conversion Date as specified above will be implemented as a result of functionality provided as part of Bank Credit Platform.

SCHEDULE 4.2(a)(iv)
Early Age Collections3
Delinquency Status

Month 1      Month 2      Month 3
Bill    Due    Bill    Due    Bill    Due
Date    Date    Date    Date    Date    Date

1st    25th    1st    25th    1st    25th

# of Days    1    25    31    55    61    85

Macy’s     Bucket 1      Bucket 2      Bucket 3
Bucket     1 ~ 30    31 ~ 60     61 ~ 90

FDS Bank    ----------------------1 ~ 90 days: Bucket 1, 2, & 3-------------------------
To Service
(“Early Age
Collections”)

____________________
3 Any advancement in age occurs when a required payment is not posted to the account record prior to the next month's billing.

SCHEDULE 4.2(c)
Bank Problem Management Process

To support the Program, Bank will follow the Citi Incident Management Standards (CIMS) 1.0, attached hereto as Exhibit A to this Schedule 4.2(c), in compliance with Citi’s Information Technology Management Standards (CITMS) and its associated IT Policies and Standards. The specifics on response time and communication outlined for Bank are all in alignment with the CIMS document. In cases where there is a Macy’s incident, Macy’s will comply with the incident management standards of the Macy’s Companies, provided that such standards shall provide for Macy’s to comply with the obligations of the Macy’s Companies as set forth below.

Incident Initiation

•
Bank will provide a defined, one-step process for Macy’s to call Bank to report details of a technology issue impacting the Macy’s card business. An incident ticket will be opened by Bank to track the status and resolution of the issue. Macy’s will provide Bank with Macy’s corresponding incident number for reference.

•
Bank will provide a defined process for contacting Macy’s should Bank become aware of a High Severity system failure that impacts the Macy’s card business.  An incident ticket will be opened by Bank to track the status and resolution of the issue.

•
Bank will provide a defined process for reporting to Macy’s agreed upon detail levels for Medium to Low Priority Bank issues that impact Macy’s.  An incident ticket will be opened by Bank to track the status and resolution of these issues.

•	Bank and Macy’s will define a process for Macy’s to notify Bank should Macy’s become aware of a Macy’s technology issue that is or may be impacting Bank.

•	Reporting and escalation phone numbers, emails, or other communication channels will be provided by each party and updated at defined intervals.
Incident Management (Major Incidents) – High Severity

A major incident has (potentially) significant financial, regulatory or reputational impact. (Refer to Citi Incident Management Standards, Version 1.0, Issue Date May 6, 2014 for further clarification.)

•	Bank will open a Business bridge line to work through issue resolution internally.

•	Bank may open a separate technical bridge line internally to work through highly technical issue resolution.

•	Bank may request that Macy’s technical personnel join the Bank Technical bridge line to determine issue resolution.

•	Bank may open a bridge line with Macy’s for discussion and updates.

•
Bank will join a Macy’s established Partner bridge line if Macy’s determines a Bank system may be impacting Macy’s business.  Bank will ensure appropriate support personnel are available to identify and resolve the issue.

Bank internal guidelines for management of high severity incidents:
Bank teams are expected to assign and work on major incidents and drive them to resolution in the shortest time possible.

Severity 1
Incident resulting in the total loss or extreme degradation of critical services or functionality. Incidents where the business or external client experiences a complete or substantial loss of service when using a production system.

Severity 2 High	A major incident defined as Severity 2 High, is an incident that if not addressed with critical urgency will result in Severity 1 impact.
Severity 2 Standard
Incident resulting in the partial loss or moderate degradation of critical services or functionality. This includes Incidents where the business or external client experiences some business impact to the Production System.

Severity 3	Current impact or urgency is not sufficiently high to satisfy the criteria of a Severity 2, but may increase to a Severity 1 or 2 if not resolved rapidly.

Target Response	Bank’s internal target for response is [redacted] for Severity 1 or Severity 2 High incidents.
Communication to Macy’s
Bank’s initial notification for a Severity 1 or Severity 2 High incident will be made to Macy’s within [redacted] of determining that there is an impact to Macy’s. Updates on Severity 1 & 2 High incidents will be provided by Bank to Macy’s no greater than [redacted] until incident is resolved. Bank and Macy’s problem management teams can jointly agree on less frequent updates during the course of problem resolution for a particular incident.

Customer Resolution	Banks internal target is to resolve customer impact in less than [redacted] for all Severity 1 and Severity 2 High major incidents.

Incident Management (Standard Incidents) – Medium to Low Priority

Standard incidents are the everyday issues encountered by users, e.g. trouble tickets. The priority level assigned indicates the priority in which the incident needs to be resolved.

Standard Incidents	1	2	3	4
	Critical	High	Medium	Low

•	Bank will work Medium to Low Priority incident tickets through issue resolution internally.

•	Bank may engage Macy’s technical assistance to research incident.

•	Bank and Macy’s will define reporting requirements for Medium to Low Priority incident metrics.
Incident Severity/Priority Guidelines

•
Bank will document incident severity/priority guidelines with relevant classifications and provide examples to Macy’s for primary services provided.  Severity levels (ex: 1-3) will be consistent with Bank guidelines utilized for all Bank clients.

•	The severity/priority level of the incident will be established by Bank when incident is initiated; however it may be amended higher or lower as information develops.

•
Bank will have final say on the internal Bank severity/priority level of an incident impacting Macy’s business, with input from Macy’s. Macy’s has ability to escalate to the Citi IT Relationship Manager if there is any issue with the severity rating.

•	Bank will provide a defined process to escalate if Macy’s is in disagreement with the severity of an incident.
Problem Management - Root Cause Analysis (RCA)
Bank will provide an RCA report to Macy’s within one Business Day of determination of root cause. The RCA report will include no less than the following:

•	Impact:

◦	Macy’s applications and or business functions directly impacted

◦	Timeline of impacts affecting Macy’s

•	Monitoring:

o	System monitoring in place prior to incident

o	System monitoring that will be added as a result of incident, if applicable

•	Service Restoration:

o	Steps successfully taken to get service restored

o	Whether temporary or permanent solution

o	If temporary, permanent solution and target date for implementation

•	Risk Mitigation:

o	Action taken, or that will be taken, to avoid incident repeating in future

•	Remediation:

o	Customer remediation as well as expected timeline for completion, if applicable

•	Root Cause:

o	The identified factor or factors that contributed to the origin of the incident

Exhibit A
to Schedule 4.2(c)
Citi Incident Management Standards

[redacted]

SCHEDULE 4.6(b)4
Risk Management Policies
I. General Provisions and Strategy
Bank’s risk Management manages both the proprietary and co-brand portfolios. Though each portfolio is managed separately, some specific customer level data may be utilized and visible between portfolios to hedge risk and improve overall portfolio performance.

The following principles will guide the execution of Risk Management Policies: (i) the risk strategies and procedures deployed on the Systems Conversion Date will be designed to (A) achieve the Risk Management Targets in effect on the Systems Conversion Date and (B) maintain credit granting and authorization procedures designed to preserve a positive customer experience consistent with that in effect prior to the Systems Conversion Date; and (ii) Bank will share (including supporting data), review and discuss with Macy’s proposals for changes to the Risk Management Policies (including, for example, changes to the use of specific credit or other risk scores, Account and Cardholder Data, or credit bureau data) in a manner and to the extent consistent with the Parties’ practices prior to the Effective Date.

Account Management/Authorizations (prior to Systems Conversion Date)
Real time transactions are managed through the use of an internally developed algorithm and [redacted].
Proprietary Algorithm (transaction decision tree)
An algorithm interrogates [redacted] transactions that have shown a potential for fraud, incorrect customer information, and extremely high-risk transactions. This is a rules based algorithm known as the BASE algorithm.
[redacted] is used to interrogate transaction at time of purchase for current over credit line and [redacted] delinquent customers. Risk management has the use of [redacted] decision keys to manage the transaction approval process. Transaction and customer attributes such as [redacted] are reviewed at each of these transactions.
Proprietary Credit lines are published on the customer’s monthly billing statements.
Co-brand Bankcard Algorithm (Amex co-brand)
The BASE algorithm interrogates under limit transactions that have shown a potential for fraud and extremely high-risk transactions. All transactions are also passed through the [redacted] platform. Transactions that meet specific fraud parameters are declined at POS or queued for future review.
[redacted] authorization module is also used to manage real time transactions on all accounts that are past due [redacted], meet over limit conditions and have requests for cash/quasi cash. [redacted].

Account Management/Authorizations (after the Systems Conversion Date)
[redacted] will be used to manage real-time transactions. As part of this functionality, risk management will use [redacted], as well as a broader set of proprietary attributes to drive the decision process. The risk strategies
____________________
4 For purposes of the targets set forth in this Schedule, (i) applications submitted via mobile devices provided by Macy's and operated by Macy's employees at POS are deemed to be POS applications, and not internet or mobile app applications, and (ii) accounts sourced via mobile devices provided by Macy's and operated by Macy's employees at POS are deemed to be sourced via the POS channel, and not via the internet and mobile app channels.

deployed will address customer credit risk profile, over credit limit (i.e. OCL pads and referrals) transactions, authorization-driven line increase treatments, customer delinquency, and other customer and account-level statuses. Additionally, fraud detection strategies will be deployed through Bank’s transactional purchase authorization fraud systems.

Account Management/Line Management (prior to Systems Conversion Date)
Proprietary Credit Limit Management
Proprietary lines are managed via [redacted]; at POS, at billing and when a manual customer request is received. [redacted] and are based on keys such as age of account, utilization, behavior and FICO scores and an ability to pay review. Credit lines can be decreased or increased [redacted] and are based on account metrics or keys, such as delinquency, age of account, current line, behavior and FICO scores, and inactivity. If a customer requests a manual credit line increase, [redacted]. The parameters programmed are consistent with overall risk management and credit line management policies.
Bankcard Line Management
Credit limits are managed [redacted] are based upon behavior and FICO scores and an ability to pay review. [redacted] allows for increases or decreases in credit limits based on account metrics or keys, such as delinquency, behavior score, FICO score, and inactivity.
Account Management/Line Management (after the Systems Conversion Date)
[redacted], as well as changes from batch processes (non-monetary updates to the credit line may be used from time-to-time to supplement the cycle-based credit line management processes, as needed) will be used to manage purchase and cash (bankcard only) credit lines. As part of this functionality, risk management will use [redacted], as well as a broader set of proprietary attributes to drive the line management process and treatments for both line increases, line decreases and account closure. The risk strategies deployed will address customer credit risk profile, customer delinquency or non-payment, monetary activity/inactivity and other customer and account-level statuses. [redacted].

Exception Policies
VIP Accounts
[redacted]. Prior to the Systems Conversion Date, these Accounts will be evaluated for [redacted]. After the Systems Conversion Date, monitoring activities will continue and these VIP Accounts will be managed in accordance with the post-Conversion risk strategies used for all Accounts.

Score Card Usage (prior to Systems Conversion Date)
Listed below are general overviews of models currently in use for the proprietary and co-brand portfolios. Each portfolio is managed separately from one another with [redacted]. Empirically derived scorecards are used throughout the life cycle of both portfolios. These scorecards are updated on a scheduled basis to ensure the most current score is used to decision the account.
Proprietary
[redacted]. This model is used at acquisition for approve/decline decision and line assignment. This score is loaded to the propriety portfolio at acquisition.
Once an account has been booked, [redacted] on all active accounts and used with other factors to manage customer’s credit lines and over limit shopping.

[redacted]. This model evaluates the internal performance of the account relationship and includes [redacted]. All active customers are scored [redacted]. This score is used with other factors to manage our customers’ credit lines and over limit shopping.
Bankcard (Amex)
[redacted]. This model is used at acquisition and as an account management tool. This score, with other factors is used to manage customer’s credit limit and over limit shopping. This score is loaded to the bankcard portfolio at acquisition and [redacted].
[redacted]. This model evaluates the internal performance of the account relationship and includes [redacted]. All active customers are scored [redacted]. This score is used with other factors to manage our customers’ credit lines and over limit shopping.
Score Card Usage (after the Systems Conversion Date)
The Bank will utilize a [redacted] risk model as well as proprietary score models for new account acquisition and existing account management processes for both the portfolios. [redacted].

Existing accounts will be scored [redacted], as well as in the real-time / transactional processes that call for fresh scores. Risk scores may use both on-us and off-us data to the extent that the information value of such data is significant in the score model.

II. New Account / Acquisition Policy Overview (prior to Systems Conversion Date)

Applications submitted by Macy’s retail division, in the normal course of business, adhere to the following process:

New Account Application data (Name, Address, SSN, Phone, etc.) is processed at Point of Sale or on-line. [redacted].

The bureau data returned also is classified into the following bureau sizes:

•	Bureau Size 0 ([redacted])

•	Bureau Size 1 ([redacted])

•	Bureau Size 2 ([redacted])

•	Bureau Size 4 ([redacted])

New account applications are processed through a series of additional tests after scoring to determine approval and product type they will receive. Applications that pass score thresholds but are declined a new account are considered “High side” overrides. “High side” overrides occur if [redacted].

If the customer “opts in” at POS for the co-brand product, the application will be considered for a co-branded, dual-line American Express card. If approved, the customer will be notified of their proprietary account number at POS. The customer will not be notified until receipt of the fulfillment package if they qualified for and were issued a Co-Branded Account.

[redacted].

Step 1:
Applications are reviewed for a proprietary account using a [redacted]. If the application meets [redacted], it is eligible to be approved for a proprietary account. Lines are assigned based on [redacted] and must pass CARD Act “Ability to Pay check.” [redacted].

Step 1a:
If a customer provides an address in [redacted] is obtained and used to determine the approval decision and line assignment.
Step 1b:
If an application is [redacted] processed through a unique, more restrictive line assignment table [redacted].
Step 1c:
If the application is [redacted] processed through a unique, more restrictive line assignment table, [redacted].

Step 2:
Opt In applications that [redacted], are also considered for a Co-Branded Account. [redacted] determines co-brand approval and limit assignment. If an application fails to meet co-brand criteria, however meets proprietary only criteria, the application is approved for a proprietary only account. An adverse action letter is sent regarding the co-brand decision.

Step 3:
If an application is [redacted].

[redacted]

New Account / Acquisition Policy Overview (after the Systems Conversion Date)

Applications submitted by Macy’s retail division, in the normal course of business, will adhere to the following process after the Systems Conversion Date:

New Account Application data (Name, Address, City, State, Zip Code, SSN, Phone Number, Income, etc…) is processed [redacted].

New account applications are processed through a segmentation strategy that includes the use of [redacted] to determine the final approval of the product type the customer will be eligible to select or receive. “High side” overrides may occur if [redacted].

Macy’s customers will apply for a proprietary card and may “opt in” at POS for the co-brand program, the application will be considered for a Co-Branded Account and if the applicant meets the Co-Branded Credit Card criteria, then they will receive a Co-Branded Account. If the cardholder does not meet the Co-Branded Credit Card criteria, then they will be considered for a Proprietary account. If the proprietary card underwriting criteria is met, then they will receive a proprietary account, and an adverse action letter will be mailed to applicant’s address on file regarding non-approval for the Co-Branded Account and approval for the proprietary account. If the applicant applies only for the Proprietary account and does not “opt in” at POS for the co-brand program, the applicant will be considered for a proprietary account. If the applicant meets the Proprietary card criteria, then they will receive a Proprietary account. If the applicant does not meet the Proprietary card criteria, then an adverse action letter will be mailed to the applicant’s address on file regarding non-approval for the Proprietary account.

[redacted].

III. Proprietary Authorization Process Policy Overview (prior to Systems Conversion Date)

Transactions submitted by Macy’s retail division in the normal course of business, adhere to the following process:

Macy’s retail division initiates the transaction by submitting an authorization record via the POS, Mail/Phone Order, or Internet. The authorization record submitted will be interrogated first for general account eligibility via the BASE Algorithm. Transactions that result in [redacted].

BASE Algorithm
The BASE Algorithm contains tests to determine the general eligibility of the account. A portion of the BASE Algorithm reviews conditions of the accounts [redacted] and if such condition(s) are met, an indicator will be assigned to that transaction that describes the condition [redacted].

Another portion of the BASE Algorithm is more complex and looks for certain high risk or fraudulent behaviors, such as [redacted]. If the account and/or transaction meet any of the criteria for these tests, an indicator will be assigned with a priority value and action code.

Each indicator is associated with a certain priority value (higher priority indicators take precedence) and an action code (approve, decline, refer, or contingency). The highest priority condition and corresponding action codes are appended to the transaction and results in an appropriate response back to the POS or point-of-purchase.

Referral responses are [redacted].

Contingency responses are assigned to transactions with indicators such as [redacted]. A contingency response is [redacted].

Transactions passing BASE eligibility [redacted].

Over-Limit
Transactions that are [redacted] are identified in the BASE algorithm and [redacted]. Additional over-limit tests are completed on each transaction. [redacted].

Current Accounts (Days Delinquent value is less than [redacted]):
Accounts in current standing will be permitted to [redacted]. In such cases an approval indicator will be returned from the tables and prioritized with other indicators assigned (e.g., if the account met any conditions in the BASE Algorithm).

Accounts in current standing will be permitted to [redacted] based on decision key values. [redacted] If any of the decision key values change, the percentage of the line that the account is permitted to use may change.

[redacted]

Past-Due Accounts (Days Delinquent value is [redacted] or greater):
Accounts that are past due [redacted] days or more will be flagged by BASE with a decline indicator, regardless of the status of the decision keys, except for accounts [redacted]. Similar to the rules defined in the current account section above, delinquent accounts [redacted] will be permitted to shop against a portion [redacted] dependent on the values of the decision keys. [redacted].

[redacted]

Accounts can meet the criteria for multiple indicators. [redacted], the indicator returned with the highest priority will take precedence. If the highest priority indicator returned has an “Approval” action code, then an approval code will be passed to POS or the point-of-purchase and the transaction will be posted to the account.

If the highest priority indicator returned has a “Decline” action code, notification will be transmitted to POS or the point-of-purchase and the transaction will be declined.

If the highest priority indicator returned has a “Referral” action code, the transaction will be [redacted] has the ability to approve, decline, or refer the transaction to a higher authority (supervisor or manager) depending on Credit Granting procedures and policies.

[redacted] strategies are also employed to determine eligibility [redacted]. The process is automated, and although it occurs at time of authorization, any increase has no bearing on the decision to authorize the transaction other than changing the line of credit.

When an account holder requests to open a sub account or deferred interest account type, automated tables evaluate program eligibility (e.g., minimum purchase criteria, time period.) [redacted] employs risk criteria [redacted] to determine account type eligibility. If criteria and purchase amount can be met, the new account type is added to the revolving account.

Proprietary Authorization Process Policy Overview (after the Systems Conversion Date)
Transactions submitted by Macy’s retail division in the normal course of business, adhere to the following process after the Systems Conversion Date:

Macy’s retail division initiates the transaction by submitting an authorization record via the POS, Mail/Phone Order or Internet system.
[redacted] will be used to manage real-time transactions. As part of this functionality, risk management will use [redacted], as well as a broader set of proprietary attributes to drive the decision process. The risk strategies deployed will address customer credit risk profile, over credit limit (i.e.: OCL pads and referrals) transactions, authorization-driven line increase treatments, customer delinquency, and other customer and account-level statuses. Additionally, fraud detection strategies will be deployed through Bank’s transactional purchase authorization fraud systems.

IV. Co-brand Authorization Process Policy Overview (prior to Systems Conversion Date)

BASE Algorithm
The BASE Algorithm contains tests to determine the general eligibility of the account. A portion of the BASE Algorithm reviews conditions of the accounts [redacted] and if such condition(s) are met, an indicator will be assigned to that transaction that describes the condition.

Another portion of the BASE Algorithm is more complex and looks for certain high risk or fraudulent behaviors, such as [redacted]. If the account and/or transaction meet any of the criteria for these tests, an indicator will be assigned with a priority value and action code.

Each indicator is associated with a certain priority value (higher priority indicators take precedence) and an action code (approve, decline or refer). The highest priority condition and corresponding action codes are appended to the transaction and results in an appropriate response back to the POS or point-of-purchase (at the merchant).

Over-Limit
Transactions on Co-Branded Accounts that are [redacted] are identified in the BASE Algorithm and [redacted]. Additional over-limit tests are completed on each transaction. [redacted].

Current Accounts (Days Delinquent value is less than [redacted])
Accounts in current standing will be permitted to use [redacted]. In such cases an approval indicator will be returned from the tables and prioritized with other indicators assigned (e.g., if the account met any conditions in the BASE Algorithm).

Accounts in current standing will be permitted to [redacted] based on status of the decision keys. [redacted].

If a transaction amount cannot be accommodated [redacted], the transaction is assigned a decline indicator and a decline response is sent back to the POS/merchant.

Past-Due Accounts (Days Delinquent value is [redacted] or greater)
Accounts that are past due by more than [redacted] will be flagged by BASE with a decline indicator, regardless of the status of the other risk criteria. [redacted].

Similar to the rules defined in the current account section above, delinquent accounts [redacted].

[redacted], the transaction will be assigned a decline indicator and a decline response is sent back to the POS/merchant.

Accounts can meet the criteria for multiple indicators. [redacted], the indicator returned with the highest priority will take precedence. If the highest priority indicator returned has an “Approval” action code, then an approval code will be passed to POS/merchant and the transaction will be posted to the account.

If the highest priority indicator returned has a “Decline” action code, notification will be transmitted to POS/merchant and the transaction will be declined.

[redacted].

Cash Advance / Quasi Cash Rules
[redacted]

Current & One Payment Missed Accounts, [redacted] DPD, OCL and Cash – (after the Systems Conversion Date)
All current accounts in good standing (no past due payments or authorization blocks) are permitted to [redacted] and will receive approval for authorization requests when the open-to-buy (OTB) amount is greater than the amount of the purchase authorization request.

Current accounts in good standing may be permitted to [redacted].

If a transaction amount cannot be accommodated [redacted], the transaction will be assigned either a referral or decline indicator and the response is sent to the POS terminal.

Similar to the rules defined for the current accounts, delinquent accounts [redacted].

Separate cash credit lines are maintained for each account. Accounts with cash/quasi cash activity will be evaluated relative to both the exposure on the cash limit (a nested credit line) and overall credit limit for the account.

Cash advance and quasi-cash risk strategies will be built similarly in the new systems environment and these strategies may be tested against other “cash” risk strategies using random digit assignment and controls. [redacted].

Past-Due Accounts ([redacted] DPD):

Accounts that are past due by more than [redacted] days will be declined for purchase authorization requests (some possibility for instances of exception – at a nominal count and rate).

All accounts will have their charge privileges revoked at [redacted].

Co-brand Authorization Process Policy Overview (after Systems Conversion Date)
[redacted] will be used to manage real-time transactions. As part of this functionality, risk management will use [redacted], as well as a broader set of proprietary attributes to drive the decision process. The risk strategies deployed will address customer credit risk profile, over credit limit (i.e.: OCL pads and referrals) transactions, authorization-driven line increase treatments, customer delinquency, and other customer and account-level statuses. Additionally, fraud detection strategies will be deployed through Bank’s transactional purchase authorization fraud systems.

V. Bank Card Reissue Criteria (prior to Systems Conversion Date)
All co-branded new accounts are issued a card with a [redacted] expiration date. Prior to the end of their initial expiration, co-brand customers are evaluated to be reissued. The reissue process considers (but not limited to) accounts conditions such as [redacted].

Customers who qualify for reissue will be mailed a new co-branded dual line card [redacted] prior to expiration of their existing card.

Cardholders will not qualify for reissue in the following circumstances:

•	[redacted]

•	[redacted]

•	[redacted]

•	[redacted]

•	[redacted]

•	[redacted]

Co-Branded Accounts that did not qualify to be reissued will be closed upon expiration and a proprietary only card will be issued as a replacement. Adverse action is sent related to the co-brand closure.

Bank Card Reissue Criteria (after the Systems Conversion Date)

All Macy’s bankcards are issued an expiration date which may vary by account with not less than a one year duration or expiration date. Near the end of the period, in the [redacted] period prior to card expiration, accounts are processed through a reissue process.

Reissue criteria will be applied, including but not limited to those items listed below. Those accounts that meet the reissue criteria will be excluded and not receive a replacement Co-Branded Credit Card for their account.

•     [redacted]
•     [redacted]
•     [redacted]
•     [redacted]

SCHEDULE 4.6(c)

Risk Metrics Information

On a quarterly basis, or such other periodic basis as is mutually agreed to by the Parties, Bank shall provide the Macy’s Companies with risk metric information intended to help the Parties better understand potential opportunities to improve the performance of the metrics established in Schedule 4.6(d)(i), and to enable an informed discussion between the Parties regarding the relative performance of the Program’s risk metrics, as compared to other retail credit programs. The information provided shall include [redacted]; provided, however, that notwithstanding the provisions of Article XIII of the Agreement, the Macy’s Companies are expressly prohibited from disclosing, whether directly or indirectly, any information provided by Bank pursuant to this Schedule 4.6(c) in any form or manner to any authorized agents, vendors, consultants, Service Providers, accountants, advisors or subcontractors. Determination of appropriate segmentation of risk metric information will be solely at Bank’s discretion. In no event shall the information provided under this Schedule 4.6(c) contain any personally identifiable information, or any information that would cause the Bank to be considered to be a credit reporting agency within the meaning of the Fair Credit Reporting Act (or similar Applicable Law).

SCHEDULE 4.6(d)(i)
Risk Management Targets
New Account Acquisition
The new Account acquisition targets for the Program are set forth below. Performance calculations for new Accounts measure the approval rate for all channel relevant Credit Card Applications which have been approved or declined. This measurement includes, in the numerator only, all approved Credit Card Applications regardless of the product issued. Additionally, duplicate Credit Card Applications that are declined are included as approved Credit Card Applications for the purposes of this measurement. For the avoidance of doubt, duplicate Credit Card Applications means both duplicate Accounts and duplicate charge off Accounts (aka “derogs”). For further avoidance of doubt, the two segments used for the purposes of calculating new Account approval performance after the Systems Conversation Date, “Internet” and “Non-Internet” are mutually exclusive. “Internet” Credit Card Applications are Credit Card Applications submitted via the internet on a device not owned or operated by Macy’s or on Macy’s behalf. “Non-Internet” Credit Card Applications are all other Credit Card Applications. For purposes of the targets set forth in this Schedule, (i) Credit Card Applications submitted via mobile devices provided by Macy’s and operated by Macy’s employees at POS are deemed to be Non-Internet Credit Card Applications, and not Internet or mobile app Credit Card Applications, and (ii) Accounts sourced via mobile devices provided by Macy’s and operated by Macy’s employees at POS are deemed to be sourced via the POS channel, and not via the internet and mobile app channels.

1.	New Accounts – Approval Rate Targets

a)Private Label Target Approval Rate (adjusted for duplicates as described above) – for use prior to Systems Conversion Date: [redacted]

b) Target Approval Rate – Non-Internet (includes POS applications) (adjusted for duplicates as described above) – for use after the Systems Conversion Date: [redacted]

c)Internet Approval Rate (adjusted for duplicates as described above) – for use after the Systems Conversion Date: [redacted]

•
The Internet Approval Rate target will be validated and changed as appropriate as of the Systems Conversion Date to equal [redacted] (provided that, with respect to tests initiated after the Effective Date, Credit Card Applications submitted by customers included in the test population that would have been declined prior to implementation of the test shall not be included as approved Credit Card Applications for purposes of determining such trailing average approval rate).

•	For Internet only, [redacted]. In the event this percentage increases or decreases by more than [redacted] basis points, the target will be adjusted by the relative impact of such variance on approval rates once the variance level has been tripped, either upward or downward, as appropriate.

•	Citi and Macy’s agree to modify [redacted] to account for any new agreed upon or unintended material changes in process or practice around [redacted].

2.	Average Private Label New Account PL Credit Limit Targets

•	Target Average PL New Account Line Assignment – Private Label (for use prior to Systems Conversion Date) [redacted]

•	Target Average PL New Account Line Assignment – Private Label (for use after the Systems Conversion Date, [redacted] [redacted]

3.	Internet – New Account Credit Limit Assignment Targets

•	Target Total Average Line Assignment – [redacted] )for use prior to Systems Conversion Date)

•	Target Total Average Line Assignment – [redacted] (for use after the Systems Conversion Date)
Target Rate Qualifying for a PL Credit Line Greater Than or Equal to [redacted] – [redacted] (for use prior to Systems Conversion Date)

•	Target Rate Qualifying for a PL Credit Line Greater Than or Equal to [redacted] – [redacted] (for use after the Systems Conversion Date)
Private Label – Systemic and Manual Credit Transaction Authorization Targets

1.	Private Label – Credit Transaction Authorizations Auto Approval Rate

▪	Authorizations overall auto-approval rate (measured in units):
Target – [redacted] (for use prior to Systems Conversion Date)
Target – [redacted] (for use after the Systems Conversion Date)

▪	Authorizations transaction referral rate:
Target – [redacted] (excluding Fraud indicators) (for use prior to, and after, the Systems Conversion Date)

2.	Private Label – Credit Limit Distribution
▪Continue at Billing and POS/Point of purchase line adjustment programs
▪Target Overall Average line (for use prior to Systems Conversion Date)
▪[redacted]
▪[redacted]
▪[redacted]
▪[redacted]

▪Target Overall Average line (for use after the Systems Conversion Date)

▪[redacted]
▪[redacted]
▪[redacted]
▪[redacted]

Amex/Co-brand – New Account Acquisition

1.	New Account Pass Rate Targets

•	Target rate for passing [redacted]

•	Target rate for passing [redacted]
For the avoidance of doubt, the pass rate target does not constitute any obligation on the part of the Bank to approve Amex/co-brand applicants that do not meet the program’s comprehensive risk criteria for Account Issuance.
2.    Amex New Account Credit Limit Targets
▪Target Average Line per New Amex Account – [redacted] – for use prior to the Systems Conversion Date)

•	Target Average Line per New Amex Account – [redacted], for use after the Systems Conversion Date).

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The actual Amex new Account distribution, excluding those new Amex Accounts sourced via the internet and mobile app channels, and [redacted] will be compared to distributions in the table below. To meet/achieve the distribution target to qualify for the target credit limit, [redacted] need to be met or exceeded. If the distribution in each of these cells in higher than the marginal levels, then for that measurement period, the corresponding credit limit target is applied. If none of the distributions in the table are met, then there is no target or penalty for that period (for use after the Systems Conversion Date).

Credit Line Target Table: [redacted]

3.    Amex Account Limit Distribution Targets (for use prior to, and after, the Systems Conversion Date)
▪Overall Average Limit: [redacted]
▪% Accounts w/Limits Greater than [redacted]
▪% Accounts w/Limits Greater than [redacted]

4.    Amex – Credit Transaction Authorizations

•	Authorizations transactions auto approval rate:
Target – [redacted] (for use prior to the Systems Conversion Date) – [redacted])
Target – [redacted] (for use after the Systems Conversion Date) – [redacted])

5.    Amex – Cash Transaction Authorizations

•	Cash approval rate:

Target – [redacted] (for use prior to the Systems Conversion Date)
Target – [redacted] (for use after the Systems Conversion Date) – [redacted])

6.    Fraud Prevention – Amex

•	Amex False/Positive Ratios: Target
False/positive ratio – [redacted] (for use prior to, and after, the Systems Conversion Date)

Application of Schedule 4.6(d)(ii). In the event of conflict between this Schedule 4.6(d)(i) and Schedule 4.6(d)(ii), Schedule 4.6(d)(ii) shall control.

SCHEDULE 4.6(d)(ii)5

Risk Management Penalties

(a)
Penalties associated with the failure to achieve the targets set forth in this Schedule shall be determined on the basis of the measurement period specified with respect to each target (with respect to each target, the “Measurement Period”) beginning with the first Fiscal Month or Fiscal Quarter, applicable, following the Effective Date. The Fiscal-Monthly report delivered pursuant to paragraph (f) below (the “Risk Management Report”) shall set forth the applicable metrics with respect to each target for the applicable Fiscal Month and the full Measurement Period.

(b)
If a target specified below is not achieved in any Measurement Period (measured as of the end of the applicable Measurement Period) (with respect to each target, a “First Failure”), Bank shall report within five (5) Business Days of receipt of the Risk Management Report to the Macy’s Companies the reasons for such failure and as soon as practicable thereafter (and in no event later than the thirtieth (30th) day following delivery of the Risk Management Report) implement a remediation plan designed to correct and prevent recurrence of such failure(s). [redacted]

(c)	[redacted]

(d)	In the event that Bank makes no changes to the Risk Management Policies or the procedures and practices relating thereto or the manner of application and implementation thereof, [redacted].

(e)
If changes are made to Risk Policy, Procedures or criteria, the Operating Committee will meet to determine if changes to any Risk Management Target are required, and in the event the Parties agree to [redacted].

(f)
Within fifteen (15) days after the end of each Fiscal Month, Bank shall report to Macy’s, in a mutually agreed upon format, the applicable metrics with respect to each of the targets set forth on this Schedule 4.6(d)(ii) during such Fiscal Month [redacted].

New Account Acquisition
The penalties associated with new Account acquisition targets for the Program are set forth below. Performance calculations for new Accounts measure the approval rate for all channel relevant Credit Card Applications which have been approved or declined. This measurement includes, in the numerator only, all approved Credit Card Applications regardless of the product

____________________
5 For purposes of the targets set forth in this Schedule, (i) applications submitted via mobile devices provided by Macy's and operated by Macy's employees at POS are deemed to be POS applications, and not internet or mobile app applications, and (ii) accounts sourced via mobile devices provided by Macy's and operated by Macy's employees at POS are deemed to be sourced via the POS channel, and not via the internet and mobile app channels.

issued. Additionally, duplicate Credit Card Applications that are declined are included as approved Credit Card Applications for the purposes of this measurement. For the avoidance of doubt, duplicate Credit Card Applications means both duplicate Accounts and duplicate charge off Accounts (aka “derogs”). For further avoidance of doubt, the two segments used for the purposes of calculating new Account approval performance after the Systems Conversion Date, “Internet” and “Non-Internet” are mutually exclusive. “Internet” Credit Card Applications are Credit Card Applications submitted via the internet on a device not owned or operated by Macy’s or on Macy’s behalf. “Non-Internet” Credit Card Applications are all other Credit Card Applications. For purposes of the targets set forth in this Schedule, (i) Credit Card Applications submitted via mobile devices provided by Macy’s and operated by Macy’s employees at POS are deemed to be Non-Internet Credit Card Applications, and not Internet or mobile app Credit Card Applications, and (ii) Accounts sourced via mobile devices provided by Macy’s and operated by Macy’s employees at POS are deemed to be sourced via the POS channel, and not via the internet and mobile app channels.

1.	New Accounts – Approval Rate Targets

•Private Label Target Approval Rated (adjusted for duplicates as described above) – for use prior to Systems Conversion Date: [redacted]

•Target Approval Rated – Non-Internet (includes POS applications) (adjusted for duplicates as described above) – for use after the Systems Conversion Date: [redacted]

•Internet Approval Rated -- (adjusted for duplicates as described above) – for use after the Systems Conversion Date: [redacted]

•
The Internet Approval Rate target will be validated and changed as appropriate as of the Systems Conversion Date to equal the most immediate [redacted] months trailing average internet approval rate prior to the Systems Conversion Date (provided that, with respect to tests initiated after the Effective Date, Credit Card Applications submitted by customers included in the test population that would have been declined prior to implementation of the test shall not be included as approved Credit Card Applications for purposes of determining such trailing average approval rate).

•
For Internet only, fraud declines which are included in approval rate measurement, have been base lined at [redacted] of applications. In the event this percentage increases or decreases by more than [redacted], the target will be adjusted by the relative impact of such variance on approval rates once the variance level has been tripped, either upward or downward, as appropriate.

•
Citi and Macy’s agree to modify the Targets to account for any new agreed upon or unintended material changes in process or practice around duplicate and derogatory Account checks, or material changes in Private Label fraud strategies.

•	Measurement Period: Rolling Fiscal Quarter measured against Target for Non-Internet; [redacted] rolling months measured against Target for Internet.

•
Penalty: applicable if the new Account approval rate is less than the target by the amount of the variance specified below. For the avoidance of doubt, Non-Internet penalties and Internet penalties will be determined separately.

Prior to Systems Conversion Date and Post-Systems Conversion Date for Non-Internet PENALTY

[redacted]
Post-Systems Conversion Date for Internet PENALTY

[redacted]

2.    Average Private Label New Account Credit Limit Target

Average Private Label New Account Credit Limit Target

•	Target Average New Account Line Assignment – Private Label (for use prior to Systems Conversion Date) (excluding new Accounts sourced via the internet and mobile app channels) – [redacted]

•	Target Average New Account Line Assignment – Private Label (for use after the Systems Conversion Date, excluding new Accounts sourced via the internet and mobile app channels) – [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if the overall average credit limit is less than the respective target by the amount of the variance specified below (as a percentage of the target)
[redacted]
3.    Private Label Authorizations Credit Transaction Auto Approval Rate Target: (Authorizations overall auto-approval rate, measured in units)

Target: [redacted] (for use prior to Systems Conversion Date)
Target: [redacted] (for use after the Systems Conversion Date)

•	Measurement Period: Fiscal Month

•	Penalty: applicable if the private label authorizations auto approval rate is less than the target by the amount of the variance specified below
[redacted]

4.        Private Label Authorizations Transaction Referral Rate Target (excluding Fraud related referrals): [redacted] (for use prior to, and after, the Systems Conversion Date)

•	Measurement Period: Fiscal Month

•	Penalty: applicable if the private label referral rate is higher than the target by the amount of the variance specified below
[redacted]

5.    Existing Private Label Account Credit Limit Average & Distribution Targets

•	Target Overall Average Line (for use prior to Systems Conversion Date)

•	Target Average PL Line [redacted]

•	Accounts active in last [redacted] months

•	Target Overall Average line (for use after the Systems Conversion Date)

•	Target Average PL Line [redacted]

•	Accounts active in last [redacted] months

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if the overall average credit limit set forth below is less than the respective target
[redacted]

6.    Existing Private Label Account Credit Limit Distribution Targets

•	Target Overall Average Line (for use prior to Systems Conversion Date)

•	[redacted]

•	[redacted]

•	[redacted]

•	Target Overall Average Line (for use after the Systems Conversion Date)

•	[redacted]

•	[redacted]

•	[redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]
7.        Amex Pass Rate Targets

•	Target rate for [redacted] -- for use prior to Systems Conversion Date)

•	Target rate for [redacted] – for use after the Systems Conversion Date)

For the avoidance of doubt, the pass rate target does not constitute any obligation on the part of the Bank to approve Amex/co-brand applicants that do not meet the program’s comprehensive risk criteria for Account issuance.

•	Measurement Period: Rolling Fiscal Quarter or by Program.

•	Penalty: applicable if the actual pass rate set forth below is less than the target by the amount of the variance specified below.
[redacted]

8.    Monthly Amex New Account Credit Limit Distribution Targets

•	Target Average Line per New Amex Account [redacted] – (for use prior to the Systems Conversion Date)

•	Target Average Line per New Amex Account [redacted] (provided the new account distribution is achieved in the “Credit Line Target Table” below, for use after the Systems Conversion Date).

•
The actual new Account distribution, excluding those new Accounts sourced via the internet and mobile channels, and for [redacted] will be compared to distributions in the table below. To meet/achieve the distribution target to qualify for the target credit limit, [redacted] need to be met or exceed. If the distribution in each of these cells is higher than the marginal levels, then for that measurement period, the corresponding credit limit target is applied. If none of the distributions in the “Credit Line Target Table” table below are met, then there is no penalty for that period (for use after the Systems Conversion Date).

Credit Line Target Table: [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if the actual overall average credit limit set forth below is less than the respective target by the amount of the variance specified below (as a percentage of the target)
[redacted]

9.    Quarterly Existing Amex Account Limit Distribution Targets (for use prior to, and after, the Systems Conversion Date)

•	Target Average line [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if any actual overall average credit limit as set forth below is less than the respective target by the amount of the variance specified below (as a percentage of the target)
[redacted]
10.    Quarterly Existing Amex Account Limit Distribution Targets (for use prior to, and after, the Systems Conversion Date)

•	Target of [redacted] of Amex Accounts with a credit limit of [redacted]

•	Target of [redacted] of Amex Accounts with a credit limit of [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if [redacted] of Amex Accounts have a limit of [redacted] or [redacted] of Amex Accounts have a limit of [redacted]
[redacted]

11.    Amex Credit Transaction Authorizations (measured in units): [redacted] (for use prior to, and after, the Systems Conversion Date) (defined as [redacted])

•	Measurement Period: Fiscal Month

•	Penalty: applicable if the approval rate is less than the target by the amount of the variance specified below (as a percentage of the target)
[redacted]

12.    Internet - New Account Credit Limit Assignments / Private Label Target

•	Target Total Average PL Line Assignment – [redacted] (for use prior to Systems Conversion Date)

•	Target Total Average PL Line Assignment – [redacted] (for use after the Systems Conversion Date)

•	Target Rate Qualifying for a PL Credit Line Greater Than or Equal to [redacted] (for use prior to Systems Conversion Date)

•	Target Rate Qualifying for a PL Credit Line Greater Than or Equal to [redacted] (for use after the Systems Conversion Date)

•	Measurement Period: Fiscal Quarter

•
Penalty: applicable if the overall average credit limit is less than the target, and the % of Accounts assigned a [redacted] is less than [redacted] prior to the Systems Conversion Date and [redacted] after the Systems Conversion Date

[redacted]

13.    Amex CASH Transaction Authorizations Approval Rate Target (measured in units):

Target of [redacted] (for use prior to the Systems Conversion Date)
Target of [redacted] (for use after the Systems Conversion Date) – calculated as approves divided by approves and declines, excluding reissue closures/never activated, lost/stolen, revoked for severe delinquency/charge off and fraud declines

•	Measurement Period: Fiscal Quarter

•	Penalty: applicable if the CASH authorization approval rate is less than the target by [redacted]
[redacted]

14.    Monthly Amex Fraud Prevention-False/Positive Ratio Targets (for use prior to, and after, the Systems Conversion Date)

•	Measurement Period: Fiscal Quarter

•	Targets will be measured against actual Quarter performance, of which reporting will be lagged between [redacted].

•	Penalty: applicable if either false/positive ratio, by fraud prevention strategy, set forth below is in excess of the applicable target specified below
[redacted]

SCHEDULE 4.6(d)(iii)
Failure to Achieve Targets
If the targets set forth in Schedule 4.6(d)(ii) are not achieved with respect to any measurement period set forth on Schedule 4.6(d)(ii) with respect to the applicable target, Bank shall have the applicable cure period set forth on Schedule 4.6(d)(ii) to modify the Risk Management Policies, work with Macy’s to adjust the target(s) as needed, according to the provision in Section 4.6 of the Agreement, or otherwise adjust its practices to achieve such targets. If the Parties do not make any such adjustments (except as otherwise provided in Schedule 4.6(d)(ii)), or if such adjustments fail to result in such targets being achieved in the first measurement period following such cure period, Bank shall make penalty payments to the Macy’s Companies as set forth on Schedule 4.6(d)(ii) (which shall control rather than Schedule 4.6(d)(i)). Such exceptions must be documented by the Bank.

SCHEDULE 4.7(a)(ii)
Account Terms for Accounts Originated After Effective Date and Prior to Systems Conversion Date
Private Label Credit Card Terms:

DEPARTMENT STORES NATIONAL BANK CREDIT CARD AGREEMENT
This Credit Card Agreement (“Agreement”) governs your open-end credit plan (“Credit Plan”) which includes the following accounts to the extent you or a joint cardholder apply and are approved: the Revolving Account, the Major Purchase Account, the Club Account and the Special Event Account (each an “Account”). In this Department Stores National Bank (“DSNB”) Credit Card Agreement, the words “you” and “your” mean any person who has requested and is issued a DSNB Credit Card (“credit card”) and any other person responsible for complying with this Agreement. The words “we”, “us”, and “our” mean Department Stores National Bank, 701 E 60th St. N, Sioux Falls, SD 57104, and any person to whom this Agreement or the indebtedness created under this Agreement may be assigned. Please read this Agreement and keep it for future reference.
1. Use of Your Card and Store Accounts: Your Card and each Store Account subject to the terms of this Agreement may only be used to purchase goods and services for personal, family and household use.
2. Promise to Pay: In return for extending credit to you on one or more Accounts that are subject to the terms of this Agreement from time to time, you promise to pay us for all purchases that you make on any Account at retailers authorized to accept our credit card. You also promise to pay us for all other charges mentioned below, in accordance with the terms of this Agreement. You agree to make your payment by check, money order or similar instrument payable in U.S. dollars drawn on a financial institution located in the United States (“payment”). We also reserve the right to accept payments made in foreign currency and instruments drawn on funds on deposit outside the U.S. If we do, we select the currency conversion rate. We will then credit your Account in U.S. dollars.
3. Billing Statement: We will send you a monthly billing statement (“Statement”) after each billing cycle at the end of which you have a debit or credit balance of more than $1.00. Purchases made on your Revolving Account, Major Purchase Account, Club Account and Special Event Account will appear on one Statement. Your payment is due at the address shown on your Statement on or before the Payment Due Date shown on that Statement.
4. Types of Store Accounts: The types of Store Accounts that are subject to the terms of this Agreement are the Revolving Account, Major Purchase Account, Club Account and Special Event Account (each a “Store Account”). You may make a purchase on your Revolving Account for any merchandise or service offered by retailers authorized to accept our credit card without any minimum purchase requirements. You may make a qualifying purchase on a Major Purchase Account, Club Account or Special Event Account as permitted by us, subject to minimum purchase requirements. Your desire to charge purchases to a Major Purchase Account, Club Account or Special Event Account must be indicated at the time of purchase. Purchases made on a Major Purchase Account, Club Account or Special Event Account will be reflected on your sales receipt.
5. How to Avoid Paying Interest on the Revolving and Major Purchase Account: If you make purchases during a billing cycle when there is no Previous Balance on the Statement or the sum of payments and credits (excluding credits for returns of purchases made during the billing cycle) is at least equal to the Previous Balance (these purchases are “New Purchases”), no Interest Charges are added to these Store Accounts for that billing cycle for the New Purchases. If you pay the New Balance for that billing cycle by the Payment Due Date, you can avoid Interest Charges for the New Purchases during the next billing cycle. If you pay less than the New Balance for that billing cycle, you can avoid Interest Charges on that portion of that Store Account balance paid but we will assess Interest Charges on any unpaid portion until you pay the full balance you owe on that Store Account. If you make a purchase during a billing cycle with an unpaid Previous Balance, we assess Interest Charges on the purchase from the date it is added to the balance. We continue to assess Interest Charges until you pay the full balance you owe on that Store Account.
The allocation of payments and credits may affect how you may avoid Interest Charges. Payments and credits are applied to each Store Account at our discretion and in accordance with law. The method of assessing Interest Charges described in this section may result in a Statement with only an Interest Charge.
6. Interest Charge - Balance Computation Method: An Interest Charge will be imposed on each balance within each Store Account that is subject to Interest Charges by applying a Daily Periodic Rate, multiplied by the number of days in the billing cycle, to the Average Daily Balance for purchases (including new transactions) for that Store Account, which appears on your Statement as the Balance Subject to Interest Rate, and by assessing certain fees which are explained below. To get the Balance Subject to Interest Rate for each Store Account, we take the beginning balance of each Store Account each day, add any new purchases, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate. (This results in daily compounding of Interest Charges.)
7. Cost of Credit - The cost of credit is determined as follows:
A. The Daily Periodic Rate applicable to purchases for the billing cycle is 1/365th of the Annual Percentage Rate (regardless of leap years) in effect for the billing cycle as disclosed below, rounded to five decimal places. The Annual Percentage Rate may be changed quarterly. It will be calculated by taking the rate disclosed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the 15th day of March, June, September and December of each year (or the next business day if the 15th day falls on a weekend or holiday) and adding 21.25% to that rate. As of June 1, 2014, the ANNUAL PERCENTAGE RATE so calculated is 24.50%, which corresponds to a Daily Periodic Rate of .06712%. The variable Annual Percentage Rate may increase. Any change in the Annual Percentage Rate will go into effect on the first day of the billing cycle that begins after the first day of the next calendar quarter and may result in an increase or decrease in the Interest Charge imposed on a Store Account and in the Minimum Payment Due.
B. There will be a Minimum INTEREST CHARGE of $2.00 in any billing cycle in which the INTEREST CHARGE resulting from application of the Daily Periodic Rate would be less than $2.00.
C. The information about the cost of the card is accurate as of June 1, 2014. This information may have changed after this date. To find out what may have changed, write to us at P.O. Box 8051, Mason, OH 45040.
8. Minimum Payment:
A. Minimum Payment Due: Each month, for each Store Account with a balance, you agree to pay at least the Minimum Payment Due, which is the sum of a Monthly Minimum plus all unpaid Late Payment Fees, any credit protection charges (if enrolled) applied that month and any delinquent Monthly Minimums by the Payment Due Date. The Monthly Minimum for each Store Account is calculated as follows:
1. Revolving Account: The greater of $25.00 or 3.25% of the New Balance on your Statement for the Revolving Account, rounded up to the next whole dollar amount, or the entire New Balance for the Revolving Account if it is under $25.00.
2. Major Purchase Account: The greater of $25.00 or 3.25% of the New Balance on your Statement for the Major Purchase Account, rounded up to the next whole dollar amount, or the entire New Balance for the Major Purchase Account if it is under $25.00.
3. Club Account: The greater of $25.00 or 1/12th of the highest New Balance for the Club Account since it last had a $0 balance, rounded up to the next whole dollar amount, or the entire New Balance for the Club Account if it is under $25.00.
4. Special Event Account: The greater of $25.00 or 3.25% of the New Balance for the Special Event Account on your Statement, rounded up to the next whole dollar amount, or the entire New Balance for the Special Event Account if it is under $25.00.

B. Level Payments: Since the Minimum Payment for a Club Account is based on the highest New Balance for the Club Account until the balance is paid in full, the Minimum Payment for a Club Account will not decrease as the New Balance for the Club Account decreases, even if you pay more than the Minimum Payment required for the Club Account. Your Minimum Payment will increase, however, if a new purchase increases the New Balance in the Club Account above a previous high.
9. Additional Payment Information: You may pay all or part of any Account balance at any time. However, you must pay, by the Payment Due Date, at least the Minimum Payment Due as calculated above. If you pay more than the Minimum Payment Due and there is still a balance due, you must continue to make your Minimum Payment Due in future months. Payments in excess of the Minimum Payment Due will be applied in accordance with law, and payments equal to or less than the Minimum Payment Due and credits will be applied at our discretion. If we accept any late payment or partial payment, whether or not marked as payment in full, it will not affect the due date of any payment due under this Agreement, it will not act as an extension of time or a waiver of any amount then remaining unpaid, and it will not affect any of our rights under this Agreement including our right to declare the entire balance for all Accounts to be due. Returns and credits are not applied toward your Minimum Payment Due.
10. Promotions: We may offer you promotional terms from time to time for all or a part of any balances. Any promotional terms may apply for a limited period of time. They will be governed by the terms of the promotional offer and this Agreement, in accordance with law. They may include the Special Event Account and Club Account offers described below. Your promotional terms will end when the promotional period expires. (a) Special Event Account: No Interest Charges will be imposed on the Special Event Account balance if you pay the balance in full by the end of the promotional period for that Special Event Account balance. We will impose Interest Charges on the Special Event Account balance from the date of purchase if you do not pay the balance in full by the end of the promotional period. If you have not paid a Special Event Account balance in full by the end of the promotional period, any remaining balance, including any Interest Charges for that balance, will be transferred to the Major Purchase Account and subject to the terms for the Major Purchase Account. The promotional offer will specify any minimum purchase amount. (b) Club Account. No Interest Charges will be assessed on your Club Account balance during the promotional period. The promotional offer will specify any minimum purchase amount.
11. Late Payment Fee: We may add a late payment fee for each billing cycle in which you have a past due payment. For late payment fee purposes, you have a past due payment any time you fail to pay the Minimum Payment Due by the Payment Due Date. The fee will be $25; or $35 for any additional past due payment during the next six billing cycles after a past due payment. However, the fee will not exceed the amount permitted by law.
12. Returned Payment: We may add a returned check fee for a returned payment. A returned payment is an electronic debit, payment check, or similar payment instrument, which is returned unpaid. We may add this fee the first time your payment is returned, even if it is not returned upon resubmission. The fee will be $25; or $35 for any additional returned payment during the next six billing cycles after a returned payment. However, the fee will not exceed the amount permitted by law.
13. Document Production Fee: We may charge you a fee of $3.00 per item if you request copies of previously provided records, such as Statements and sales checks. We will not charge you for documents produced in connection with a Billing Error investigation.
14. Default/Collection Costs: If we fail to receive any Minimum Payment Due, if you declare bankruptcy, or if you die, it will be a default, and, subject to any right you may have under state law to receive notice of and to cure such default, we may declare the entire unpaid balance in any or all Accounts due and payable. If an Account is referred to an attorney who is not our salaried employee and we prevail in a suit against you to collect the amount you owe, in addition to the full amount owed and any court costs, you agree to pay our reasonable attorney’s fees, to the extent permitted by law. No attorney’s fees will be imposed in any state, or in any amount, unless permitted by law. To the extent permitted by law, after we declare the entire unpaid balance due, we may continue to impose Interest Charges under the terms set forth in this Agreement each month until we obtain a court judgment for the amount you owe.
15. Credit Limit: You agree not to go over the credit limit individually assigned to each Store Account. We may refuse to authorize any transaction on a Store Account which would exceed your credit limit. If you owe more than your credit limit we can require you to immediately pay the excess. Available credit cannot be moved between Store Accounts. We can increase or decrease your credit limit at any time without giving you notice in advance unless required by law.
16. Change In Terms/Change In Address: We may change any term of this Agreement or add a new term at any time, including changes to the Minimum Payment schedule(s) or the Interest Charge rates, and may apply the new terms to any unpaid balances, as well as to any future balances, unless prohibited by applicable law. When required by applicable law, we will mail you prior notice of the change(s). You agree to notify us promptly in writing if you move. Until we receive written notice of your new address, we will continue to send Statements and other notices to the address in our records.
17. Lost or Stolen Cards or Account Numbers: You must call us if any card or account number is lost or stolen. You must also call us if you think someone used or may use them without permission. When you call, we may require you to provide information to help our investigation. We may require you to provide this information in writing. For example, we may ask you to identify any charges that were not made by you or someone authorized by you. We may also ask you to confirm that you received no benefit from those charges.
18. Closing an Account: You may close an Account subject to the terms of this Agreement by notifying us in writing or over the phone. If you close your Revolving, Major Purchase, Club or Special Event Account, we will close all of your other Accounts. If you close an Account, you must still repay the total balance in accordance with this Agreement. We may also close any of your Accounts or suspend Account privileges at any time for any reason. We may do this without prior notice to you unless required by law. You must return any card to us upon request.
19. Credit Investigation: You give us permission to investigate your credit history by obtaining consumer reports and by making direct inquiries of businesses where you have accounts and where you work. We may request a consumer report from consumer reporting agencies in considering your application for one or more Accounts and later in connection with an update, renewal, extension of credit, or in connection with the collection of one or more Accounts. Upon your request we will tell you whether or not a consumer report was requested and the name and address of any consumer reporting agency that furnished the report.
20. Disputed Accuracy of Credit Report: We may report information about each of your Accounts to credit reporting agencies. Late payments, missed payments, or other defaults on an Account may appear on your credit report. If you request cards on your Credit Plan for others, we may report information on all Accounts under that Credit Plan in the names of those other people as well. If you think we reported erroneous information to a credit reporting agency, write to: Credit Bureau Dispute Verification, P.O. Box 8218, Mason, OH 45040-8218. In doing so, please identify the inaccurate information and tell us why you believe it is incorrect. If you have a copy of the credit report that includes the inaccurate information, please send a copy of that report to us as well. We will promptly investigate the matter and notify you in writing of the results. If we agree with you, we will contact each credit reporting agency to which we reported and request a correction.
21. Governing Law: You understand and agree that this Agreement is entered into between you and us in South Dakota and any credit we extend to you is extended from South Dakota. You further understand and agree that this Agreement is governed only by applicable federal law and the law of the State of South Dakota, whether or not you live in South Dakota and whether or not you use your credit card in South Dakota.
22. Identifying Information: The identifying information you provided in your credit application (including name, address, telephone number, email address and social security number) as well as any updates to that information is provided to DSNB, Macy’s, Inc. and their affiliates.
23. Assignment: We may assign the Credit Plan that is subject to the terms of this Agreement and any of our rights under this Agreement to our affiliates or some other financial institution or company without prior notice to you. Following such assignment, that entity will take our place in this Agreement.
24. Acceptance of this Agreement: The use of this Credit Plan by you or anyone you authorize means that you accept this Agreement and agree to be bound by its terms.
25. Disputed Amounts: All communications concerning disputed amounts, including any check or other payment instrument in an amount less than the full amount due that you send to us marked “paid in full”, or which you otherwise tender as full satisfaction of a disputed amount, must be sent to us at the address for billing inquiries shown below in the section regarding your right to dispute billing errors under federal law.

26. Telephone Monitoring: We treat every customer call confidentially. To ensure that you receive accurate and courteous customer service, on occasion, your call may be monitored and/or recorded.
27. No Waiver by Us: We reserve the right, at any time and in our sole discretion, not to impose part or all of any fee or other amount imposed pursuant to this Agreement or not to exercise any right as set forth in this Agreement and in doing we will not waive our right to impose any such fee or exercise any such right in the future. Without limiting the foregoing, we may, at our option: (a) accept late or partial payments or checks or money orders whether or not marked as payment in full or tendered with other conditions or limitations, (b) agree to extend the due date of any payment due under this Agreement for any length of time and/or (c) release any other person responsible under this Agreement, without notifying you and without releasing you from your obligation to pay all amounts owing under this Agreement in full, or to otherwise perform the terms and conditions of this Agreement.
Your Billing Rights: Keep this Document for Future Use
This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act.
What To Do If You Find A Mistake On Your Statement
If you think there is an error on your statement, write to us at:
Department Stores National Bank
P.O. Box 8066
Mason, OH 45040
In your letter, give us the following information:
• Account information: Your name and account number.
• Dollar amount: The dollar amount of the suspected error.
• Description of problem: If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake.
You must contact us:
• Within 60 days after the error appeared on your statement.
• At least 3 business days before an automated payment is scheduled, if you want to stop payment on the amount you think is wrong.
You must notify us of any potential errors in writing. You may call us, but if you do we are not required to investigate any potential errors and you may have to pay the amount in question.
What Will Happen After We Receive Your Letter
When we receive your letter, we must do two things:
1. Within 30 days of receiving your letter, we must tell you that we received your letter. We will also tell you if we have already corrected the error.
2. Within 90 days of receiving your letter, we must either correct the error or explain to you why we believe the bill is correct.
While we investigate whether or not there has been an error:
• We cannot try to collect the amount in question, or report you as delinquent on that amount.
• The charge in question may remain on your statement, and we may continue to charge you interest on that amount.
• While you do not have to pay the amount in question, you are responsible for the remainder of your balance.
• We can apply any unpaid amount against your credit limit.
After we finish our investigation, one of two things will happen:
• If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount.
• If we do not believe there was a mistake: You will have to pay the amount in question, along with applicable interest and fees. We will send you a statement of the amount you owe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe.
If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days telling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting that you are questioning your bill. We must tell you the name of anyone to whom we reported you as delinquent, and we must let those organizations know when the matter has been settled between us.
If we do not follow all of the rules above, you do not have to pay the first $50 of the amount you question even if your bill is correct.
Your Rights If You Are Dissatisfied With Your Credit Card Purchases
If you are dissatisfied with the goods or services that you have purchased with your credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the purchase.
To use this right, all of the following must be true:
1. The purchase must have been made in your home state or within 100 miles of your current mailing address, and the purchase price must have been more than $50. (Note: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if we own the company that sold you the goods or services.)
2. You must have used your credit card for the purchase. Purchases made with cash advances from an ATM or with a check that accesses your credit card account do not qualify.
3. You must not yet have fully paid for the purchase.
If all of the criteria above are met and you are still dissatisfied with the purchase, contact us in writing at:
Department Stores National Bank
P.O. Box 8066
Mason, OH 45040
While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our investigation, we will tell you our decision. At that point, if we think you owe an amount and you do not pay, we may report you as delinquent.
Notice to Wisconsin Residents: You must promptly provide your spouse’s name and address to us by calling 1-800-243-6552. DSNB170TC0614

Co-Branded Credit Card Terms:

DEPARTMENT STORES NATIONAL BANK CREDIT CARD AGREEMENT
This Credit Card Agreement (“Agreement”) includes (1) the General Terms (2) the Store Account Supplement and (3) the American Express Account Supplement.
GENERAL TERMS
This Agreement governs your open-end credit plan (“Credit Plan”) which includes the following accounts to the extent you or a joint cardholder apply and are approved: the American Express Account, the Revolving Account, the Major Purchase Account, the Special Event Account and the Club Account (each an “Account”). In this Department Stores National Bank (“DSNB”) Agreement, the words “you” and “your” mean any person who has requested and is issued a DSNB Credit Card (“credit card”) and any other person responsible for complying with this Agreement. The words “we”, “us”, and “our” mean Department Stores National Bank, 701 E 60th St. N, Sioux Falls, SD 57104, and any person to whom this Agreement or the indebtedness created under this Agreement may be assigned. Please read this Agreement and keep it for future reference.

1. Promise to Pay: In return for extending credit to you on one or more Accounts that are subject to the terms of this Agreement from time to time, you promise to pay us for all purchases that you make on any Account at retailers authorized to accept our credit card. You also promise to pay us for all other charges mentioned below, in accordance with the terms of this Agreement. You agree to make your payment by check, money order or similar instrument payable in U.S. dollars drawn on a financial institution located in the United States (“payment”). We also reserve the right to accept payments made in foreign currency and instruments drawn on funds on deposit outside the U.S. If we do, we select the currency conversion rate. We will then credit your Account in U.S. dollars.
2. Billing Statement: We will send you a monthly billing statement (“Statement”) after each billing cycle at the end of which you have a debit or credit balance of more than $1.00. Purchases made on your Revolving Account, Major Purchase Account, Club Account and Special Event Account will appear on one Statement. Transactions made on your American Express Account will appear on a separate Statement. Your payment is due at the address shown on your Statement on or before the Payment Due Date shown on that Statement.
3. Additional Payment Information: You may pay all or part of any Account balance at any time. However, you must pay, by the Payment Due Date, at least the Minimum Payment Due as calculated below. If you pay more than the Minimum Payment Due and there is still a balance due, you must continue to make your Minimum Payment Due in future months. Payments in excess of the Minimum Payment Due will be applied in accordance with law, and payments equal to or less than the Minimum Payment Due and credits will be applied at our discretion. If we accept any late payment or partial payment, whether or not marked as payment in full, it will not affect the due date of any payment due under this Agreement, it will not act as an extension of time or a waiver of any amount then remaining unpaid, and it will not affect any of our rights under this Agreement including our right to declare the entire balance for all Accounts to be due. Returns and credits are not applied toward your Minimum Payment Due.
4. Late Payment Fee: We may add a late payment fee for each billing cycle in which you have a past due payment. For late payment fee purposes, you have a past due payment any time you fail to pay the Minimum Payment Due by the Payment Due Date. The fee will be $25; or $35 for any additional past due payment during the next six billing cycles after a past due payment. However, the fee will not exceed the amount permitted by law.
5. Returned Payment: We may add a returned check fee for a returned payment. A returned payment is an electronic debit, payment check, or similar payment instrument, which is returned unpaid. We may add this fee the first time your payment is returned, even if it is not returned upon resubmission. The fee will be $25; or $35 for any additional returned payment during the next six billing cycles after a returned payment. However, the fee will not exceed the amount permitted by law.
6. Document Production Fee: We may charge you a fee of $3.00 per item if you request copies of previously provided records, such as Statements and sales checks. We will not charge you for documents produced in connection with a Billing Error investigation.
7. Default/Collection Costs: If we fail to receive any Minimum Payment Due, if you declare bankruptcy, or if you die, it will be a default, and, subject to any right you may have under state law to receive notice of and to cure such default, we may declare the entire unpaid balance in any or all Accounts due and payable. If an Account is referred to an attorney who is not our salaried employee and we prevail in a suit against you to collect the amount you owe, in addition to the full amount owed and any court costs, you agree to pay our reasonable attorney’s fees, to the extent permitted by law. No attorney’s fees will be imposed in any state, or in any amount, unless permitted by law. To the extent permitted by law, after we declare the entire unpaid balance due, we may continue to impose Interest Charges under the terms set forth in this Agreement each month until we obtain a court judgment for the amount you owe.
8. Change In Terms/Change In Address: We may change any term of this Agreement or add a new term at any time, including changes to the Minimum Payment schedule(s) or the Interest Charge rates, and may apply the new terms to any unpaid balances, as well as to any future balances, unless prohibited by applicable law. When required by applicable law, we will mail you prior notice of the change(s). You agree to notify us promptly in writing if you move. Until we receive written notice of your new address, we will continue to send Statements and other notices to the address in our records.
9. Lost or Stolen Cards, Account Numbers or Convenience Checks: You must call us if any card, account number, or check is lost or stolen. You must also call us if you think someone used or may use them without permission. When you call, we may require you to provide information to help our investigation. We may require you to provide this information in writing. For example, we may ask you to identify any charges that were not made by you or someone authorized by you. We may also ask you to confirm that you received no benefit from those charges.
10. Closing an Account: You may close an Account subject to the terms of this Agreement by notifying us in writing or over the phone. If you close your Revolving, Major Purchase, Club or Special Event Account, we will close all of your other Accounts. If you close an Account, you must still repay the total balance in accordance with this Agreement. We may also close any of your Accounts or suspend Account privileges at any time for any reason. We may do this without prior notice to you unless required by law. You must return any card to us upon request.
11. Credit Investigation: You give us permission to investigate your credit history by obtaining consumer reports and by making direct inquiries of businesses where you have accounts and where you work. We may request a consumer report from consumer reporting agencies in considering your application for one or more Accounts and later in connection with an update, renewal, extension of credit, or in connection with the collection of one or more Accounts. Upon your request we will tell you whether or not a consumer report was requested and the name and address of any consumer reporting agency that furnished the report.
12. Disputed Accuracy of Credit Report: We may report information about each of your Accounts to credit reporting agencies. Late payments, missed payments, or other defaults on an Account may appear on your credit report. If you request cards on your Credit Plan for others, we may report information on all Accounts under that Credit Plan in the names of those other people as well. If you think we reported erroneous information to a credit reporting agency, write to: Credit Bureau Dispute Verification, P.O. Box 8218, Mason, OH 45040-8218. In doing so, please identify the inaccurate information and tell us why you believe it is incorrect. If you have a copy of the credit report that includes the inaccurate information, please send a copy of that report to us as well. We will promptly investigate the matter and notify you in writing of the results. If we agree with you, we will contact each credit reporting agency to which we reported and request a correction.
13. Governing Law: You understand and agree that this Agreement is entered into between you and us in South Dakota and any credit we extend to you is extended from South Dakota. You further understand and agree that this Agreement is governed only by applicable federal law and the law of the State of South Dakota, whether or not you live in South Dakota and whether or not you use your credit card in South Dakota.
14. Identifying Information: The identifying information you provided in your credit application (including name, address, telephone number, email address and social security number) as well as any updates to that information is provided to DSNB, Macy’s, Inc. and their affiliates.
15. Assignment: We may assign the Credit Plan that is subject to the terms of this Agreement and any of our rights under this Agreement to our affiliates or some other financial institution or company without prior notice to you. Following such assignment, that entity will take our place in this Agreement.
16. Acceptance of this Agreement: The use of this Credit Plan by you or anyone you authorize means that you accept this Agreement and agree to be bound by its terms.
17. Disputed Amounts: All communications concerning disputed amounts, including any check or other payment instrument in an amount less than the full amount due that you send to us marked “paid in full”, or which you otherwise tender as full satisfaction of a disputed amount, must be sent to us at the address for billing inquiries shown below in the section regarding your right to dispute billing errors under federal law.
18. Telephone Monitoring: We treat every customer call confidentially. To ensure that you receive accurate and courteous customer service, on occasion, your call may be monitored and/or recorded.
19. No Waiver by Us: We reserve the right, at any time and in our sole discretion, not to impose part or all of any fee or other amount imposed pursuant to this Agreement or not to exercise any right as set forth in this Agreement and in doing we will not waive our right to impose any such fee or exercise any such right in the future. Without limiting the foregoing, we may, at our option: (a) accept late or partial payments or checks or money orders whether or not marked as payment in full or tendered with other conditions or limitations, (b) agree to extend the due date of any payment due under this Agreement for any length of time and/or (c) release any other person responsible under this Agreement, without notifying you and without releasing you from your obligation to pay all amounts owing under this Agreement in full, or to otherwise perform the terms and conditions of this Agreement.
STORE ACCOUNT SUPPLEMENT
The following additional terms apply to the Revolving Account plus each of the following for which you or a joint cardholder apply and are approved: a Major Purchase Account, a Special Event Account and a Club Account. Please note that some of the terms differ depending on the Account.
1. Use of Your Card and Store Accounts: Your Card and each Store Account subject to the terms of this Agreement may only be used to purchase goods and services for personal, family and household use.
2. Types of Store Accounts: The types of Store Accounts that are subject to the terms of this Agreement are the Revolving Account, Major Purchase Account, Club Account and Special Event Account (each a “Store Account”). You may make a purchase on your Revolving Account for any merchandise or service offered by retailers authorized to accept our credit card without any minimum purchase requirements. You may make a qualifying purchase on a Major Purchase Account, Club Account or Special Event Account as permitted by us, subject to minimum purchase requirements. Your desire to charge purchases to a Major Purchase Account, Club Account or Special Event Account must be indicated at the time of purchase. Purchases made on a Major Purchase Account, Club Account or Special Event Account will be reflected on your sales receipt.
3. How to Avoid Paying Interest on the Revolving and Major Purchase Account: If you make purchases during a billing cycle when there is no Previous Balance on the Statement or the sum of payments and credits (excluding credits for returns of purchases made during the billing cycle) is at least equal to the Previous Balance (these purchases are “New Purchases”), no Interest Charges are added to these Store Accounts for that billing cycle for the New Purchases. If you pay the New Balance for that billing cycle by the Payment Due Date, you can avoid Interest Charges for the New Purchases during the next billing cycle. If you pay less than the New Balance for that billing cycle, you can avoid Interest Charges on that portion of that Store Account balance paid but we will assess Interest Charges on any unpaid portion until you pay the full balance you owe on that Store Account. If you make a purchase during a billing cycle with an unpaid Previous Balance, we assess Interest Charges on the purchase from the date it is added to the balance. We continue to assess Interest Charges until you pay the full balance you owe on that Store Account. The allocation of payments and credits may affect how you may avoid Interest Charges. Payments and credits are applied to each Store Account at our discretion and in accordance with law. The method of assessing Interest Charges described in this section may result in a Statement with only an Interest Charge.
4. Interest Charge - Balance Computation Method: An Interest Charge will be imposed on each balance within each Store Account that is subject to Interest Charges by applying a Daily Periodic Rate, multiplied by the number of days in the billing cycle, to the Average Daily Balance for Purchases (including new transactions) for that Store Account, which appears on your Statement as the Balance Subject to Interest Rate, and by assessing certain fees which are explained above. To get the Balance Subject to Interest Rate for each Store Account, we take the beginning balance of each Store Account each day, add any new purchases, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate. (This results in daily compounding of Interest Charges.)
5. Cost of Credit - The cost of credit is determined as follows:
A. The Daily Periodic Rate applicable to purchases for the billing cycle is 1/365th of the Annual Percentage Rate (regardless of leap years) in effect for the billing cycle as disclosed below, rounded to five decimal places. The Annual Percentage Rate may be changed quarterly. It will be calculated by taking the rate disclosed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the 15th day of March, June, September and December of each year (or the next business day if the 15th day falls on a weekend or holiday) and adding 21.25% to that rate. As of June 1, 2014, the ANNUAL PERCENTAGE RATE so calculated is 24.50%, which corresponds to a Daily Periodic Rate of .06712%. The variable Annual Percentage Rate may increase. Any change in the Annual Percentage Rate will go into effect on the first day of the billing cycle that begins after the first day of the next calendar quarter and may result in an increase or decrease in the Interest Charge imposed on a Store Account and in the Minimum Payment Due.
B. There will be a Minimum INTEREST CHARGE of $2.00 in any billing cycle in which the INTEREST CHARGE resulting from application of the Daily Periodic Rate would be less than $2.00.
C. The information about the cost of the card is accurate as of June 1, 2014. This information may have changed after this date. To find out what may have changed, write to us at P.O. Box 8051, Mason, OH 45040.
6. Minimum Payment:
A. Minimum Payment Due: Each month, for each Store Account with a balance, you agree to pay at least the Minimum Payment Due, which is the sum of a Monthly Minimum plus all unpaid Late Payment Fees, any credit protection charges (if enrolled) applied that month and any delinquent Monthly Minimums by the Payment Due Date. The Monthly Minimum for each Store Account is calculated as follows:
1. Revolving Account: The greater of $25.00 or 3.25% of the New Balance on your Statement for the Revolving Account, rounded up to the next whole dollar amount, or the entire New Balance for the Revolving Account if it is under $25.00.
2. Major Purchase Account: The greater of $25.00 or 3.25% of the New Balance on your Statement for the Major Purchase Account, rounded up to the next whole dollar amount, or the entire New Balance for the Major Purchase Account if it is under $25.00.
3. Club Account: The greater of $25.00 or 1/12th of the highest New Balance for the Club Account since it last had a $0 balance, rounded up to the next whole dollar amount, or the entire New Balance for the Club Account if it is under $25.00.
4. Special Event Account: The greater of $25.00 or 3.25% of the New Balance for the Special Event Account on your Statement, rounded up to the next whole dollar amount, or the entire New Balance for the Special Event Account if it is under $25.00.
B. Level Payments: Since the Minimum Payment for a Club Account is based on the highest New Balance for the Club Account until the balance is paid in full, the Minimum Payment for a Club Account will not decrease as the New Balance for the Club Account decreases, even if you pay more than the Minimum Payment required for the Club Account. Your Minimum Payment will increase, however, if a new purchase increases the New Balance in the Club Account above a previous high.
7. Promotions: We may offer you promotional terms from time to time for all or a part of any balances. Any promotional terms may apply for a limited period of time. They will be governed by the terms of the promotional offer and this Agreement, in accordance with law. They may include the Special Event Account and Club Account offers described below. Your promotional terms will end when the promotional period expires. (a) Special Event Account: No Interest Charges will be imposed on the Special Event Account balance if you pay the balance in full by the end of the promotional period for that Special Event Account balance. We will impose Interest Charges on the Special Event Account balance from the date of purchase if you do not pay the balance in full by the end of the promotional period. If you have not paid a Special Event Account balance in full by the end of the promotional period, any remaining balance, including any Interest Charges for that balance, will be transferred to the Major Purchase Account and subject to the terms for the Major Purchase Account. The promotional offer will specify any minimum purchase amount. (b) Club Account. No Interest Charges will be assessed on your Club Account balance during the promotional period. The promotional offer will specify any minimum purchase amount.
8. Credit Limit: You agree not to go over the credit limit individually assigned to each Store Account. We may refuse to authorize any transaction on a Store Account which would exceed your credit limit. If you owe more than your credit limit we can require you to immediately pay the excess. Available credit cannot be moved between Store Accounts. We can increase or decrease your credit limit at any time without giving you notice in advance unless required by law.
AMERICAN EXPRESS SUPPLEMENT
The following additional terms apply to the American Express Account.
1. Use of Your American Express Account and the Card: Your American Express Account and the Card may be used for the following transactions:
A. To purchase or rent goods and services for personal, family or household use (collectively referred to in this Agreement as “Purchases”) from participating establishments that accept the Card.

B. To obtain cash advances from financial institutions, automatic teller machines or others that accept the Card as a substitute for cash or by writing a convenience check/cash advance check that we may provide to you (collectively referred to in this Agreement as “Cash Advances”).
Your American Express Account and Card may not be used for any illegal transactions, which may include gambling in certain states.
2. Minimum Payment Due: Each month, you agree to pay at least the Minimum Payment Due, which is the sum of a Monthly Minimum plus any amounts which exceed your credit limit, all unpaid Late Payment Fees, any credit protection charges (if enrolled) applied that month and any delinquent Monthly Minimums by the Payment Due Date. The Monthly Minimum is calculated as follows:
• The greater of $25.00 or 3.25% of the New Balance, rounded up to the next whole dollar amount, or the entire New Balance if it is under $25.00.
3. How to Avoid Paying Interest on Purchases: If you make Purchases during a billing cycle with no Previous Balance on the Statement or where the sum of payments and credits is at least equal to the Previous Balance, no Interest Charges are added to your American Express Account for that billing cycle. If you pay the Total New Balance on that Statement by the Payment Due Date, you can avoid Interest Charges for those Purchases during the next billing cycle. However, if you pay less than the full balance, you still avoid Interest Charges on that portion of the balance paid. If you make a Purchase during a billing cycle with an unpaid Previous Balance, we will begin charging interest on the Purchase from the date it is added to the balance and continue to accrue interest until payment in full is credited to your American Express Account. You can avoid Interest Charges on new Purchases that appear on your current Statement if you pay your Total New Balance by the Payment Due Date on your current Statement.
4. Paying Interest on Cash Advances: We will begin charging interest on Cash Advances on the transaction date. We reserve the right to waive all or part of any Interest Charge in certain cases without losing our right to impose such Interest Charge in future billing cycles.
5. Interest Charge - Balance Computation Method: An Interest Charge will be imposed on your American Express Account by applying a Daily Periodic Rate or Rates, multiplied by the number of days in the billing cycle, to the Average Daily Balance for Purchases and the Average Daily Balance for Cash Advances and by assessing certain fees which are explained above. The Average Daily Balance for Purchases and the Average Daily Balance for Cash Advances are calculated separately.
The Interest Charge for Purchases is computed by applying the Daily Periodic Rate for Purchases, multiplied by the number of days in the billing cycle, to the Balance Subject to Interest Rate, which appears on your Statement. To get the Balance Subject to Interest Rate for Purchases, we take the beginning balance of your Purchases each day, add any new Purchases, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all of the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate for Purchases. (This results in daily compounding of Interest Charges.)
The Interest Charge for Cash Advances is computed by applying the Daily Periodic Rate for Cash Advances, multiplied by the number of days in the billing cycle, to the Balance Subject to Interest Rate for Cash Advances, which appears on your Statement. To get the Balance Subject to Interest Rate for Cash Advances, we take the beginning balance of your Cash Advances each day, add any new Cash Advances, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate for Cash Advances. (This results in daily compounding of Interest Charges.)
6. Cost of Credit - Cost of credit is determined as follows:
A. The Daily Periodic Rates applicable to Purchases and Cash Advances for the billing cycle is 1/365th of the Annual Percentage Rate (regardless of leap years) in effect for the billing cycle as disclosed below, rounded down to five decimal places. The Annual Percentage Rate may be changed quarterly. It will be calculated by taking the rate disclosed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the 15th day of March, June, September and December of each year (or the next business day if the 15th day falls on a weekend or holiday) and adding 21.25% to that rate. As of June 1, 2014, the ANNUAL PERCENTAGE RATE so calculated is 24.50%, which corresponds to a Daily Periodic Rate of .06712%. The variable Annual Percentage Rate may increase. Any change in the Annual Percentage Rate will go into effect on the first day of the billing cycle that begins after the first day of the next calendar quarter and may result in an increase or decrease in the Interest Charge imposed on your American Express Account and in the Minimum Payment Due.
B. There will be a Minimum INTEREST CHARGE of $2.00 in any billing cycle in which the INTEREST CHARGE resulting from application of the Daily Periodic Rate would be less than $2.00.
C. We charge a Cash Advance Fee for each Cash Advance posted to your American Express Account. This Fee will be the greater of $5.00 or 4% of the amount of your Cash Advance.
D. International Transaction Fee: We will charge an International Transaction Fee for each transaction (including, but not limited to, a Purchase or Cash Advance) processed to your American Express Account by a merchant outside the United States and its territories, whether or not the transaction is in U.S. Dollars. This fee will be equal to 3% of the transaction amount in U.S. Dollars. A portion of that fee, 1% of the transaction amount in U.S. Dollars, is paid to American Express as an international transaction charge.
E. The information about the cost of the card is accurate as of June 1, 2014. This information may have changed after this date. To find out what may have changed, write to us at P.O. Box 8051, Mason, OH 45040.
7. Returned Convenience Check: We may add a returned check fee for a returned convenience check. A returned convenience check is any convenience check we do not honor. We may not honor these checks if the amount of the check would cause the balance to go over the cash advance limit or credit limit. We also may not honor these checks if you default; if you do not comply with our instructions regarding the check; if your account has been closed; or for other reasons. The fee will be $25; or $35 for any additional returned convenience check during the next six billing cycles after a returned convenience check. However, the fee will not exceed the amount permitted by law.
8. Foreign Currency Conversion: When your American Express Account is used to initiate any transaction (including, but not limited to a Purchase, Return or Cash Advance) in a currency other than U.S. Dollars, it will be converted into U.S. Dollars on the date it is processed by American Express or its agents. Unless a particular rate is mandated by applicable law, the conversion rate used by American Express will be no greater than (a) the highest interbank conversion rate identified by American Express from customary banking sources or (b) the official conversion rate published by a government agency, on the conversion date or the prior business day. This conversion rate may differ from the rate in effect on the date of your transaction. A merchant (such as an airline) may convert a transaction into U.S. Dollars before sending it to American Express. In that case, the merchant selects the conversion rate.
9. Credit Limit: You agree not to go over the credit limit assigned to your American Express Account. We may refuse to authorize any transaction on your Account which would exceed your credit limit. If you owe more than your credit limit we can require you to immediately pay the excess. We can increase or decrease your credit limit at any time without giving you notice in advance unless required by law. We may, from time to time, establish limits on the amount of Cash Advances that may be charged to your American Express Account.
American Express Account refers to all purchase activity outside of Bloomingdale’s stores and bloomingdales.com on the Bloomingdale’s American Express Card or outside of Macy’s stores and macys.com on the Macy’s American Express Card. The Bloomingdale’s American Express Card program and Macy’s American Express Card program are issued and administered by Department Stores National Bank. American Express is a federally registered service mark of American Express and is used by Department Stores National Bank pursuant to a license.
Your Billing Rights: Keep this Document for Future Use
This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act.
What To Do If You Find A Mistake On Your Statement
If you think there is an error on your statement, write to us at:
Department Stores National Bank
P.O. Box 8066
Mason, OH 45040
In your letter, give us the following information:

• Account information: Your name and account number.
• Dollar amount: The dollar amount of the suspected error.
• Description of problem: If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake.
You must contact us:
• Within 60 days after the error appeared on your statement.
• At least 3 business days before an automated payment is scheduled, if you want to stop payment on the amount you think is wrong.
You must notify us of any potential errors in writing. You may call us, but if you do we are not required to investigate any potential errors and you may have to pay the amount in question.
What Will Happen After We Receive Your Letter
When we receive your letter, we must do two things:
1. Within 30 days of receiving your letter, we must tell you that we received your letter. We will also tell you if we have already corrected the error.
2. Within 90 days of receiving your letter, we must either correct the error or explain to you why we believe the bill is correct.
While we investigate whether or not there has been an error:
• We cannot try to collect the amount in question, or report you as delinquent on that amount.
• The charge in question may remain on your statement, and we may continue to charge you interest on that amount.
• While you do not have to pay the amount in question, you are responsible for the remainder of your balance.
• We can apply any unpaid amount against your credit limit.
After we finish our investigation, one of two things will happen:
• If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount.
• If we do not believe there was a mistake: You will have to pay the amount in question, along with applicable interest and fees. We will send you a statement of the amount you owe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe.
If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days telling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting that you are questioning your bill. We must tell you the name of anyone to whom we reported you as delinquent, and we must let those organizations know when the matter has been settled between us.
If we do not follow all of the rules above, you do not have to pay the first $50 of the amount you question even if your bill is correct.
Your Rights If You Are Dissatisfied With Your Credit Card Purchases
If you are dissatisfied with the goods or services that you have purchased with your credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the purchase.
To use this right, all of the following must be true:
1. The purchase must have been made in your home state or within 100 miles of your current mailing address, and the purchase price must have been more than $50. (Note: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if we own the company that sold you the goods or services.)
2. You must have used your credit card for the purchase. Purchases made with cash advances from an ATM or with a check that accesses your credit card account do not qualify.
3. You must not yet have fully paid for the purchase.
If all of the criteria above are met and you are still dissatisfied with the purchase, contact us in writing at:
Department Stores National Bank
P.O. Box 8066
Mason, OH 45040
While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our investigation, we will tell you our decision. At that point, if we think you owe an amount and you do not pay, we may report you as delinquent.
Notice to Wisconsin Residents: You must promptly provide your spouse’s name and address to us by calling 1-800-243-6552. BA922TC0614

Co-Branded Account Terms:

DEPARTMENT STORES NATIONAL BANK AMERICAN EXPRESS® CREDIT CARD AGREEMENT
This Credit Card Agreement (“Agreement”) governs your open-end credit plan (“Credit Plan”) for the American Express Account (the “Account”). In this Department Stores National Bank (“DSNB”) Credit Card Agreement, the words “you” and “your” mean any person who has requested and is issued a DSNB Credit Card (“credit card”) and any other person responsible for complying with this Agreement. The words “we”, “us”, and “our” mean Department Stores National Bank, 701 E 60th St. N, Sioux Falls, SD 57104, and any person to whom this Agreement or the indebtedness created under this Agreement may be assigned. Please read this Agreement and keep it for future reference.
1. Use of Your American Express Account and the Card: Your American Express Account and the Card may be used for the following transactions:
A. To purchase or rent goods and services for personal, family or household use (collectively referred to in this Agreement as “Purchases”) from participating establishments that accept the Card.
B. To obtain cash advances from financial institutions, automatic teller machines or others that accept the Card as a substitute for cash or by writing a convenience check/cash advance check that we may provide to you (collectively referred to in this Agreement as “Cash Advances”).
Your American Express Account and Card may not be used for any illegal transactions, which may include gambling in certain states.
2. Promise to Pay: In return for extending credit to you on one or more Accounts that are subject to the terms of this Agreement from time to time, you promise to pay us for all purchases that you make on any Account at retailers authorized to accept our credit card. You also promise to pay us for all other charges mentioned below, in accordance with the terms of this Agreement. You agree to make your payment by check, money order or similar instrument payable in U.S. dollars drawn on a financial institution located in the United States (“payment”). We also reserve the right to accept payments made in foreign currency and instruments drawn on funds on deposit outside the U.S. If we do, we select the currency conversion rate. We will then credit your Account in U.S. dollars.
3. Billing Statement: We will send you a monthly billing statement (“Statement”) after each billing cycle at the end of which you have a debit or credit balance of more than $1.00. Your payment is due at the address shown on your Statement on or before the Payment Due Date shown on that Statement.
4. Minimum Payment Due: Each month, you agree to pay at least the Minimum Payment Due, which is the sum of a Monthly Minimum plus any amounts which exceed your credit limit, all unpaid Late Payment Fees, any credit protection charges (if enrolled) applied that month and any delinquent Monthly Minimums by the Payment Due Date. The Monthly Minimum is calculated as follows:
• The greater of $25.00 or 3.25% of the New Balance, rounded up to the next whole dollar amount, or the entire New Balance if it is under $25.00.
5. Additional Payment Information: You may pay all or part of any Account balance at any time. However, you must pay, by the Payment Due Date, at least the Minimum Payment Due as calculated above. If you pay more than the Minimum Payment Due and there is still a balance due, you must continue to make your Minimum Payment Due in future months. Payments in excess of the Minimum Payment Due will be applied in accordance with law, and payments equal to or less than the Minimum Payment Due and credits will be applied at our discretion. If we accept any late payment or partial payment, whether or not marked as payment in full, it will not affect the due date of any payment due under this Agreement, it will not act as an extension of time or a waiver of any amount then remaining unpaid, and it will not affect any of our rights under this Agreement including our right to declare the entire balance for all Accounts to be due. Returns and credits are not applied toward your Minimum Payment Due.
6. How to Avoid Paying Interest on Purchases: If you make Purchases during a billing cycle with no Previous Balance on the Statement or where the sum of payments and credits is at least equal to the Previous Balance, no Interest Charges are added to your American Express Account for that billing cycle. If you pay the Total New Balance on that statement by the Payment Due Date, you can avoid Interest Charges for those Purchases during the next billing cycle. However, if you pay less than the full balance, you still avoid Interest Charges on that portion of the balance paid. If you make a Purchase during a billing cycle with an unpaid Previous Balance, we will begin charging interest on the Purchase from the date it is added to the balance and continue to accrue interest until payment in full is credited to your American Express Account. You can avoid Interest Charges on new Purchases that appear on your current Statement if you pay your Total New Balance by the Payment Due Date on your current Statement.
7. Paying Interest on Cash Advances: We will begin charging interest on Cash Advances on the transaction date. We reserve the right to waive all or part of any Interest Charge in certain cases without losing our right to impose such Interest Charge in future billing cycles.
8. Interest Charge - Balance Computation Method: An Interest Charge will be imposed on your American Express Account by applying a Daily Periodic Rate or Rates, multiplied by the number of days in the billing cycle, to the Average Daily Balance for Purchases and the Average Daily Balance for Cash Advances and by assessing certain fees which are explained below. The Average Daily Balance for Purchases and the Average Daily Balance for Cash Advances are calculated separately.
The Interest Charge for Purchases is computed by applying the Daily Periodic Rate for Purchases, multiplied by the number of days in the billing cycle, to the Balance Subject to Interest Rate, which appears on your Statement. To get the Balance Subject to Interest Rate for Purchases, we take the beginning balance of your Purchases each day, add any new Purchases, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all of the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate for Purchases. (This results in daily compounding of Interest Charges.)
The Interest Charge for Cash Advances is computed by applying the Daily Periodic Rate for Cash Advances, multiplied by the number of days in the billing cycle, to the Balance Subject to Interest Rate for Cash Advances, which appears on your Statement. To get the Balance Subject to Interest Rate for Cash Advances, we take the beginning balance of your Cash Advances each day, add any new Cash Advances, any Interest Charges applied to the previous day’s balance, and new fees, and subtract any new payments and credits. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the Balance Subject to Interest Rate for Cash Advances. (This results in daily compounding of Interest Charges.)
9. Cost of Credit - Cost of credit is determined as follows:
A. The Daily Periodic Rates applicable to Purchases and Cash Advances for the billing cycle is 1/365th of the Annual Percentage Rate (regardless of leap years) in effect for the billing cycle as disclosed below, rounded down to five decimal places. The Annual Percentage Rate may be changed quarterly. It will be calculated by taking the rate disclosed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the 15th day of March, June, September and December of each year (or the next business day if the 15th day falls on a weekend or holiday) and adding 21.25% to that rate. As of June 1, 2014, the ANNUAL PERCENTAGE RATE so calculated is 24.50%, which corresponds to a Daily Periodic Rate of .06712%. The variable Annual Percentage Rate may increase. Any change in the Annual Percentage Rate will go into effect on the first day of the billing cycle that begins after the first day of the next calendar quarter and may result in an increase or decrease in the Interest Charge imposed on your American Express Account and in the Minimum Payment Due.
B. There will be a Minimum INTEREST CHARGE of $2.00 in any billing cycle in which the INTEREST CHARGE resulting from application of the Daily Periodic Rate would be less than $2.00.
C. We charge a Cash Advance Fee for each Cash Advance posted to your American Express Account. This Fee will be the greater of $5.00 or 4% of the amount of your Cash Advance.
D. International Transaction Fee: We will charge an International Transaction Fee for each transaction (including, but not limited to, a Purchase or Cash Advance) processed to your American Express Account by a merchant outside the United States and its territories, whether or not the transaction is in U.S. Dollars. This fee will be equal to 3% of the transaction amount in U.S. Dollars. A portion of that fee, 1% of the transaction amount in U.S. Dollars, is paid to American Express as an international transaction charge.
E. The information about the cost of the card is accurate as of June 1, 2014. This information may have changed after this date. To find out what may have changed, write to us at P.O. Box 8051, Mason, OH 45040.
10. Late Payment Fee: We may add a late payment fee for each billing cycle in which you have a past due payment. For late payment fee purposes, you have a past due payment any time you fail to pay the Minimum Payment Due by the Payment Due Date. The fee will be $25; or $35 for any additional past due payment during the next six billing cycles after a past due payment. However, the fee will not exceed the amount permitted by law.
11. Returned Payment: We may add a returned check fee for a returned payment. A returned payment is an electronic debit, payment check, or similar payment instrument, which is returned unpaid. We may add this fee the first time your payment is returned, even if it is not returned upon resubmission. The fee will be $25; or $35 for any additional returned payment during the next six billing cycles after a returned payment. However, the fee will not exceed the amount permitted by law.
12. Returned Convenience Check: We may add a returned check fee for a returned convenience check. A returned convenience check is any convenience check we do not honor. We may not honor these checks if the amount of the check would cause the balance to go over the cash advance limit or credit limit. We also may not honor these checks if you default; if you do not comply with our instructions regarding the check; if your account has been closed; or for other reasons. The fee will be $25; or $35 for any additional returned convenience check during the next six billing cycles after a returned convenience check. However, the fee will not exceed the amount permitted by law.
13. Document Production Fee: We may charge you a fee of $3.00 per item if you request copies of previously provided records, such as Statements and sales checks. We will not charge you for documents produced in connection with a Billing Error investigation.
14. Foreign Currency Conversion: When your American Express Account is used to initiate any transaction (including, but not limited to a Purchase, Return or Cash Advance) in a currency other than U.S. Dollars, it will be converted into U.S. Dollars on the date it is processed by American Express or its agents. Unless a particular rate is mandated by applicable law, the conversion rate used by American Express will be no greater than (a) the highest interbank conversion rate identified by American Express from customary banking sources or (b) the official conversion rate published by a government agency, on the conversion date or the prior business day. This conversion rate may differ from the rate in effect on the date of your transaction. A merchant (such as an airline) may convert a transaction into U.S. Dollars before sending it to American Express. In that case, the merchant selects the conversion rate.
15. Default/Collection Costs: If we fail to receive any Minimum Payment Due, if you declare bankruptcy, or if you die, it will be a default, and, subject to any right you may have under state law to receive notice of and to cure such default, we may declare the entire unpaid balance in any or all Accounts due and payable. If an Account is referred to an attorney who is not our salaried employee and we prevail in a suit against you to collect the amount you owe, in addition to the full amount owed and any court costs, you agree to pay our reasonable attorney’s fees, to the extent permitted by law. No attorney’s fees will be imposed in any state, or in any amount, unless permitted by law. To the extent permitted by law, after we declare the entire unpaid balance due, we may continue to impose Interest Charges under the terms set forth in this Agreement each month until we obtain a court judgment for the amount you owe.
16. Credit Limit: You agree not to go over the credit limit assigned to your American Express Account. We may refuse to authorize any transaction on your Account which would exceed your credit limit. If you owe more than your credit limit we can require you to immediately pay the excess. We can increase or decrease your credit limit at any time without giving you notice in advance unless required by law. We may, from time to time, establish limits on the amount of Cash Advances that may be charged to your American Express Account.

17. Change In Terms/Change In Address: We may change any term of this Agreement or add a new term at any time, including changes to the Minimum Payment schedule(s) or the Interest Charge rates, and may apply the new terms to any unpaid balances, as well as to any future balances, unless prohibited by applicable law. When required by applicable law, we will mail you prior notice of the change(s). You agree to notify us promptly in writing if you move. Until we receive written notice of your new address, we will continue to send Statements and other notices to the address in our records.
18. Lost or Stolen Cards, Account Numbers or Convenience Checks: You must call us if any card, account number, or check is lost or stolen. You must also call us if you think someone used or may use them without permission. When you call, we may require you to provide information to help our investigation. We may require you to provide this information in writing. For example, we may ask you to identify any charges that were not made by you or someone authorized by you. We may also ask you to confirm that you received no benefit from those charges.
19. Closing an Account: You may close an Account subject to the terms of this Agreement by notifying us in writing or over the phone. If you close an Account, you must still repay the total balance in accordance with this Agreement. We may also close any of your Accounts or suspend Account privileges at any time for any reason. We may do this without prior notice to you unless required by law. You must return any card to us upon request.
20. Credit Investigation: You give us permission to investigate your credit history by obtaining consumer reports and by making direct inquiries of businesses where you have accounts and where you work. We may request a consumer report from consumer reporting agencies in considering your application for one or more Accounts and later in connection with an update, renewal, extension of credit, or in connection with the collection of one or more Accounts. Upon your request we will tell you whether or not a consumer report was requested and the name and address of any consumer reporting agency that furnished the report.
21. Disputed Accuracy of Credit Report: We may report information about each of your Accounts to credit reporting agencies. Late payments, missed payments, or other defaults on an Account may appear on your credit report. If you request cards on your Credit Plan for others, we may report information on all Accounts under that Credit Plan in the names of those other people as well. If you think we reported erroneous information to a credit reporting agency, write to: Credit Bureau Dispute Verification, P.O. Box 8218, Mason, OH 45040-8218. In doing so, please identify the inaccurate information and tell us why you believe it is incorrect. If you have a copy of the credit report that includes the inaccurate information, please send a copy of that report to us as well. We will promptly investigate the matter and notify you in writing of the results. If we agree with you, we will contact each credit reporting agency to which we reported and request a correction.
22. Governing Law: You understand and agree that this Agreement is entered into between you and us in South Dakota and any credit we extend to you is extended from South Dakota. You further understand and agree that this Agreement is governed only by applicable federal law and the law of the State of South Dakota, whether or not you live in South Dakota and whether or not you use your credit card in South Dakota.
23. Identifying Information: The identifying information you provided in your credit application (including name, address, telephone number, email address and social security number) as well as any updates to that information is provided to DSNB, Macy’s, Inc. and their affiliates.
24. Assignment: We may assign the Credit Plan that is subject to the terms of this Agreement and any of our rights under this Agreement to our affiliates or some other financial institution or company without prior notice to you. Following such assignment, that entity will take our place in this Agreement.
25. Acceptance of this Agreement: The use of this Credit Plan by you or anyone you authorize means that you accept this Agreement and agree to be bound by its terms.
26. Disputed Amounts: All communications concerning disputed amounts, including any check or other payment instrument in an amount less than the full amount due that you send to us marked “paid in full”, or which you otherwise tender as full satisfaction of a disputed amount, must be sent to us at the address for billing inquiries shown below in the section regarding your right to dispute billing errors under federal law.
27. Telephone Monitoring: We treat every customer call confidentially. To ensure that you receive accurate and courteous customer service, on occasion, your call may be monitored and/or recorded.
28. No Waiver by Us: We reserve the right, at any time and in our sole discretion, not to impose part or all of any fee or other amount imposed pursuant to this Agreement or not to exercise any right as set forth in this Agreement and in doing we will not waive our right to impose any such fee or exercise any such right in the future. Without limiting the foregoing, we may, at our option: (a) accept late or partial payments or checks or money orders whether or not marked as payment in full or tendered with other conditions or limitations, (b) agree to extend the due date of any payment due under this Agreement for any length of time and/or (c) release any other person responsible under this Agreement, without notifying you and without releasing you from your obligation to pay all amounts owing under this Agreement in full, or to otherwise perform the terms and conditions of this Agreement.
American Express Account refers to all purchase activity outside of Bloomingdale’s stores and bloomingdales.com on the Bloomingdale’s American Express Card or outside of Macy’s stores and macys.com on the Macy’s American Express Card. The Bloomingdale’s American Express Card program and Macy’s American Express Card program are issued and administered by Department Stores National Bank. American Express is a federally registered service mark of American Express and is used by Department Stores National Bank pursuant to a license.
Your Billing Rights: Keep this Document for Future Use
This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act.
What To Do If You Find A Mistake On Your Statement
If you think there is an error on your statement, write to us at:
Department Stores National Bank
P.O. Box 8097
Mason, OH 45040
In your letter, give us the following information:
• Account information: Your name and account number.
• Dollar amount: The dollar amount of the suspected error.
• Description of problem: If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake.
You must contact us:
• Within 60 days after the error appeared on your statement.
• At least 3 business days before an automated payment is scheduled, if you want to stop payment on the amount you think is wrong.
You must notify us of any potential errors in writing. You may call us, but if you do we are not required to investigate any potential errors and you may have to pay the amount in question.
What Will Happen After We Receive Your Letter
When we receive your letter, we must do two things:
1. Within 30 days of receiving your letter, we must tell you that we received your letter. We will also tell you if we have already corrected the error.
2. Within 90 days of receiving your letter, we must either correct the error or explain to you why we believe the bill is correct.
While we investigate whether or not there has been an error:
• We cannot try to collect the amount in question, or report you as delinquent on that amount.
• The charge in question may remain on your statement, and we may continue to charge you interest on that amount.
• While you do not have to pay the amount in question, you are responsible for the remainder of your balance.
• We can apply any unpaid amount against your credit limit.
After we finish our investigation, one of two things will happen:
• If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount.

• If we do not believe there was a mistake: You will have to pay the amount in question, along with applicable interest and fees. We will send you a statement of the amount you owe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe.
If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days telling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting that you are questioning your bill. We must tell you the name of anyone to whom we reported you as delinquent, and we must let those organizations know when the matter has been settled between us.
If we do not follow all of the rules above, you do not have to pay the first $50 of the amount you question even if your bill is correct.
Your Rights If You Are Dissatisfied With Your Credit Card Purchases
If you are dissatisfied with the goods or services that you have purchased with your credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the purchase.
To use this right, all of the following must be true:
1. The purchase must have been made in your home state or within 100 miles of your current mailing address, and the purchase price must have been more than $50. (Note: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if we own the company that sold you the goods or services.)
2. You must have used your credit card for the purchase. Purchases made with cash advances from an ATM or with a check that accesses your credit card account do not qualify.
3. You must not yet have fully paid for the purchase.
If all of the criteria above are met and you are still dissatisfied with the purchase, contact us in writing at:
Department Stores National Bank
P.O. Box 8097
Mason, OH 45040
While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our investigation, we will tell you our decision. At that point, if we think you owe an amount and you do not pay, we may report you as delinquent.
Notice to Wisconsin Residents: You must promptly provide your spouse’s name and address to us by calling 1-800-243-6552. AMEX622TC0614

SCHEDULE 4.7(a)(iii)

Changes in Core Account Terms Upon Systems Conversion Date

Grace Period and Late Fee Assessment	The timeframe between the close of each billing cycle and the due date, at which time a late fee is assessed if required payment has not been made.
[redacted]	[redacted].
Minimum Payment Due	Minimum Payment Due is the amount the Cardholder must pay to avoid any late fees. Minimum Payment Due to be calculated at the account level as [redacted].
Prime Rate Changes	WSJ Prime Rate in effect 2 days prior to billing cycle.
Foreign Exchange Fees	[redacted].
Ancillary – Credit Protector	[redacted].

Product-Based Changes*:

Payment Allocation	Application of payments to the account.
Account Type/Account Payoff	Treatment on how interest is assessed on new purchases/promo expirations that would have previously been billed to a separate account type.
Promo-Club Account Type	[redacted].
Grace Period on Purchases	Treatment of how interest is assessed on revolving balances.

*Product-based change necessitated only by the change in promotional accounts, as contemplated by the parties and described in the table below. [redacted]

SCHEDULE 4.7(d)
Co-Branded Conversion Plan; Principles for Conversion to Co-Branded Accounts
The following principles will govern the development of the Co-Branded Conversion Plan:

•	Preservation of favorable customer relations

•	Preservation of existing access to credit

•	Preservation of existing Net Credit Sales

•	Compliance with Applicable Law

•	Regulatory review and non-objection by appropriate Governmental Authorities

•	Consistency with Risk Management Policies, while retaining [redacted] for the Private Label and General Purpose Accounts being converted.
The Co-Branded Conversion Plan shall address the following matters, in each case to the extent not covered in the Systems Discovery Deck and only to the extent not inconsistent with the Business Requirements Documents as reflected in the System Discovery Deck:

•	Cardholder population (active and inactive cardholders) in accordance with principles set forth below

•	Pro Forma Balance and Line Consolidation Plan ($, any exclusions to the >= criteria)

•	Compliance requirements (e.g., actions, communication, etc.)

•	Timing and Execution plan (based on Systems Conversion, cycle dates, tie in to EMV re-issuance, Macy’s retail sales events)

•	Systems implications (any changes required to front end or back end systems)

•	Impact measurement plan

•	Communication to cardholder (required, desired)

•	Training/Scripts for Macy’s customer service and other associates
Principles governing Co-Branded Conversion Amendments shall be as per attached table: [redacted]

SCHEDULE 4.8(a)
Loyalty Programs

I.	Macy’s supports two Loyalty Programs which are tied to Macy’s Credit Card usage for its brands – Macy’s Star Rewards and the Bloomingdale’s Loyallist Program.
Macy’s Star Rewards (with 3 levels –Preferred, Elite, Premier Elite), was re-launched in February 2014. All Co-Branded Accounts have an expiration date and expire approximately three years from the date of issuance. Private Label Credit Cards issued in 2014 or later do not have an expiration date. Benefits by level are illustrated in the chart below.

Spend Level	Preferred	Elite / Elite American Express	Premier Elite / Premier Elite American Express	Premier Elite grandfathered Prop only level
	For Macy’s Customers spending less than $500 in the qualification period	For Macy’s Customers spending $500-$999 in the qualification period	For Macy’s Customers spending $1,000+ in the qualification period	For Macy’s Customers spending $2,500+ in the qualification period
Star Pass Promise
	Minimum of 3 Star Passes a year	Minimum of 6 Star Passes a year	12 Star Passes a year	12 Star Passes a year
Offer at POS
Receive additional savings and dollars offs in store when shopping with your Macy’s Credit Card	X	X	X	X
Thanks for Sharing – Pay $25 fee and earn 10% on purchases made between Sept 9 – Dec 31	X	X	X	X
Bonus days added for out Elite and Premier Elite customers	-	Access to one bonus 15% Day	Access to two bonus 15% Days	Access to two bonus 15% Days
Star Rewards Certificates
Earn valuable reward certificates when you use your Macy’s American Express Card Inside and Outside of Macy’s – (w/Qtly opt-in promotional reward accelerator)	-	1.5% In-store, 1% OOS towards $10 Star Rewards Certificates	3.0% In-store, 1% OOS towards $25 Star Rewards Certificates	2.0% In-store towards $25 Star Rewards Certificates
Exclusive Offers at macys.com
	-	-	4 free shipping offers per year	4 free shipping offers per year
Happy Birthday Offer
Receive a birthday gift every year	-	X	X	X
Priority Service
An exclusive phone number for Priority Service	-	-	X	X
No Annual Fee	X	X	X	X
Advance notice of sales and Cardholder only savings events	X	X	X	X
Promotional financing Accounts	X	X	X	X

Bloomingdale’s Loyallist Program
The Bloomingdale’s Loyallist Program was launched in March 2012, and provides exclusive benefits and the ability for customers to earn points that, when accumulated to a certain level, result in the issuance of $25 Reward Cards. The Loyallist Program is a “tender neutral” program available to all Macy’s Shoppers who make purchases at Bloomingdale’s-branded locations regardless of how they pay, however, Macy’s Shoppers who pay with a Bloomingdale’s-branded Macy’s Credit Card receive more points per dollar spent.

loyallist REWARD CARD 5,000 POINTS = $25 REWARD CARD
	Bloomingdale's Card	Bloomingdale's American Express Card	Bloomingdale's Reserve Card	Bloomingdale's Reserve American Express Card
Spend Level	Spend less than $3500 per year	Spend less than $3500 per year	Spend $3500 in net purchases per year at Bloomingdale's with a Bloomingdale's Card*
*Upgrades occur on an ongoing basis throughout the year, 30 days after the customer meets the qualifying spend level
No Annual Fee	✓	✓	✓	✓
POINTS EARNED PER DOLLAR SPENT
In-store and on bloomingdales.com	3	3	4	4
On cosmetics and fragrances at Bloomingdale's	6	6	8	8
On purchases outside of Bloomingdale's		2		2
OTHER AMAZING BENEFITS
Free Shipping every day in-store and online	✓	✓	✓	✓
Eligible for Power Points	✓	✓	✓	✓
Free Catalogs	✓	✓	✓	✓
Access to Events & Offers specifically for Loyallists	✓	✓	✓	✓
Access to Events & Offers specifically for Cardholders (Including the Give Pink, Get More Campaign where you can support breast cancer research and earn rewards for shopping)	✓	✓	✓	✓

Shoe Club - Enjoy 25% off your 6th pair of Women's Shoes	✓	✓	✓	✓
Dining Club - Every $100 spent dining in Bloomingdale's gets you an entrée and non-alcoholic beverage, totaling $19 or less, on the house	✓	✓	✓	✓
Promotional Financing Accounts	✓	✓	✓	✓
American Express special benefits including Premium Travel Services		✓		✓
EXCLUSIVE TOP OF THE LIST BENEFITS FOR BLOOMINGDALE'S RESERVE CARDHOLDERS
Free Local Delivery, up to $28, for qualifying in-store purchases			✓	✓
Unlimited Complimentary Gift Wrap			✓	✓
Triple Points Day of your Choice			✓	✓
Access to exclusive TOL Hotline			✓	✓

II.	In addition to the benefits of Macy’s Star Rewards and Bloomingdale’s Loyallist Program, multiple other tests are in market possible for rollout in 2015 as follows:
•[redacted].
•[redacted].

III.	Macy’s also has a Bridal Loyalty Program, tied to Macy’s Credit Card usage/enrollment – Macy’s Registry Star Rewards. This program is targeted both at the bridal couple and the guests.
Benefits are as follows:

•	10% on pre-occasion spending at Macy’s with a Macy’s Private Label Credit Card.

•	5% on what the guests buy the couple from the Macy’s registry.

•	10% completion discount on registry purchases.

After the wedding, the couple receives an electronic gift card with the value of 10% on pre-occasion spending with the Macy’s Private Label Credit Card, plus 5% of what their guests purchased at Macy’s from the couple’s registry.

SCHEDULE 4.8(b)(i)
Payment Plans

1.	Revolving Credit. No interest if customers pay in full within 25 days. If full payment not received, interest assessed on balance. Minimum payment* of $25.00 or 3.25%, whichever is greater.

2.
Regular. Same as Revolving Credit, except the Systems and the Billing Statement always show the minimum due to be the balance; no finance charge or late fees are ever assessed regardless of the delinquency status.

3.    Deferred Credit Payment Plans.

Deferred Credit Payment Plans	Departments Eligible for Use	Deferral Period	Minimum Purchase Required**	Down Payment Required	Minimum Payment Required*	Interest Penalty If Not Paid In Full Prior to End of Deferral
6 Month Promo	Bedding Dept. (# 671)	180 Days from purchase date[2]	$399	None	Standard 3.25% of Avg. Daily Balance	None
6 Month Promo	Furn./Flr. Cov. Licensed Depts. [1]	180 Days from purchase date	$399	None	Standard 3.25% of Avg. Daily Balance	None
12 month Promo	Home Depts. Fine Jewelry Licensed Depts.	12 Months from purchase date	$499	None	Standard 3.25% of Avg. Daily Balance	Accrued interest will be charged on unpaid balance from date of purchase
24 month Promo[3]	Home Depts. Fine Jewelry Licensed Depts.	24 Months from purchase date	$999	None	Standard 3.25% of Avg. Daily Balance	Accrued interest will be charged on unpaid balance from date of purchase
12 Pay[4]	Decorative Table Top Depts.	12 Months from purchase date	$200	None	12 Equal Payments (Price / 12)	None
12 Pay[4]	Fine Jewelry	12 Months from purchase	$300	None	12 Equal Payments (Price / 12)	None

_________
* Minimum payment requirement subject to change in accordance with Schedule 4.7(a)(iii) following the Systems Conversion Date.
** Minimum purchase requirements for 6 mos promo $399, 12 mos. $499 and 24 mos $999.
1 Licensed departments that use free credit offers will be charged the appropriate cost rate to sales.
2 Assumes customer bills on the same day the deferral period has ended. (If the customer’s next billing cycle closes after the deferral period has ended, the customer may benefit from additional deferred days until the billing occurs.)
3 Effective with Fiscal Year commencing in 2015, the merchant discount applicable to this product will be amended to be calculated in accordance with Section 4 below.

4 12 Pay account type does not require a systemic table update, therefore, no communication to MCCS is necessary when account is used for decorative tabletop departments. Minimum purchase for decorative tabletop is $200 and for fine jewelry is $300.

4.    Merchant Discount Applicable to Long-Term Interest Free Plans.
[redacted]: As used herein, the following terms shall have the following meanings:
“Cost of Credit” means, with respect to any type of interest free or deferred interest payment plan:
(i) the amount resulting from (t) the sum of the billed finance charges and late fees earned during the immediately preceding Fiscal Year in respect of such type of payment plan plus (u) the sum of other revenue (including returned check or NSF fees, over-limit fees, cash advance fees, foreign currency fees and other fees and Approved Ancillary Product revenues less direct expenses) on Private Label Accounts in the immediately preceding Fiscal Year allocated based on the ratio of Private Label Accounts’ Gross Credit Sales for such Fiscal Year for such type of payment plan less (v) (1) the projected funding rate effective for the upcoming Fiscal Year (determined by applying the provisions of Schedule 1.1(j)) as reflected in the annual Budget applicable to the current Fiscal Year divided by the projected Average Receivables used in such annual Budget multiplied by (2) the Average Receivables outstanding in respect of such payment plan in the immediately preceding Fiscal Year less (w) the sum of all concessions, reversals and write-offs of Cardholder Indebtedness of such payment plan net of any recoveries or reversals in the immediately preceding Fiscal Year (including Sales Tax Refunds allocated based on the ratio of write-offs for such type of payment plan to write-offs of all Cardholder Indebtedness on Private Label Accounts) less (x) collections agency fees allocated based on the amount of recoveries in (w) to recoveries on Private Label Accounts plus (y) the change in Bad Debt Reserve for the immediately preceding Fiscal Year as set forth in Item IV of Exhibit A to Schedule 1.1(i) allocated based on the ratio of Average Receivables for such Fiscal Year for such type of payment plan to Average Receivables for such Fiscal Year less (z) the sum of Private Label only (1) Macy’s Servicing Charge and Bank Servicing Charge incurred during the immediately preceding Fiscal Year as set forth in Item III of Exhibit A to Schedule 1.1(i)) and the sum of Private Label only (2) Excluded Costs included in the calculation of the Base Royalty Addition and the Macy’s Marketing Costs determined for the immediately preceding Fiscal Year in accordance with Schedule 9.3(a)(ii) divided by the Gross Credit Sales on Accounts for such Fiscal Year and multiplied by the Gross Credit Sales in respect of such payment plan in such Fiscal Year with an additional allocation for transaction services (determined consistent with historical practices) in respect of a Long-Term Interest Free Plan having a duration greater than 12 months (such additional allocation to be commensurate with the duration of such plan beyond such initial 12-month period); divided by
(ii) the Gross Credit Sales in respect of such payment plan in such Fiscal Year.

“Incremental Cost of Credit” means the excess, if any, of the Cost of Credit applicable to any particular type of Long-Term Interest Free Plan over the Cost of Credit applicable to the Twelve Month Interest Free Plan, in each case in respect of the immediately preceding Fiscal Year.
“Twelve Month Interest Free Plan” means an interest free or deferred interest period in which the free or deferred interest or promotional period is of a duration equal to twelve (12) months.
“Gross Credit Sales” means, for any period, gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) during such period.
“Long-Term Interest Free Plan” means an interest free or deferred interest period in which the free or deferred interest or promotional period is of a longer duration than twelve (12) months.

Cost of Credit
Exhibit A to Schedule 4.8(b)(i)
[redacted]

SCHEDULE 4.8(b)(ii)
If the percentage of Average Private Label Interest Free Receivables to Average Private Label Receivables:

[redacted]	Then Macy’s will pay Bank:

Product of (A) the excess [redacted] multiplied by the [redacted] ending at the end of each Fiscal Quarter multiplied by (B) the applicable [redacted] for the immediately preceding Fiscal Quarter.

Is [redacted]	Then Bank will pay Macy’s:

Product of (A) the shortfall [redacted], multiplied by the [redacted] ending at the end of each Fiscal Quarter multiplied by (B) the applicable [redacted] for the immediately preceding Fiscal Quarter.

SCHEDULE 5.4(a)
Additional Marketing Support

(i)
[redacted], market research and marketing support services to assist Macy’s and its Affiliates in their promotion of the Macy’s Channels, or the marketing and promotion of Macy’s Goods and Services or the Macy’s Credit Cards;

(ii)
[redacted], conduct mailings and other related marketing efforts on behalf of Macy’s and its Affiliates, which may include marketing materials related to the Macy’s Channels, the Macy’s Goods and Services or the Macy’s Credit Cards, at Macy’s’ option, [redacted];

(iii)
provide such reasonable assistance to Macy’s and its Affiliates as Macy’s may request in connection with the training of personnel of Macy’s and its Affiliates regarding the Program, including providing training materials;

(iv)	collaborate with the Macy’s Companies to identify and test marketing initiatives (using Bank’s resources);

(v)	provide [redacted];

(vi)	[redacted];
(vii) facilitate marketing opportunities for Macy’s and its Affiliates with Bank’s other partners and clients on mutually agreeable terms;
(viii) give good faith consideration to [redacted];

(ix)	provide the Macy’s Companies with [redacted]; and

(x)	perform such other activities and provide such other services as may be directed by the Operating Committee.

SCHEDULE 6.1(d)

Additional Security Requirements
1.    System Development Life Cycle Protocol.

Each Party will maintain a System Development Life Cycle protocol (“SDLC”) including a risk assessment and vulnerability assessment protocol in compliance with industry standards, including Payment Card Industry Data Security Standards (“PCIDSS”) for infrastructure and applications to which PCIDSS is applicable, such as the Co-Branded Credit Card. Each party shall make available to the other its SDLC upon request. Notwithstanding the foregoing, neither party shall be required to make revisions to its SDLC as long as its SDLC complies with such industry standards, and either Party may adjust its own SDLC protocol at any time so long as after such modification the SDLC remains compliant with such industry standards.
2.     Vulnerability Assessments and Risk Assessments.

If a Party or any of its Affiliates or third-party service providers has in its possession or control on any system any unencrypted primary account numbers (“PAN”) with or without Card Verification Codes or Values (“CVV”) (PAN and CVV individually and collectively referred to in this Schedule 6.1(d) as “PCI Data”) related to any Account and/or names, addresses, telephone numbers, email addresses, account numbers (to the extent not covered by PCIDSS), national ID or tax number, drivers’ license number, passport number, credit card number or other financial account number, Government-issued identification number that is equivalent in usage to a U.S. social security number, payment card information and social security numbers (“PII”) of Persons who have applied for an Account and/or Cardholders, such Party shall ensure that vulnerability assessments and risk assessments are conducted no less frequently than as required in such Party’s SDLC, and in particular, in conjunction with each full software modification release or system change that impacts PCI Data and/or PII, but only to the extent such modification or change relates to infrastructure, technologies, systems and applications used to service the Program, and only to the extent any PII housed thereon is not Macy’s Shopper Data. Upon request of the other Party, each Party shall deliver a copy of (i) the risk assessment for such system; (ii) the results of any available vulnerability assessments, or in the case of where contractual restrictions with either parties Affiliates or third-party service providers expressly prohibits the direct sharing of such information, either party will provide a summary of said report sufficient to accurately communicate the identified gap(s) and associated remediation timeline(s) or outcome(s) to the requesting party; (iii) any applicable attestation regarding compliance with PCI Data Security standards; and (iv) an attestation of remediation of medium and high risks, if any, identified by any vulnerability assessment or risk assessment.

3.    Vulnerability Assessors.

Each Party shall have the right, in its sole discretion, to select its own vendors (“Assessors”) to conduct vulnerability assessments of systems in which PCI Data and/or PII is stored or transmitted in an unencrypted form. On an annual basis, the Parties shall exchange their lists of Assessors for review. Any Assessor that is certified by the Information Assurance Certification Board or SANS Institute to conduct penetration testing or, with respect to PCIDSS certification, is certified as a Certified Information Systems Security Professional, shall be deemed acceptable for the purposes of performing any assessment for which it is certified that may be required hereunder.

4.	Information Security Assessment (or Third Party Information security Assessment).

If either Party to this contract, stores or has in its possession or control any PCI Data and/or PII, such Party shall permit representatives of the other Party, upon prior notice and at reasonable times, to examine and verify compliance with such Party’s obligations under the Agreement with respect to: (a) the safeguarding and use of PCI Data and/or PII; and (b) the detection, prevention, and mitigation of an actual or attempted theft or misappropriation of PCI Data and/or PII. Each examination and verification may include conducting information security assessments of such Party and its practices and procedures. Such examinations or assessments will be limited to infrastructure, technologies, Systems and applications that are being used to service the Program.

Information security assessments will consist of (x) security questionnaires requiring responses from such Party, or their respective personnel, (y) visits to locations where (or from where) PCI Data and/or PII is stored, processed, administered or otherwise accessed in support of the Program. The Party conducting and reviewing the information security questionnaires shall conduct the assessments in a manner that does not unreasonably interfere with the business operations of the Party being assessed. The Party conducting the assessment shall detail all findings in a notice to the Party being assessed and shall work with the Party being assessed to identify a reasonable and cost effective means for remediating the problems and addressing the concerns to the mutual satisfaction of the Parties.

5.	System ID Administration.

[redacted], the Parties will cooperate in good faith to develop Systems administration procedures which will address, at a minimum, the personnel who can have access to Bank Systems, the use of Bank Systems, methods for obtaining and maintaining user IDs, and termination of access to Bank Systems. Such procedures referenced in the preceding sentence shall provide for a level of access, access to such personnel, and access within a timeframe, in each case consistent with the Program practices in effect prior to the Effective Date, including the granting of access to the Bank Credit Platform to personnel requested by the Macy’s Companies (including employees and Service Providers) within (i) [redacted] of such request therefor for existing Macy’s employees and (ii) [redacted] of such request therefor for all others. Bank shall provide log-on details and passwords to allow Macy’s authorized personnel access to certain applications. Only employees, agents, managers, quality personnel and Service Providers authorized in accordance with the foregoing procedures will be provided with passwords that enable them to log on to Bank’s applications.

SCHEDULE 6.2(b)
Program Privacy Policy
See attached Program Privacy Policy.

DSNB179PRV0614
Rev.06/14

FACTS	WHAT DOES DEPARTMENT STORES NATIONAL BANK (“DSNB”) DO WITH YOUR PERSONAL INFORMATION?

Why?
Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:
•    Social Security number and income
•    account balances and employment information
•    credit history and transaction history

How?
All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons DSNB chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does DSNB share?	Can you limit This sharing?
For our everyday business purposes – Such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates’ everyday business purposes – information about your transactions and experiences	Yes	No
For our affiliates’ everyday business purposes – information about your creditworthiness	Yes	Yes
For our affiliates to market to you	Yes	Yes
For nonaffiliates to market to you	Yes	Yes

To limit our sharing
•    Call the number below – our menu will prompt you through your choice(s):
Bloomingdale’s: 1-888-922-7026
Macy’s: 1-800-830-3087
Please note:
If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice.
However, you can contact us at any time to limit our sharing.

Questions?	Call the Customer Service number on the back of your credit card or on your billing statement.

Who we are
Who is providing this notice?	You are receiving this notice from Department Stores National Bank, the bank that issues your credit card.

What we do
How does DSNB protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

How does DSNB collect my personal information?
We collect your person information, for example, when you
•    provide account information or contact information
•    provide employment information or apply for a loan
•    use your credit or debit card
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing?
Federal law gives you the right to limit only
•    sharing for affiliates’ everyday business purposes – information about your creditworthiness
•    affiliates from using your information to market to you
•    sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

What happens when I limit sharing for an account I hold jointly with someone else?	Your choices will apply to everyone on your account.

Definitions
Affiliates
Companies related by common ownership or control. They can be financial and nonfinancial companies.
•    Our affiliates include companies with a Citi name, including Citibank, N.A., and Macy’s and Bloomingdale’s.

Nonaffiliates
Companies not related by common ownership or control. They can be financial and nonfinancial companies.
•    Nonaffiliates we share with can include companies engaged in direct marketing and the selling of consumer products and services.

Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products and services to you. • Our joint marketing partners can include other financial service companies.

Other Important Information
For Vermont Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by Vermont law, such as to process your transactions or to maintain your account. In addition, we will not share information about your creditworthiness with our affiliates except with your authorization.
For California Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by California law, such as to process our transactions or to maintain your account.

____________________________________________________
We may share your personal information, as permitted by law, with the retailer whose name appears on your card.
You cannot limit this sharing.
To limit our affiliates from marketing to you, you must limit our sharing of information with them. Do not limit this sharing if you want to receive affiliate marketing based on our sharing of information.

Important Information about Credit Reporting
We may report information about your account to credit bureaus. Late payments, missed payments or other defaults on your account may be reflected in your credit report.

SCHEDULE 7.3
Services and Service Level Standards
Definitions

The following terms shall have the following meanings when used in this Schedule 7.3:

“Abandon Rate” means the rate to “offered” calls where a customer hangs up after the call has been queued to an agent.

“ASA” means the average speed to answer a call queued to an agent either directly or after the customer has used the automated voice response application.

“Attempts per Accounts Queued” means outgoing call placed to a delinquent account and that account is considered callable based off of collections strategy and account information.

“Conforming Payments” means Payments processed in the payments processing center through automation with no required manual intervention and payments processed through Bank’s Global Payments utility system.

“Intentional Call Blockage” means calls being provided a false busy tone, or similar treatment, to avoid having the call wait in queue for the next available call center.

“Non-Conforming Payments” means any payments which are not Conforming Payments.

“Presidential Disputes” means written inquiries addressed to a retail division principal or inquiries from the OTS, FTC, Attorney Generals, or Better Business Bureau.

“Private Label Fraud Controls” means the parameters and controls in Bank’s systems utilized to detect and prevent potentially fraudulent Private Label Credit Card Applications and Private Label Account transactions.

“Reg Z Correspondence” means inquires directed to the referenced Reg Z PO Box on the back of the customer’s billing statement. Currently, PO Box 8066 (Prop) and PO Box 8108 (American Express).

“Telephone ASA (Cardholder)” means calls initiated by a Cardholder, including calls initiated by a Cardholder either directly via DID or alternatively via 1-800 number access.

“Telephone ASA (Stores)” means calls initiated by a Cardholder from a store courtesy phone or a call placed by a store associate from the selling floor.

“Written Correspondence” means inquires directed to the General Correspondence PO Box or those pieces received from the payment center.

OPERATIONS SLAs

Category I Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly

Category I Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]*	[redacted]	Reported monthly, measured monthly

*[redacted]

Category II Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly

Category III Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted])	[redacted]	Reported monthly, measured average quarterly

Category III Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly

Category III Standards	Target	Measurement Period (fiscal calendar)
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly
[redacted]	[redacted]	Reported monthly, measured average quarterly

SLA Compliance Measurement and Penalties

(a)    General. Compliance with SLAs shall be determined on a quarterly basis (or in the case of the Private Label Account Fraud Prevention Parameters, a monthly basis) (as applicable, the “Measurement Period”) beginning with the first full three Fiscal-Month period following the Effective Date. Notwithstanding the foregoing, compliance with the Private Label Account Fraud Prevention Parameter/Control Changes SLA, shall be determined on a monthly basis, beginning on the System Conversion Date. The Fiscal-Monthly report delivered pursuant to Section 7.3(a) following the end of a Measurement Period shall set forth information for the SLA performance information for the applicable Fiscal Month and (if different) the full Measurement Period. Each SLA is measured on an average basis over the Measurement Period.

(b)    Category III SLAs.

(i)    If either Party fails to achieve any Category III SLA (measured as of the end of the applicable Measurement Period), the responsible Party shall (i) immediately report to the other Party the reasons for such SLA failure(s) in such quarterly report; and (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s).

(ii)    If either Party is more than [redacted] worse than the target for the same Category III SLA in any [redacted] consecutive Measurement Periods (for purposes of this Section (b), a “Major Failure”), the responsible Party shall (A) immediately report to the other Party the reasons for such SLA failure(s) in such quarterly report; (B) propose, within [redacted] days of the delivery of such quarterly report, a remediation plan for taking such action as the responsible Party deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to the Operating Committee’s approval, implement the remediation plan as soon as practicable; provided, however, that under no circumstances shall the time period between approval of the remediation plan and completion of such plan exceed [redacted] days.

(iii)    If either Party experiences an additional failure of the same Category III SLA for which the responsible Party experienced a Major Failure during the twelve (12) Fiscal Months following the occurrence of any Major Failure (for purposes of this Section (b), a “Repeat Failure”), the responsible Party shall [redacted].

(iv)    Upon the occurrence of a [redacted] “Repeat Failure” during the twelve (12) Fiscal Months following the occurrence of a Major Failure, Macy’s Companies or Bank (as applicable) has the right [redacted].

(c)    Category II SLAs.

(i)    If either Party fails to achieve any Category II SLA (measured as of the end of the applicable Measurement Period), the responsible Party shall (i) immediately report to the other Party the reasons for such SLA failure(s) in such quarterly report; and (ii) promptly take any action reasonably necessary to correct and prevent the recurrence of such failure(s).

(ii)    If either Party is more than [redacted] worse than the target for the same Category II SLA in any [redacted] consecutive Measurement Periods (for purposes of this Section (c), a “Major Failure”), the responsible Party shall (A) immediately report to the other Party the reasons for such SLA failure(s) in such quarterly report; (B) propose, within [redacted] days of the delivery of such quarterly report, a remediation plan for taking such action as the responsible Party deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to the Operating Committee’s approval, implement the remediation plan as soon as practicable; provided, however, that under no circumstances shall the time period between approval of the remediation plan and completion of such plan exceed [redacted] days.

(iii)    If either Party experiences an additional failure of the same Category II SLA for which the responsible Party experienced a Major Failure during the twelve (12) Fiscal Months following the occurrence of any Major Failure (for purposes of this Section (c), a “Repeat Failure”), the Bank or Macy’s Companies shall [redacted].

(iv)    Upon the occurrence of a [redacted] “Repeat Failure” during the twelve (12) Fiscal Months following the occurrence of a Major Failure, Bank or Macy’s Companies has the right to [redacted].

(d)    Category I SLAs.

(i)    If either Party fails to achieve any Category I SLA (measured as of the end of the applicable Measurement Period), the responsible Party shall (i) immediately report to the other Party the reasons for such SLA failure(s) in such quarterly report (or, with respect to the Private Label Account Fraud Prevention Parameter/Control Changes SLA, the monthly report); and (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s).

(ii)    If either Party fails to achieve (by any amount) the same Category I SLA in any [redacted] consecutive Measurement Periods (for purposes of this Section (d), a “Major Failure”), the responsible Party shall (A) immediately report to the other Party the reasons for such SLA failures) in such quarterly report (or, with respect to the Private Label Account Fraud Prevention Parameter/Control Changes SLA, the monthly report); (B) propose, within [redacted] hours of the delivery of such quarterly report (or monthly report with respect to the Private Label Account Fraud Prevention Parameter/Control Changes SLA), a remediation plan for taking such action as the responsible Party deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to the Operating Committee’s approval, implement the remediation plan as soon as practicable; provided, however, that under no circumstances shall the time period between approval of the remediation plan and completion of such plan exceed [redacted] days.

(iii)    If either Party experiences an additional failure of the same Category I SLA for which the responsible Party experienced a Major Failure during the twelve (12) Fiscal Months following the occurrence of any Major Failure (for purposes of this Section (d), a “Repeat Failure”), the responsible Party shall [redacted].

(iv)    Upon the occurrence of a [redacted] “Repeat Failure” during the twelve (12) Fiscal Months following the occurrence of a Major Failure, Bank or Macy’s Companies has the right to [redacted].

(e)    Changes to SLAs. Both Parties agree that the penalty construct contemplated in Schedule 7.3 will be maintained in most material respects irrespective of any changes in the metrics or categories. The Parties also agree that any changes to the metrics, targets, and penalties are subject to Operating Committee approval and will take into consideration incremental benefits and costs with any increased costs treated as Program Expenses.

TECHNOLOGY/SYSTEMS SLAs

Bank SLAs

Bank shall be responsible for performance of the following technical SLAs with respect to the Bank Systems used in connection with the Program:

#	Category I Standards	Measurement	Target SLA	Default SLA
1	[redacted]	[redacted]	[redacted]	[redacted]
2a	[redacted]	[redacted]	[redacted]	[redacted]
2b	[redacted]		[redacted]	[redacted]
3	[redacted]	[redacted]	[redacted]	[redacted]
4	[redacted]	[redacted]	[redacted]	[redacted]

#	Category II Standards	Measurement	Default SLA
5	[redacted]	[redacted]	[redacted]
6	[redacted]	[redacted]	[redacted]
7	[redacted]	[redacted]	[redacted]

#	Category III Standards	Measurement	Default SLA
8	[redacted]	[redacted]	[redacted]
8a	[redacted]	[redacted]	[redacted]
9	[redacted]	[redacted]	[redacted]
10	[redacted]	[redacted]	[redacted]
11	[redacted]	[redacted]	[redacted]
12	[redacted]	[redacted]	[redacted]

** These items represent the initial SLAs for these newly developed standards. For [redacted] days following the Systems Conversion Date (the “Initial SLA Period”), the responsible Party for these Default SLAs will measure the performance under such initial standards and promptly present reporting and analysis of such performance to the other Party on a monthly basis. The measurement approach and reporting shall be subject to validation by the other Party. Each Party will work in good faith to achieve the final SLAs that are equal to or better than the Default SLAs. The failure by a Party to meet the initial SLAs [redacted] during the Initial SLA Period shall not be considered a Category III Default Failure for purposes of imposing penalties or determining the number of Category III Default Failures that have occurred in a rolling twelve-month period as set forth in the SLA Compliance Measurement and Penalties section hereunder.
*** The floor limit applicable to transactions effected when Authorization Systems are down [redacted] shall apply to permit transactions within such limits to occur when such Systems are down.

Macy’s Companies SLAs

In addition to any responsibilities it may have pursuant to Schedule 7.3, the Macy’s Companies shall be responsible for performance of the following technical SLAs with respect to the Macy’s Systems used in connection with the Program:

#	Category III Standards	Measurement	Default SLA
1	[redacted]	[redacted]	[redacted] †

† These items represent the initial SLAs for these newly developed standards. During the Initial SLA Period, the responsible Party for these Default SLAs will measure the performance under such initial standards and promptly present reporting and analysis of such performance to the other Party on a monthly basis. The measurement approach and reporting shall be subject to validation by the other Party. Each Party will work in good faith to achieve the final SLAs that are equal to or better than the Default SLA. The failure by a Party to meet the initial SLAs during the Initial SLA Period shall not be considered a Category III Default Failure for purposes of imposing penalties or determining the number of Category III Default Failures that have occurred in a rolling twelve-month period as set forth in the SLA Compliance Measurement and Penalties section hereunder.

SLA Compliance Measurement and Penalties

(a)    General. Compliance with Target SLAs and Default SLAs shall be determined on a Fiscal-Monthly basis (the “Measurement Period”) beginning with the first Fiscal-Month period following the Effective Date.

(b)     Target SLAs.

(i)    Bank shall create a scorecard, in a form mutually agreeable to the Parties, and will review the scorecard with Macy’s on a monthly basis for purposes of comparing the Bank’s actual performance against the Target SLAs. If Bank fails to achieve a Category I Target by more than [redacted] (measured as of the end of the applicable Measurement Period), Bank shall as promptly as practicable conduct an analysis of the root cause(s) of such misses and review such analysis with Macy’s. In addition, in consultation with Macy’s, Bank shall formulate and, subject to Macy’s’ approval (which shall not be unreasonably withheld or delayed), implement a remediation plan designed to cause Bank to achieve the Target SLAs.

(ii)    If Bank fails a given Target SLA in [redacted] (including the initial failure), the [redacted] such failure shall be deemed a failure of a Default SLA for the Category of such Target SLA. Each subsequent failure of such Target SLA shall count as a subsequent failure of a Default SLA for the category of such Target SLA solely for the purpose of determining payments between the Parties as set forth in clause (c) below; provided, however, that (1) if Bank satisfies such Target SLA for [redacted] consecutive Fiscal Months following a failure of a Default SLA for the Category of such Target SLA the process set forth in this clause shall reset for the purpose of determining payments between the Parties with respect to such Category. Notwithstanding anything in this schedule to the contrary, (1) in the event Bank fails to meet a Default SLA and a Target SLA for the same Category in the same Fiscal Month, then such failure shall only be considered a failure of a Default SLA and not a Target SLA for purposes of determining payments and the number of repeat failures; and (2) in no event will Bank’s failure to meet a Target SLA, regardless of the number of consecutive failures, be deemed a failure of a Default SLA for purposes of clause (c)(iii).

(c)     Category I Default SLAs.

(i)    If either Party fails to achieve any Category I Default SLA (measured as of the end of the applicable Measurement Period), the responsible Party shall (A) immediately report to the other Party the reasons for such SLA failure(s in such Fiscal Monthly report; (B) propose, within twenty-four (24) hours of the delivery of such report, a remediation plan for taking such action as the responsible Party deems necessary to correct and prevent recurrence of such failure(s); (C) subject to the other Party’s approval, implement the remediation plan as soon as commercially reasonable; provided, however, that under no circumstances shall the time period between approval of the remediation plan and implementation of such plan exceed [redacted] days; and (D) at the other Party’s request, meet to discuss the foregoing matters.

(ii)    For each failure of a Category I Default SLA by either Party during any rolling twelve (12) Fiscal Month period (for purposes of this Section (ii), a “Category I Default Failure”), the responsible Party shall [redacted].

(iii)    Upon the occurrence of (A) a [redacted] Category I Default Failure of the same standard or (B) the [redacted] failure of any combination of Category I Default SLAs during any rolling twelve (12) Fiscal Month period, in addition to the rights to the payments set forth in clause (ii), Bank or Macy’s Companies has the right to [redacted].

(iv)    Critical Failures. If either Party experiences a Category I Default Failure (a) that involves failing to achieve any Category I Default SLA by more than [redacted] or (b) occurs during the Fiscal Months of November or December (each a “Critical Sales Period”), the payments owed by the responsible Party shall be the highest amount set forth in clause (ii).

(d)    Category II and III Default SLAs.

(i)    If either Party fails to achieve any Category II or Category III Default SLA (measured as of the end of the applicable Measurement Period, the responsible Party shall (A) immediately report to the other Party the reasons for such SLA failure(s) in such Fiscal Monthly report; (B) propose, within five (5) Business Days of the delivery of such report, a remediation plan for taking such action as the responsible Party deems necessary to correct and prevent recurrence of such failure(s); (C) subject to the other Party’s approval, implement the remediation plan as soon as commercially reasonable; provided, however, that under no circumstances shall the time period between approval of the remediation plan and implementation of such plan exceed [redacted] days; and (D) at the other Party’s request, meet to discuss the foregoing matters.

(ii)    For each failure of a Category II Default SLA by either Party during any rolling twelve (12) Fiscal Month period (for purposes of this Section (ii), a “Category II Default Failure”), the responsible Party shall [redacted].

(iii)    For each failure of a Category III Default SLA by either Party during any rolling twelve (12) Fiscal Month period (for purposes of this Section (ii), a “Category III Default Failure”), the responsible Party shall [redacted].

(iv)    Upon (A) the [redacted] occurrence of the same Category II Default Failure or the same Category III Default Failure during any rolling twelve (12) Fiscal Month period, or (B) the [redacted] occurrence of any combination of Category II or Category III Default Failures during any rolling twelve (12) Fiscal Month period, in addition to the rights to the payments set forth in clauses (ii) and (iii), Bank or Macy’s Companies has the right to [redacted].

(v)    Critical Failures. If either Party experiences a Category II Default Failure or Category III Default Failure (a) that involves failing to achieve any Category II Default SLA or Category III Default SLA by more than [redacted] or (b) occurs during a Critical Sales Period, the payments owed by the responsible Party shall be the highest amount set forth in clause (ii) or (iii), as applicable.

(e)    Exceptions.

(i)    Either Party shall not be liable for failures of Default SLAs caused by: (a) Force Majeure Events; (b) acts or omissions by the non-responsible Party; or (c) acts or omissions of Service Providers of the non-responsible Party.

(ii)    Either Party will be liable for multiple failures of Default SLAs arising from a single cause only to the extent that such failures are independent of each other (i.e., where each such failure would have occurred as the result of the cause, regardless of whether there had been other Default SLA failures). If a Default SLA failure is attributable to circumstances that have already caused another Default SLA failure and the subsequent failure would not have occurred but for the initial failure, the responsible Party shall be liable only for the initial Default SLA failure.

(iii)    The measurement of the Bank SLAs and Macy’s SLAs in the tables above shall exclude scheduled System downtime as mutually agreed by the Parties, provided that the Party seeking to schedule System downtime shall provide the other Party with at least seventy-two (72) hours’ notice of such downtime; and provided further that Bank shall at all times provide a stand-in authorization process during any scheduled or unscheduled Bank System downtime.

(f)    Authorization Stand-In System. Prior to the Systems Conversion Date, Bank and Macy’s shall mutually agree on customized stand-in authorization parameter settings impacting Private Label Credit Cards in Macy’s Channels. The Parties will review such parameter settings periodically during the Term and recommend any changes to the Operating Committee, and Bank shall provide daily summary reporting of transactions routed through Bank’s stand-in authorizations System. Bank shall not adjust such parameter settings without the approval of the Operating Committee. At a minimum, the Parties shall conduct reviews and provide recommendations to the Operating Committee with respect to such parameter settings by July 31st for the period of October 15th through January 15th of such Fiscal Year, and at least 60 days prior to the beginning of each Fiscal Year for such Fiscal Year.

(g)    Authorization Segmentation. Prior to the Systems Conversion Date, Bank and Macy’s shall collaborate to identify technical solutions designed to segment authorization requests from the POS and e-commerce Systems.

(h)    Authorization System Stress Testing. No more than sixty (60) days prior to each November and at one additional time during each Fiscal Year (such timing to be coordinated between the Parties), Bank shall execute stress tests to assess, at a minimum, the maximum number of concurrent authorization requests and corresponding response times. Bank shall share the results of such tests with Macy’s within five (5) Business Days of receiving them.

(i)    Monitoring Dashboard. Bank will provide, by the Systems Conversion Date, a dashboard report to Macy’s for the below SLAs that allows Macy’s to monitor the actual performance of Bank’s Systems based on [redacted] intervals:

a.	Bank’s system availability (R/G) for Authorization, New Account, Desktop and e-Commerce systems.

b.	Volumes for New Account and Authorization processing.

c.
Response time tolerances; “Green” – based on target SLA, “Yellow” within [redacted] of target, and “Red” [redacted] of target SLA to Bank’s Default SLAs for Authorization (based on POS Authorization Response Time) and New Accounts. NOTE: Target SLA for Authorization will be adjusted through the Term of the Program based on material changes in Authorization fraud strategies, as compared to Authorization fraud strategies in effect prior to the Effective Date, the authorization fraud strategies implemented by Macy’s and mutually agreed to the new Targeted SLA. Targeted SLA will be reviewed once solution to the Amex conversion process is determined. Adjustments will be made solely for impact of Amex cross-reference solution and if such impact on Ecommerce authorization response time is not reasonably acceptable to Macy’s, the Parties will jointly work to remedy such impact.

SCHEDULE 7.4(a)(i)
Systems Discovery Deck

Separately electronically delivered.

SCHEDULE 7.4(a)(ii)
Material Elements of Conversion Plan
General.

Bank shall manage and implement the Systems Conversion, and shall use its reasonable best efforts to structure and manage the Systems Conversion in a manner that will minimize the cost and disruption the Systems Conversion will have on the Macy’s Companies and the Program.

The Macy’s Companies shall provide such support, cooperation, development and validation resources to Bank in connection with such Systems Conversion as may be reasonably requested by Bank to the extent reasonably necessary to enable such Systems Conversion to be implemented in the time frame provided for in the Agreement.

Conversion Costs.

Bank shall reimburse the Macy’s Companies for all out-of-pocket costs and expenses incurred by Macy’s and its Affiliates in connection with the planning and implementation (including testing) of the Systems Conversion and all related activities under the Program to occur in connection with the Systems Conversion Date (including changes in terms and conditions of Macy’s Credit Cards (including related payment plans), notifications to Cardholders, training related to product changes, impact on Macy’s retail systems (including ECommerce) and all other matters addressed in the Agreement to occur in connection with the Systems Conversion Date), together with the actual internal costs incurred by Macy’s and its Affiliates in connection with the foregoing activities (the costs referred to above in this paragraph, collectively, the “Macy’s Conversion Costs”), provided, however, that if the Macy’s Conversion Costs exceed [redacted], then Bank shall be required to pay one-half of the excess of such amount; and provided, further, that Bank shall not be obligated to pay more than [redacted] in the aggregate in respect of the Macy’s Conversion Costs; and provided, finally, however, that notwithstanding anything to the contrary in the foregoing provisos, Bank shall reimburse the Macy’s Companies without regard to any limit for all Macy’s Conversion Costs relating to any modifications and interfaces required (as determined via mutual agreement of the Parties) to make the call recording platform of the Macy’s Companies meet Bank specifications as set forth in the Systems Discovery Deck and be compatible with the Bank Credit Platform; and to the extent such reimbursable costs exceed [redacted], such costs shall not count as Macy’s Conversion Costs for purposes of the aforementioned [redacted] and [redacted] cost caps. The amounts payable by Bank in respect of the Macy’s Conversion Costs shall be reflected in invoices delivered by Macy’s to the Bank and, with respect to each such invoice, shall be payable at the time of the payments of the amounts set forth in Section 9.3(a) of the Agreement in connection with the Monthly Settlement Sheet delivered not less than fifteen (15) days after receipt of such invoice. None of the costs payable by Bank in connection with the Systems Conversion (including the costs payable by Bank in respect of Macy’s Conversion Costs) shall be considered Program Expenses or otherwise included as expenses for purposes of determining Pre-Tax Profit.

ECommerce Authorization Solution.

(a)    Not later than [redacted], Bank shall notify Macy’s whether (i) Bank intends to make such alterations to the Bank Systems (as described in the Business Requirements Documents) as are designed to enable the Bank Systems to achieve the Target SLA with respect to item 2b of the Technology SLAs, in which case the provisions of paragraph (b) below shall apply or (ii) Bank does not intend to make such alterations.

(b) In the event that Bank notifies Macy’s that it intends to make the above-referenced Bank Systems alterations, then for all purpose hereunder, (i) the Default SLA with respect to item 2b of the Technology SLAs shall be deemed to be amended to be [redacted] and [redacted] (i.e., the same as the Target SLA); and (ii) in the event that Bank shall fail to achieve such Default SLA in any of the Fiscal Months during the fourth Fiscal Quarter of 2015 (i.e., the Fiscal Quarter ending in January of 2016), notwithstanding anything to the contrary set forth in Schedule 7.3, Bank shall pay [redacted] for each such failure.

(c) In the event that Bank notifies Macy’s that it does not intend to make the foregoing Bank System alterations, then Macy’s shall present to Bank, within ten (10) days of its receipt of such notice, its proposal regarding (i) actions the Macy’s Companies intend to implement to mitigate the impact of Bank’s decision not to make the above-referenced Bank System alterations and (ii) Macy’s projection as to the annual costs to be incurred by Macy’s in connection with its proposal. To the extent that (A) Bank does not agree to make such Bank System alterations within 10 days of receipt of Macy’s’ proposal and (B) Macy’s incurs actual technology costs directly related to the implementation of its mitigation proposal during any Fiscal Year (as supported by documentary evidence reasonably satisfactory to Bank), then (x) the Bank System Cost Cap (as defined in Schedule 1.1(g)) shall be deemed automatically reduced by the amount of such actual technology costs, (y) the amount of such technology costs shall be disregarded for purposes of calculating the Macy’s System Cost Cap (as defined in Schedule 1.1(g)) and (z) the parties shall mutually agree to adjust the Target SLAs for item 2b of the Technology SLAs (i.e., “Ecommerce Online Authorization Response Time”) to appropriately reflect the Bank’s System capabilities assuming the Bank’s decision to not make Bank Systems alterations (but in no event to an SLA less stringent than the Default SLA for such item).

Additional Elements of Systems Conversion Plan.

All elements of the Systems Discovery Deck agreed to by the parties shall be implemented as part of the Systems Conversion. To the extent not addressed in the Systems Discovery Deck, the System Conversion plan shall contemplate and require the following:

Area	Description
Conversion Team & Responsibilities
▪    Bank shall designate a team to manage and execute the Systems Conversion
▪    Bank shall identify required resources from Macy’s to ensure Systems Conversion planning and execution materially provides comparable functionality and considers all implications on Macy’s systems, channels, etc.
▪    Bank shall propose and share project management protocols (e.g., meetings, progress reports, quality monitoring, testing plans, etc.)

Timing and Other Considerations
▪    Denotation of key dates for each major milestone of the Conversion Plan considering the Macy’s retail business, the seasonality of the Macy’s business, Macy’s systems freeze periods, etc.
▪    Bank to provide parameters of other considerations associated with the Systems Conversion (e.g., vendor freeze periods, release dates, etc.)

Conversion Risk Mitigation
▪    Identification of and mitigation plan for major risks associated with the Conversion (data fields, date feeds, timing, program settings, training, testing periods, customer impact, impact on Macy’s, etc.)

Customer Impact Analysis	▪ Identification and logging of all major implications for Macy’s customers and Cardholders and a review of how the Conversion Plan will mitigate risk to the Cardholder
Systems and Channel Impact Analysis and Communication Plan
▪    Identification and logging of all major implications for Macy’s Channels and how the Conversion Plan will mitigate risk (e.g., any POS impact, interdependencies on other functions/systems such as Macy’s desktops, etc.)

Training	▪ Bank to provide training to Macy’s (including documentation) as it relates to appropriate use of new system, data interpretation, data access, reporting
Reporting and Data Access	▪ Bank to provide similar reports and provide Macy’s with systems access to appropriate data fields, tables, etc. Reports should similarly provide information to support business needs

SCHEDULE 7.4(a)(iii)
Changes to be Effected Pre-Conversion

System Changes

Project	Description
SCRA Min Pay Warning
▪    Macy’s to automate generation of certain SCRA required letters
▪    Macy’s to insert certain controls to ensure all Accounts and Account types with a “Military End Date” have appropriate SCRA coding
▪    Macy’s to correct defect giving certain Accounts negative amortization message
▪    Macys will begin storing the Military End Date in order to correctly calculate the minimum payment warning information at [redacted] while the cardholder is on active duty

OFAC Scrub Flag
▪    Prior to September 30, 2014, Macy’s to implement a flag denoting review for OFAC upon opening of an Account and periodically thereafter
▪    Prior to September 30, 2014, Macy’s to implement reporting on completion of OFAC list download maintenance and review

SCHEDULE 7.4(b)(i)
Changes to be Implemented as Part of Systems Conversion
Major interfaces as of the date of the Agreement separately electronically delivered on November 10, 2014. Each Party agrees to use commercially reasonable efforts to work with the other to identify and agree on any additional interfaces required or any existing interfaces no longer required.

SCHEDULE 7.4(b)(iv)
Internet Services
Bank shall provide a digital system platform that replicates or provides equivalent online services available to Macy’s Companies and their customers immediately prior to the System Conversion Date, including providing secure data feeds into Macy’s Systems designated by Macy’s from time to time, in formats agreed to by the Parties in advance from time to time, and shall provide system capabilities to support necessary data feeds and website content, to enable the Macy’s retail websites. Bank will provide system platform and Macy’s branded websites including mobile-enabled websites branded with the Macy’s Licensed Marks and displaying the following information and offer the following function and features to be performed online through such websites with detailed requirements and timeframes for implementation as further specified in the Business Requirements Document and project change requests that subsequently modify the Business Requirements Document once approved by both the Bank and Macy’s:

(a)
online capability to Credit Card Application for the Macy’s Credit Cards branded with the applicable Macy’s Licensed Marks and the capabilities to permit persons to complete and submit such Credit Card Applications and receive an approve, referred or decline response and authorizations in real-time online;

(b)	[redacted];

(c)	[redacted];

(d)
ability to access and view Account information online; attach a Macy’s card to an online profile, establish/manage paperless preference, access to Cardholder Account information, payment history, Billing Statements and unbilled Account activity;

(e)
manage online Account information, request name update, request credit line increase, change credit card billing address and contact information, request a credit balance refund, request a replacement card;

(f)
send and receive credit alert emails to email address in the customer online credit profile, including but not limited to: statement ready, intent to withdraw (good standing), intent to withdraw (collections), lost/stolen, payment posted, last payment posted for automatic payments, and Checkfree (Fiserv) de-enrollment. Creative content of all emails delivered to Macy’s customers must be approved in advance of distribution to customers, by Macy’s creative design representative or designate. Bank will remediate undelivered “statement is ready” emails by sending paper statements to customers within a reasonable timeframe;

(g)
on-line, real-time messaging service (“chat”) capabilities maintained with Macy’s-specific vendors, including chat transfer capabilities; secure messaging on inbound and outbound credit related email communication as appropriate, unless otherwise agreed upon by the parties through the Operating Committee;

(h)	VIP recognition of on-line users, as defined by Macy’s;

(i)	Loyalty Programs rewards status, as defined by Macy’s;

(j)	status messaging, as designed and defined by Bank and Macy’s;

(k)	interdiction rules for credit servicing to be enabled upon System Conversion and going forward will be approved in advance by Macy’s;

(l)
web analytics tracking and reporting consistent with that available on Macy’s websites prior to System Conversion Date must be available and sent to Macy’s in a mutually acceptable format and delivery method. This reporting will include, but not be limited to, web priorities and email;

(m)	web services will collect customer opt in selections and, consistent with what is available on Macy’s websites prior to System Conversion Date and will pass to Macy’s in mutually agreed upon manner;

(n)	web services will apply loyalty number to Accounts as directed by Macy’s in a mutually agreed upon manner;

(o)	web services will be utilized to enable adding of Credit Card information to Macy’s profile and Macy’s wallet hosted on the Macy’s websites;

(p)
Macy’s will provide all marketing and branding assets to be uploaded to appropriate website pages and will ensure that such assets conform to the website specifications provided by Bank; Bank will upload within seven (7) days of request whenever practical, but in no case later than 30 days of written request by Macy’s;

(q)
all other features and functionality available on websites branded with the Macy’s Licensed Marks and maintained by or on behalf of Macy’s or any of its Affiliates with respect to the Program prior to the Systems Conversion Date; and

(r)	Bank and Macy’s will jointly develop and deliver a new [redacted]. The design and construction of this [redacted] will be approved by both Bank and Macy’s, and in accordance with Applicable Law.

SCHEDULE 7.4(d)
Bank Testing Environment

•	All functionality provided in the production environment in support of the program.

•	All systems and interfaces listed in Schedule 7.4(b)(i) and any future systems or interfaces developed on the Bank systems in support of the program.

•	Ability to accept all inputs, produce all outputs and batch cycles of the production environment in support of the program on Bank’s testing schedules.

•	End-to-end testing across all Bank systems when required.

•	Sufficient volume of test accounts that can be conditioned for multiple, concurrent test cycles by multiple groups.

•	Continuous availability, scheduled downtime will be communicated two (2) weeks in advance.

•	Ability to test:

•	Macy’s only changes against the current production version of software based on Bank’s testing schedules.

•	Joint Macy’s and Bank changes based on Bank’s testing schedules.

•	Bank only changes that affect the program based on Bank’s testing schedules.

SCHEDULE 9.2(a)
Monthly Settlement Sheet
The following items will be included in the Monthly Settlement Sheet (in a form agreed upon by the Parties from time to time):

•	the calculation of Pre-tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period;

•	[redacted];

•	[redacted]; and

•	all other information required to determine the payments to be made by the Parties pursuant to the Agreement in respect of such Fiscal Month.

SCHEDULE 9.2(b)
Quarterly Settlement Sheet
The following item will be included in the Quarterly Settlement Sheet (in a form agreed upon by the Parties from time to time):

•
a calculation of the applicable [redacted] for the preceding Fiscal Quarter and such other calculations as are necessary to calculate the payment in respect thereof to be made by the Parties pursuant to Section 4.9;

•	a calculation of quarterly adjustments [redacted]; and

•
all other information required to determine the payments to be made by the Parties pursuant to the Agreement in respect of such Fiscal Quarter or the last Fiscal Month of such Fiscal Quarter, as the case may be.

.

SCHEDULE 9.2(c)
Year-End Settlement Sheet

The following items will be included in the Year-End Settlement Sheet (in a form agreed upon by the Parties from time to time):

•	the calculation of Pre-tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period;

•	all amounts payable pursuant to Section 9.4(c); and

•
all other information required to determine the payments to be made by the Parties pursuant to the Agreement in respect of the last Fiscal Month or the last Fiscal Quarter, as the case may be, of such Fiscal Year and any annual payments to be made in respect of such Fiscal Year.

SCHEDULE 9.3(a)(i)
Macy’s Compensation

(for each Fiscal Month)

(a)	[RESERVED]

(b)	New Account Payments. The sum of
(i)    an amount equal to the [redacted] for the first [redacted];
(ii)    an amount equal to the [redacted];
(iii)    an amount equal to [redacted]; and
(iv)    an amount equal to [redacted].
Notwithstanding anything to the contrary in this Schedule or the Agreement, in no event will New Account Payments be made in connection with the [redacted].
As used in this clause (b), the following terms shall have the following meanings:
[redacted] means, with respect to each Fiscal Year, a dollar amount, which shall be set annually by the Operating Committee as part of the annual Budget finalization process pursuant to Section 9.4 prior to the commencement of such Fiscal Year, which shall be equal to [redacted].
[redacted] means, with respect to each Fiscal Year, a dollar amount, which shall be set annually by the Operating Committee as part of the annual Budget finalization process pursuant to Section 9.4 prior to the commencement of such Fiscal Year, which shall be equal to [redacted].
[redacted] means, with respect to any period, [redacted].
[redacted] means, with respect to any period, [redacted] (which amount shall increase by CPI on each anniversary of the effective date of the Original Agreement occurring in 2014 and thereafter) multiplied by [redacted].
[redacted] means, with respect to any period, [redacted].
[redacted] shall include, [redacted].
For the avoidance of doubt, (1) the aggregate amount of all [redacted] actually paid in respect of each Fiscal Year are intended to fully offset the sum of the aggregate of the [redacted] actually generated during such Fiscal Year. Accordingly, in connection with its determination of the [redacted], the Operating Committee shall determine and take into account the extent to which the aggregate amounts actually paid in respect thereof for the twelve most recently completed Fiscal Months prior to such determination were greater or less than the sum of such components (calculated on an actual rather than a budgeted basis), and will factor any excess or deficiency in the amount actually paid in its determination of the [redacted], as applicable, for the following Fiscal Year. In the event that the Operating Committee determines that the actual payment experience with respect to any Fiscal Year is diverging significantly from the projections reflected at the time the [redacted] were initially determined, the Operating Committee may elect to adjust the [redacted] prospectively on a more frequent basis than annually in order to reduce the magnitude of the adjustment that would otherwise be required at the time of the next following adjustment pursuant to this paragraph.
An illustrative example of [redacted] is set forth on Exhibit A to this Schedule 9.3(a)(i).
(c)    Macy’s Profit Share. An amount equal to [redacted].

(d)	[RESERVED]
(e)    In-Store Payment Reimbursement. An amount equal to [redacted] (which amount shall increase by CPI on each anniversary of the effective date of the Original Agreement occurring in 2014 or thereafter, with the increased amount remaining in effect until the following anniversary) per In-Store Payment received by any of the Macy’s Companies in the prior Fiscal Month.

(f)	Macy’s Services. An amount equal to [redacted].

(g)	Card Association Arrangements. [redacted].

Exhibit A
to Schedule 9.3(a)(i)
[redacted]

SCHEDULE 9.3(a)(ii)
Macy’s Compensation
(for each Business Day)
Net Credit Sale Share
An amount equal to the sum of:
(i)    with respect to the prior Business Day and each day between the prior Business Day and the date of each payment, an amount equal to the sum of
(A) [redacted];
(B) subject to the following provisions of this clause (i), [redacted];
(C) subject to the following provisions of this clause (i), [redacted]; and
(D) subject to the following provisions of this clause (i), [redacted].
(E) As used in this clause (i), the following terms shall have the following meanings:
[redacted] means, for any Fiscal Year, [redacted].
[redacted] means, with respect to each Fiscal Year, [redacted].
[redacted] means, with respect to each Fiscal Year, [redacted].
[redacted] means [redacted].
[redacted] means [redacted].
[redacted] means [redacted].
[redacted] means, with respect to any measurement period, [redacted].
[redacted] means, with respect to each Fiscal Year, [redacted].
(F)    For the avoidance of doubt, (1) the aggregate amount of all [redacted] payments for any Fiscal Year are intended to fully offset the sum of all of [redacted] for such Fiscal Year, (2) the aggregate amount of all [redacted] payments for any Fiscal Year are intended to fully offset the sum of all [redacted] for such Fiscal Year and (3) the aggregate amount of all [redacted] payments for any Fiscal Year are intended to fully offset the sum of all [redacted] for such Fiscal Year. Accordingly, in connection with its determination of each of the royalty additions pursuant to this clause (i), the Operating Committee shall determine and take into account the extent to which the aggregate amounts actually paid in respect of each such royalty addition referred to in clause (1), (2) and (3) above for the twelve most recently completed Fiscal Months prior to determination were greater or less than the corresponding costs referred to in such clause and actually incurred during such period. With respect to each of clause (1), (2) and (3), (x) in the event the relevant cost amount actually paid was less than the aggregate of the relevant royalty addition payment amounts actually paid in relation to such costs, the deficiency will be subtracted from the budgeted costs (i.e., the numerator) for purposes of determining the [redacted], as applicable, for the following Fiscal Year and (y) in the event the relevant cost amount actually paid was greater than the aggregate of the relevant royalty addition payment amounts actually paid in relation to such costs, such excess shall be added to the budgeted costs (i.e., the numerator) in determining the [redacted], as applicable, for the following Fiscal Year. In the event that the Operating Committee determines that the actual cost and royalty payment experience with respect to any Fiscal Year is diverging significantly from the projections reflected at the time the royalty additions were initially determined, the Operating Committee may elect to adjust the royalty additions prospectively on a more frequent basis than annually in order to reduce the magnitude of the reconciliation that would otherwise be required at the time of the next following adjustment pursuant to this clause (F).
(ii)    with respect to the prior Business Day and each day between the prior Business Day and the date of each payment, [redacted]

Exhibit A
to Schedule 9.3(a)(ii)

[redacted]

Exhibit B
to Schedule 9.3(a)(ii)

[redacted]

Exhibit C
to Schedule 9.3(a)(ii)

[redacted]

SCHEDULE 9.3(a)(iii)

Bank shall pay Macy’s an amount in immediately available funds equal to [redacted], which shall be paid in two equal installments at the time of the payments referred to in Section 9.3(a) in connection with each of the Monthly Settlement Sheets due in October 2015 and April 2016, respectively.  In addition, in the event Bank shall not have made the [redacted] fully available to Macy’s on or before December 31, 2016, then Bank shall, at the time of the payments referred to in Section 9.3(a) in respect of the Monthly Settlement Sheet due in January 2017, pay to Macy’s an additional amount in immediately available funds equal to (x) [redacted] times (y) [redacted], which payments shall continue on a semi-annual basis [redacted].

SCHEDULE 9.3(c)
CARD ASSOCIATION COMPENSATION
(i)    The Program shall benefit from service fees that are no greater than the Assumed Service Fees (as defined in section (iv) of this Schedule 9.3(c)); provided, however, that in no event shall the service fees charged to the Program exceed the Actual Service Fees (as defined in section (iv) of this Schedule 9.3(c)).
(ii)    FDS Bank shall be entitled to all amounts (other than Interchange Fees, except as included in Program economics) paid to Bank by the Card Association pursuant to Card Association Contract. Bank shall use its commercially reasonable efforts to ensure that the Card Association Contract remains in full force and effect in accordance with its terms following the Effective Date, and Bank shall not agree to any early termination of the Card Association Contract or to any amendment or modification thereof that would reduce the amount payable to FDS Bank pursuant thereto and this Schedule 9.3(c). Bank will, before entering into any amendment, extension or renewal with respect to the Card Association Contract, consult with the Macy’s Companies with regard to the same. In addition, Bank will obtain the prior written consent of a Macy’s Company before Bank either exercises or fails to exercise any rights under the Card Association Contract, in either event in any way that: (i) impacts the fees charged to Bank on Program Accounts and/or the incentive fee payable by the Card Association under the Card Association Contract; (ii) waives, alters or limits Bank’s right to exclude Accounts from the requirements of the Card Association Contract to brand such Accounts with Card Association trademarks; (iii) waives, alters or limits the Macy’s Companies’ ability to issue non-Card Association branded general purpose debit accounts; or (iv) extends, reduces or otherwise affects the term of the Card Association Contract. Bank shall use its commercially reasonable efforts to cause the Card Association Contract to be extended, renewed or replaced by the Card Association at the end of its term with a replacement contract having economic terms that are (a) the most favorable economic terms reasonably available to Bank and (b) no less favorable than the terms in effect under the Card Association Contract on the date hereof. Any contract resulting from any such extension, renewal or replacement shall also be deemed the Card Association Contract and shall be subject to all of the terms of this Schedule 9.3(c). The Parties acknowledge and agree that (a) in exercising its commercially reasonable efforts under section (ii) of this Schedule 9.3(c), Bank shall not be obligated to pay any fee or other amount to the Card Association or to any other Person unless FDS Bank agrees to reimburse the Bank for the full amount thereof in connection therewith and (b) Bank shall not agree to pay any such fee or other amount unless FDS Bank shall have consented thereto in writing. All amounts payable by Bank pursuant to this section (ii) of this Schedule 9.3(c) shall be payable as set forth in Section 9.3(a) and shall not be Program Expenses or otherwise reduce Pre-Tax Profit.
(iii)     Notwithstanding the provisions of section (ii) of this Schedule 9.3(c), if the aggregate Actual Card Association Amounts (as defined in section v of this Schedule 9.3(c)) at any time during the Term are less than the Assumed Card Association Amounts (as defined in section (iv) of this Schedule 9.3(c)), Bank shall pay to FDS Bank an amount (the “Make-Whole Payment”) equal to the positive excess, if any, of (a) the Assumed Card Association Amounts over the (b) Actual Card Association Amounts; provided that such payment shall only be made out of any Remaining Servicing Fee Benefit (as defined in section (iv) of this Schedule 9.3(c) existing at the time of the calculation of such Make-Whole Payment. Any Make-Whole Payment paid by Bank to FDS Bank shall be a Program Expense. For the avoidance of doubt, if the Actual Card Association Amounts exceed the Assumed Card Association Amounts, all such excess shall be paid to FDS Bank (and shall not be Program Expenses or otherwise reduce Pre-Tax Profit) and there shall be no Make-Whole Payment. All Make-Whole Payments shall be payable as set forth in Section 9.3(a). By way of example and not of limitation:
(a)    Example A. If the Assumed Card Association Amounts [redacted].
(b)    Example B. If the Assumed Card Association Amounts [redacted].
(c)    Example C. If the Assumed Card Association Amounts [redacted].
(iv)    The following capitalized terms used in this Schedule 9.3(c) have the meanings given to such terms below.
“Actual Service Fees” means, at any date, the aggregate of the actual service fees paid by Bank or its Affiliates to the Card Association in respect of the Program to such date.
“Actual Card Association Amounts” means the aggregate of all amounts payable by Bank pursuant to section (ii) of this Schedule 9.3(c), together with all amounts paid or payable directly to any Macy’s Company by the Card Association pursuant to any extension, renewal or replacement of the Card Association Contract (including a new agreement with any Macy’s Company that governs the same subject matter as the Card Association Contract and Accounts in the Program).
“Assumed Service Fees” means, at any date, the aggregate of the service fees that would have been payable by FDS Bank to the Card Association to such date assuming FDS Bank owned all of the General Purpose Accounts and Co-Branded Accounts during such period and the Card Association Contract, as it existed immediately prior to the effective date of the Original Agreement, was in effect for the entirety of such period.
“Assumed Card Association Amounts” means, at any date, all amounts that would have been payable by the Card Association to FDS Bank pursuant to the Card Association Contract through such date assuming FDS Bank owned all of the General Purpose Accounts and Co-Branded Accounts during such period and the Card Association Contract, as it existed immediately prior to the effective date of the Original Agreement (without regard to any termination or expiration terms in such actual Card Association Contract and without giving effect to paragraph 10 thereof), was in effect for the entirety of such period.
“Remaining Servicing Fee Benefit” means, at any date, the positive excess, if any, of (i) (A) the Assumed Service Fees accrued through such date minus (B) the Actual Service Fees paid through such date over (ii) any Make-Whole Payments paid by Bank to FDS Bank pursuant to section (iii) of this Schedule 9.3(c) prior to such date.

(v)    In the event that Bank is required to refund to the Card Association any incentive fees paid to Bank by the Card Association and passed by Bank to the Macy’s Companies as a result of any action taken or not taken by Bank at the written direction of the Macy’s Companies (the “Refund Amount”), the Macy’s Companies will refund to Bank the amount of the incentive fees passed by Bank to the Macy’s Companies that constitute the Refund Amount.
(vi)    The Macy’s Companies shall provide all the reporting necessary in order to receive incentive fees from the Card Association pursuant to the Card Association Contract. As to all such reporting, the Macy’s Companies certify that such reporting shall be prepared using commercially reasonable diligence in accordance with the records of the Macy’s Companies, and that, to the best of the Macy’s Companies’ knowledge, all such reporting is accurate and complete. The Macy’s Companies shall cooperate with and assist Bank in responding to any audit requested by the Card Association under the provisions of the Card Association Contract.
(vii)    For the avoidance of doubt, the parties agree that any increase under the Card Association Contract in Card Association fees charged to Bank (other than fees which under the terms of the Card Association Contract would result in an equal and inverse adjustment of the Incentive Fees paid to Bank) will be considered part of the Actual Service Fees paid by Bank for purposes of calculating the Make-Whole Payment under this Schedule 9.3(c).
(viii)    Provisions Relating to the Transition from One Card Association Contract to Another Card Association Contract.
(A)    Funds actually received by a Macy’s Company pursuant to the Card Association Contract specifically to cover costs of transitioning from a previously effective Card Association Contract, will be treated as a credit to the Program to the extent such costs would be otherwise charged as Program Expenses. The Macy’s Companies shall be entitled to keep, and shall not be required to contribute to the Program, any other funds they or any of their respective Affiliates may receive from the Card Association pursuant to the Card Association Contract.
(B)    All costs and expenses incurred or expended by or on behalf of any Macy’s Company to perform their obligations as set forth in and required by the Macy’s Companies, including, without limitation, to prepare for and achieve launch and conversion, and for the ongoing maintenance of the Co-Branded Credit Cards, shall be treated as expenses of the Program.
(C)     MCCS/Macy’s and Bank will negotiate in good faith to agree upon a plan for customer communication relating to the conversion that shall include, but not be limited to, a direct mail pre-notification to all Cardholders of Co-Branded Credit Cards that are selected for conversion to Macy’s Credit Card governed by the new Card Association Contract.

(D)    Bank and its Affiliates shall make commercially reasonable efforts, including cooperating with MCCS, to obtain the then-current Card Association’s consent to the conversion of the existing Co-Branded Credit Cards to Co-Branded Credit Cards bearing the trademarks of the new Credit Card Association prior to the expiration of the term of the terminating Card Association Contract. Unless otherwise agreed by Bank, MCCS shall be solely responsible for any refund of any amounts previously paid to a Macy’s Company (and not contributed to the Program) owed to the preceding Card Association resulting from the conversion prior to the expiration of the term of the Card Association Contract, and such repayment shall not be treated as an expense of the Program.
General Provisions. The following terms have the following meanings in this Schedule 9.3(c):
“Card Association Contract” means (i) from and after the effective date thereof until the expiration or termination thereof, the MCCS Agreement, (ii) until expiration or termination thereof, the Visa Agreement (and any predecessor agreement thereto) and (iii) after the expiration or termination of the MCCS Agreement, the agreement entered into by the Macy’s Companies and a Card Association.
“MCCS Agreement” means the Exclusive Co-Branded Card Agreement dated February 26, 2010 (together with all schedules, appendices, and exhibits attached thereto) among Macy’s, MCCS and American Express.
“Visa Agreement” means the Department Stores National Bank Co-Branded Payment Card Issuance Agreement, dated as of October 1, 2006, between Bank and Visa U.S.A., Inc.

SCHEDULE 9.4(c)
Expense Categories

Expense Category	Responsibility
Bank Servicing Charge (in accordance with Schedule 1.1(g))	[redacted]
Macy’s Servicing Charge (in accordance with Schedule 1.1(g))	[redacted]
Bad Debt Expenses (as set forth in Schedule 1.1(m))	[redacted]
Bad Debt Reserve (as set forth in Item IV of Exhibit A to Schedule 1.1(i)) Note: [redacted].	[redacted]
Funding Costs (as defined in Schedule 1.1(j))	[redacted]
Co-Branded Credit Card reward expenses	[redacted]

SCHEDULE 9.5(a)(i)

Change in [redacted]
Change in [redacted]
Change in [redacted]
Change in [redacted]

SCHEDULE 11.3(d)
See attached.

Presidential Communications

Business Overview – Macy's Credit & Customer Service

June 2014

Confidential • Do Not Distribute • Copyright © 2011 by Citi, All Rights Reserved

[redacted]

Appendix

3

Confidential • Do Not Distribute • Copyright © 2011 by Citi, All Rights Reserved

[redacted]

SCHEDULE 11.5
Insurance Coverage
Required Coverage. During the term of the Agreement Macy’s and Bank shall maintain, at their own expense, insurance coverage (i) with limits of no less than those set forth below, (ii) with insurers with a minimum A.M. Best Financial Strength rating of “A- (Excellent)” and Financial Size rating of “X”, or equivalent ratings from other valid rating agencies and (iii) under forms of policies satisfactory to Bank. For purposes of this Schedule 11.5, each of Macy’s and Bank shall be referred to as an “Insured Party”.
Professional Liability Insurance (Errors and Omissions) in the minimum amount of [redacted] per occurrence and annual aggregate, covering losses from any act, errors, omissions, negligence, breach of duty and/or misrepresentations related to the applicable Insured Party’s obligations under the Agreement.
Fidelity/Crime Insurance in the minimum amount of [redacted] per occurrence and annual aggregate providing coverage for any loss sustained by an Insured Party (or its Affiliate’s) as a result of any dishonest act by the other Insured Party’s officers, employees, agents or subcontractors (whether acting alone or in collusion with others), including but not limited to theft, forgery, alteration, or transfer of funds (electronically or otherwise). Such insurance must cover (i) property of the applicable Insured Party; (ii) property of others, which the applicable Insured Party holds in its care, custody and control; and (iii) property of others for which the applicable Insured Party is legally liable.
Commercial General Liability including broad form contractual liability and personal injury endorsement, providing coverage against liability for bodily injury, death, and property damages in the minimum amount of [redacted] per occurrence and no less than [redacted] annual aggregate.
Automobile Liability in the minimum amount of [redacted] Combined Single Limit (CSL) per occurrence for bodily injury and property damage (covering owned, non-owned and hired vehicles).
Workers Compensation insurance covering the applicable Insured Party’s employees pursuant to Applicable Law and at the statutory limits required for each applicable state, and Employers Liability coverage in the minimum amount of [redacted] each accident/each employee.
Umbrella/Excess Liability providing excess liability coverage in the minimum amount of [redacted] per occurrence and annual aggregate, to supplement the primary coverage limits for Commercial General Liability.
Notwithstanding the foregoing, an Insured Party shall have the option, either alone or in conjunction with an Affiliate, to maintain self-insurance and/or provide or maintain any insurance required by the Agreement under blanket insurance policies maintained by such Insured Party or its Affiliates, or provide or maintain insurance through such alternative risk management programs as such Insured Party or its Affiliates may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self-insurance”); provided that the same does not thereby decrease the coverage limits set forth in this Schedule 11.5. Any self-insurance shall be deemed to contain all of the coverage terms and conditions as required in this Schedule 11.5. If an Insured Party elects to self-insure, then, with respect to any claims which may result from incidents occurring during the applicable term, such self-insurance obligation shall survive the expiration or earlier termination of the Agreement to the same extent as the insurance required would survive.

SCHEDULE 16.2(d)(i)
Adjusted Fair Market Value
“Adjusted Fair Market Value” means [redacted].
The parties agree that the net finance charge accrual amount shall be a component of the purchase price for the Program Assets or of the final settlement calculation, as the case may be.

SCHEDULE 16.2(e)
Fair Market Value
“Fair Market Value” means the value determined in accordance with the procedures specified in Exhibit A to Schedule 16.2(e) (including the use of the assumptions set forth in Exhibit B to Schedule 16.2(e)); provided that “Fair Market Value” shall in no event exceed the product of (a) [redacted] and (b) [redacted]. [redacted] means, as of any date of determination, [redacted].

Exhibit A
to Schedule 16.2(e)
Fair Market Value Procedures
In the event Macy’s or the Nominated Purchaser exercises the repurchase right, each of Macy’s and Bank shall promptly nominate an independent appraiser (each, an “Independent Appraiser”) and provide written notice of such nomination to the other within 30 days of delivery to Bank of the exercise notice from Macy’s. Within fifteen days of the receipt of such nomination by the other Party, each of Macy’s and Bank shall advise the other Party that they either accept or challenge the other Party’s selection of Independent Appraiser. In the event that either Party objects to the Independent Appraiser nominated by the other Party, the Parties will negotiate in good faith to resolve such difference and, in the event that no resolution is obtained within fifteen days after the date of notice of any objection to any nominated Independent Appraiser is given, such dispute shall be resolved pursuant to Section 12.3 of the Agreement. If both of the nominated Independent Appraisers are acceptable, each of Macy’s and Purchaser shall promptly retain their respective nominated Independent Appraisers and provide such information to both Independent Appraisers as is necessary to permit each of the Independent Appraisers to provide a determination of the fair market value of the Program Assets (the “Appraised Value”) as of a date selected by the Parties for such purpose (which date will be not later than 45 days after the date on which the Parties have agreed on the designation of the Independent Appraisers); provided, that the information provided to both Independent Appraisers shall be identical. Such appraisals shall be performed on the basis of the assumptions set forth in Exhibit B to Schedule 16.2(e). The Appraised Value shall be the [redacted]

Exhibit B
to Schedule 16.2(e)
Certain Assumptions

1.
Each Party shall cause its Independent Appraiser to appraise the value of the Program Assets in accordance with standard valuation methodology commonly used by purchasers of Credit Card portfolios and generally accepted in the marketplace for a purchase of a Credit Card portfolio of a size and type comparable to the Program.

2.	The appraisal of the Program Assets shall also be conducted in accordance with the following assumptions and principals:

(i)	[redacted];

(ii)	[redacted];

(iii)	[redacted];

(iv)	The Program Assets being purchased shall continue to operate on an ongoing basis [redacted];

(v)	Purchaser of the Program Assets will have the appropriate capital structure based on regulatory requirements;

(vi)	Consider historical performance of the portfolio while also considering market and portfolio trends and pending regulations, if any;

(vii)	Operating expenses shall reflect those expected to be incurred by likely purchasers to manage and service the portfolio; and

(viii)	Cost of funds shall be modeled based upon market funding rates and strategies for similar portfolios for likely purchasers.

3.	The Independent Appraisers shall be instructed to assume an arms-length transaction between a willing buyer and a willing seller and shall take into consideration, among other things, [redacted].

SCHEDULE 16.2(e)(i)
Information to be Provided to Prospective Nominated Purchasers

A.
The following data categories will constitute the data Bank shall provide to Macy’s and its prospective Nominated Purchasers (or if such information is in Macy’s possession, Macy’s may provide such information) in accordance with Section 16.2(e), and which shall be updated in accordance with Section 16.2(f).

1.	Portfolio P&L for each of the Private Label and Co-Brand Credit Card product types reported on a monthly basis for the trailing 25-month period, to include:

i.    Finance Charge Revenue (billed, waived, reversed, net)
ii.    Late Fee Revenue (billed, waived, reversed, net)
iii.    Other Cardholder Fee Revenue by Type (billed, net)
iv.    Gross Interchange Revenue
v.    Other Net Revenue
vi.    Gross Charge-offs
vii.    Reversals
viii.    Recoveries
ix.    Fraud Losses

2.	Portfolio metrics for each of the Private Label and Co-Brand Credit Card product types reported on a monthly basis for the trailing 25-month period, to include:

i.	Balance Statistics (EOP and Average)

1.	Outstanding

2.	Revolving

3.	Promotional

ii.	Application and Account Statistics

1.	Beginning Total Accounts

2.	Beginning Open Accounts

3.	Applications by origination channel

4.	New Accounts by origination channel

5.	Closed Accounts

6.	Statemented Accounts

7.	Purchase Active Accounts
iii. Sales Statistics (Gross and Net Sales in dollars)

1.	Inside Macy’s retail locations

2.	Outside Macy’s retail locations
iv. Total Credit Lines

v.	Cash Advance Statistics (Cash Advance dollars and units)
vi. Balance Transfer/Convenience Check Statistics in dollars and units
vii. Delinquency Statistics by age (i.e., 30, 60, 90, 120, 150, 180, 180+ days) in dollars and units
viii. Gross Charge-off Statistics by reason (Contractual, Bankruptcy, Deceased, Other) in dollars and units
ix. Payment Statistics by channel in dollars and units

3.	Current portfolio stratification by total accounts, statemented accounts, and balances for each of the Private Label and Co-Brand Credit Card product types for the most recent month to include:

i.	Current Period FICO Equivalency Score (10 point ranges)

ii.	Balance Ranges ($100 ranges)
iii. Credit Limit Ranges ($250 ranges)
iv. Purchase APR (50 basis point ranges)

v.	Promotional Mix by Promotional Term and Rate
vi. Geographic Distribution by State (and Foreign)
vii. Status Code
viii. Year of Account Opening

SCHEDULE 16.2(e)(ii)
Terms of Confidentiality Agreements

1.    Comprehensive definition of Confidential Information, subject to standard carve-outs.

2.    Use of Confidential Information restricted to evaluation of portfolio.

3.    Counter-party responsible for breaches of NDA by all of its representatives.

4.    Sharing of Confidential Information restricted to those with a need to know.

5.
If counter-party compelled to disclose Confidential Information, must use commercially reasonable efforts to limit disclosure, must inform Macy’s of disclosure requirement and cooperate in seeking to limit such disclosure.

6.
Except as required by Applicable Law, all recipients of Confidential Information must be informed of their obligations under the Confidentiality Agreement. However, such agreements are not required to contain an obligation not to disclose the Confidentiality Agreement or Confidential Information to banking regulators, and parties shall be free to have such communications notwithstanding anything to the contrary in the Confidentiality Agreement.

7.
Unless Macy’s has elected to publicly announce the RFP process, subject to any restrictions therefrom in the Agreement, provision prohibiting parties from disclosing the existence of the confidentiality agreement, that a potential transaction is ongoing, or possible deal status, terms or conditions, subject to standard carve-outs, including for compliance with law and stock exchange rules.

8.
Without Macy’s consent (in which case Macy’s and Bank will agree upon the terms of communications with Bank), counter-party will not contact Bank or any of its employees, and Macy’s contact will field all inquiries.

9.
Acknowledgement in standard form that Confidential Information is delivered with no representations or warranties, and disclaiming any liability of Bank to counter-party in respect of the Confidential Information.

10.
At end of process, counter-party to destroy (or return) all materials containing Confidential Information, subject to customary limited exceptions such as required by laws or regulations or document retention/archival policies.

11.	Money damages are not a sufficient remedy, so Macy’s entitled to specific performance and injunctive relief.

12.    Term of at least two years, and no term to the extent Confidential Information is retained.

13.    Bank is an express third party beneficiary of the foregoing provisions.

14.    In the event of litigation, prevailing party entitled to reimbursement of its legal fees.

15.	Standard terms for written agreements: entire agreement, amendments in writing, choice of venue in major city, choice of law, etc.

SCHEDULE 16.2(f)(i)
Information to be Provided to Qualifying Bidders

1.	Vintage performance for each of the Private Label and Co-Brand Credit Card product types reported on a monthly basis for the trailing 25-month period, to include:

i.	Total Accounts

ii.	Open Accounts

iii.	Statemented Accounts

iv.	Total Credit Limits

v.	Net Purchase Sales

1.	Inside Macy’s retail locations

2.	Outside Macy’s retail locations

vi.	Average Outstanding Balances

vii.	Ending Outstanding Balances

viii.	Average Revolving Balances

ix.	Ending Revolving Balances

x.	Net Finance Charges

xi.	Net Late Fees

xii.	Net Other Fees

xiii.	Gross Charge-Offs in dollars and units

2.	Promotion plan data (by individual plan), to be included on masterfile data including:

i.	Unique Account Identifier

ii.	Plan Type (identifier)

iii.	Open Date

iv.	Expiration Date

v.	Original Plan Amount

vi.	End of Cycle Balance

vii.	Current Balance

viii.	Promotional Plan Interest Rate

SCHEDULE 16.2(f)(ii)
Certain Program Agreement Terms
Macy’s shall be entitled to communicate to prospective Nominated Purchasers the following terms of the Agreement and related Schedules: (1) definition of the Program Assets, (2) calculation/mechanics to determine the purchase price for the Program Assets, (3) the timeline governing the negotiation, execution and consummation of the purchase agreement with respect thereto, (4) the information set forth in Schedule 16.2(e), (5) the then-existing servicing and processing responsibilities of each party and the available interim servicing, and (6) description of the Bank Credit Platform and its availability to Macy’s or the Nominated Purchaser.